                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No.)

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                             PETROLITE CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and 0-11.

     (1) Title of each class of securities to which transaction applies:
                  Capital Stock, without par value, of Petrolite Corporation
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
          6,055,088(a)
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          $61.00(a)
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
          $369,360,368
--------------------------------------------------------------------------------
     (5) Total fee paid:
          $73,872.08
--------------------------------------------------------------------------------

     (a) As of March 31, 1997, there were 6,055,088 shares of capital stock, without par value ("Petrolite Common Stock"), of Petrolite Corporation ("Petrolite") outstanding and owned by Petrolite stockholders other than Wm. S. Barnickel & Company ("Barnickel"). In the Petrolite Merger, each share of Petrolite Common Stock (other than shares owned by Barnickel) will be converted into the right to receive $61 in value of common stock, par value $1.00 per share ("Baker Hughes Common Stock"), of Baker Hughes Incorporated. Shares of Petrolite Common Stock owned by Barnickel will be taken into consideration in calculating the number of shares of Baker Hughes Common Stock to be received by stockholders of Barnickel in the separate Barnickel Merger.

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

                             PETROLITE CORPORATION
                              369 MARSHALL AVENUE
                           ST. LOUIS, MISSOURI 63119
                                 (314) 961-3500

                                                                    May 30, 1997

Dear Stockholder:

     You are invited to attend the Annual Meeting of Stockholders (the "Petrolite Annual Meeting") of Petrolite Corporation ("Petrolite") to be held on July 1, 1997, at 11:00 a.m., at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017. At the Petrolite Annual Meeting, you will be asked to consider a special proposal in addition to routine annual meeting proposals. The proposals are explained in detail in the accompanying Joint Proxy Statement/Prospectus.

     At the Petrolite Annual Meeting, you will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") and the transactions contemplated thereby, pursuant to which an indirect wholly owned subsidiary of Baker Hughes Incorporated ("Baker Hughes") will be merged with and into Petrolite (the "Petrolite Merger"), with Petrolite surviving as an indirect wholly owned subsidiary of Baker Hughes. As a result of the Petrolite Merger, each share of capital stock, without par value, of Petrolite ("Petrolite Common Stock") issued and outstanding immediately prior to the effective time of the Petrolite Merger (other than shares owned by Baker Hughes or any of its wholly owned subsidiaries or by Wm. S. Barnickel & Company ("Barnickel")) will be converted into the right to receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") having a value of $61.00, based on the average of the per share closing prices of Baker Hughes Common Stock as reported on the New York Stock Exchange, Inc. for the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Petrolite Merger (the "Petrolite Exchange Ratio"). The Baker Hughes Common Stock issuable to stockholders of Petrolite (other than Barnickel) would have an aggregate value of approximately $370 million. The Merger Agreement also provides that, immediately prior to the Petrolite Merger, a wholly owned subsidiary of Baker Hughes will be merged with and into Barnickel, the holder of approximately 47.1% of the outstanding shares of Petrolite Common Stock, with Barnickel surviving as a wholly owned subsidiary of Baker Hughes and the outstanding shares of common stock of Barnickel being converted into shares of Baker Hughes Common Stock having a value (based on the average of the closing prices referred to above) based on the same $61.00 per share value for the Petrolite Common Stock owned by Barnickel and the net after-tax value of the remainder of Barnickel's assets. Based on Barnickel's ownership of Petrolite Common Stock and assuming a net after-tax value of Barnickel's assets other than Petrolite Common Stock of $29.1 million and no exercise of dissenters' rights by stockholders of Barnickel, the Baker Hughes Common Stock issuable to stockholders of Barnickel would have an aggregate value of approximately $355 million.

     This strategic combination of Petrolite and Baker Hughes will provide our stockholders with immediate value appreciation, as well as the opportunity for continued equity participation in the future growth prospects of the combined enterprise. In addition, this transaction fulfills our previously stated intention to explore, together with Barnickel, a sale or merger of Petrolite on the most advantageous terms for all Petrolite stockholders. See "The
Mergers -- Reasons for the Mergers -- Petrolite's Reasons for the Mergers" in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors of Petrolite has carefully reviewed and considered the terms and conditions of the proposed Petrolite Merger. The Board of Directors has received written opinions from Goldman, Sachs & Co. and A.G. Edwards & Sons, Inc. as to the fairness of the Petrolite Exchange Ratio to holders of Petrolite Common Stock (other than Barnickel). Copies of these opinions are attached as Appendix B and Appendix C, respectively, to the accompanying Joint Proxy Statement/Prospectus.

     Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of Petrolite Common Stock entitled to vote on the matter is required to approve and adopt the Merger Agreement. In addition, under the Merger Agreement, it is a condition to Petrolite's obligation to consummate the Petrolite Merger that the Petrolite Merger be approved by the holders of a majority of the outstanding shares of Petrolite Common Stock voting on such matter, other than Barnickel. Under Delaware law, Petrolite's stockholders will not be entitled to any appraisal or dissenters' rights in connection with the Petrolite Merger.

     THE BOARD OF DIRECTORS OF PETROLITE HAS DETERMINED THAT THE PETROLITE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, PETROLITE AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     In addition, at the Petrolite Annual Meeting, you will be asked to vote on the election of eight Directors, each to hold office until his successor is elected and qualified or until consummation of the Petrolite Merger, as well as any other business that may properly come before the meeting.

     I urge you to carefully review and consider the accompanying Notice of Annual Meeting of Stockholders, Joint Proxy Statement/Prospectus and proxy, which contain a detailed description of the Merger Agreement, the Petrolite Merger and related matters.

     If the Merger Agreement is approved and adopted and the Petrolite Merger is consummated, you will be sent instructions regarding the surrender of your certificates representing shares of Petrolite Common Stock. Please do not send any stock certificates at this time.

     Whether or not you plan to attend the Petrolite Annual Meeting personally, please complete, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage prepaid envelope provided. You may revoke your proxy any time prior to its exercise, and you may attend the Petrolite Annual Meeting and vote in person, even if you have previously returned your proxy.

     We thank you for your prompt attention to this matter.

                                            Sincerely,

                                            Paul H. Hatfield
                                            PAUL H. HATFIELD
                                            Chairman, President and Chief
                                            Executive Officer

                             PETROLITE CORPORATION
                              369 MARSHALL AVENUE
                           ST. LOUIS, MISSOURI 63119
                                 (314) 961-3500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 1, 1997

To the Stockholders of Petrolite Corporation:

     The Annual Meeting of the Stockholders (the "Petrolite Annual Meeting") of Petrolite Corporation, a Delaware corporation ("Petrolite"), will be held on July 1, 1997, at 11:00 a.m., local time, at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017 for the following purposes:

          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 25, 1997 (the "Merger Agreement"), by and among Baker Hughes Incorporated, a Delaware corporation ("Baker Hughes"), Baker Hughes Missouri, Inc., a Missouri corporation and a wholly owned subsidiary of Baker Hughes ("Merger Sub"), Baker Hughes Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Merger Sub ("Merger Grandsub"), Petrolite and Wm. S. Barnickel & Company, a Missouri corporation ("Barnickel"), and the transactions contemplated thereby. Pursuant to the Merger Agreement, among other things, (a) Merger Sub will be merged with and into Barnickel (the "Barnickel Merger"), the holder of approximately 47.1% of the outstanding shares of capital stock, without par value, of Petrolite ("Petrolite Common Stock"), with Barnickel surviving as a wholly owned subsidiary of Baker Hughes and (b) immediately following the Barnickel Merger, Merger Grandsub will be merged with and into Petrolite (the "Petrolite Merger"), with Petrolite surviving as a wholly owned subsidiary of Barnickel. As a result of the Petrolite Merger, each share of Petrolite Common Stock issued and outstanding immediately prior to the effective time of the Petrolite Merger (other than shares owned by Baker Hughes or any of its wholly owned subsidiaries or by Barnickel) will be converted into the right to receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") having a value of $61.00, based on the average of the per share closing prices of Baker Hughes Common Stock as reported on the New York Stock Exchange, Inc. for the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Petrolite Merger. As a result of the Barnickel Merger, the outstanding shares of common stock of Barnickel will be converted into shares of Baker Hughes Common Stock, on the terms and as more fully described in the accompanying Joint Proxy Statement/Prospectus.

          2. To elect eight Directors, each to hold office until his successor is elected and qualified or until the Petrolite Merger is consummated.

          3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Only stockholders of record at the close of business on May 9, 1997 are entitled to notice of, and to vote at, the Petrolite Annual Meeting or any adjournment or postponement thereof. A list of such stockholders will be available for examination during ordinary business hours at the offices of Petrolite, 369 Marshall Avenue, St. Louis, Missouri 63119, for a period of at least ten days prior to the Petrolite Annual Meeting.

     A Joint Proxy Statement/Prospectus containing a detailed description of the matters to be considered at the Petrolite Annual Meeting accompanies this notice.

     You are invited to attend the Petrolite Annual Meeting in person. Whether or not you plan to attend the Petrolite Annual Meeting personally, please complete, sign and date the enclosed proxy and return it as soon as possible in the enclosed postage prepaid envelope provided. You may revoke your proxy any time prior to its exercise, and you may attend the Petrolite Annual Meeting and vote in person, even if you have previously returned your proxy.

                                            By order of the Board of Directors,

                                            Charles R. Miller
                                            CHARLES R. MILLER
                                            Secretary

May 30, 1997

                             PETROLITE CORPORATION
                           WM. S. BARNICKEL & COMPANY
                             JOINT PROXY STATEMENT

                            ------------------------

                           BAKER HUGHES INCORPORATED
                                   PROSPECTUS

                            ------------------------

     This Joint Proxy Statement/Prospectus relates to an Agreement and Plan of Merger, dated as of February 25, 1997 (the "Merger Agreement"), among Baker Hughes Incorporated ("Baker Hughes"), Baker Hughes Missouri, Inc., a wholly owned subsidiary of Baker Hughes ("Merger Sub"), Baker Hughes Delaware, Inc., a wholly owned subsidiary of Merger Sub ("Merger Grandsub"), Petrolite Corporation ("Petrolite") and Wm. S. Barnickel & Company ("Barnickel"). The Merger Agreement provides for:

     - the merger of Merger Grandsub with and into Petrolite (the "Petrolite Merger"), as a result of which Petrolite would become an indirect wholly owned subsidiary of Baker Hughes, and each outstanding share of capital stock, without par value, of Petrolite ("Petrolite Common Stock") not owned by Barnickel would be converted into the right to receive shares of common stock, par value $1.00 per share, of Baker Hughes ("Baker Hughes Common Stock") with a value of $61.00 (based on the average closing price of the Baker Hughes Common Stock during a specified period shortly before the Mergers), as more fully described herein; and

     - immediately prior to the Petrolite Merger, the merger of Merger Sub with and into Barnickel (the "Barnickel Merger," and together with the Petrolite Merger, the "Mergers" or the "Merger"), as a result of which Barnickel would become a direct wholly owned subsidiary of Baker Hughes and the outstanding shares of common stock, par value $100 per share, of Barnickel ("Barnickel Common Stock") would be converted into the right to receive shares of Baker Hughes Common Stock as more fully described herein.

As a result of the Mergers and based on current capital structures, stockholders of Petrolite (other than Barnickel) would receive shares of Baker Hughes Common Stock with an aggregate value of approximately $370 million, and stockholders of Barnickel would receive shares of Baker Hughes Common Stock with an aggregate value of approximately $355 million (assuming a net after-tax value of Barnickel's assets other than Petrolite Common Stock of $29.1 million and no exercise of dissenters' rights by stockholders of Barnickel). The shares of Baker Hughes Common Stock to be issued to stockholders of Petrolite (other than Barnickel) and to stockholders of Barnickel would represent approximately 6% and 6%, respectively, of the Baker Hughes Common Stock to be outstanding immediately after the Mergers (assuming a value of $37.00 per share of Baker Hughes Common Stock). See "The Mergers -- The Petrolite Merger" and "-- The Barnickel Merger."

     Baker Hughes has filed a registration statement on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering shares of Baker Hughes Common Stock with a value of up to approximately $770 million. This Joint Proxy Statement/Prospectus constitutes the Prospectus filed as a part of the registration statement and is being furnished to stockholders of Petrolite and Barnickel in connection with the solicitation of proxies by the respective Boards of Directors of Petrolite and Barnickel for use at the Annual Meeting of Stockholders of Petrolite (the "Petrolite Annual Meeting") and the Special Meeting of the Stockholders of Barnickel (the "Barnickel Special Meeting" and together with the Petrolite Annual Meeting, the "Meetings"), or any adjournment or postponement thereof, both scheduled to be held on July 1, 1997.

     This Joint Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of Petrolite and Barnickel on or about May 31, 1997.

                            ------------------------
    THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGERS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
  SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

       The date of this Joint Proxy Statement/Prospectus is May 30, 1997.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES CERTAIN DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, UPON REQUEST FROM, IN THE CASE OF DOCUMENTS RELATING TO BAKER HUGHES, LINDA J. SMITH, 3900 ESSEX LANE, HOUSTON, TEXAS 77027-5177, TELEPHONE NUMBER
(713) 439-8600; AND IN THE CASE OF DOCUMENTS RELATING TO PETROLITE, CHARLES R. MILLER, 369 MARSHALL AVENUE, ST. LOUIS, MISSOURI 63119, TELEPHONE NUMBER (314) 961-3500. TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE 24, 1997.

     Baker Hughes and Petrolite hereby undertake to provide, without charge, to each person, including any beneficial owner of Barnickel Common Stock or Petrolite Common Stock, to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to below which have been or may be incorporated herein by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated herein by reference. Requests for such documents should be directed to one of the persons indicated in the immediately preceding paragraph.

     The following documents, which have been filed previously by Baker Hughes (File No. 1-9397) and Petrolite (File No. 0-685) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated herein by reference:

     - Baker Hughes' Annual Report on Form 10-K for the fiscal year ended September 30, 1996;

     - Baker Hughes' Quarterly Reports on Form 10-Q for the quarters ended December 31, 1996 and March 31, 1997;

     - Baker Hughes' Current Report on Form 8-K dated March 5, 1997;

     - Petrolite's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, as amended by an amendment on Form 10-K/A dated February 11, 1997;

     - Petrolite's Quarterly Report on Form 10-Q for the quarter ended January 31, 1997; and

     - Petrolite's Current Reports on Form 8-K dated November 27, 1996 and February 28, 1997.

     All documents and reports filed by Baker Hughes or Petrolite pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Joint Proxy Statement/Prospectus and prior to the termination of the offering of the securities registered hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Joint Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents.

     Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Joint Proxy Statement/Prospectus except as so modified or superseded.

     No person is authorized to give any information or to make any representation not contained in this Joint Proxy Statement/Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any of the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer or solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities offered hereby shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of Baker Hughes, Petrolite or Barnickel since the date hereof.

                             AVAILABLE INFORMATION

     Baker Hughes and Petrolite are subject to the informational requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. Such reports and other information may be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the following Regional Offices of the SEC: Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC maintains a Web site that contains reports, proxy and information statements and other information filed electronically by Baker Hughes and Petrolite with the SEC that can be accessed over the Internet at http://www.sec.gov. In addition, reports, proxy statements and other information filed by Baker Hughes can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, and at the offices of The Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104. Such material filed by Petrolite can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

     Baker Hughes has filed with the SEC a registration statement on Form S-4 (together with all amendments, supplements and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Baker Hughes Common Stock. Baker Hughes has provided the information contained herein with respect to Baker Hughes and its subsidiaries, Petrolite has provided the information with respect to Petrolite and its subsidiaries and Barnickel has provided the information with respect to Barnickel. This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement and any amendments hereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. Statements contained in this Joint Proxy Statement/Prospectus or in any document incorporated in this Joint Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                               TABLE OF CONTENTS

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............     2

AVAILABLE INFORMATION.......................................     3

SUMMARY.....................................................     6
  The Companies.............................................     6
  The Meetings..............................................     7
  The Mergers...............................................     8
  Comparative Per Share Prices of Common Stock..............    16
  Baker Hughes Selected Historical Financial Information....    17
  Petrolite Selected Historical Financial Information.......    19
  Summary Pro Forma Combined Financial Information
     (Unaudited)............................................    20
  Comparative Per Share Data................................    21

THE PETROLITE ANNUAL MEETING................................    22
  General...................................................    22
  Matters to be Considered..................................    22
  Record Date; Shares Entitled to Vote; Quorum..............    22
  Votes Required; Effect of Abstentions and Non-Votes.......    22
  Voting and Revocation of Proxies..........................    23
  Solicitation of Proxies; Expenses.........................    23
  Dividends.................................................    24

THE BARNICKEL SPECIAL MEETING...............................    25
  General...................................................    25
  Matters to Be Considered..................................    25
  Record Date; Shares Entitled to Vote; Quorum..............    25
  Vote Required; Effect of Abstentions......................    25
  Voting and Revocation of Proxies..........................    25
  Solicitation of Proxies; Expenses.........................    26

THE MERGERS.................................................    27
  General...................................................    27
  The Barnickel Merger......................................    27
  The Petrolite Merger......................................    28
  Procedures for Exchange of Certificates; Barnickel
     Continuity Custodian...................................    28
  Fractional Shares.........................................    29
  Background of the Mergers.................................    29
  Reasons for the Mergers...................................    36
  Recommendations of the Boards of Directors................    40
  Opinion of Goldman, Sachs & Co............................    40
  Opinion of A.G. Edwards & Sons, Inc. .....................    44
  Opinion of Morgan Stanley & Co. Incorporated..............    49
  Certain Federal Income Tax Consequences...................    52
  Regulatory Approvals......................................    55
  Accounting Treatment......................................    55
  Employee Matters..........................................    55
  Interests of Certain Persons..............................    57
  Resales of Baker Hughes Common Stock......................    59
  NYSE Listing of Common Stock..............................    59
  Dissenters' Rights of Barnickel Stockholders..............    59

CERTAIN PROVISIONS OF THE MERGER AGREEMENT..................    62
  Representations and Warranties............................    62
  Certain Covenants -- Conduct of Business of Petrolite and
     Barnickel..............................................    62
  Certain Covenants -- Conduct of Business of Baker
     Hughes.................................................    63
  Conditions to the Mergers.................................    64
  Additional Agreements.....................................    66
  Amendment and Waiver......................................    67
  Termination...............................................    67
  Expenses and Termination Fees.............................    69
  No Solicitation of Acquisition Proposals..................    70

DESCRIPTION OF CAPITAL STOCK................................    72
  Baker Hughes Common Stock.................................    72
  Preferred Stock...........................................    72
  Certain Anti-takeover Provisions..........................    72

COMPARISON OF STOCKHOLDER RIGHTS............................    75
  General...................................................    75
  Petrolite.................................................    75
  Barnickel.................................................    77

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  STATEMENTS................................................    80

INFORMATION REGARDING WM. S. BARNICKEL & COMPANY............    87
  Business of Barnickel.....................................    87
  No Public Trading Market..................................    87
  Dividends.................................................    88
  Selected Financial Data...................................    89
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations of Barnickel.......    90

ELECTION OF DIRECTORS OF PETROLITE..........................    91

EXPERTS.....................................................   109

LEGAL MATTERS...............................................   109

INDEX TO FINANCIAL STATEMENTS...............................   F-1

APPENDIX A  -- Agreement and Plan of Merger
APPENDIX B  -- Opinion of Goldman, Sachs & Co.
APPENDIX C  -- Opinion of A.G. Edwards & Sons, Inc.
APPENDIX D  -- Opinion of Morgan Stanley & Co. Incorporated
APPENDIX E  -- Section 351.455 of the Missouri General Business and
            Corporation Law

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/Prospectus and does not purport to be complete. This Summary is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this Joint Proxy Statement/Prospectus. Stockholders are urged to carefully read this Joint Proxy Statement/Prospectus and the Appendices hereto in their entirety.

                                 THE COMPANIES

BAKER HUGHES...............  Baker Hughes is a leading provider of products and services for the worldwide petroleum and continuous process industries. Through its six oilfield divisions, Baker Hughes provides products and services for the drilling, completion and production of oil and gas wells. Its process equipment operations manufacture and market specialty equipment for a variety of process applications. Baker Hughes is a Delaware corporation formed in connection with the combination of Baker International Corporation and Hughes Tool Company in April 1987. Merger Sub is a direct wholly owned subsidiary of Baker Hughes incorporated in Missouri in February 1997 for purposes of the Barnickel Merger. Merger Grandsub is an indirect wholly owned subsidiary of Baker Hughes incorporated in Delaware in February 1997 for purposes of the Petrolite Merger. The principal executive offices of Baker Hughes, Merger Sub and Merger Grandsub are located at 3900 Essex Lane, Houston, Texas 77027-5177, and their telephone number at that location is (713) 439-8600.

PETROLITE..................  Petrolite is a specialty chemical company offering integrated technologies to customers in 12 major markets in over 30 countries. Its products and services include chemical treatment programs, performance-enhancing additives, process equipment and engineering services. Petrolite also manufactures and markets proprietary polymers used as additives in a wide range of industrial and consumer product applications. Petrolite is a Delaware corporation formed in 1930. The principal executive offices of Petrolite are located at 369 Marshall Avenue, St. Louis, Missouri 63119-1897, and its phone number at that location is (314) 961-3500.

BARNICKEL..................  Barnickel is a privately held company whose primary asset is Petrolite Common Stock. Barnickel is the largest stockholder of Petrolite and currently owns approximately 47.1% of the outstanding shares of Petrolite Common Stock. Barnickel's relationship with Petrolite and its predecessors dates back to the 1920s when William S. Barnickel and John Lehmann established a business to pursue a patented process for removing salt water from crude petroleum. Barnickel is a Missouri corporation formed in 1922. The principal executive offices of Barnickel are located at 10 S. Broadway, Suite 600, St. Louis, Missouri 63102, and its phone number at that location is (314) 241-5950.

                                  THE MEETINGS

MEETINGS OF STOCKHOLDERS...  The Annual Meeting of Stockholders of Petrolite
                             will be held on July 1, 1997 at 11:00 a.m., local time, at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017.

                             The Special Meeting of Stockholders of Barnickel will be held on July 1, 1997 at 1:00 p.m., local time, at Boatmen's Trust Company, The Boatmen's Tower, 3rd Floor, 100 N. Broadway, St. Louis, Missouri 63102.

MATTERS TO BE CONSIDERED AT
  THE MEETINGS.............  At the Meetings, stockholders will be asked to approve and adopt the Merger Agreement, which provides for the Petrolite Merger and the Barnickel Merger.

                             In the Mergers, each share of Barnickel Common Stock and each share of Petrolite Common Stock not owned by Barnickel will be converted into shares of Baker Hughes Common Stock. The exchange ratio in the Merger Agreement values each share of Petrolite Common Stock at $61 and is based on the average closing prices of Baker Hughes Common Stock on the New York Stock Exchange, Inc. ("NYSE") during the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Mergers (the "Closing Date"). Barnickel has other assets with a net after-tax value of approximately $29.1 million, which value will be taken into account in computing the exchange ratio for Barnickel Common Stock.

                             In addition, stockholders of Petrolite also will vote on the election of directors at the Petrolite Annual Meeting. For additional information relating to the Meetings, see "The Petrolite Annual Meeting," "The Barnickel Special Meeting" and "Election of Directors of Petrolite."

VOTE REQUIRED..............  Approval of the Merger Agreement requires the affirmative vote of the holders of:

                             - a majority of the outstanding shares of Petrolite Common Stock; and

                             - two-thirds of the outstanding shares of Barnickel Common Stock.

                             In addition, under the Merger Agreement, it is a condition to Petrolite's obligation to consummate the Petrolite Merger that the Petrolite Merger be approved by a majority of the outstanding shares of Petrolite Common Stock voting on such matter, other than those shares owned by Barnickel.

                             No approval by the holders of outstanding shares of Baker Hughes Common Stock currently is required to approve the Merger Agreement.

                             See "The Petrolite Annual Meeting -- Vote Required; Effect of Abstentions and Non-Votes," "The Barnickel Special Meeting -- Vote Required; Effect of Abstentions" and "Certain Provisions of the Merger Agreement -- Conditions to the Mergers."

RECORD DATE; SHARES
  ENTITLED TO VOTE.........  Only stockholders of record of Petrolite Common
                             Stock at the close of business on May 9, 1997 (the "Petrolite Record Date") are entitled to notice of and to vote at the Petrolite Annual Meeting. On that date, there were 11,405,648 shares of Petrolite Common Stock outstanding. Holders of Petrolite Common Stock are entitled to one vote for each share held.

                             Only stockholders of record of Barnickel Common Stock at the close of business on May 22, 1997 (the "Barnickel Record Date") are entitled to notice of and to vote at the Barnickel Special Meeting. On that date, there were 8,800 shares of Barnickel Common Stock outstanding. Holders of Barnickel Common Stock are entitled to one vote with respect to the Merger Agreement for each share held, with fractional shares of Barnickel Common Stock entitled to a corresponding fractional vote.

SECURITY OWNERSHIP OF
  MANAGEMENT AND
  BARNICKEL................  Directors and executive officers of Petrolite and their affiliates, who as of the Petrolite Record Date beneficially owned approximately 2% of the outstanding Petrolite Common Stock, have indicated that they intend to vote in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

                             Barnickel, which as of the Petrolite Record Date beneficially owned approximately 47.1% of the outstanding shares of Petrolite Common Stock, has indicated that it intends to vote in favor of the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

                             Directors and executive officers of Barnickel and their affiliates, who as of the Barnickel Record Date beneficially owned approximately 42% of the outstanding Barnickel Common Stock, have indicated that they intend to vote in favor of the proposal to approve the Merger Agreement and the transactions contemplated thereby.

                                  THE MERGERS

EFFECT OF THE PETROLITE
MERGER.....................  In the Petrolite Merger, Merger Grandsub will merge with and into Petrolite. Petrolite will be the surviving corporation and will become an indirect wholly owned subsidiary of Baker Hughes. The Petrolite Merger will occur immediately after the Barnickel Merger. See "The Mergers -- The Petrolite Merger."

TREATMENT OF PETROLITE
COMMON STOCK...............  In the Petrolite Merger, each share of Petrolite
                             Common Stock not owned by Barnickel will be converted into the right to receive $61 in value of Baker Hughes Common Stock based on the average closing price of Baker Hughes Common Stock on the NYSE during the ten consecutive trading days ending immediately prior to the second trading day prior to the Closing Date. See "The Mergers -- The Petrolite Merger."

                             The table below illustrates the number of shares of Baker Hughes Common Stock issuable for each share of Petrolite Common Stock not owned by Barnickel at various average closing prices of Baker Hughes Common Stock:

                                       AVERAGE CLOSING PRICE OF                  SHARES OF BAKER HUGHES
                                       BAKER HUGHES COMMON STOCK                      COMMON STOCK
                                       -------------------------                 ----------------------
                                                $42.00 .........................                 1.4524
                                                 40.00 .........................                 1.5250
                                                 38.00 .........................                 1.6053
                                                 37.00*.........................                 1.6486
                                                 36.00 .........................                 1.6944
                                                 34.00 .........................                 1.7941
                                                 32.00 .........................                 1.9063

                              ---------------------------------------------

                              * The average closing price for the ten
                                consecutive trading days ending immediately prior to May 29, 1997 was $36.96.

EFFECT OF THE BARNICKEL
MERGER.....................  In the Barnickel Merger, Merger Sub will merge with and into Barnickel. Barnickel will be the surviving corporation and will become a wholly owned subsidiary of Baker Hughes. See "The Mergers -- The Barnickel Merger."

TREATMENT OF BARNICKEL
COMMON STOCK...............  In the Barnickel Merger, each share of Barnickel
                             Common Stock will be converted into the right to receive shares of Baker Hughes Common Stock equal to the Barnickel Exchange Ratio (as defined in "The Mergers -- The Barnickel Merger"), which is based on $61 per share of Petrolite Common Stock owned by Barnickel and the net after-tax value of Barnickel's other assets.

RECOMMENDATIONS OF THE
BOARDS OF DIRECTORS........  The Boards of Directors of Petrolite and Barnickel
                             believe that the terms of the Mergers are fair to and in the best interests of their respective companies and stockholders and have unanimously approved the Merger Agreement and the transactions contemplated thereby. THE BOARD OF DIRECTORS OF PETROLITE UNANIMOUSLY RECOMMENDS THAT PETROLITE STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD OF DIRECTORS OF BARNICKEL UNANIMOUSLY RECOMMENDS THAT BARNICKEL STOCKHOLDERS APPROVE THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. See "The Mergers -- Reasons for the Mergers" and "-- Recommendations of the Boards of Directors."

PETROLITE'S REASONS FOR THE
  PETROLITE MERGER.........  Petrolite's Board of Directors believes that the
                             Petrolite Merger offers, among other things, the following benefits to its stockholders:

                             - the Petrolite Merger will fulfill Petrolite's
                               previously stated intention to explore, together with Barnickel, a sale or merger of Petrolite on the most advantageous terms for all of Petrolite's stockholders;

                             - the Petrolite Merger will provide Petrolite's
                               stockholders with an opportunity for continued equity participation in the future growth of Baker Hughes and Petrolite as a combined company;

                             - the $61 in value of Baker Hughes Common Stock to
                               be received for shares of Petrolite Common Stock will provide immediate value appreciation for Petrolite's stockholders, was the highest value offered by any potential bidder, and represents a premium of 87.7% over the closing market price for shares of Petrolite Common Stock on November 11, 1996, the day prior to the public disclosure of Barnickel's proposed consent solicitation of Petrolite's stockholders, as well as a substantial increase over the value for Petrolite proposed to be paid by potential bidders in late May 1996 (see "The Mergers -- Background of the Mergers");

                             - the fact that Barnickel, the holder of
                               approximately 47.1% of the outstanding shares of Petrolite Common Stock, was entering into the Merger Agreement simultaneously with Petrolite, and the fact that the stockholders of Barnickel, after receiving shares of Baker Hughes Common Stock equal to the net after-tax value of the non-Petrolite assets held by Barnickel and after obtaining the benefit of Baker Hughes' assumption of up to $950,000 of transaction-related fees and expenses of Barnickel, would be receiving the same form and amount of consideration for the shares of Petrolite Common Stock held by Barnickel as the other public stockholders of Petrolite would be receiving for their shares of Petrolite Common Stock; and

                             - Petrolite's stockholders will have significantly
                               increased liquidity following the Petrolite
                               Merger given Baker Hughes's substantially greater market capitalization.

                             See "The Mergers -- Reasons for the
                             Mergers -- Petrolite's Reasons for the Petrolite Merger."

BARNICKEL'S REASONS FOR THE
  BARNICKEL MERGER.........  Barnickel's Board of Directors believes that the
                             Barnickel Merger is the best alternative for enhancing value for Barnickel stockholders because, among other things:

                             - the Merger Agreement values the Petrolite Common
                               Stock owned by Barnickel, which is Barnickel's primary asset, at a substantial premium over its prior market value;

                             - the Barnickel Merger will provide Barnickel
                               stockholders with enhanced liquidity for their investment because Baker Hughes Common Stock is listed on the NYSE and actively traded while Barnickel Common Stock is not listed on any stock exchange or actively traded on any market; and

                             - it is anticipated that the Barnickel Merger will
                               be treated as a tax-free reorganization for federal income tax purposes and thus Barnickel will not itself incur federal income tax with respect to its holdings of Petrolite Common Stock and Barnickel stockholders, many of whom have a relatively low basis in their shares of Barnickel Common Stock, will not incur tax liabilities which would otherwise be significant solely as a result of the Barnickel Merger. See "The
                               Mergers -- Reasons for the Mergers -- Barnickel's Reasons for the Barnickel Merger."

OPINIONS OF FINANCIAL
ADVISORS...................  Goldman, Sachs & Co. ("Goldman Sachs") has
                             delivered its written opinion dated February 25, 1997 to the Board of Directors of Petrolite that, as of the date of such opinion, the Petrolite Exchange Ratio (as defined in "The Mergers -- The Petrolite Merger") is fair to the holders of Petrolite Common Stock (other than Barnickel).

                             A. G. Edwards & Sons, Inc. ("Edwards") has delivered its written opinion dated February 25, 1997 to the Board of Directors of Petrolite that, as of the date of such opinion, the Petrolite Exchange Ratio is fair, from a financial point of view, to the holders of Petrolite Common Stock (other than Barnickel).

                             Morgan Stanley & Co. Incorporated ("Morgan
                             Stanley") has delivered its written opinion dated February 25, 1997 to the Board of Directors of Barnickel that, as of the date of such opinion, the Barnickel Exchange Ratio is fair, from a financial point of view, to the holders of Barnickel Common Stock.

                             For information on the assumptions made, matters considered and limitations on the reviews by Goldman Sachs, Edwards and Morgan Stanley, see "The Mergers -- Opinion of Goldman, Sachs & Co.,"
                             "-- Opinion of A.G. Edwards & Sons, Inc." and
                             "-- Opinion of Morgan Stanley & Co. Incorporated." Stockholders are urged to read in their entirety the opinions of Goldman Sachs, Edwards and Morgan Stanley, attached as Appendices B, C and D, respectively, to this Joint Proxy Statement/ Prospectus.

EFFECTIVE TIME OF THE
MERGERS....................  The closing of the Mergers (the "Closing") will occur on the first business day immediately following the day on which all of the conditions to the Mergers contained in the Merger Agreement have been satisfied or waived or on such other date as Baker Hughes, Petrolite and Barnickel mutually agree. The Mergers will become effective on the Closing Date. See "Certain Provisions of the Merger Agreement -- Conditions to the Mergers."

CONDITIONS TO THE
MERGERS....................  The obligations of Baker Hughes, Petrolite and
                             Barnickel to consummate the Mergers are subject to certain conditions, including:

                             - the approval of holders of a majority of the
                               outstanding shares of Petrolite Common Stock;

                             - the approval of holders of a majority of the
                               shares of Petrolite Common Stock voting on the Merger Agreement, excluding the shares of Petrolite Common Stock owned by Barnickel;

                             - the approval of holders of two-thirds of the
                               outstanding shares of Barnickel Common Stock;

                             - receipt of favorable opinions of counsel to
                               Petrolite and Barnickel, dated the Closing Date, that the Mergers will qualify as tax-free reorganizations; and

                             - other conditions customary for transactions of
                               this nature.

                             See "Certain Provisions of the Merger
                             Agreement -- Conditions to the Mergers."

                             Although favorable opinions of counsel to Petrolite and Barnickel, which are based upon certain representations and assumptions being true as of the Closing Date, have been delivered to the effect that the Petrolite Merger and the Barnickel Merger, respectively, will qualify as tax-free reorganizations for federal income tax purposes, receipt of new opinions to such effect dated the Closing Date is a condition to the obligations of Petrolite and Barnickel to consummate the Mergers. This condition may be waived by the Board of Directors of the applicable company. In the event that one or both of the opinions could not be provided on the Closing Date, the decision whether to waive the receipt of such opinion or to delay or terminate the Merger Agreement would be made by the Board of Directors of the applicable company. While neither company has any reason to believe that the respective opinions could not be provided on the Closing Date (or that the respective Mergers would not qualify as tax-free reorganizations), it is impossible at this time to determine what either Board of Directors would decide in the event the respective opinion could not be provided because its decision will depend on the facts and circumstances existing at the time it is faced with the decision. Petrolite and Barnickel stockholders who are voting to approve the Mergers are also authorizing their Board of Directors to decide whether to delay or terminate the Merger Agreement or to consummate the Mergers without the receipt of such tax opinion. In such circumstances, stockholders of Petrolite and Barnickel would not have the opportunity to vote to approve the decision of their respective Board of Directors (unless their Board were to decide to resubmit the matter to a vote of stockholders). ACCORDINGLY, STOCKHOLDERS SHOULD VOTE TO APPROVE THE MERGER AGREEMENT ONLY IF THEY ARE WILLING TO ALLOW THEIR BOARD OF DIRECTORS THE DISCRETION TO PROCEED WITH THE APPLICABLE MERGER AS A TAXABLE TRANSACTION. See "The Mergers -- Certain Federal Income Tax Consequences -- General" for a description of the federal income tax consequences to a stockholder if the applicable Merger is a taxable transaction.

REGULATORY MATTERS.........  No material federal or state regulatory approvals are required in order to consummate the Mergers. Consummation of the Mergers was conditioned on the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), which waiting period expired on April 6, 1997. See "The Mergers -- Regulatory Approvals."

AMENDMENT AND WAIVER.......  The parties may amend the Merger Agreement at any time before or after stockholder approval of the Mergers. Following stockholder approval, no amendment may be made that by law requires the further approval of stockholders without obtaining the required approval.

                             Any party may, to the extent legally allowed, extend the time for performance of any of the obligations of the other parties, waive any inaccuracies in any representations and warranties of the other parties or waive compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of such party.

TERMINATION................  The Merger Agreement may be terminated at any time prior to the Mergers by mutual consent of Baker Hughes, Petrolite and Barnickel. It may also be terminated by the parties in certain events, including if:

                             - the Mergers have not been consummated by
                               September 5, 1997 (such date may be extended by Petrolite in the event that approval of the stockholders of Baker Hughes of the issuance of Baker Hughes Common Stock in the Mergers becomes required by the rules of the NYSE and such approval has not been obtained); or

                             - there has been a breach by a party of the Merger
                               Agreement so that the condition relating to representations and warranties or covenants of such party has not been satisfied and such breach either is not curable or, if curable, is not cured within 30 days after such party has received written notice of such breach from another party.

                             Baker Hughes may terminate the Merger Agreement if the Board of Directors of Petrolite or Barnickel has withdrawn or materially modified its recommendation of the Merger Agreement in a manner adverse to Baker Hughes or has recommended an alternative acquisition proposal. Petrolite also may terminate the Merger Agreement if Petrolite's Board of Directors determines that proceeding with the Mergers would be inconsistent with its fiduciary obligations by reason of an alternative acquisition proposal made by a third party and Petrolite complies with procedures set forth in the Merger Agreement. Barnickel may terminate the Merger Agreement under similar circumstances. Upon termination of the Merger Agreement under the circumstances described in this subparagraph and certain other circumstances, either Petrolite or Barnickel generally will be required to pay a single fee to Baker Hughes of $27 million or $20 million, as applicable. Baker Hughes has agreed to pay a termination fee of $30 million to Petrolite if the Merger Agreement is terminated as a result of certain injunctions or other actions or delays relating to antitrust laws. See "Certain Provisions of the Merger Agreement -- Termination" and
                             "-- Expenses and Termination Fee."

DISSENTERS' RIGHTS.........  Under Delaware law, Petrolite's stockholders will not be entitled to any appraisal or dissenters' rights in connection with the Petrolite Merger. Under Missouri law, Barnickel's stockholders will be entitled to dissenters' rights in connection with the Petrolite Merger. See "The Mergers -- Dissenters' Rights of Barnickel Stockholders."

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES.............  Petrolite and Barnickel have received opinions of their respective counsel, which are based upon certain representations and assumptions being true as of the Closing Date, that the Petrolite Merger and the Barnickel Merger, respectively, qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by Baker Hughes, Petrolite, Barnickel, Merger Sub or Merger Grandsub as a result of the Mergers. Receipt of new opinions to such effect dated the Closing Date is a condition to the obligations of Petrolite and Barnickel to consummate the Mergers. As noted under "-- Conditions to the Mergers" above, this condition may be waived by the Board of Directors of the applicable company. ACCORDINGLY, STOCKHOLDERS SHOULD VOTE TO APPROVE THE MERGER AGREEMENT ONLY IF THEY ARE WILLING TO ALLOW THEIR BOARD OF DIRECTORS THE DISCRETION TO PROCEED WITH THE APPLICABLE MERGER AS A TAXABLE TRANSACTION. For a description of the federal income tax consequences to a stockholder if the applicable Merger is a taxable transaction, see "The
                             Mergers -- Certain Federal Income Tax
                             Consequences -- General."

                             Assuming that the applicable Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, a citizen or resident of the United States or a domestic corporation who holds Petrolite Common Stock or Barnickel Common Stock will not recognize any gain or loss for federal income tax purposes by reason of the conversion of Petrolite Common Stock or Barnickel Common Stock, as the case may be, into Baker Hughes Common Stock, except for cash received in lieu of fractional shares. See "The Mergers -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT.......  The Mergers will be accounted for using the purchase method of accounting with Baker Hughes acquiring Petrolite and Barnickel. See "The Mergers -- Accounting Treatment."

INTERESTS OF CERTAIN
PERSONS IN THE MERGERS.....  Certain executive officers of Petrolite, one of whom is also a member of the Board of Directors of Petrolite, have interests in the Petrolite Merger that are in addition to the interests of Petrolite's stockholders generally. Petrolite has entered into Executive Agreements with such executive officers which provide, among other things, severance compensation and certain other benefits in the event of the executive's involuntary termination within two years immediately following a "change of control" of Petrolite (as defined in the Executive Agreements) or voluntary termination within one year immediately following a change of control of Petrolite. The consummation of the Petrolite Merger will result in a "change of control" under the Executive Agreements. In addition, pursuant to the change of control provisions of Petrolite's stock option plans, outstanding options, including those held by executive officers of Petrolite, will immediately become exercisable for shares of Baker Hughes Common Stock as a result of the consummation of the Petrolite Merger and, generally, will remain exercisable for a period of at least twelve months following such consummation. See "The Mergers -- Interests of Certain Persons" and "Election of Directors of Petrolite -- Executive Agreements."

                             From time to time over the past three years, Barnickel has actively explored a possible sale, merger or reorganization involving Barnickel. During this period, various efforts to effect a tax-free reorganization between Barnickel and Petrolite were made but either could not be agreed to or, for tax reasons, were not implemented. In September 1996, the Special Committee of Petrolite's Board of Directors declined to pursue two third-party indications of interests for the acquisition of Petrolite (at initial prices ranging from $40 to $44 per share of Petrolite Common Stock) that had been obtained by Barnickel. The Special Committee believed that the value that could be returned to all of Petrolite's stockholders through implementation of Petrolite's strategic business plan was substantially greater than the values expressed in the indications of interest. On November 12, 1996, Barnickel filed preliminary consent solicitation materials with the SEC to remove and replace five members of the Board of Directors of Petrolite and indicated that its nominees would consider a merger or sale of Petrolite. After taking into account Barnickel's stated intentions and share ownership position, the Special Committee directed management to explore a possible business combination with third parties to determine whether any such transaction would maximize stockholder value. The Special Committee believed that any process to explore a transaction should be conducted by the independent directors of Petrolite acting in the best interests of all stockholders. On November 27, 1996, Barnickel and Petrolite entered into a Memorandum of Understanding pursuant to which, among other things, Barnickel agreed not to take any implementing action with respect to any consent solicitation for 90 days, two designees of Barnickel were added to the Special Committee as non-voting members and the Special Committee was directed, subject to applicable fiduciary duties, to explore a process for the sale or merger of Petrolite on the most advantageous terms for all stockholders. The Special Committee was to take into account, among other stockholders' concerns, Barnickel's strong preference for a transaction structured as a tax-free reorganization involving Barnickel directly. See "The Mergers -- Background of the Mergers," " -- Reasons for
                             Mergers -- Petrolite's Reasons for the Petrolite Merger" and "-- Interests of Certain Persons."

                             Pursuant to the Merger Agreement, Baker Hughes effectively has agreed to assume up to $950,000 of certain legal, financial advisory and other fees and expenses incurred by Barnickel in connection with Barnickel's solicitation of third party acquirors of Petrolite, its proposed consent solicitation of Petrolite's stockholders and the consummation of the Mergers. See "The
                             Mergers -- Background of the Mergers," "-- Reasons for the Mergers -- Barnickel's Reasons for the Barnickel Merger" and "-- Interests of Certain Persons."

                             Barnickel has agreed to compensate Fairfax F. Pollnow, V. Raymond Stranghoener and John Sexton, all of whom are directors (and, in the cases of Messrs. Pollnow and Stranghoener, officers) of Barnickel, for their efforts in connection with pursuing Barnickel's goals of liquidity, diversification, value maximization and equality of treatment of all of Barnickel's stockholders. Mr. Pollnow is also a director of Petrolite. See "The Mergers -- Reasons for the Mergers -- Barnickel's Reasons for the Barnickel Merger" and " -- Interests of Certain Persons."

COMPARISON OF STOCKHOLDER
  RIGHTS...................  As a result of the Mergers, holders of Petrolite
                             Common Stock and holders of Barnickel Common Stock will become stockholders of Baker Hughes and will have certain different rights as stockholders of Baker Hughes than they had as stockholders of Petrolite or Barnickel. See "Comparison of Stockholder Rights."

FORWARD-LOOKING
STATEMENTS.................  This Joint Proxy Statement/Prospectus includes forward-looking statements within the meaning of
                             Section 27A of the Securities Act and Section 21E of the Exchange Act. The words "anticipate," "believe," "expect," "plan," "intend," "estimate," "project," "will," "could," "may" and similar expressions are intended to identify forward-looking statements. No assurance can be given that actual results may not differ materially from those in the forward-looking statements herein for reasons including the effect of competition, the level of petroleum industry exploration and production expenditures, world economic conditions, prices of and the demand for crude oil and natural gas, drilling activity, weather, the legislative environment in the United States and other countries, OPEC policy, conflict in the Middle East and other major petroleum producing regions and the condition of the capital and equity markets.

                  COMPARATIVE PER SHARE PRICES OF COMMON STOCK

     Baker Hughes Common Stock is traded on the NYSE, the Pacific Stock Exchange and the Swiss Stock Exchange under the symbol "BHI." Petrolite Common Stock is traded on the Nasdaq National Market ("Nasdaq") under the symbol "PLIT." There is no public trading market for shares of Barnickel Common Stock. The following table sets forth the high and low sales prices of Baker Hughes Common Stock and Petrolite Common Stock for the calendar quarters indicated, as reported in The Wall Street Journal's NYSE Composite Transactions Reports and on Nasdaq, respectively. The table also sets forth certain dividend information for Baker Hughes, Petrolite and Barnickel.

                                                                                                              BARNICKEL
                                               BAKER HUGHES                           PETROLITE                COMMON
                                               COMMON STOCK                          COMMON STOCK               STOCK
                                     --------------------------------      --------------------------------   ---------
                                         MARKET PRICE       DIVIDEND           MARKET PRICE       DIVIDEND    DIVIDEND
                                     --------------------   DECLARED       --------------------   DECLARED    DECLARED
                                       HIGH        LOW      PER SHARE        HIGH        LOW      PER SHARE   PER SHARE
                                       ----        ---      ---------        ----        ---      ---------   ---------
1994
Third Quarter......................    $22 1/8     $18 1/4    $.115          $37         $28        $.28      $  200.00
Fourth Quarter.....................     20 7/8      17         .115           32          26         .28         200.00
1995
First Quarter......................    $20 3/4     $16 3/4    $.115          $28 1/2     $24 1/4    $.28      $  200.00
Second Quarter.....................     23 3/4      19 7/8     .115           32 1/2      26 1/2     .28       1,007.24(1)
Third Quarter......................     23 3/8      20         .115           29 1/2      25 3/4     .28         200.00
Fourth Quarter.....................     24 7/8      18 3/8     .115           29          22         .28         200.00
1996
First Quarter......................    $29 3/4     $22 3/4    $.115          $30 1/4     $24        $.28      $  200.00
Second Quarter.....................     34 1/4      28         .115           33          28 3/4     .28         200.00
Third Quarter......................     35 5/8      28 7/8     .115           33 1/2      27 3/4     .28         200.00
Fourth Quarter.....................     38 7/8      29 1/2     .115           48          31         .28         200.00
1997
First Quarter......................    $41 1/4     $34 1/8    $.115          $59 3/8     $46        $.28      $  200.00
Second Quarter (through May 29)....     39          32 5/8     .115           60 5/8      58 1/4     .28(2)      200.00

---------------

(1) Includes a special dividend of $807.24 per share which was distributed by Barnickel to all of its stockholders in order to enable a trust that then held 90% of the outstanding shares of Barnickel Common Stock to cover certain out-of-pocket expenses incurred in connection with the final distribution of the trust (including legal expenses and trustee fees).

(2) For information concerning subsequent dividends, see "The Petrolite Annual Meeting -- Dividends."

     The following table sets forth the closing price per share of Baker Hughes Common Stock on the NYSE and Petrolite Common Stock on Nasdaq and the equivalent per share price (as explained below) of Petrolite Common Stock on February 25, 1997, the business day preceding public announcement of the Merger Agreement and on May 28, 1997:

                                                                               PETROLITE
                                               BAKER HUGHES    PETROLITE     EQUIVALENT PER
MARKET PRICE PER SHARE AT:                     COMMON STOCK   COMMON STOCK    SHARE PRICE
--------------------------                     ------------   ------------   --------------
February 25, 1997.............................    $35.50         $48.00          $61.00
May 28, 1997..................................    $37.38         $59.75          $61.00

     The equivalent per share price of a share of Petrolite Common Stock represents an estimation of the consideration to be received by Petrolite stockholders (other than Barnickel) in the Petrolite Merger, assuming that the Petrolite Effective Time had occurred on the respective date set forth in the table above. See "The Mergers -- The Petrolite Merger."

     Stockholders are advised to obtain current market quotations for Baker Hughes Common Stock and Petrolite Common Stock. No assurance can be given as to the market price of Baker Hughes Common Stock or Petrolite Common Stock at or, in the case of Baker Hughes Common Stock, after consummation of the Mergers.

             BAKER HUGHES SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected financial information has been derived from the historical consolidated financial statements of Baker Hughes. Selected unaudited financial data for the six months ended March 31, 1997 and 1996 include all adjustments (consisting only of normally recurring adjustments) that Baker Hughes considers necessary for a fair presentation of consolidated operating results and financial position for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with Baker Hughes consolidated financial statements, related notes and other financial information incorporated by reference in this Joint Proxy Statement/Prospectus.

                           BAKER HUGHES INCORPORATED
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                      SIX MONTHS
                                    ENDED MARCH 31,                   FISCAL YEAR ENDED SEPTEMBER 30,
                                  -------------------   -----------------------------------------------------------
                                  1997(1)      1996     1996(2)(3)   1995(4)    1994(3)(5)(6)   1993(3)    1992(3)
                                  --------   --------   ----------   --------   -------------   --------   --------
                                      (UNAUDITED)
Operations:
  Revenues......................  $1,641.8   $1,439.5    $3,027.7    $2,637.5     $2,504.8      $2,701.7   $2,538.5
  Operating income..............     198.6      154.9       306.7       255.9        185.9         158.9       94.0
  Income before income taxes,
    extraordinary loss and
    accounting changes..........     176.2      126.4       298.9       205.1        226.1         100.1       32.0
  Income before extraordinary
    loss and accounting
    changes.....................     108.3       74.0       176.4       120.0        131.1          58.9        5.0
  Net income....................      96.3       74.0       176.4       105.4         42.7          58.9        5.0
Per share of common stock:
  Income before extraordinary
    loss and accounting
    changes.....................  $    .75   $    .52    $   1.23    $    .67     $    .85      $    .34   $    .00
  Net income....................       .67        .52        1.23         .57          .22           .34        .00
  Dividends.....................       .23        .23         .46         .46          .46           .46        .46
Financial position:
  Cash and cash equivalents.....  $    7.2   $   15.9    $    7.7    $    6.8     $   69.2      $    7.0   $    6.7
  Working capital...............   1,193.3    1,125.1     1,081.1       984.7        855.4         921.0      715.5
  Total assets..................   3,411.7    3,271.6     3,297.4     3,166.6      3,000.0       3,143.3    3,212.9
  Long-term debt................     695.2      847.6       673.6       798.4        638.0         935.8      812.5
  Stockholders' equity..........   1,757.9    1,569.4     1,689.2     1,513.6      1,638.5       1,610.6    1,645.5

---------------

(1) Baker Hughes adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," effective October 1, 1996, and recognized a charge to income of $12.1 million ($.08 per share), net of a tax benefit of $6.0 million, as the cumulative effect of a change in accounting in the first quarter of 1997.

(2) In 1996, Baker Hughes sold 6.3 million shares of Varco International, Inc. ("Varco") common stock, representing its entire investment in Varco, and recognized a pretax gain of $44.3 million.

(3) In 1996, 1994, 1993 and 1992, Baker Hughes recorded unusual charges -- net of $39.6 million, $31.8 million, $42.0 million and $79.2 million, respectively. The 1996 charge consisted of restructurings at Baker Hughes INTEQ, Baker Oil Tools and Baker Hughes Process Equipment Company, the write-off of patents and the impairment of a joint venture. The 1994 charge -- net consisted of restructurings and reorganizations of certain divisions, primarily Baker Hughes INTEQ and the discontinuance of a measurement-while-drilling ("MWD") product line. Offsetting these charges was a cash recovery from certain insurance carriers in the 1993 litigation regarding Parker & Parsley. The 1993 charge consisted primarily of litigation settlements. The 1992 charge -- net consisted primarily of restructurings in the

    Oilfield Operations and litigation claims offset by the gain on the disposition of Baker Hughes Tubular Services.

(4) Baker Hughes adopted SFAS No. 112, "Employers' Accounting for Postemployment Benefits," effective October 1, 1994, and recognized a charge to income of $14.6 million ($0.10 per share), net of a tax benefit of $7.9 million, as the cumulative effect of a change in accounting in the first quarter of 1995.

(5) Baker Hughes adopted SFAS No. 109, "Accounting for Income Taxes," effective October 1, 1993, and recognized a credit to income of $25.5 million ($0.18 per share) as the cumulative effect of a change in accounting in the first quarter of 1994. An additional benefit of $21.9 million was allocated to capital in excess of par value. Baker Hughes also adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," effective October 1, 1993, and recognized a charge to income of $69.6 million ($0.50 per share), net of a tax benefit of $37.5 million, as the cumulative effect of a change in accounting in the first quarter of 1994.

(6) In 1994, Baker Hughes repurchased or defeased all of its outstanding 6% discount debentures for $205.5 million and generated an extraordinary loss of $44.3 million ($0.31 per share), net of a tax benefit of $23.9 million. In 1994, Baker Hughes sold the EnviroTech Pumpsystems group of companies and recognized a pretax gain of $101.0 million.

              PETROLITE SELECTED HISTORICAL FINANCIAL INFORMATION

     The following selected financial information has been derived from the historical consolidated financial statements of Petrolite. Selected unaudited financial data for the three months ended January 31, 1997 and 1996 include all adjustments (consisting only of normally recurring adjustments) that Petrolite considers necessary for a fair presentation of consolidated operating results and financial position for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with Petrolite consolidated financial statements, related notes and other financial information incorporated by reference in this Joint Proxy Statement/Prospectus.

                             PETROLITE CORPORATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                       THREE MONTHS
                                    ENDED JANUARY 31,               FISCAL YEAR ENDED OCTOBER 31,
                                    ------------------   ----------------------------------------------------
                                    1997(1)     1996     1996(2)   1995(2)   1994(2)(3)   1993(4)(5)    1992
                                    --------   -------   -------   -------   ----------   ----------   ------
                                       (UNAUDITED)
Operations:
  Revenues........................   $ 94.1     $ 88.7   $360.7    $364.9      $369.2       $351.8     $318.0
  Operating income................     12.0        3.5     16.3       5.3         9.4         31.6       24.4
  Income before income taxes and
    accounting changes............     22.0        4.9     21.6       8.1         8.5         31.4       24.8
  Net income......................     14.6        3.3     19.0       6.2         9.0         14.0       16.5
Per share of common stock:
  Income before accounting
    changes.......................   $ 1.28     $ 0.29   $ 1.68    $ 0.55      $ 0.62       $ 1.82     $ 1.45
  Net income......................     1.28       0.29     1.68      0.55        0.80         1.24       1.45
  Dividends.......................     0.28       0.28     1.12      1.12        1.12         1.12       1.12
Financial position:
  Cash and cash equivalents.......   $ 52.6     $ 37.5   $ 44.7    $ 33.7      $ 19.8       $  8.0     $  8.8
  Working capital.................     97.6       82.9     92.7      79.0        66.3         58.1       57.0
  Total assets....................    303.1      290.3    301.8     292.6       314.9        301.1      241.0
  Long-term debt..................     31.7       40.0     38.0      40.0        40.0         40.0         --
  Stockholders' equity............    173.7      157.3    166.8     159.5       165.6        163.1      164.6

---------------

(1) In the first quarter of 1997, Petrolite sold its Singapore facility for a pretax gain of $8.6 million and extended an option to amend its business alliance with Energy BioSystems Corporation resulting in a pretax gain of $1.0 million.

(2) In 1996, 1995 and 1994, Petrolite recorded nonrecurring charges of $5.1 million, $14.4 million and $20.0 million, respectively. The 1996 charge consisted of a write-off of Petrolite's investment in its Venezuelan subsidiary. The 1995 charge consisted of a write-off and disposal of obsolete inventory, as well as the writedown of patents, intangibles and other assets. The 1994 charge consisted of a reorganization of the Specialty Chemical Products division.

(3) Petrolite adopted SFAS No. 109, "Accounting for Income Taxes," effective November 1, 1993, and recognized a credit to income of $2.0 million ($0.18 per share) as the cumulative effect of a change in accounting in the first quarter of 1994.

(4) Petrolite adopted SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions," effective November 1, 1992, and recognized a charge to income of $6.5 million ($0.58 per share), net of a tax benefit of $3.2 million, as the cumulative effect of a change in accounting in the first quarter of 1993.

(5) In 1993, Petrolite acquired certain assets and liabilities of Welchem Inc., a subsidiary of Amoco Chemical Holding Company, for $25.1 million.
                             ---------------------

     On May 14, 1997, Petrolite reported net income for the quarter ended April 30, 1997 of $9.7 million, or $.85 per share, on revenues of $101.1 million, as compared to net income of $4.7 million, or $.41 per share, on revenues of $88.5 million for the comparable period of 1996. Results for the 1996 period included a one-time tax benefit of $1.1 million, or $.10 per share.

          SUMMARY PRO FORMA COMBINED FINANCIAL INFORMATION (UNAUDITED)

     The following tables set forth certain unaudited pro forma combined financial information for Baker Hughes giving effect to the Mergers accounted for as a purchase by Baker Hughes. The information below may not be indicative of the results and financial position that actually would have occurred if the Mergers had been consummated on the dates indicated or which will be obtained in the future. The summary pro forma financial data for the periods indicated have been derived from the unaudited pro forma condensed combined financial statements and related notes appearing elsewhere in this Joint Proxy Statement/Prospectus.

                                                            SIX MONTHS ENDED         YEAR ENDED
                                                             MARCH 31, 1997      SEPTEMBER 30, 1996
                                                            ----------------     ------------------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Operations:
  Revenues.................................................      $1,831.7              $3,388.4
  Operating income.........................................         209.2                 285.4
  Income before income taxes, extraordinary loss and
     accounting changes....................................         197.9                 287.2
  Income before extraordinary loss and accounting
     changes...............................................         121.1                 169.8
Per share of common stock:
  Income before extraordinary loss and accounting
     changes...............................................      $    .74              $   1.04
  Dividends................................................           .23                   .46

                                                             MARCH 31, 1997
                                                            ----------------
                                                             (IN MILLIONS)
Financial position:
  Cash and cash equivalents................................     $   62.2
  Working capital..........................................      1,296.9
  Total assets.............................................      4,416.7
  Long-term debt...........................................        726.9
  Stockholders' equity.....................................      2,502.1

                           COMPARATIVE PER SHARE DATA

     The following tables present comparative per share information for Baker Hughes, Petrolite and Barnickel on a historical basis, for Baker Hughes on a pro forma basis and for Petrolite and Barnickel on an equivalent pro forma basis assuming that the Mergers had been consummated and accounted for as a purchase by Baker Hughes. The Petrolite--Historical and Barnickel--Historical amounts below for the six months ended March 31, 1997 and for the year ended September 30, 1996 reflect the financial information of both Petrolite and Barnickel for the six months ended January 31, 1997 and for the year ended October 31, 1996, respectively. The tables should be read in conjunction with (i) the consolidated financial statements of Baker Hughes and Petrolite incorporated by reference in this Joint Proxy Statement/Prospectus, (ii) the financial statements of Barnickel included elsewhere herein and (iii) the unaudited pro forma condensed combined financial statements and related notes included elsewhere herein. See "Unaudited Pro Forma Condensed Combined Financial Statements."

                                                           SIX MONTHS ENDED          YEAR ENDED
                                                            MARCH 31, 1997       SEPTEMBER 30, 1996
                                                          ------------------     ------------------
                                                             (UNAUDITED)
BAKER HUGHES -- HISTORICAL
Book value per common share.............................     $    12.07              $    11.69
Cash dividends per common share.........................            .23                     .46
Income before extraordinary loss and accounting changes
  per common share......................................            .75                    1.23

BAKER HUGHES -- PRO FORMA (UNAUDITED)
Book value per common share.............................          15.16                   14.83
Cash dividends per common share.........................            .23                     .46
Income before extraordinary loss and accounting changes
  per common share......................................            .74                    1.04

PETROLITE -- HISTORICAL
Book value per common share.............................          15.26                   14.71
Cash dividends per common share.........................            .56                    1.12
Income before accounting change per common share........           1.82                    1.68

PETROLITE -- EQUIVALENT PRO FORMA(1) (UNAUDITED)
Book value per common share.............................          24.99                   24.45
Cash dividends per common share.........................            .38                     .76
Income before accounting change per common share........           1.22                    1.71

BARNICKEL -- HISTORICAL
Book value per common share.............................      23,467.05               16,771.09
Cash dividends per common share.........................         400.00                  800.00
Income per common share.................................         256.50                1,010.68

BARNICKEL -- EQUIVALENT PRO FORMA(2) (UNAUDITED)
Book value per common share.............................      16,513.64               16,154.17
Cash dividends per common share.........................         250.54                  501.07
Income per common share.................................         806.07                1,132.86

---------------

(1) The Petrolite equivalent pro forma per share amounts were calculated by multiplying the Baker Hughes pro forma per share amounts by 1.6486. The
    1.6486 represents the number of shares of Baker Hughes Common Stock that a holder of Petrolite Common Stock other than Barnickel would receive for each Petrolite share assuming a 10 trading-day average price of Baker Hughes Common Stock of $37.00 (based on the 10 trading days immediately prior to May 29, 1997). The equivalent pro forma per share information can be used for a comparison with the historical per share data of Petrolite.

(2) The Barnickel equivalent pro forma per share amounts were calculated by multiplying the Baker Hughes pro forma per share amounts by 1,089.29. The 1,089.29 represents the number of shares of Baker Hughes Common Stock that a holder of Barnickel Common Stock would receive for each Barnickel share assuming a 10-trading-day average price of Baker Hughes Common Stock of $37.00 (based on the 10 trading days immediately prior to May 29, 1997) and a net after-tax value of Barnickel's remaining assets of $29.1 million. The equivalent pro forma per share information can be used for a comparison with the historical per share data of Barnickel.

                          THE PETROLITE ANNUAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to stockholders of Petrolite in connection with the solicitation of proxies on behalf of the Board of Directors of Petrolite for use at the Petrolite Annual Meeting to be held on July 1, 1997 at the time and place specified in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED

     At the Petrolite Annual Meeting, including any adjournment or postponement thereof, stockholders of Petrolite will (i) consider and vote upon a proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby; (ii) elect eight directors, each to hold office until his successor is elected and qualified or until the Petrolite Merger is consummated; and (iii) transact such other business as may properly come before the Petrolite Annual Meeting or any adjournment or postponement thereof. See "Election of Directors" for further information regarding the election of Directors at the Petrolite Annual Meeting.

     THE BOARD OF DIRECTORS OF PETROLITE HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL PETROLITE STOCKHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE BOARD OF DIRECTORS ALSO RECOMMENDS THAT PETROLITE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     The Board of Directors of Petrolite has fixed the close of business on May 9, 1997 as the record date (the "Petrolite Record Date") for the determination of the Petrolite stockholders entitled to receive notice of and to vote at the Petrolite Annual Meeting. As of the Petrolite Record Date, 11,405,648 shares of Petrolite Common Stock were outstanding and held of record by approximately 1,650 holders. Each outstanding share of Petrolite Common Stock is entitled to one vote on all matters coming before the Petrolite Annual Meeting. The presence, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of Petrolite Common Stock entitled to vote at the Petrolite Annual Meeting is necessary to constitute a quorum for the transaction of business at the Petrolite Annual Meeting.

VOTES REQUIRED; EFFECT OF ABSTENTIONS AND NON-VOTES

     Under Delaware law, the affirmative vote of the holders of at least a majority of the outstanding shares of Petrolite Common Stock entitled to vote on the matter is required to approve and adopt the Merger Agreement. In addition, under the Merger Agreement, it is a condition to Petrolite's obligation to consummate the Petrolite Merger that the Petrolite Merger be approved by the holders of a majority of the outstanding shares of Petrolite Common Stock voting on such matter, excluding for these purposes shares of Petrolite Common Stock owned by Barnickel. With respect to the election of directors, under the General Corporation Law of the State of Delaware (the "DGCL"), the Restated Certificate of Incorporation of Petrolite and the By-Laws of Petrolite, directors are elected by a plurality of votes cast. With respect to any other matter that may properly come before the Petrolite Annual Meeting or any adjournment or postponement thereof, pursuant to the By-Laws of Petrolite, the vote of the holders of a majority of the shares of Petrolite Common Stock entitled to vote and present, either in person or by Proxy, shall decide any such business brought before such meeting unless a different vote is required by applicable law, the Restated Certificate of Incorporation of Petrolite or the By-Laws of Petrolite.

     The inspectors of election will treat shares of Petrolite Common Stock represented by properly signed and returned proxies that reflect abstentions as shares that are present, entitled to vote and voting for purposes of determining the presence of a quorum at the Petrolite Annual Meeting and for purposes of determining the outcome of any question submitted to the stockholders for a vote. The inspectors of election will treat "broker non-votes" (i.e., shares held by brokers that are represented at a meeting but with respect to which the broker does not have discretionary authority to vote) as shares that are present and entitled to vote for purposes of establishing a quorum. For purposes of determining the outcome of any question as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, these shares will be treated as not present and not entitled to vote with respect to that question, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other questions.

     Accordingly, for the stockholder vote required under Delaware law, abstentions and broker non-votes will have the same effect as votes against the approval and adoption of the Merger Agreement. With respect to the stockholder vote required by the Merger Agreement, abstentions will have the same effect as votes against the approval of the Merger Agreement and broker non-votes will have no effect on such vote. In the election of directors, broker non-votes, abstentions or votes as to which the authority to vote for a certain nominee is withheld will have no effect on the outcome of the election of directors. With respect to any other business that may properly come before the Petrolite Annual Meeting for which the vote of a majority of the shares of Petrolite Common Stock entitled to vote and present at the Petrolite Annual Meeting is required, abstentions will have the same effect as votes against any such business and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve the majority vote for such business.

     As of the Petrolite Record Date, (i) Barnickel held approximately 47.1% of the outstanding shares of Petrolite Common Stock and (ii) directors and executive officers of Petrolite and their affiliates beneficially owned in the aggregate approximately 2% of the outstanding shares of Petrolite Common Stock. Barnickel and the directors and officers of Petrolite have indicated that they intend to vote all of their shares of Petrolite Common Stock for the approval and adoption of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     Shares of Petrolite Common Stock represented by properly executed proxies received at or prior to the Petrolite Annual Meeting, and which have not been revoked, will be voted at the Petrolite Annual Meeting, or any adjournment or postponement thereof, in accordance with the instructions of such proxies. If a proxy is properly executed and returned by a stockholder of Petrolite without indicating any voting instructions, the shares of Petrolite Common Stock represented by such proxy will be voted at the Petrolite Annual Meeting FOR the approval and adoption of the Merger Agreement and FOR the nominees for director set forth in this Joint Proxy Statement/Prospectus. Petrolite does not know of any additional matters that are to come before the Petrolite Annual Meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters are presented properly to the meeting for action, it is intended that the persons named in the proxy, and acting thereunder, will vote in accordance with their best judgment on such matters.

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is exercised either by executing and delivering a later-dated proxy to the Secretary of Petrolite, or by delivering a duly executed written revocation of such proxy to the Secretary of Petrolite.

SOLICITATION OF PROXIES; EXPENSES

     In connection with the Petrolite Annual Meeting, proxies are being solicited by and on behalf of the Board of Directors of Petrolite. Petrolite will bear the cost of the solicitation of proxies from its stockholders, and Baker Hughes will bear the cost of printing this Joint Proxy Statement/Prospectus. In addition to the solicitation of proxies by use of mail, the directors, officers and employees of Petrolite may solicit proxies from stockholders personally or by telephone, telegraph or facsimile transmissions. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage houses, banks, fiduciaries and other custodians for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Petrolite will reimburse such persons for their reasonable out-of-pocket expenses in connection therewith.

     IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED AND THE PETROLITE MERGER IS CONSUMMATED, HOLDERS OF PETROLITE COMMON STOCK WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF THEIR CERTIFICATES REPRESENTING SHARES OF PETROLITE COMMON STOCK. HOLDERS OF PETROLITE COMMON STOCK SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE INSTRUCTIONS.

DIVIDENDS

     Petrolite has paid quarterly cash dividends of $0.28 per share of Petrolite Common Stock since 1984, with the most recent dividend payable to stockholders of record at the close of business on April 4, 1997. Pursuant to the Merger Agreement, Petrolite is permitted to continue to pay regular quarterly dividends consistent with past practice not to exceed $0.28 per share. Accordingly, the Board of Directors of Petrolite intends to declare the next regular quarterly dividend of $0.28 per share of Petrolite Common Stock payable to holders of record at the close of business on July 3, 1997. It currently is expected that the Petrolite Merger will occur by this record date, and accordingly the stockholders of Petrolite before the Petrolite Merger will not receive this dividend. If, however, the Petrolite Merger has not occurred by the close of business on July 3, 1997, the stockholders of record at that time would be entitled to receive this dividend.

                         THE BARNICKEL SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Barnickel in connection with the solicitation of proxies on behalf of the Board of Directors of Barnickel for use at the Barnickel Special Meeting to be held on July 1, 1997, at the time and place specified in the accompanying Notice of Special Meeting of Stockholders, and at any adjournment or postponement thereof.

MATTERS TO BE CONSIDERED

     At the Barnickel Special Meeting, including any adjournment or postponement thereof, the stockholders of Barnickel will be asked to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby and such other matters as may properly be brought before the Barnickel Special Meeting or any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS OF BARNICKEL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT BARNICKEL STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

     Stockholders of record at the close of business on May 22, 1997 (the "Barnickel Record Date") are entitled to vote at the Barnickel Special Meeting and at any adjournment or postponement thereof. On the Barnickel Record Date, the issued and outstanding capital stock of Barnickel consisted of 8,800 shares of Barnickel's Common Stock, each of which is entitled to one vote, with fractional shares of Barnickel Common Stock entitled to a corresponding fractional vote. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Barnickel Common Stock is necessary to constitute a quorum for the transaction of business at the Barnickel Special Meeting. If there are not sufficient shares represented in person or by proxy at the Barnickel Special Meeting to constitute a quorum, the meeting may be adjourned or postponed to permit further solicitations of proxies by Barnickel. Proxies given pursuant to this solicitation and not revoked will be voted at any adjournment or postponement of the Barnickel Special Meeting in the manner set forth below.

VOTE REQUIRED; EFFECT OF ABSTENTIONS

     The approval and adoption of the Merger Agreement require the affirmative vote of holders of two-thirds of the outstanding shares of Barnickel Common Stock entitled to vote on the subject matter. Under Missouri law, abstentions are treated as present and entitled to vote and thus will be counted in determining whether a quorum is present. Abstentions will have the same effect as a vote against approval and adoption of the Merger Agreement.

VOTING AND REVOCATION OF PROXIES

     Shares of Barnickel Common Stock represented by properly executed proxies will be voted as specified. If no specifications have been given in a proxy and authority to vote has not been withheld, the shares represented thereby will be voted in favor of the approval of the Merger Agreement, and in the discretion of the persons named in the proxy on any other business that may properly come before the meeting.

     Proxies may be revoked at any time prior to the exercise thereof by filing with the Corporate Secretary, at Barnickel's principal executive offices, a written revocation or a duly executed proxy bearing a later date or by appearing at the meeting and voting in person. The principal executive offices and mailing address of Barnickel is c/o Lowenhaupt & Chasnoff, L.L.C., 10 S. Broadway, Suite 600, St. Louis, Missouri 63102, Attention: Jules Chasnoff. For a period of at least ten days prior to the Barnickel Special Meeting, a complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at Barnickel's principal executive offices.

SOLICITATION OF PROXIES; EXPENSES

     Barnickel will bear the cost of the solicitation of proxies from its stockholders. Proxies will be solicited by mail and, in addition, certain of the directors and officers of Barnickel may solicit proxies by telephone, telecopy or personal interview.

     IF THE MERGER AGREEMENT IS APPROVED AND THE BARNICKEL MERGER IS CONSUMMATED, HOLDERS OF BARNICKEL COMMON STOCK WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF CERTIFICATES REPRESENTING SHARES OF BARNICKEL COMMON STOCK. HOLDERS OF BARNICKEL COMMON STOCK SHOULD NOT SEND THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE THESE INSTRUCTIONS.

                                  THE MERGERS

GENERAL

     Baker Hughes, Petrolite, Barnickel, Merger Sub and Merger Grandsub have entered into the Merger Agreement, which provides that, subject to the satisfaction of the conditions thereof (see "Certain Provisions of the Merger Agreement -- Conditions to the Mergers"), the Barnickel Merger and the Petrolite Merger will be effected. The Petrolite Merger will occur immediately after the Barnickel Merger. THE DESCRIPTION OF THE MERGER AGREEMENT CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX A TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN ITS ENTIRETY HEREIN BY REFERENCE.

THE BARNICKEL MERGER

     The Merger Agreement provides for the merger of Merger Sub with and into Barnickel. Barnickel will be the surviving corporation and will become a direct wholly owned subsidiary of Baker Hughes. In the Barnickel Merger, each share of Barnickel Common Stock outstanding immediately prior to the Barnickel Effective Time (as defined below) (other than Dissenting Shares (as defined in
"-- Dissenters' Rights of Barnickel Stockholders")) will be converted automatically into the right to receive a number of shares of Baker Hughes Common Stock equal to the Barnickel Exchange Ratio (as defined below). For purposes of this Joint Proxy Statement/Prospectus, the Barnickel Exchange Ratio means the Barnickel Share Value (as defined below) divided by the Baker Hughes Share Value (as defined below). The Barnickel Share Value means $61 multiplied by the number of shares of Petrolite Common Stock owned by Barnickel on the Closing Date (i.e., $61 X 5,337,360 shares of Petrolite Common Stock = $325,578,960) plus the net after-tax value of Barnickel's assets (other than the Petrolite Common Stock) as of the Closing Date, divided by the number of shares of Barnickel Common Stock outstanding at the Barnickel Effective Time (8,800 shares), rounded to four decimal places. The Baker Hughes Share Value means the average of the closing prices of Baker Hughes Common Stock on the NYSE for the ten consecutive trading days ending immediately prior to the second trading day prior to the Closing Date.

     The Merger Agreement provides for the valuation of Barnickel's assets other than Petrolite Common Stock as follows: (i) cash and cash equivalents will be valued at face value and all investment securities will be valued at their average closing prices for the ten consecutive trading days ending immediately prior to the second trading day prior to the Closing Date, as reported on the principal exchange on which each such investment security trades, less 40% of the aggregate net taxable gain (taking into account taxable losses only to the extent of taxable gains) which would have been realized by Barnickel if all such assets were sold at such values by Barnickel on the Closing Date; and (ii) all other assets and liabilities will be valued at their book value as recorded on Barnickel's books as of the Closing Date.

     Based upon the capitalization of Baker Hughes and Barnickel as of March 31, 1997 and January 31, 1997, respectively, and assuming a Baker Hughes Share Value of $37.00 per share and a net after-tax value of Barnickel's assets other than Petrolite Common Stock of $29.1 million, the Barnickel Exchange Ratio would be 1,089.29 and stockholders of Barnickel immediately prior to the Barnickel Effective Time would hold approximately 6% of the outstanding Baker Hughes Common Stock immediately after the Mergers.

     The Closing will occur on the first business day immediately following the day on which all of the conditions to the Mergers contained in the Merger Agreement have been satisfied or waived or on such other date as Baker Hughes, Petrolite, and Barnickel mutually agree. On the Closing Date the parties shall cause articles of merger ("Articles of Merger") to be filed with the Missouri Secretary of State and the time of such filing will be the "Barnickel Effective Time" unless otherwise provided in the Articles of Merger.

     Pursuant to the Merger Agreement, the Articles of Incorporation of Barnickel will be the Articles of Incorporation of the surviving corporation of the Barnickel Merger (the "Barnickel Surviving Corporation"). The Bylaws of Merger Sub will be the Bylaws of the Barnickel Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Barnickel Effective Time will be the initial directors and officers, respectively, of the Barnickel Surviving Corporation.

THE PETROLITE MERGER

     The Merger Agreement provides for the merger of Merger Grandsub with and into Petrolite. Petrolite will be the surviving corporation and will become an indirect wholly owned subsidiary of Baker Hughes. In the Petrolite Merger, each share of Petrolite Common Stock outstanding immediately prior to the Petrolite Effective Time (as defined below) (other than shares of Petrolite Common Stock owned by Barnickel) will be converted automatically into the right to receive a number of shares of Baker Hughes Common Stock equal to $61 divided by the Baker Hughes Share Value (the "Petrolite Exchange Ratio").

     Based upon the capitalization of Baker Hughes and Petrolite as of March 31, 1997 and January 31, 1997, respectively, and assuming a Baker Hughes Share Value of $37.00 per share, the Petrolite Exchange Ratio would be 1.6486 and stockholders of Petrolite (other than Barnickel) immediately prior to the Petrolite Effective Time would hold approximately 6% of the outstanding Baker Hughes Common Stock immediately after the Mergers.

     The Closing will occur on the first business day immediately following the day on which all of the conditions to the Mergers contained in the Merger Agreement have been satisfied or waived or on such other date as Baker Hughes, Petrolite, and Barnickel mutually agree. On the Closing Date and after the filing of the Articles of Merger for the Barnickel Merger, the parties shall cause a Certificate of Merger to be filed with the Delaware Secretary of State and the time of such filing will be the "Petrolite Effective Time" unless otherwise provided in the Certificate of Merger, but in any case the Petrolite Effective Time shall be after the Barnickel Effective Time.

     Pursuant to the Merger Agreement, the Certificate of Incorporation of Petrolite will be the Certificate of Incorporation of the surviving corporation of the Petrolite Merger (the "Petrolite Surviving Corporation"). The Bylaws of Merger Grandsub will be the Bylaws of the Petrolite Surviving Corporation. The directors of Merger Grandsub and the officers of Petrolite immediately prior to the Petrolite Effective Time will be the initial directors and officers, respectively, of the Petrolite Surviving Corporation.

PROCEDURES FOR EXCHANGE OF CERTIFICATES; BARNICKEL CONTINUITY CUSTODIAN

     As of the Barnickel Effective Time, Baker Hughes shall deposit or cause to be deposited, in trust with the Exchange Agent, for the benefit of the holders of shares of Petrolite Common Stock and of Barnickel Common Stock, shares of Baker Hughes Common Stock and cash in lieu of fractional shares to be issued or paid pursuant to the Merger Agreement. As soon as practicable after the Petrolite Effective Time, the Exchange Agent will send a transmittal form to each stockholder of Petrolite and of Barnickel. The transmittal form will contain instructions with respect to the surrender of certificates ("Certificates") representing shares of Petrolite Common Stock or Barnickel Common Stock to be exchanged in the Mergers.

     STOCKHOLDERS OF PETROLITE AND OF BARNICKEL SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD.

     Procedure for Petrolite Stockholders. Upon the surrender of each Certificate by Petrolite stockholders, the Exchange Agent for the Mergers will issue a certificate representing the whole number of shares of Baker Hughes Common Stock and a check representing the amount of any cash in lieu of fractional shares and unpaid dividends and distributions which such holder is entitled to receive under the Merger Agreement. The surrendered Certificate(s) shall forthwith be canceled.

     Procedure for Barnickel Stockholders; Continuity Custodian. Upon the surrender of each Certificate by Barnickel stockholders, the Exchange Agent will issue a certificate representing shares of Baker Hughes Common Stock as follows:
(i) a certificate representing a fraction of such shares equal to the Continuity Fraction (as defined below) shall be delivered to a custodian, to be held for the account of each holder pursuant to the Custodial Agreement (a form of which is included as Exhibit A to the Merger Agreement included in the Joint Proxy Statement/Prospectus as Appendix A); and (ii) a certificate representing the remainder of such shares (along with a check representing the amount of any cash in lieu of fractional shares and any unpaid cash dividends and distributions) shall be delivered to the holder, as specified in the letter of transmittal. For purposes of this Joint Proxy Statement/Prospectus the "Continuity Fraction" with respect to any Barnickel stockholder shall mean the number (rounded up to the next whole number) derived by dividing (x) one-half of the total number of shares of Barnickel Common Stock outstanding as of the date of the Merger Agreement by (y) the total number of shares of Barnickel Common Stock so outstanding less the number of Dissenting Shares. The surrendered Certificate(s) shall forthwith be canceled.

     Other Matters. No dividends or other distributions declared or made after the Petrolite Effective Time or Barnickel Effective Time, as applicable, with respect to shares of Baker Hughes Common Stock will be paid to a holder of any unsurrendered Certificate with respect to the shares of Baker Hughes Common Stock the holder is entitled to receive, and no cash payment in lieu of fractional shares will be paid to any holder until the surrender of such Certificate in accordance with the Merger Agreement.

     After the effective time of the Mergers, there shall be no transfers of Petrolite Common Stock or Barnickel Common Stock on the stock transfer books of the Petrolite Surviving Corporation or the Barnickel Surviving Corporation, as the case may be. If, after the effective time of the Mergers, Certificates formerly representing shares of Petrolite Common Stock or Barnickel Common Stock are presented to the Petrolite Surviving Corporation or the Barnickel Surviving Corporation, as the case may be, or the Exchange Agent, they will be canceled and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) exchanged for the number of shares of Baker Hughes Common Stock and any cash a holder is entitled to receive under the Merger Agreement.

     Promptly following the first anniversary of the Petrolite Effective Time, the Exchange Agent shall deliver to Baker Hughes all cash, shares of Baker Hughes Common Stock, Certificates and other documents in its possession relating to the Mergers, and thereafter Baker Hughes will act as the Exchange Agent. Thereafter, each holder of a Certificate may surrender such Certificate to Baker Hughes and (subject to applicable abandoned property, escheat and similar laws and, in the case of Dissenting Shares, subject to applicable law) receive in exchange therefor the number of shares of Baker Hughes Common Stock and any cash such holder is entitled to receive under the Merger Agreement.

     None of Baker Hughes, Merger Sub, Merger Grandsub or the Exchange Agent shall be liable to any holder of shares of Petrolite Common Stock or Barnickel Common Stock for any amount of property in respect of such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

FRACTIONAL SHARES

     No fractional shares of Baker Hughes Common Stock will be issued to any stockholder of Petrolite or of Barnickel upon consummation of the Mergers. For each fractional share that would otherwise be issued, Baker Hughes will pay by check an amount equal to such fractional portion multiplied by the Baker Hughes Share Value.

BACKGROUND OF THE MERGERS

     Barnickel's relationship with Petrolite and its predecessors dates back to the 1920s, when William S. Barnickel and John Lehmann established a business to pursue a process that Mr. Barnickel had patented for removing salt water from crude petroleum. Following a series of reorganizations in the 1920s and 1930s, Barnickel became the owner of approximately 47.1% of the then outstanding shares of Petrolite Common Stock. Barnickel's holdings in Petrolite have been unchanged (other than as a result of stock splits and stock dividends) for several decades. Barnickel is the largest holder of outstanding shares of Petrolite Common Stock. Until 1993, 90% of the outstanding shares of Barnickel Common Stock was owned by The William S. Barnickel Testamentary Trust (the "Barnickel Trust"). The remaining 10% of the Barnickel Common Stock has been since the 1930s and continues to be owned by two other trusts, The John S. Lehmann Trust f/b/o John S. Lehmann, Jr. and The John S. Lehmann Trust f/b/o Frederick W. Lehmann III (the "Lehmann Trusts").

     On August 27, 1993, the Barnickel Trust terminated in accordance with its terms upon the death of its income beneficiary. On February 24, 1994, Boatmen's Trust Company ("BTC"), a co-trustee of the Barnickel

Trust, Boatmen's Bancshares, Inc., the parent corporation of BTC, Barnickel and the Barnickel Trust filed a Schedule 13D with the SEC which reported, among other things, that the trustees of the Barnickel Trust were analyzing how to effectuate the termination of the Barnickel Trust and under what circumstances the Barnickel Trust should distribute its assets to its beneficiaries, in view of the objectives of maximizing liquidity, minimizing taxes and providing for impartial treatment of the beneficiaries, to the extent practicable. The filing further reported that (i) any such plan or proposal could involve distributing the shares of Barnickel Common Stock held by the Barnickel Trust to the beneficiaries of the Barnickel Trust, seeking representation on Petrolite's Board of Directors, proposing a business combination with Petrolite or a third party, or a sale or other disposition of the shares of Barnickel Common Stock or the shares of Petrolite Common Stock held by Barnickel to a third party or in an equity offering, among other transactions, and (ii) that Barnickel had retained Morgan Stanley to explore possible alternative transactions involving Barnickel, including a potential sale, merger or reorganization.

     On March 28, 1994, Petrolite adopted a rights agreement (the "Rights Agreement"), the effect of which generally would be to dilute the holdings of any person, entity or group which acquires 15% or more of the outstanding shares of Petrolite Common Stock. The shares of Petrolite Common Stock held at such time by Barnickel were "grandfathered" and therefore not subject to such dilution. Following the adoption of the Rights Agreement, representatives of Petrolite contacted Barnickel to discuss the possibility of a business combination between Petrolite and Barnickel in which the outstanding shares of Barnickel Common Stock would be exchanged for shares of Petrolite Common Stock. No agreement was reached between Petrolite and Barnickel at this time. Morgan Stanley, on behalf of Barnickel, then began contacting a number of third parties to ascertain their possible interest in a transaction which would result in their acquisition of Petrolite. Discussions also were held with third parties which contacted Morgan Stanley as a result of the disclosure made in the
Schedule 13D filed by Barnickel in February 1994.

     At the same time, Barnickel continued its discussions with Petrolite regarding a possible business combination between Barnickel and Petrolite. These discussions resulted in the execution of a letter of intent (the "Letter of Intent") dated as of November 21, 1994, among Petrolite, Barnickel, the stockholders of Barnickel at such time (the Barnickel Trust, which had not yet distributed its assets, and the Lehmann Trusts), and Michael V. Janes, William
B. Janes, John V. Janes, Jr. and Genevieve Brown, the principal beneficiaries of the Barnickel Trust (the "Principal Beneficiaries"). The Letter of Intent set forth the principal terms of a proposed acquisition by Petrolite of substantially all of the assets of Barnickel pursuant to a tax-free reorganization. Such assets were to include the shares of Petrolite Common Stock owned by Barnickel and some or all of the oil and gas properties then owned by Barnickel. Petrolite was to assume $9 million of certain liabilities and obligations of Barnickel. In return, Barnickel was to receive new shares of Petrolite Common Stock equal, in effect, to the number of shares of Petrolite Common Stock owned by Barnickel (5,337,360), plus additional shares of Petrolite Common Stock equal in value to the after-tax fair market value of the oil and gas properties to be acquired by Petrolite. The Letter of Intent contemplated that, following such acquisition, Barnickel would be dissolved and the new shares of Petrolite Common Stock acquired by Barnickel would be distributed to the Barnickel Trust and the Lehmann Trusts as the stockholders of Barnickel and, thereafter, to the beneficiaries of such trusts. The Letter of Intent also contemplated that the Principal Beneficiaries would enter into a stockholders' agreement with Petrolite containing, among other things, certain limitations on their purchases and sales of shares of Petrolite Common Stock and on their voting rights with respect to shares of Petrolite Common Stock they held. These limitations would have been effective for approximately two years. The Letter of Intent also contemplated that certain beneficiaries of the Barnickel Trust and the Lehmann Trusts would receive registration rights with respect to the shares of Petrolite Common Stock held by them pursuant to a registration rights agreement to be entered into among Petrolite and such beneficiaries.

     The Letter of Intent further contemplated that the size of Petrolite's Board of Directors would be increased by two, bringing the total number of directors of Petrolite to eleven, with the two added positions to be filled by individuals nominated initially by Barnickel and thereafter by certain stockholders of Petrolite, including the Principal Beneficiaries, subject to certain restrictions related to their continued ownership of a specified amount of shares of Petrolite Common Stock.

     The transaction proposed by the Letter of Intent was subject to certain conditions, one of which was that the parties obtain a favorable letter ruling from the Internal Revenue Service (the "IRS") that such transaction would qualify as a tax-free reorganization. On January 26, 1995, the IRS advised Petrolite and Barnickel that pursuant to IRS Revenue Procedure 94-76, the IRS had suspended consideration of certain advance ruling requests pending the completion of a designated study and that such IRS Revenue Procedure applied to the proposed Letter of Intent transaction. As a result, the parties announced that it was unlikely that the proposed Letter of Intent transaction would be completed on the terms originally agreed upon.

     Petrolite and Barnickel proceeded to review alternatives to the proposed Letter of Intent transaction. As part of such review, Petrolite invited Barnickel to propose two individuals for nomination to Petrolite's Board of Directors at Petrolite's March 1995 Annual Meeting of Stockholders. Barnickel proposed Fairfax F. Pollnow and Wayne J. Grace. Petrolite's Board of Directors was expanded from nine to eleven members to accommodate such nominees and they were elected as directors of Petrolite. In connection therewith, the Rights Agreement was amended so that, among other things, no Rights thereunder would become exercisable solely by reason of the distribution of the assets of the Barnickel Trust pursuant to its terms.

     In early 1995, a third party approached Barnickel to discuss the possibility of a transaction involving Petrolite. Barnickel held preliminary discussions with such party, but such discussions ended without any significant progress.

     On May 1, 1995, BTC was retained as investment advisor to Barnickel. On June 6, 1995, the Barnickel Trust distributed its assets, consisting primarily of shares of Barnickel Common Stock, to its beneficiaries. In an amendment dated June 8, 1995 to the Schedule 13D filed by Barnickel and others on February 24, 1994, Barnickel stated that it was continuing to analyze possible strategic alternatives with respect to its interest in Petrolite in view of its objectives of maximizing liquidity, minimizing taxes and providing for impartial treatment of all stockholders of Barnickel, to the extent practicable. Barnickel also restated its view that possible strategic alternatives could include any of the previously mentioned alternatives included in the Schedule 13D filed on February 24, 1994.

     During the summer of 1995, another unsolicited third party contacted Barnickel to discuss the possibility of a transaction involving Petrolite. Barnickel determined not to pursue discussions with such third party.

     In November 1995, Petrolite appointed Paul H. Hatfield as its new Chairman, President and Chief Executive Officer. In December 1995, Mr. Hatfield met with certain officers and directors of Barnickel to review the basis for the strategic business plan he was developing to restructure Petrolite and improve its performance (the "Strategic Business Plan"), and he expressed his intent to reexamine a possible transaction between Barnickel and Petrolite. In February 1996, Mr. Hatfield and John M. Casper, Petrolite's Chief Financial Officer, met with Morgan Stanley and other representatives of Barnickel to discuss the basis for the Strategic Business Plan and the probability of achieving future performance greater than Petrolite's historical performance levels.

     In late February 1996, after Barnickel continued to receive unsolicited expressions of interest from third parties, Barnickel's representatives requested that Mr. Hatfield participate with Barnickel in responding to these third-party inquiries. Mr. Hatfield stated that he would not participate in discussions with these third parties as Petrolite did not believe it was the right time to pursue a sale of Petrolite in light of Petrolite's recent poor performance and the significant opportunity for improved performance under the Strategic Business Plan.

     Over the next few weeks, Morgan Stanley contacted, on behalf of Barnickel, a number of parties, including Baker Hughes, that Morgan Stanley believed might have an interest in pursuing a business combination with Barnickel and Petrolite. Beginning in February 1996, Barnickel and Baker Hughes held several meetings and engaged in many discussions regarding a possible business combination involving Baker Hughes, Petrolite and Barnickel.

     In April 1996, Mr. Hatfield reviewed the Strategic Business Plan with the Petrolite Board of Directors, including the key goals and specific actions management intended to take in the succeeding 12 months to implement the Strategic Business Plan. His review included the projected financial profile of Petrolite that would result from implementation of the Strategic Business Plan. Mr. Hatfield also reviewed with the Petrolite

Board of Directors the basic provisions of a possible transaction between Barnickel and Petrolite. At the request of Petrolite's management, Mr. Pollnow, a director of Petrolite and Barnickel, recused himself from that portion of the meeting during which the Strategic Business Plan and possible transaction between Barnickel and Petrolite were reviewed.

     In May 1996, at Petrolite's request, representatives of Barnickel met with Petrolite to discuss a renewed proposal by Petrolite for a transaction between Petrolite and Barnickel. During the May meeting, Petrolite proposed a merger between the two companies in which Petrolite would issue new shares of Petrolite Common Stock equal to the number of shares of Petrolite Common Stock owned by Barnickel (or, subject to certain limitations, cash in an amount equal to the value of such shares), and pay additional cash for Barnickel's other assets in exchange for the outstanding shares of Barnickel Common Stock. Barnickel's stockholders would have been given the opportunity to elect to receive shares of Petrolite Common Stock or cash pursuant to such merger, subject to the aforementioned limitations. After careful analysis, Barnickel declined to pursue the proposal made by Petrolite.

     At a meeting held on June 10, 1996 with representatives of Petrolite, Barnickel urged Petrolite to consider a transaction pursuant to which Petrolite would be acquired by a third party (the "Barnickel Proposal") and delivered written indications of interest from Baker Hughes and another third party for an acquisition of Petrolite which had been provided to Morgan Stanley on May 28, 1996. Baker Hughes indicated a willingness, subject to "appropriate due diligence" and a "mutually acceptable" transaction structure, to acquire Petrolite's capital stock at a price of $40 per share and further indicated that its preferred transaction structure would be a stock-for-stock merger that would be treated as a pooling-of-interests for accounting purposes. The other party indicated that it had an "interest in acquiring Petrolite" at an initial valuation range of $40 to $44 per share of Petrolite's capital stock. Such party further stated that the form of consideration that it was willing to pay was open to discussion, but indicated that its preference would be 100% stock. Each of these parties stated that it could be willing to consider increasing the price it had indicated following its review of non-public information regarding Petrolite, if such increase was warranted by such review.

     At a regularly scheduled meeting of Petrolite's Board of Directors on June 12, 1996, in addition to reviewing Petrolite's second quarter results and management projections for future earnings improvements based on the Strategic Business Plan, Petrolite's Board of Directors formed a Special Committee (the "Special Committee") consisting of Messrs. Jerry B. Davis, Louis Fernandez, William E. Maritz, Richard L. O'Shields, Brian M. Rushton and Joseph T. Williams, to (i) review and evaluate the third-party proposals for an acquisition of Petrolite delivered to Petrolite by Barnickel, (ii) consider whether it was in the best interests of Petrolite and its stockholders to engage in a business combination at such time, (iii) consider whether there were alternatives to a transaction pursuant to which Petrolite would be acquired by a third party that would be in the best interests of Petrolite and its stockholders, and (iv) determine whether it was in the best interests of Petrolite and its stockholders, and would maximize stockholder value, to (x) pursue the proposals for an acquisition of Petrolite presented to Petrolite by Barnickel, (y) pursue strategic alternatives to such proposals, or (z) pursue Petrolite's business plan, and (v) provide reports and recommendations on the above matters to Petrolite's Board of Directors. On June 19, 1996, Messrs. Maritz and O'Shields were appointed Co-Chairmen of the Special Committee.

     At a meeting of the Special Committee held on June 26, 1996, the Special Committee authorized the continued retention by Petrolite of Goldman Sachs as Petrolite's financial advisor and the retention of Edwards and the law firm of Fried, Frank, Harris, Shriver & Jacobson as financial advisor and special counsel, respectively, to the Special Committee (collectively, the "Petrolite Advisors").

     The Special Committee and the Petrolite Advisors then received an updated presentation from Petrolite's management concerning the Strategic Business Plan which included management's earnings forecasts for Petrolite as an independent company. In light of such earnings forecasts, it was the consensus of the Special Committee that Barnickel's directors and its advisors be invited to meet with the Special Committee at a meeting to be held on July 11, 1996 for a presentation of the Strategic Business Plan. In addition, Barnickel's representatives would be invited to address the Special Committee at that time.

     At the July 11th meeting, Petrolite's management presented Petrolite's Strategic Business Plan to the representatives of Barnickel. Immediately following such presentation, Barnickel and Morgan Stanley made a presentation with respect to the two written expressions of interest that had been received for an acquisition of Petrolite, as well as their reservations regarding achievement of Petrolite's Strategic Business Plan. The presentation made by Barnickel and Morgan Stanley concluded that in light of the uncertainties which Barnickel and Morgan Stanley believed were inherent in the Strategic Business Plan, and what they believed to be the relative attractiveness of the third-party proposals that had been received, Petrolite should actively explore a sale of Petrolite to a third party.

     From its inception until September 11, 1996, when the Special Committee reported its recommendations to Petrolite's Board of Directors, the Special Committee held 16 in person and telephonic meetings with the Petrolite Advisors, as well as with Petrolite's management. During this period, the Special Committee considered various alternatives for Petrolite including (i) the Barnickel Proposal, (ii) strategic alternatives to the Barnickel Proposal, including a two-party transaction between Petrolite and Barnickel (a "Two-Party Transaction") and (iii) continuing with the Strategic Business Plan as an independent company, and reviewed various financial analyses and legal considerations with the Petrolite Advisors. During such meetings, the Petrolite Advisors discussed with the Special Committee various regulatory, tax, accounting and transaction structure issues relating to the Barnickel Proposal. In that regard, they reported that Barnickel's representatives had indicated that in connection with any acquisition of Petrolite, Barnickel would be seeking for itself and its stockholders a tax-free transaction in which the stockholders of Barnickel would receive stock of an acquiror in exchange for their shares of Barnickel Common Stock. Such structure contemplated two separate mergers, one immediately following the other, between subsidiaries of an acquiror and Barnickel and Petrolite, respectively (the "Three-Party Transaction Structure").

     The Petrolite Advisors raised with the Special Committee their concern that Barnickel's proposed Three Party Transaction Structure might affect the treatment of a stock acquisition of Petrolite as a pooling-of-interests for accounting purposes and that the unavailability of pooling-of-interests accounting treatment might negatively impact the price that an acquiror might be willing to pay for Petrolite. See "The Merger -- Reasons for the Mergers -- Petrolite's Reasons for the Petrolite Merger."

     At a meeting held on August 14, 1996, Petrolite's Board of Directors, at the recommendation of the Special Committee, adopted an amendment to Petrolite's By-laws to require any stockholder of Petrolite seeking to act by written consent to request Petrolite's Board of Directors to fix a record date for such action (the "Consent By-Law"). The Consent By-Law provides Petrolite's Board of Directors with up to 20 days to evaluate and respond to any such proposed stockholder action, prior to its effectiveness.

     On September 11, 1996, the Special Committee reported to Petrolite's Board of Directors its unanimous recommendation that Petrolite decline to enter into negotiations or discussions regarding the Barnickel Proposal. The Special Committee, after taking into account the fact that net income for the then just-completed third quarter was double that of the same quarter in the prior year, as well as the projected improvement in Petrolite's prospects as reflected in the Strategic Business Plan, reported that it believed the best way to maximize stockholder value was for Petrolite to pursue the Strategic Business Plan as an independent company. Therefore, the Special Committee concluded, it would not be in the best interests of Petrolite's stockholders to effect a business combination transaction with a third party at such time. The Special Committee expressed its belief that the value that could be returned to all of Petrolite's stockholders through implementation of Petrolite's Strategic Business Plan was substantially greater than the values expressed in the indications of interest furnished to Petrolite by Barnickel at the time of the making of the Barnickel Proposal. In addition, the Special Committee noted that the preliminary indications of interest presented to it by Barnickel (i) were subject to many stated contingencies, (ii) with respect to Baker Hughes, raised antitrust issues (for additional information, see "The Mergers -- Reasons for the Mergers -- Petrolite's Reasons for the Petrolite Merger"), (iii) contemplated payment in securities that were trading at historically high levels (for additional information, see "The Mergers -- Reasons for the Mergers -- Petrolite's Reasons for the Petrolite Merger"), and (iv) raised questions as to the availability of pooling-of-interests accounting treatment. See "The Mergers -- Interests of Certain Persons -- Potential Conflict of Interest between Petrolite and Barnickel."

     The Special Committee further indicated that if Barnickel desired to sell its shares of Petrolite Common Stock, the Special Committee would be prepared to recommend a Two-Party Transaction in which Petrolite would acquire Barnickel, and that such an acquisition could include the payment of a to-be-negotiated premium over market value for the shares of Petrolite Common Stock held by Barnickel to reflect appropriately Barnickel's share ownership position. The Special Committee noted that such a two-party transaction would remove the potential conflict of interest that could be created by Barnickel's proposed Three-Party Transaction Structure, enable Barnickel to achieve its goal of maximizing value to its stockholders and permit Petrolite to maximize value to its stockholders other than Barnickel through pursuit of the Strategic Business Plan. The Special Committee requested the opportunity to meet directly with as many members of Barnickel's Board of Directors as possible, in the same way that the Special Committee had made itself available to Barnickel, so that the reasons for the Special Committee's conclusions and recommendations could be reviewed directly with the members of Barnickel's Board of Directors. On September 6, 1996, Mr. Pollnow, a director of Petrolite and of Barnickel, advised Mr. O'Shields, Co-Chairman of the Special Committee, that Barnickel's representatives were willing to receive a presentation concerning a Two-Party Transaction.

     On September 24, 1996, at a meeting between representatives of Barnickel and Petrolite, Petrolite reviewed the improvement in Petrolite's earnings and the Strategic Business Plan, including the projected improvement in Petrolite's earnings and prospects in the Plan, and proposed to Barnickel a transaction whereby Petrolite would purchase up to 55% of the outstanding shares of Barnickel Common Stock for a cash price equivalent to $38.50 per share of Petrolite Common Stock owned by Barnickel, which price represented a premium of approximately $6.75 over the closing price for shares of Petrolite Common Stock on September 23, 1996, and exchange the remaining shares of Barnickel Common Stock for shares of Petrolite Common Stock at no premium. Petrolite also indicated that it would expect the Principal Beneficiaries to enter into to-be-negotiated standstill arrangements in connection with that transaction. After careful analysis, Barnickel decided not to pursue Petrolite's proposal.

     During September and October 1996, representatives of Baker Hughes and Barnickel had further discussions and negotiations regarding the possible structure of a business combination involving Baker Hughes, Petrolite and Barnickel, including the preliminary preparation of a possible form of agreement for such transaction.

     On November 12, 1996, Barnickel filed with the SEC preliminary consent solicitation materials (the "Preliminary Consent Materials") that indicated, among other things, Barnickel's intention to solicit written consents to remove five members of Petrolite's Board of Directors and replace them with nominees of Barnickel.

     Barnickel indicated in the Preliminary Consent Materials that it expected its nominees to Petrolite's Board of Directors, if elected, to, among other things (i) consider a process to review Petrolite's prospects and determine the best means of maximizing stockholder value, (ii) seek an acquiror that would offer the most advantageous terms to Petrolite's stockholders, (iii) seek to consult with Petrolite's management and financial advisors in order to assist in such process, (iv) negotiate and execute a definitive agreement to implement a sale or merger of Petrolite, if appropriate, (v) take such action as may be necessary to cause the Rights Agreement to be inapplicable to a sale or merger of Petrolite, if appropriate, and (vi) approve a sale or merger of Petrolite, if appropriate, under Section 203 of the DGCL, subject, in each case, to the fiduciary duties of such nominees.

     Barnickel also indicated in the Preliminary Consent Materials that it was committed to a transaction in which all stockholders of Petrolite would be offered the same consideration or choice of consideration, but that it preferred a tax-free transaction that would allow it to distribute value to its stockholders in a tax-efficient manner. Approval of Barnickel's proposals set forth in the Preliminary Consent Materials would have required the consent of a majority of the shares of Petrolite Common Stock outstanding on the record date for such consent solicitation.

     On November 12, 1996, Barnickel filed a complaint with the Delaware Court of Chancery against Petrolite and Paul H. Hatfield, Jerry B. Davis, Richard L. O'Shields, Brian N. Rushton and Joseph T.

Williams in their capacities as directors of Petrolite (the "Barnickel Litigation"). Among other things, the complaint challenged an interpretation of a provision of the Rights Agreement which the complaint alleged Petrolite intended to assert that the Rights issued pursuant to the Rights Agreement would become exercisable if holders of more than one percent of the shares of Petrolite Common Stock (beyond the level of beneficial ownership by Barnickel otherwise "grandfathered" by the Rights Agreement) executed written consents to the action sought by Barnickel.

     On November 14, 1996, William E. Maritz resigned from Petrolite's Board of Directors stating that he did not agree with the actions being taken by Barnickel to replace five members of Petrolite's Board of Directors and then pursue a sale or merger of Petrolite. Also on November 14, 1996, Cede & Co., acting on behalf of Barnickel, requested that Petrolite's Board of Directors fix a record date to determine the stockholders entitled to vote in connection with the consent solicitation that Barnickel had proposed to undertake.

     On November 15, 1996, Petrolite issued a press release in which it stated that the Special Committee continued to have high confidence in Petrolite's management and future prospects and believed that the fundamental assets of Petrolite -- its technology, people and market position -- coupled with focused and disciplined strategic management, were proving the intrinsic value of Petrolite. In addition, Petrolite stated that the Special Committee had assessed the actions initiated by Barnickel in consultation with its financial and legal advisors and that in view of the recent actions and stated intentions of Barnickel and Barnickel's stock ownership position, the Special Committee had directed management and its financial advisors to explore a possible business combination with third parties, to determine whether any such transaction would maximize stockholder value. Petrolite further indicated that the Special Committee was concerned that Barnickel was contemplating a possible sale or merger of Petrolite through a process controlled by a stockholder with a conflict of interest, and without adequate assurance as to whether maximum stockholder value could be realized, and that the Special Committee believed strongly that any process to explore a transaction should be conducted by the independent directors of Petrolite acting in the best interests of all stockholders. Petrolite stated that there could be no assurance that a transaction on terms acceptable to the Special Committee and Petrolite would be agreed to or consummated.

     Thereafter until November 27, 1996, representatives of Barnickel and Petrolite, including their respective financial and legal advisors, had various discussions concerning the actions that Barnickel had proposed to take with respect to Petrolite's Board of Directors and Petrolite.

     On November 21, 1996, Petrolite announced that its net income for the fourth quarter ended October 31, 1996 increased 188% as compared to the fourth quarter of the previous year, excluding the effect of non-recurring items, and that net income for the fiscal year ended October 31, 1996 increased 18% as compared to the previous year, excluding the effect of non-recurring items.

     On November 24, 1996, Petrolite's Board of Directors fixed December 4, 1996 as the record date for determination of stockholders of Petrolite entitled to vote with respect to the consent solicitation proposed to be undertaken by Barnickel.

     On November 27, 1996, Barnickel and Petrolite entered into a memorandum of understanding (the "Memorandum of Understanding"). Pursuant to the Memorandum of Understanding, two designees of Barnickel were added to the Special Committee as non-voting members. The Special Committee then was directed, subject to applicable fiduciary duties, to explore a process for the sale or merger of Petrolite on the most advantageous terms for all stockholders. The Special Committee was to take into account, among other stockholders' concerns, Barnickel's strong preference for a transaction structured as a tax-free reorganization involving Barnickel directly. The Memorandum of Understanding also authorized Goldman Sachs and Morgan Stanley to undertake a singular process to explore the possibility of a sale of Petrolite and Barnickel to a third party.

     Pursuant to the Memorandum of Understanding, Barnickel agreed, among other things, to take no implementing action with respect to any consent solicitation for 90 days following the execution of the Memorandum of Understanding. Barnickel also agreed that it would obtain dismissal of the Barnickel

Litigation without prejudice. Petrolite agreed, among other things, that during such 90-day period it would not knowingly take any action which would interfere with or impair the sale/merger process. Pursuant to the Memorandum of Understanding, Petrolite amended the Rights Agreement so that, among other things, the Rights thereunder would not become exercisable solely by reason of the solicitation and delivery of revocable consents to the removal of certain of Petrolite's directors and the election of new directors pursuant to a public consent solicitation. On November 29, 1996, Petrolite issued a press release announcing that the Memorandum of Understanding had been executed.

     Following the execution of the Memorandum of Understanding, Goldman Sachs and Morgan Stanley contacted approximately 50 parties that they believed might have an interest in acquiring Petrolite. Potential bidders which expressed preliminary indications of interest were, subject to the execution of confidentiality agreements, provided confidential information regarding Petrolite and invited to meet with Petrolite's management.

     Thereafter, interested parties were furnished with forms of agreement for an all stock or all cash acquisition structure and requested to submit acquisition proposals. The forms of agreement reflected a Three-Party Transaction Structure involving two separate but simultaneous mergers between two acquiror subsidiaries and Barnickel and Petrolite, respectively. Interested parties were advised that if they intended to make a proposal based on a different acquisition structure, including a structure whereby stockholders of either or both of Barnickel or Petrolite would be paid a combination of cash and stock, they would be provided with an appropriate form of agreement.

     Prior to the furnishing of forms of acquisition agreements to interested parties, Barnickel requested that the agreements provide, in effect, for the acquiror to assume certain legal, financial advisory and other fees and expenses incurred by Barnickel in connection with its solicitation of third-party acquirors of Petrolite, its proposed consent solicitation and the consummation of any transaction with a third-party acquiror. Barnickel estimated such fees and expenses to be in excess of $4 million. After negotiations between representatives of Barnickel and Petrolite, the Special Committee approved the inclusion of such an assumption in an amount up to $950,000 in the proposed forms of agreements that were sent to potential bidders.

     As a result of the foregoing process, and after negotiations between representatives of Barnickel, Petrolite and Baker Hughes, the parties entered into the Merger Agreement on February 25, 1997. Although Petrolite had received proposals from other parties for an acquisition of all or part of the outstanding shares of Petrolite Common Stock, such proposals were at proposed acquisition prices having a value less than $61 per share of Petrolite Common Stock. Prior to approving the Merger Agreement, Petrolite's Board of Directors received the unanimous recommendation of the Special Committee in favor of the Merger Agreement, as well as the opinions of Goldman Sachs and Edwards with respect to the fairness of Petrolite Exchange Ratio to holders of Petrolite Common Stock other than Barnickel. See "The Mergers -- Opinion of Goldman, Sachs & Co." and "-- Opinion of A.G. Edwards & Sons, Inc." Similarly, Barnickel's Board of Directors approved the execution of the Merger Agreement after receiving the opinion of Morgan Stanley as to the fairness, from a financial point of view, of the Barnickel Exchange Ratio to holders of shares of Barnickel Common Stock. See "The Mergers -- Opinion of Morgan Stanley & Co. Incorporated."

REASONS FOR THE MERGERS

  Petrolite's Reasons for the Petrolite Merger

     The Petrolite Board has determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, Petrolite and its stockholders. Accordingly, the Petrolite Board has unanimously approved the Merger Agreement and unanimously recommends that the stockholders of Petrolite vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In reaching its determination, the Petrolite Board consulted with Petrolite manage-ment, as well as its legal counsel and financial advisors, and considered a number of factors, including, without limitation, the following:

     - Given the desire of Barnickel, Petrolite's largest stockholder, to maximize liquidity and minimize taxes for its stockholders by effecting a sale of Petrolite, the fact that, in the opinion of the Petrolite Board, the Petrolite Merger will fulfill Petrolite's previously stated intention, to explore, together with Barnickel, a sale or merger of Petrolite on the most advantageous terms for all of Petrolite's stockholders.

     - The inability of Petrolite and Barnickel to reach agreement on the terms of a transaction whereby Petrolite would acquire Barnickel and remain an independent public company.

     - The fact that Barnickel, the holder of approximately 47.1% of the outstanding shares of Petrolite Common Stock, was entering into the Merger Agreement simultaneously with Petrolite, and the fact that the stockholders of Barnickel, after receiving shares of Baker Hughes Common Stock equal to the net after-tax value of the non-Petrolite assets held by Barnickel and after obtaining the benefit of Baker Hughes' assumption of up to $950,000 of transaction-related fees and expenses of Barnickel, would be receiving the same form and amount of consideration for the shares of Petrolite Common Stock held by Barnickel as the other public stockholders of Petrolite would be receiving for their shares of Petrolite Common Stock.

     - The unanimous recommendation of the members of the Special Committee in favor of the Merger Agreement.

     - Information concerning the financial condition, results of operations and prospects of Petrolite and Baker Hughes, respectively, and on a combined pro forma basis, and the opportunity that the Petrolite Merger will provide the stockholders of Petrolite continued equity participation in the future growth of the combined company.

     - The fact that the $61 in value of Baker Hughes Common Stock to be received for shares of Petrolite Common Stock will provide immediate value appreciation for Petrolite's stockholders, was the highest value offered by any potential bidder, and represents a premium of 87.7% over the closing market price for shares of Petrolite Common Stock on November 11, 1996, the day prior to the public disclosure of Barnickel's proposed consent solicitation, as well as a substantial increase over the value for Petrolite proposed to be paid by potential bidders in late May 1996 (see "The Mergers -- Background of the Mergers").

     - The fact that while Baker Hughes had indicated its preference for the Mergers to be accounted for as a pooling of interests, neither the consummation of the Petrolite Merger nor the $61 in value of Baker Hughes Common Stock (which as noted above was the highest value offered by any potential bidder) to be received for each share of Petrolite Common Stock is conditioned on such treatment being available. The Petrolite Board considered this fact to substantially diminish the Special Committee's previous concerns regarding the potential for a conflict of interest between the stockholders of Barnickel and the stockholders of Petrolite in connection with the sale or merger of Petrolite in a Three-Party Transaction Structure (see "The Mergers -- Background of the Mergers").

     - The fact that the number of shares of Baker Hughes Common Stock to be received for each share of Petrolite Common Stock pursuant to the Petrolite Exchange Ratio is not subject to a cap or collar but will result in a value of $61 per share of Petrolite Common Stock based on the average trading price for shares of Baker Hughes Common Stock over a time period shortly before consummation of the Petrolite Merger. The Petrolite Board considered this fact to mitigate the Special Committee's previous concern that the securities proposed to be exchanged for shares of Petrolite Common Stock pursuant to the May 1996 expressions of interest (including shares of Baker Hughes Common Stock), were trading at historically high levels (see "The Mergers -- Background of the Mergers").

     - Recent and historical market prices for shares of Petrolite Common Stock and Baker Hughes Common Stock and the fact that Petrolite's stockholders will have significantly increased liquidity following the Petrolite Merger given Baker Hughes' substantially greater market capitalization.

     - The expectation that the Petrolite Merger will be nontaxable to the holders of Petrolite Common Stock for federal income tax purposes.

     - The fact that the process pursuant to which the Special Committee explored the sale or merger of Petrolite was widespread and subject to publicity.

     - The ability of the Petrolite Board pursuant to the Merger Agreement to entertain superior alternative proposals for a business combination transaction, negotiate and give information to third parties and, subject to the payment of a $27 million break-up fee to Baker Hughes, terminate the Merger Agreement if the Petrolite Board determines that proceeding with the Petrolite Merger would be inconsistent with its fiduciary obligations by reason of an alternative proposal.

     - The fact that the Petrolite Merger was subject to the expiration or termination of the waiting period under the HSR Act and the possible risk that antitrust authorities could challenge consummation of the Petrolite Merger. In that regard, the Petrolite Board took into account the undertakings of Baker Hughes in the Merger Agreement with respect to antitrust matters (See "Certain Provisions of the Merger
      Agreement -- Additional Agreements" and "-- Expenses and Termination Fees") and the additional information, including information provided by Baker Hughes, that had been made available to the Petrolite Board subsequent to the issuance of the Special Committee's September 11, 1996 recommendation (see "The Mergers -- Background of the Mergers").

     - The fact that in addition to the requirement under Delaware law that the Merger Agreement be approved by the affirmative vote of a majority of the issued and outstanding shares of Petrolite Common Stock entitled to vote thereon, Petrolite is not obligated to consummate the Petrolite Merger if the Petrolite Merger is not approved by holders of a majority of the outstanding shares of Petrolite Common Stock voting on such matter, excluding for this purpose shares of Petrolite Common Stock owned by Barnickel.

     - The presentation made by Goldman Sachs described below under "The
      Mergers -- Opinion of Goldman, Sachs & Co.," and Goldman Sachs' oral opinion, which was subsequently confirmed in a written opinion dated as of February 25, 1997, that, as of such date and based upon and subject to the factors set forth in such opinion, the Petrolite Exchange Ratio was fair to the holders of Petrolite Common Stock (other than Barnickel).

     - The presentation made by Edwards described under "The Mergers -- Opinion of A. G. Edwards & Sons, Inc.," and Edward's oral opinion, which was subsequently confirmed in a written opinion dated as of February 25, 1997, that, as of such date and based upon and subject to the factors set forth in such opinion, the Petrolite Exchange Ratio was fair, from a financial point of view, to the holders of Petrolite Common Stock (other than Barnickel).

     Because of the wide variety of factors considered in connection with its evaluation of the Petrolite Merger and the complex considerations involving the determination whether a transaction such as the Petrolite Merger is fair and in the best interests of the stockholders of Petrolite, the Petrolite Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered by it in reaching its determination.

  Barnickel's Reasons for the Barnickel Merger

     At a meeting of Barnickel's Board of Directors held February 25, 1997, the Barnickel Board received presentations from, and reviewed the proposed terms and conditions of the Barnickel Merger with, Barnickel's senior officers and its legal counsel and financial advisors. In its deliberations concerning the Barnickel Merger, the Barnickel Board considered, without assigning relative weights to, a number of factors, including the following: (i) Baker Hughes' business, assets, management, competitive position and prospects; (ii) the

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

financial condition and results of operations of Baker Hughes, both on a historical and on a prospective basis, before and after giving pro forma effect to the Mergers; (iii) the terms and conditions of the proposed Barnickel Merger;
(iv) the likelihood that, for federal income tax purposes, no gain or loss will be recognized by Barnickel stockholders with respect to the Baker Hughes Common Stock received in exchange for their Barnickel Common Stock; and (v) the opinion of Morgan Stanley as to the fairness, from a financial point of view, of the Barnickel Exchange Ratio to the holders of Barnickel Common Stock. Based upon its deliberations, the Barnickel Board unanimously approved the Merger Agreement and the transactions contemplated thereby.

     In reaching its conclusion to approve the Merger Agreement and the transactions contemplated thereby, the Board of Directors of Barnickel considered the following principal reasons:

     INCREASED STOCKHOLDER LIQUIDITY. The Barnickel Common Stock is not listed on any stock exchange or actively traded on any market. Consequently, it may be difficult for holders of Barnickel Common Stock to arrange for sales of their shares, should they desire to do so. The Baker Hughes Common Stock is listed on the NYSE and actively traded, so that following the Mergers Barnickel stockholders will be able more readily to sell the shares of Baker Hughes Common Stock they receive in exchange for Barnickel Common Stock, should they desire to do so (subject to any limitations imposed by the continuity custodial arrangement described under "-- Procedures for Exchange of Certificates; the Barnickel Continuity Custodian").

     ANTICIPATED TAX TREATMENT. Because Barnickel has held the shares of Petrolite Common Stock owned by it for many years, Barnickel has a very low tax basis in those shares. Consequently, the sale by Barnickel of its assets, and in particular of its Petrolite Common Stock, would result in significant tax liabilities. Similarly, since many of the holders of Barnickel Common Stock are deemed for tax purposes to have held such shares for many years, they also may have a low tax basis, so that sales of shares of Barnickel Common Stock also could result in significant tax liabilities. Since it is anticipated that the exchange of Baker Hughes Common Stock for Barnickel Common Stock pursuant to the Barnickel Merger will be treated, for federal income tax purposes, as a tax-free reorganization, it is expected that no gain or loss will be recognized by Barnickel or the Barnickel stockholders with respect to such exchange. See
"-- Certain Federal Income Tax Consequences." Consequently, it is expected that the Barnickel Merger will allow the holders of Barnickel Common Stock to receive a more liquid security, representing an interest in a substantially larger organization, without incurring federal income tax liabilities at this time.

     CONTINUATION OF STOCKHOLDERS OF A CONSOLIDATED ORGANIZATION WITH ENHANCED FINANCIAL AND MARKET STRENGTHS. At present, Barnickel's assets consist of its holdings of Petrolite Common Stock and other investment securities. Valuing the Petrolite Common Stock at the $61.00 per share value assigned to such stock by the Merger Agreement and valuing such other investment securities at their current market value, the Petrolite Common Stock owned by Barnickel represents approximately 90% of its total assets. Consequently, Barnickel's prospects are highly dependent on Petrolite's performance. During its most recent fiscal year, ended October 31, 1996, Petrolite had revenues of $360.7 million and net income of $19.0 million. During its most recent fiscal year, ended September 30, 1996, Baker Hughes had revenues of $3.0 billion and net income of $176.4 million. The Barnickel Merger will allow the holders of Barnickel Common Stock to exchange comparatively illiquid securities the value of which is highly dependent upon the performance of the smaller Petrolite for more easily salable securities of the substantially larger Baker Hughes.

     MERGER CONSIDERATION. During the course of the exploration of the sale of Petrolite and Barnickel, see "-- Background of the Mergers," Barnickel and Petrolite and their advisors contacted a large number of prospective purchasers. The consideration offered by Baker Hughes represented the highest price offered by any of the interested parties.

     EQUAL TREATMENT OF STOCKHOLDERS. The Merger Agreement provides for equal treatment of all the holders of Barnickel Common Stock. In addition, the Merger Agreement provides for equal treatment of the holders of Petrolite Common Stock, in that (a) both the Barnickel Merger and the Petrolite Merger are expected to qualify as tax-free reorganizations for federal income tax purposes, see
"-- Certain Federal Income Tax Consequences," (b) the number of shares of Baker Hughes Common Stock to be received by the holders of Barnickel Common Stock is based on the same assigned value of $61.00 per share of Petrolite Common Stock to be used in determining the number of shares of Baker Hughes Common Stock to be received by the holders of Petrolite Common Stock other than Barnickel, (c) the other assets of Barnickel are to be valued based on their net after-tax value as of the Closing Date, and (d) although Baker Hughes effectively has agreed to assume up to $950,000 of certain legal, financial advisory and other fees and expenses of Barnickel in connection with the Mergers, Barnickel believes that such fees and expenses were incurred by it for services that benefit all Petrolite stockholders.

     Fairfax F. Pollnow, V. Raymond Stranghoener and John Sexton, all of whom are directors (and, in the cases of Messrs. Pollnow and Stranghoener, officers) of Barnickel, have been since the latter part of 1993, and are expected to continue to be until the Closing, instrumental in assisting Barnickel in pursuing its goals of liquidity, diversification, value maximization and equality of treatment of all Barnickel's stockholders. In recognition of the substantial time and effort expended in connection therewith, on April 16, 1997, the Board of Directors of Barnickel unanimously agreed to compensate such individuals in approximate after-tax amounts equal to $1,000,000, $500,000 and $100,000 (or, as grossed up to provide for estimated Federal and state taxes, $1,851,852, $925,926 and $185,185), respectively, for those approximately four years of service. Barnickel anticipates paying all such amounts prior to the Closing Date and accordingly such payments will reduce the Barnickel Exchange Ratio. Pursuant to the terms of his employment with BTC, an investment advisor to Barnickel, the amount payable with respect to Mr. Stranghoener's services will be paid to BTC. Barnickel has requested that such payment be taken into account by BTC in determining the amount of compensation payable to Mr. Stranghoener. Such payment is in addition to other amounts to be received by BTC for investment advisory services provided by it to Barnickel. Additionally, at the request of Barnickel, Mr. Pollnow also is a director of Petrolite.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  Recommendation of the Board of Directors of Petrolite

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF PETROLITE UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF SHARES OF PETROLITE COMMON STOCK VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

  Recommendation of the Board of Directors of Barnickel

     FOR THE REASONS DISCUSSED ABOVE, THE BOARD OF DIRECTORS OF BARNICKEL UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AS BEING FAIR AND IN THE BEST INTEREST OF BARNICKEL AND ITS STOCKHOLDERS. THE BARNICKEL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BARNICKEL STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINION OF GOLDMAN, SACHS & CO.

     On February 25, 1997, Goldman Sachs delivered its oral opinion to the Board of Directors of Petrolite that as of the date of such opinion, the Petrolite Exchange Ratio pursuant to the Merger Agreement was fair to the holders of Petrolite Common Stock other than Barnickel. Goldman Sachs subsequently confirmed its oral opinion by delivery of its written opinion dated February 25, 1997.

     THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED FEBRUARY 25, 1997, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS OF PETROLITE ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with this opinion, Goldman Sachs reviewed, among other things, (i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of Petrolite for the five fiscal years ended October 31, 1995 and a draft of the Annual Report on Form 10-K of Petrolite for the fiscal year ended October 31, 1996; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Petrolite; (iv) certain other communications from Petrolite to its stockholders; (v) certain internal financial analyses and forecasts for Petrolite prepared by its management; (vi) Annual Reports to Stockholders and Annual Reports on Form 10-K of Baker Hughes for the five fiscal years ended September 30, 1996; (vii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Baker Hughes; and (viii) certain other communications from Baker Hughes to its stockholders. Goldman Sachs also held discussions with members of the senior managements of Petrolite and Baker Hughes regarding their past and current business operations, financial condition and the future prospects of their respective companies. In addition, Goldman Sachs reviewed the reported price and trading activity for the Petrolite Common Stock and the Baker Hughes Common Stock, compared certain financial and stock market information for Petrolite and Baker Hughes with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty chemicals and oilfield services industries specifically and in other industries generally and performed such other studies and analyses that it considered appropriate.

     Goldman Sachs relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of its opinion. Baker Hughes did not make available in writing to Goldman Sachs its projections of expected future performance. Accordingly, Goldman Sachs' review with respect to such information was limited to discussions with senior managers of Baker Hughes of their estimates for fiscal 1997 and 1998 and the estimates of research analysts for such periods. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of Petrolite or Baker Hughes or any of their respective subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Finally, in rendering its opinion, Goldman Sachs took into account, with the consent of the Board of Directors of Petrolite, the risks and uncertainties associated with Petrolite achieving management's projections in the amounts and at the times indicated therein. Goldman Sachs' advisory services and the opinion summarized herein were provided for the information and assistance of the Board of Directors of Petrolite in connection with its consideration of the Petrolite Merger and do not constitute a recommendation as to how any holder of Petrolite Common Stock should vote with respect to the Petrolite Merger.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its oral opinion to Petrolite's Board of Directors on February 25, 1997. Goldman Sachs utilized substantially the same type of financial analyses in connection with providing the written opinion attached hereto as Appendix B.

     Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the Petrolite Common Stock. Such analysis indicated that the price per share of Petrolite Common Stock to be paid pursuant to the Merger Agreement represented a premium of 87.7% based on a price of $32.50 per share of Petrolite Common Stock on November 11, 1996, the day prior to the announcement of Barnickel's filing of Preliminary Consent Materials (the "Barnickel Announcement"). This analysis also showed that the price per share of Petrolite Common Stock to be paid pursuant to the Merger Agreement represented a premium of 28.4% based on a price per share of Petrolite Common Stock of $47.50 on February 24, 1997, the day prior to the execution of the Merger Agreement.

     Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to Petrolite to corresponding financial information, ratios and public market multiples for ten companies in the specialty chemicals and oilfield services industry: BetzDearborn Inc., Crompton & Knowles Corporation, Ecolab, Inc., Great Lakes Chemical Corporation, Hercules Incorporated, Lawter International, Inc., Sigma-Aldrich Corporation, Baker Hughes, Smith International Inc. and Nalco Chemical Company (collectively, the "Selected Companies"). These companies were chosen because they are publicly-traded companies with businesses that for purposes of analysis may be considered similar in certain respects to Petrolite. Goldman Sachs calculated and compared various financial multiples and ratios. The multiples and ratios for Petrolite were calculated using a price of $32.50 per share of Petrolite Common Stock (the price per share on the date prior to the Barnickel Announcement) and certain management estimates. The multiples and ratios for each of the Selected Companies were based on the then most recent publicly available information.

     This analysis showed, among other things, that: (i) the price/earnings multiples for the Selected Companies ranged from 21.3x to 10.3x with a mean of 15.3x, as compared to 13.1x for Petrolite (based on Goldman Sachs research analysts' estimate for fiscal year ended October 31, 1997) and 15.7x for Baker Hughes; (ii) the ratio of the 1997 price earnings multiple to the five year growth rate in earnings for the Selected Companies ranged from 212.9% to 99.7%, with a mean of 122.3%, as compared to 64.0% for Petrolite and 105.3% for Baker Hughes (as reported by the Institutional Brokers Estimate System, or "IBES");
(iii) levered market capitalization as a multiple of latest twelve month ("LTM") earnings before interest and taxes ("EBIT") for the Selected Companies ranged from 32.9x to 5.9x, with a mean of 17.0x, as compared to 13.5x for Petrolite and 16.8x for Baker Hughes; (iv) LTM EBIT margins for the Selected Companies ranged from 22.5% to 8.7%, with a mean of 14.1%, as compared to 7.6% for Petrolite and 11.4% for Baker Hughes; (v) levered market capitalization as a multiple of LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") for the Selected Companies ranged from 26.6x to 4.6x, with a mean of 12.7x, as compared to 8.1x for Petrolite and 11.6x for Baker Hughes; and (vi) LTM EBITDA margins for the Selected Companies ranged from 29% to 11.4%, with a mean of 19.0%, as compared to 12.5% for Petrolite and 16.6% for Baker Hughes.

     Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow sensitivity analysis using projections supplied by Petrolite's management through fiscal year 2000. These projections implied a 7.8% compounded annual growth rate in sales for the 1997 - 2000 period as compared to 2.2% for the 1991 - 1996 period and average EBITDA margins adjusted for extraordinary items of 16.5% for the 1997 - 2000 period as compared to 7.8% for the 1991 - 1996 period. Goldman Sachs calculated the net present value of free cash flows for the fiscal years 1997 through 2000 using discount rates ranging from 9.0% to 15.0%. Goldman Sachs calculated Petrolite's terminal values in fiscal year 2000 based on EBITDA exit multiples ranging from 7.0x to 11.0x. These terminal values were then discounted to present value using discount rates mentioned above. Using Petrolite's terminal values in fiscal year 2000 based on EBITDA exit multiples ranging from 7.0x to 11.0x and discounting these terminal values to present value using discount rates ranging from 9.0% to 15.0%, the implied per share values of Petrolite Common Stock ranged from $55.23 (at a 15.0% discount rate and a year 2000 EBITDA exit multiple of 7.0x) to $95.82 (at a 9.0% discount rate and a year 2000 EBITDA exit multiple of 11.0x).

     Selected Acquisitions Analysis. Goldman Sachs analyzed certain information relating to selected acquisitions in the specialty chemicals and oilfield services industries since 1992 (the "Selected Acquisitions"). Such analysis indicated that for the Selected Acquisitions (i) levered aggregate consideration as a multiple of LTM sales ranged from 0.72x to 4.2x, with a mean of 1.74x, as compared to 2.0x for the levered aggregate consideration to be received in the Mergers, (ii) levered aggregate consideration as a multiple of LTM EBITDA ranged from 6.6x to 26.6x, with a mean of 14.3x, as compared to 15.8x for the levered aggregate consideration to be received in the Mergers, and (iii) levered aggregate consideration as a multiple of LTM EBIT ranged from 7.5x to 37.1x, with a mean of 20.3x, as compared to 26.2x for the levered aggregate consideration to be received in the Mergers.

     Pro Forma Merger Analysis. Goldman Sachs prepared pro forma analyses of the financial impact of the Mergers. Using earnings estimates for Petrolite prepared by its management for the years 1997 and 1998 (adjusted to match Baker Hughes' fiscal year end), earnings estimates for Petrolite and Baker Hughes based on IBES estimates for the years 1997 and 1998, and certain other estimates and assumptions, Goldman Sachs analyzed the impact of the Mergers on the combined company's earnings. If the Mergers were accounted for as a purchase, and assuming no synergies, Goldman Sachs' analysis of the impact of the Mergers on the combined company's earnings indicated dilution of (1.5)% and (3.1)% using management estimates for Petrolite and dilution of (2.0)% and (7.1)% using IBES estimates for Petrolite, for each of 1997 and 1998 respectively. If the Mergers were to produce pretax synergies of $30 million in each of the fiscal years ended 1997 and 1988, this analysis showed accretion of 0.3% and 2.2% using management estimates for Petrolite and dilution of (0.2)% and (1.8)% using IBES estimates for Petrolite, for each of 1997 and 1998, respectively.

     Contribution Analysis. Goldman Sachs reviewed certain historical and estimated future operating and financial information and analyzed the relative income statement contribution of Petrolite and Baker Hughes to the combined company on a pro forma basis before taking into account any of the possible benefits that may be realized following the Mergers for fiscal years ended September 30, 1996 and 1997 and the equity ownership of the combined company by former Petrolite and Baker Hughes stockholders on a pro forma basis. This review was based on financial data with respect to Petrolite provided to Goldman Sachs by Petrolite management and certain publicly available information with respect to Baker Hughes. The analysis indicated that stockholders of Petrolite would own 12.2% of the common shares of the combined company on a pro forma basis (based on prices per share for Petrolite Common Stock and Baker Hughes Common Stock as at February 24, 1997 of $47.50 and $35.38 respectively). The analysis also indicated that Petrolite would have contributed 10.7% and 10.1% of combined revenue, 8.3%, and 9.7% of combined EBITDA, 7.3% and 9.9% of combined EBIT, and 9.4% and 11.7% of combined net income, in fiscal years ended September 30, 1996 and 1997, respectively.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Petrolite or Baker Hughes or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Petrolite Board of Directors as to the fairness of the Petrolite Exchange Ratio pursuant to the Merger Agreement to the holders of Petrolite Common Stock (other than Barnickel) and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Petrolite, Baker Hughes, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecasted. As described above, Goldman Sachs' opinion to the Board of Directors of Petrolite was one of many factors taken into consideration by the Petrolite Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Appendix B hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Petrolite having provided certain investment banking services to Petrolite from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. Goldman Sachs has also provided certain investment banking services to Baker Hughes from time to time, having acted as sole underwriter of the public offering of $169 million of Baker Hughes Common Stock in July 1992 and as co-manager of a $100 million 12-year notes offering in May 1992 and a $150 million 7-year notes offering in February 1992. Goldman Sachs may provide investment banking services to Baker Hughes and its subsidiaries in the future.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Petrolite and/or Baker Hughes for its own account and for the account of customers.

     Pursuant to a letter agreement dated June 28, 1996 (the "Goldman Sachs Engagement Letter"), Petrolite engaged Goldman Sachs to act as its financial advisor in connection with a possible transaction involving (i) Barnickel, (ii) a sale of 50% or more of the stock of substantially all of the assets of Petrolite or (iii) a recapitalization involving Petrolite or any entity owned or controlled by it or by its senior management. Under the terms of the Goldman Sachs Engagement Letter, Petrolite agreed to compensate Goldman Sachs with a transaction fee of 1.00% of the aggregate consideration of any transaction relating to the possible sale or transfer to, or purchase or other acquisition by, any party other than Barnickel of more than 50% of the stock or substantially all of the assets of Petrolite. If the Mergers are consummated, Goldman Sachs will earn an aggregate fee of approximately $7,800,000. Petrolite has also agreed to reimburse Goldman Sachs for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

OPINION OF A.G. EDWARDS & SONS, INC.

     The Special Committee engaged Edwards to act as its financial advisor in connection with the proposed Mergers. As part of its engagement, the Special Committee requested that Edwards render an opinion to the Petrolite Board of Directors as to the fairness of the Petrolite Exchange Ratio to Petrolite's stockholders other than Barnickel (the "Non Barnickel Stockholders") in the Mergers. On February 25, 1997, at a meeting of the Board of Directors of Petrolite held to evaluate the proposed Mergers, Edwards rendered an oral opinion to the Board of Directors of Petrolite, which was subsequently confirmed in a written opinion dated February 25, 1997, to the effect that, as of such date and based upon and subject to certain matters, the Petrolite Exchange Ratio was fair, from a financial point of view, to the Non Barnickel Stockholders.

     Edwards is a nationally recognized securities and investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distribution of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Edwards was selected as financial advisor based upon such expertise, its reputation in investment banking and mergers and acquisitions, and its historical relationship with Petrolite.

     In connection with its opinion, Edwards reviewed, among other things: (i) the Merger Agreement; (ii) publicly available information concerning Petrolite and Baker Hughes, respectively, which Edwards deemed relevant, including Petrolite's and Baker Hughes' annual, quarterly and other relevant filings with the SEC through the fiscal years ended October 31, 1996 and September 30, 1996, respectively, which contained, among other things, financial information; (iii) financial projections for Petrolite for fiscal years 1997 through 2000, as provided by Petrolite's management; (iv) certain other internal operating and financial information regarding Petrolite and Baker Hughes, respectively, supplied to Edwards by the management of Petrolite and Baker Hughes, respectively, concerning the business, operations and financial prospects of Petrolite and Baker Hughes, respectively; (v) the reported price and trading activity for the common stock of Petrolite and Baker Hughes, respectively; (vi) certain publicly available information concerning certain other companies that Edwards believes to be relevant in evaluating Petrolite and Baker Hughes, respectively, and the trading of such companies' securities; (vii) information relating to the nature and financial terms of certain other mergers or acquisitions that Edwards considers relevant in evaluating the Petrolite Merger; and (viii) other information that Edwards considers relevant to its analysis.

     In rendering its opinion, Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available or furnished to, or otherwise discussed with, Edwards for the purposes of this opinion as described above. With respect to financial forecasts and/or other information provided to or otherwise discussed with Edwards, Edwards assumed, and it has been advised by the senior management of Petrolite and Baker Hughes, respectively, that such forecasts and other information were reasonably prepared on a basis that reflects the best currently available estimates and business judgments of the senior management of Petrolite and Baker Hughes, respectively. The Special Committee has not specifically engaged Edwards to, and therefore it has not, verified the accuracy or completeness of any such information nor has Edwards made any evaluation or appraisal of any assets or liabilities of Petrolite, or Baker Hughes. Edwards did not express an opinion as to what the value of the Baker Hughes Common Stock will be when issued to the holders of Petrolite Common Stock pursuant to the Petrolite Merger or the price at which Baker Hughes Common Stock will trade subsequent to the Mergers. Edwards' opinion is necessarily based upon financial, and other conditions and circumstances existing and disclosed to it as of February 25, 1997. Edwards was not asked to, nor did it, participate with

Goldman Sachs and Morgan Stanley in the solicitation of any third party indications of interest in acquiring the Company.

     THE FULL TEXT OF THE WRITTEN OPINION OF EDWARDS AS OF FEBRUARY 25, 1997, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON REVIEWS UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. PETROLITE STOCKHOLDERS ARE URGED TO READ THE OPINION, TOGETHER WITH THE ASSUMPTIONS AND CONSIDERATIONS SET FORTH THEREIN, IN ITS ENTIRETY. EDWARDS' OPINION AS EXPRESSED HEREIN, IN ANY EVENT, IS LIMITED TO THE FAIRNESS OF THE PETROLITE EXCHANGE RATIO TO THE STOCKHOLDERS OF PETROLITE OTHER THAN BARNICKEL AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY PETROLITE STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE MEETING. THE SUMMARY OF THE OPINION OF EDWARDS SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     The following is a summary of the material financial analyses presented by Edwards to the Board of Directors of Petrolite on February 25, 1997 in connection with providing its oral opinion and does not purport to be a complete description of the analyses performed by Edwards. Edwards arrived at its opinion based on the results of all of its analyses as a whole and did not draw any specific conclusions from or with regard to any one method of analysis.

  Selected Company Analysis

     Edwards reviewed and compared certain financial information relating to Petrolite with publicly available financial and operating information of fifteen publicly traded companies (together, the "Selected Companies"), eight of which are specialty chemical companies and seven of which are oilfield services companies. The specialty chemical companies are BetzDearborn Inc., Crompton & Knowles Corporation, Ecolab, Inc., Great Lakes Chemical Corporation, Hercules Incorporated, Lawter International, Inc., Nalco Chemical Company and Sigma-Aldrich Corporation. The oilfield services companies include Baker Hughes, Camco International, Inc., Dresser Industries, Inc., Halliburton Company, Schlumberger Limited, Smith International, Inc. and Western Atlas, Inc. None of the Selected Companies used in Edwards' analysis is identical to Petrolite. Edwards' analysis involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the Selected Companies and other factors regarding the trading values of the securities of Selected Companies.

     Edwards considered among other multiples and ratios: (i) the range and median of the Selected Companies' market capitalization (common equity value, plus the book value of debt and preferred stock less cash and cash equivalents) to the most recent four fiscal quarters ("LTM") sales (the "Sales Multiple"), LTM EBITDA (the "EBITDA Multiple"), and LTM EBIT (the "EBIT Multiple"); (ii) the range and median of the Selected Companies' market common equity value to earnings ("Price/Earnings Multiple") for the LTM and for the estimated 1997 earnings of the Selected Companies based on FirstCall Research estimates as of February 21, 1997; and (iii) the similarity of the Selected Companies to Petrolite.

     Edwards' analyses indicated that the Selected Companies' (i) Sales Multiple ranged from 1.0x to 3.0x, with a median of 2.0x, compared with a Sales Multiple of 1.6x for Petrolite; (ii) EBITDA Multiple ranged from 4.9x to 15.0x, with a median of 10.7x, compared with an EBITDA Multiple of 14.2x for Petrolite; (iii) EBIT Multiple ranged from 6.1x to 29.1x, with a median of 14.9x, compared with an EBIT Multiple of 26.1x for Petrolite; (iv) LTM Price/Earnings Multiple ranged from 9.6x to 54.3x, with a median of 23.5x, compared with an LTM Price/Estimated Earnings Multiple of 25.2x for Petrolite; and (v) 1997 Price/Estimated Earnings Multiples ranged from 10.7x to 24.0x, with a median of 18.8x, compared with a 1997 Price/Estimated Earnings Multiple of 17.6x for Petrolite. Edwards' analyses also considered the Selected Companies': (i) LTM EBIT margins, which ranged from 6.4% to 22.1%, with a median of 12.0%, compared with an LTM EBIT margin of 5.9% for Petrolite; (ii) LTM EBITDA margins, which ranged from

10.0% to 26.9%, with a median of 17.9%, compared with an LTM EBITDA margin of 10.9% for Petrolite; (iii) three year compound annual growth rates ("CAGRs") of sales for the three most recent fiscal years, which ranged from -3.2% to 60.7%, with a median of 6.9%, compared with a three year CAGR of sales of 0.8% for Petrolite; and (iv) debt to total capitalization ratios, which ranged from 1.7% to 67.0%, with a median of 29.8%, compared with a debt to total capitalization ratio of 20.7% for Petrolite.

  Selected Transaction Analysis

     Edwards analyzed certain available information relating to selected transactions in the specialty chemical and oilfield services industries since April 1992 (the "Selected Transactions"). Among other things, Edwards analyzed:
(i) the Transaction Price (common equity value) as a multiple of LTM earnings;
(ii) the Aggregate Purchase Price (common equity value, plus the book value of debt and preferred stock less cash and cash equivalents) to LTM sales, EBITDA and EBIT. Edwards' analyses indicated that the Selected Transactions': (i) Transaction Price as a multiple of LTM earnings ranged from 5.1x to 54.7x, with a median of 29.4x, compared with 31.2x for the comparable multiple in the Merger; (ii) Aggregate Purchase Price as a multiple of LTM sales ranged from 0.3x to 3.5x, with a median of 1.4x, compared with 1.9x for the comparable multiple in the Merger; (iii) Aggregate Purchase Price as a multiple of LTM EBITDA ranged from 7.8x to 15.9x, with a median of 11.5x, compared with 17.6x for the comparable multiple in the Merger; and (iv) Aggregate Purchase Price as a multiple of LTM EBIT ranged from 9.5x to 57.4x, with a median of 18.2x, compared with 32.3x for the comparable multiple in the Merger.

     The Selected Transactions are (buyer listed first and owner of an entity is listed in parentheses): Crompton & Knowles Corp./Uniroyal Chemical Corporation; BJ Services Canada, Inc. (BJ Service Co.)/Nowsco Well Service; Betz Laboratories Inc./Dearborn Water (W.R. Grace & Co.); Lilly Industries/Guardsman Products; Praxair, Inc./CBI Industries, Inc.; Sherwin Williams Co./Pratt & Lambert United, Inc.; Witco Corporation/OSi Specialties Inc.; Weatherford International/Enterra Corp.; Imperial Chemical Industries PLC/Grow Group, Inc.; FMC International/Moorco International; BJ Services/Western Company of North America; Monsanto Company/Kelco (Merck & Co.); Nabors Industries, Inc./Sundowner Offshore Services, Inc.; Great Lakes/E.I. du Pont de Nemours-petroleum additives business; Weatherford International/H & H Oil Tool Co., Inc.; Enterra Corporation/Total Energy Services Company; Dresser Industries/Wheatley TXT Corp.; RPM, Inc./Rust-Oleum Corporation; Great Lakes/EniChem Synthesis S.p.A.; Miles Inc. (Bayaer AG)/Chemdesign Corporation; Thermo Instrument Systems Inc./EnviroTech Controls, Noran Instruments, TN Technologies and Tremetrics (Baker Hughes); Dresser Industries/Baroid Corporation; Wheatley TXT Corp./Axelson, Inc.; Weatherford International/Homco International; Haliburton Company/Smith International-Directional Drilling; Dresser Industries/Bredero Price Holding B.V.; Baroid Corporation/Sub Sea International Inc.; Ethyl Petroleum Additives, Inc./Amoco Petroleum Additives (Amoco); Baker Hughes/Teleco Oilfield Services, Inc. (Sonat Inc.).

     No transaction used in Edwards' analyses is identical to the Mergers. Edwards' analyses involves complex considerations and judgments concerning differences in acquisition values of the comparable transactions.

  Discounted Cash Flow Analysis

     Edwards performed a discounted cash flow analysis of the projected free cash flows of Petrolite to calculate present value per share values of Petrolite common stock using: (i) the financial projections in constant dollars prepared by Petrolite management for the fiscal years 1997 through 2000 as well as management's projections with lower EBIT margin assumptions; (ii) a range of adjusted discount rates; and (iii) a range of terminal EBITDA multiples.

     Using (i) an inflation adjusted discount rate range of 8.0% to 12.0% and
(ii) terminal EBITDA multiples of 8.0x, 10.0x and 12.0x, Edwards determined that the present value per share of Petrolite's common stock ranged from $45.48 (at 12.0% discount rate, 8.0x terminal EBITDA multiple and based on management's projections with lower EBIT margins) to $87.79 (8.0% discount rate, 12.0x terminal EBITDA multiple and based on management's projections).

  Stock Price Premium Analysis

     Edwards reviewed the trading history of Petrolite Common Stock since the date of the public disclosure of Barnickel's Schedule 13D Amendment on November 12, 1996 concerning its proposed consent solicitation. Edwards also reviewed the stock price movement of acquired companies in a group of twelve selected transactions dating to September 1993, in the specialty chemical and oilfield services industries (the "Premium Transactions") to determine the percentage increase in stock price movements in each acquired company's stock ("Stock Price Premiums") over trading levels prior to the public announcement of the respective transactions (i.e., trading levels one day, one week, one month and three months prior to the transaction announcement date). Edwards then applied these Stock Price Premiums to Petrolite's stock price levels one day, one week, one month and three months prior to the public disclosure of Barnickel's
Schedule 13D Amendment on November 12, 1996.

     Edwards' analysis indicated that the Premium Transactions' Stock Price Premiums over trading levels at the following points in time were as follows:
(i) one day prior to announcement -- a range of 3.2% to 105.5%, with a median of 32.9%; (ii) one week prior to announcement -- a range of 12.7% to 111.3%, with a median of 35.0%; (iii) one month prior to announcement -- a range of 14.2% to 91.5%, with a median of 41.9%; and (iv) three months prior to announcement -- 18.0% to 98.2%, with a median of 63.1%. Edwards' analysis indicated that applying the respective median Stock Price Premiums to Petrolite's closing stock price one day, one week, one month and three months prior to the public disclosure of the Schedule 13D Amendment filing on November 12, 1996 yields stock prices of $43.19, $44.89, $48.60 and $48.11, respectively.

  Baker Hughes Selected Company Analysis

     Edwards reviewed and compared certain financial information relating to Baker Hughes with publicly available financial and operating information of six publicly traded companies (together, the "BHI Selected Companies"), in the oilfield services industry. The BHI Selected Companies include Camco International, Inc., Dresser Industries, Inc., Halliburton Company, Schlumberger Limited, Smith International, Inc. and Western Atlas, Inc. None of the BHI Selected Companies used in Edwards' analysis is identical to Baker Hughes. Edwards' analysis involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the BHI Selected Companies and other factors regarding the trading values of the BHI Selected Companies.

     Edwards considered among other multiples and ratios: (i) the range and median of the BHI Selected Companies' Sales Multiple, EBITDA Multiple, and EBIT Multiple; (ii) the range and median of the BHI Selected Companies' market equity value to earnings ("Price/Earnings Multiple") for the LTM and for 1997 estimated earnings based on FirstCall Research estimates as of February 21, 1997; and
(iii) the similarity of the BHI Selected Companies to Baker Hughes.

     Edwards' analyses indicated that the BHI Selected Companies' (i) Sales Multiple ranged from 1.0x to 3.0x, with a median of 1.6x, compared with a Sales Multiple of 1.9x for Baker Hughes; (ii) EBITDA Multiple ranged from 8.5x to 14.6x, with a median of 11.4x, compared with an EBITDA Multiple of 11.3x for Baker Hughes; (iii) EBIT Multiple ranged from 13.2x to 29.1x, with a median of 16.8x, compared with an EBIT Multiple of 16.0x for Baker Hughes; (iv) LTM Price/Earnings Multiple ranged from 22.4x to 36.0x, with a median of 25.9x, compared with an LTM Price/Earning Multiple of 23.7x for Baker Hughes; and (v) 1997 Price/Estimated Earnings Multiple ranged from 18.2x to 24.0x, with a median of 20.1x, compared with a 1997 Price/Estimated Earning Multiple of 21.9x for Baker Hughes. Edwards analyses also considered the BHI Selected Companies': (i) LTM EBIT margins, which ranged from 6.4% to 11.0%, with a median of 9.9%, compared with an LTM EBIT margin of 11.8% for Baker Hughes; (ii) LTM EBITDA margins, which ranged from 10.0% to 26.0%, with a median of 15.0%, compared with an LTM EBITDA margin of 16.8% for Baker Hughes; (iii) three year CAGRs of sales for the three most recent fiscal years, which ranged from -3.2% to 60.7%, with a median of 6.2%, compared with a three year CAGR of sales of 3.9% for Baker Hughes; and (iv) debt to total capitalization ratios, which ranged from 12.1% to 34.2%, with a median of 23.6%, compared with a debt to total capitalization ratio of 29.8% for Baker Hughes.

  Pro Forma Merger Analyses

     Edwards prepared pro forma analyses of the impact of the Mergers on the Non Barnickel Stockholders of Petrolite. Using earnings estimates for Fiscal Year 1997 for Petrolite prepared by Petrolite management and FirstCall estimates for Baker Hughes for Fiscal Year 1997, along with certain other estimates and assumptions, Edwards estimated the impact of the Mergers on the Non Barnickel Stockholders of Petrolite. Edwards' analysis indicated that if the Mergers were accounted for: (i) as a purchase and assuming no synergies, at a price range of $30.00 to $40.00 per share of Baker Hughes Common Stock, the Mergers would range from being accretive to dilutive to the Equivalent Pro Forma 1997 Earnings per Share; and (ii) as a pooling of interests and assuming no synergies, at a price range of $30.00 to $40.00 per share of Baker Hughes Common Stock, the Mergers would range from being accretive to dilutive to the Equivalent Pro Forma 1997 Earnings per Share. The Equivalent Pro Forma 1997 Earnings per Share is defined as the product of: (i) the pro forma 1997 Baker Hughes EPS at each respective price of Baker Hughes common stock within the aforementioned range and (ii) the number of Baker Hughes shares into which each share of Petrolite is converted given the same price of Baker Hughes common stock used in (i) above. Accretion and dilution is calculated as the percentage change from the Fiscal Year 1997 Petrolite EPS estimate prepared by Petrolite management to the Equivalent Pro Forma 1997 Earnings per Share.

  Other Information Considered and Analyses

     In rendering its opinion, Edwards considered other information and conducted certain other analyses including, among other things, a review of: (i) the history of the trading prices and volume for Petrolite Common Stock and Baker Hughes Common Stock, respectively; (ii) the historical ratio of the daily closing price of Petrolite Common Stock and Baker Hughes Common Stock over a twelve-month period ending February 21, 1997; (iii) the publicly reported share holdings of the common stock of Petrolite and Baker Hughes, respectively; and
(iv) selected published analysts reports on Petrolite and Baker Hughes and certain of the Selected Companies including analysts' estimates as to the earnings growth potential of each of the individual companies discussed in such reports.

     The preparation of a fairness opinion is not necessarily susceptible to partial analyses and the summary set forth above must be considered as a whole. Furthermore, selecting portions of such analyses or of the above summary, without considering all factors and analyses, would create an incomplete view of the processes underlying the analyses set forth in the Edwards report and its fairness opinion. In arriving at its fairness opinion, Edwards considered the results of all such analyses and did not attribute any particular weight to any analysis or factor considered by it.

     In performing its analyses, Edwards made numerous assumptions with respect to industry performance and general business and economic conditions, which are beyond the control of Petrolite. The analyses performed by Edwards are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Edwards' analysis of the fairness of the Petrolite Exchange Ratio, from a financial point of view, to the Non Barnickel Stockholders of Petrolite, and were provided to Petrolite's Board of Directors in connection with the delivery of Edwards' fairness opinion. In addition, as described above, Edwards' opinion and presentation to Petrolite's Board of Directors of Petrolite was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement.

  Terms of Edwards' Engagement

     The terms of engagement of Edwards by Petrolite are set forth in a letter agreement between Edwards and Petrolite (the "Edwards Engagement Letter"). Pursuant to the terms of the Edwards Engagement Letter, as compensation for rendering its financial advisory services and its opinion to the Board of Directors of Petrolite, Petrolite agreed to pay Edwards a fee, payable upon the consummation of the Merger, equal to $714,000. In addition, Petrolite has agreed to reimburse Edwards for the reasonable fees of Edwards' counsel, and for Edwards' travel and out-of-pocket expenses incurred in connection with its engagement. Petrolite has agreed to indemnify Edwards against certain liabilities in connection with the engagement of Edwards.

OPINION OF MORGAN STANLEY & CO. INCORPORATED

     Barnickel retained Morgan Stanley & Co. Incorporated to act as its financial advisor in connection with the Mergers. Morgan Stanley was selected by the Board of Directors of Barnickel to act as Barnickel's financial advisor based on Morgan Stanley's qualifications, expertise and reputation.

     On February 25, 1997, Morgan Stanley orally delivered its opinion, subsequently confirmed in writing (the "Morgan Stanley Opinion"), to the Barnickel Board to the effect that, as of February 25, 1997, and based upon the assumptions made, matters considered and limits of review as set forth in such opinion, the Barnickel Exchange Ratio is fair from a financial point of view to the holders of Barnickel Common Stock.

     THE FULL TEXT OF THE MORGAN STANLEY OPINION, WHICH, AMONG OTHER THINGS, SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY MORGAN STANLEY, IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE MORGAN STANLEY OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE BARNICKEL EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BARNICKEL STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BARNICKEL SPECIAL MEETING. THE SUMMARY OF THE MORGAN STANLEY OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MORGAN STANLEY OPINION ATTACHED AS APPENDIX D HERETO. STOCKHOLDERS OF BARNICKEL ARE URGED TO READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY.

     In arriving at its opinion, Morgan Stanley: (i) reviewed certain publicly available financial statements and other information of Petrolite and Baker Hughes, respectively; (ii) reviewed certain internal financial statements and other financial and operating data concerning Barnickel and Petrolite prepared by the managements of Barnickel and Petrolite, respectively; (iii) analyzed certain summary financial projections concerning Petrolite prepared by the management of Petrolite; (iv) reviewed and discussed the past and current operations and financial condition and the prospects of Barnickel with senior executives of Barnickel; (v) discussed the past and current operations and financial condition and the prospects of Baker Hughes and analyzed the estimated pro forma impact of the Merger, including information relating to the combined company's earnings per share, consolidated capitalization and financial ratio, with senior executives of Baker Hughes; (vi) discussed with senior executives of Petrolite and Baker Hughes the strategic objectives of the Mergers and certain strategic, financial and operational benefits expected to result from the Mergers, including, without limitation, certain estimates and timing of synergies and other cost savings for the combined company; (vii) reviewed the reported prices and trading activity for the Petrolite Common Stock and Baker Hughes Common Stock; (viii) compared the financial performance of Petrolite and Baker Hughes and the prices and trading activity of Petrolite Common Stock and Baker Hughes Common Stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (x) reviewed the Merger Agreement and certain related documents and (xi) considered such other factors as Morgan Stanley deemed appropriate.

     In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purpose of the Morgan Stanley Opinion. With respect to the financial projections, including estimates relating to certain strategic, financial and operational benefits and synergies and other cost savings expected to result from the Mergers, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Petrolite and Baker Hughes. Morgan Stanley did not conduct a physical inspection of the properties or facilities of Petrolite and Baker Hughes nor make any independent valuation or appraisal of the assets or liabilities of Petrolite and Baker Hughes, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley assumed, with Barnickel's consent, that the Merger will be treated as a tax-free reorganization and/or exchange pursuant to the Code. Morgan Stanley also assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     The following is a summary of the financial analyses performed by Morgan Stanley in preparation of its opinion and reviewed with the Barnickel Board during the Barnickel Board meeting held on February 25, 1997.

     Morgan Stanley considered the review and analysis of Petrolite as integral to arriving at its opinion as the majority of Barnickel's assets consists of Petrolite Common Stock.

     Peer Group Comparison. Morgan Stanley compared certain financial information of Petrolite and Baker Hughes with certain public financial information of selected specialty chemicals and oil field services companies, respectively, which included, in the case of Petrolite, Great Lakes Chemical Corporation, Nalco Chemical Company, The Lubrizol Corporation, Loctite Corporation, Ethyl Corporation, BetzDearborn Inc. and H.B. Fuller (the "Specialty Chemicals Composite"), and Dresser Industries, Inc., Halliburton Company, Schlumberger Limited and Western Atlas, Inc. (the "Oil Field Services Composite"), in the case of Baker Hughes. Such comparison indicated, as of February 21, 1997, a median ratio of market price to 1997 expected earnings per share of 16.5 for the specialty chemicals group and 21.7 for the oil field services group, and 20.5 and 20.8 for Petrolite and Baker Hughes, respectively. As part of this analysis, Morgan Stanley reviewed the recent stock market performance of each of Petrolite and Baker Hughes and compared such performance to that of companies in the Specialty Chemicals Composite and Oil Field Services Composite, respectively. Morgan Stanley also reviewed the ratio of Petrolite's and Baker Hughes' stock prices over various periods ending February 21, 1997, and computed the premium of the Petrolite Exchange Ratio in relation to the aforementioned ratios. The ratio of closing stock prices of Petrolite and Baker Hughes for the various periods ending February 21, 1997 were as follows: 1.160 for the previous two years; 1.069 for the previous year; 1.144 for the previous six months and 1.264 for the previous three months.

     Morgan Stanley observed that the implied Petrolite Exchange Ratio of 1.70 based on the ratio of closing stock prices of Petrolite and Baker Hughes on February 21, 1997 represented a premium of approximately 46.5%, 59.0%, 48.6% and 34.4%, respectively, over the aforementioned ratios of Petrolite's and Baker Hughes' stock prices.

     No company utilized as a comparison in the comparable company analysis is identical to Baker Hughes or Petrolite.

     Valuation Analyses. Morgan Stanley estimated a range of equity values for each of Petrolite and Baker Hughes on the bases of equity market trading, precedent transactions and discounted cash flow analyses.

     Equity Market Trading Analysis. Morgan Stanley performed an equity market trading valuation analysis for each company was based on projected 1997 and 1998 EBITDA, EBIT and earnings per share estimates. Morgan Stanley calculated ranges of per share equity value of $32.38 to $45.99 for Petrolite and $30.16 to $37.49 for Baker Hughes based on this analysis.

     Precedent Transactions Analysis. Morgan Stanley performed a precedent transactions analysis for Petrolite based on Petrolite's last 12 months sales, EBITDA and EBIT. Morgan Stanley used a range of 1.0x to 1.3x sales; 8.0x to 11.0x EBITDA and 12.0x to 16.0x EBIT for this analysis. The ranges were selected based on the review and analysis of the precedent transactions in the specialty chemicals industry. Morgan Stanley observed that its review and analysis of such precedent transactions revealed no transactions which Morgan Stanley viewed as directly comparable to the Merger. Morgan Stanley calculated ranges of per share equity value of $30.81 to $41.13 for Petrolite based on this analysis.

     No transaction utilized as a comparison in the precedent transaction analysis is identical to the Barnickel Merger in structure, timing or size. Accordingly, an analysis of the precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Baker Hughes and Petrolite and other factors that would affect the acquisition value of the companies to which it is being compared. In evaluating the comparable transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Baker Hughes or Petrolite, such as the impact of competition on Baker Hughes or Petrolite and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Baker Hughes or Petrolite or the industry or in the financial markets in general.

     Discounted Cash Flow Analysis. Morgan Stanley performed a discounted cash flow analysis for each company based upon discussions with management of each of Petrolite and Baker Hughes, as well as upon certain financial forecasts prepared by the management of each company. Unlevered free cash flows of each company were calculated as net income plus depreciation and amortization, deferred taxes, minority interest, other non-cash expense and after-tax net interest expense, less capital expenditures and investments in working capital. Morgan Stanley calculated terminal values for each of Petrolite and Baker Hughes by applying a range of multiples of estimated EBITDA in 2006 from 7.5x to 8.5x, in the case of Petrolite, and 8.0x to 10.0x in the case of Baker Hughes, which range represents estimated long-range trading multiples of EBITDA. The unlevered free cash flows and terminal values for each of Petrolite and Baker Hughes were then discounted to their present values using a range of discount rates from 12.0% to 14.0%. The discount rate ranges were selected based upon a weighted average cost of capital analysis for each of Petrolite and Baker Hughes. Based upon this analysis, and utilizing (i) unlevered free cash flow amounts for 1997 through 2006 for Petrolite, in millions, of $27.8, $36.2, $42.2, $45.6, $46.8,
$46.7, $48.4, $50.2, $52.0 and $53.9, respectively, and terminal values based on 7.5x, 8.0x and 8.5x EBITDA multiples, in millions, of $810.0, $864.0 and $918.0, respectively, and (ii) unlevered free cash flow amounts for 1997 through 2006 for Baker Hughes, in millions, of $142.5, $236.0, $343.9, $395.8, $439.1,
$490.9, $527.0, $567.4, $610.8 and $657.4, respectively, and terminal values based on 8.0x, 9.0x and 10.0x EBITDA multiples, in millions, of $10,758.4, $12,103.2 and $13,448.0, respectively, Morgan Stanley calculated per share equity values of Petrolite ranging from $44.96 to $53.49 on a fully diluted basis and per share equity values of Baker Hughes ranging from $31.91 to $43.46 on a fully diluted basis.

     Pro Forma Merger Analysis. Morgan Stanley analyzed certain pro forma effects of the Merger on the earnings and capitalization of the combined company, as well as on Baker Hughes' earnings per share. These analyses were based on Morgan Stanley's estimates of 1997, 1998, 1999, 2000 and 2001 net income for Petrolite and Baker Hughes, respectively. Based on such analyses, and assuming a Baker Hughes per share stock price of $35.875 and purchase accounting treatment, Morgan Stanley observed that the Merger would result in a decrease in Baker Hughes' earnings per share of 6.6%, 4.6%, 2.0%, 3.1% and 3.9% for each year beginning in 1997. Morgan Stanley did not attempt to identify or quantify synergies which might be achieved in connection with the Merger. However, for illustrative purposes, and as a hypothetical example, Morgan Stanley also analyzed certain pro forma effects of the Merger assuming certain levels of pre-tax synergies, in millions, $15.0, $30.0, $30.9, $31.8 and $32.8, would be realized in 1997, 1998, 1999, 2000 and 2001, respectively in connection with the Merger. The various synergy levels were selected by Morgan Stanley in conjunction with management in order to ascertain the arithmetic sensitivity of post-Merger earnings to the achievement of synergies and Morgan Stanley expressed no view as to whether these synergies would be obtained, or with respect to the reasonableness of the amount or timing of such synergies. Based on such illustrative analysis, Morgan Stanley observed that, after taking into account such hypothetical synergies, the Merger would result in a 3.1% decrease in Baker Hughes' 1997 earnings per share, a 1.2%, 3.4% and 1.4% increase in Baker Hughes' 1998, 1999 and 2000 earnings per share and a 0.2% decrease in Baker Hughes' 2001 earnings per share.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, selecting portions of its analyses, or of the above summary, without considering all factors and analyses, could create an incomplete view of the process underlying the opinion. The range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of Petrolite or Baker Hughes.

     In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Petrolite, Baker Hughes or Barnickel. In addition, as described above, Morgan Stanley's opinion and presentation to the Barnickel Board was one of many factors taken into consideration by the Barnickel Board in making its determination to approve the business combination. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the Barnickel Board's opinion with respect to the value of Barnickel or of whether the Barnickel Board would have been willing to agree to a different valuation pursuant to the Merger Agreement. The analyses performed by Morgan Stanley are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be valued in the marketplace.

     Barnickel retained Morgan Stanley based upon Morgan Stanley's experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Morgan Stanley makes a market in Baker Hughes Common Stock. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell the securities of, Petrolite and Baker Hughes. Morgan Stanley and its affiliates have, in the past, provided financial advisory services to Barnickel and have received customary fees for the rendering of such services. Morgan Stanley and its affiliates have also provided financial advisory and financing services to Baker Hughes and have received customary fees for the rendering of such services.

     Pursuant to a letter agreement dated April 6, 1996 between Barnickel and Morgan Stanley, Barnickel paid Morgan Stanley a retainer fee of $50,000 and has agreed to pay Morgan Stanley an additional fee of $2,500,000 (against which will be credited certain prior advisory fees paid in the amount of $372,500 plus any additional advisory fees paid pursuant to such letter agreement) upon successful consummation of the Mergers. Barnickel has also agreed, pursuant to such letter agreement, to reimburse Morgan Stanley for its reasonable out-of-pocket expenses. Further, on April 16, 1997, the Board of Directors of Barnickel unanimously agreed to pay Morgan Stanley upon consummation of the Mergers an additional fee of $1,303,958, in light of the terms negotiated for the Mergers, and in consideration for services already rendered and to be rendered by Morgan Stanley to Barnickel. In addition, Barnickel has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates, against certain liabilities, including liabilities under federal securities laws, and expenses related to Morgan Stanley's engagement.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a description of the material federal income tax consequences of the Mergers to Baker Hughes, Barnickel, Petrolite and holders of Petrolite Common Stock and Barnickel Common Stock who are citizens or residents of the United States. It does not discuss all the tax consequences that may be relevant to Petrolite or Barnickel stockholders in special tax situations (such as insurance companies, financial institutions, dealers in securities, tax exempt organizations or non-U.S. persons) or to Petrolite stockholders who acquired their shares of Petrolite Common Stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation. The following description also does not discuss tax consequences to holders of outstanding Petrolite warrants or stock options (including options issued under Petrolite's 1987 Incentive Stock Option Plan, and Petrolite's 1993 Stock Incentive Option
Plan).

     Neither Baker Hughes, Petrolite nor Barnickel has requested a ruling from the IRS with regard to any of the federal income tax consequences of the Mergers, and the opinions of counsel to Petrolite and Barnickel as to the federal income tax consequences of the Mergers set forth below in the first paragraphs under the subheadings " -- Petrolite Merger" and " -- Barnickel Merger" will not be binding on the IRS.

  Petrolite Merger

     Fried, Frank, Harris, Shriver & Jacobson, special counsel to Petrolite, is of the opinion that, under present federal income tax law, and based upon (i) certain representations of Baker Hughes, Merger Sub, Barnickel and Petrolite, and (ii) the assumptions that the Petrolite Merger, the Barnickel Merger and related transactions will take place as described in the Merger Agreement and that the representations referred to in clause (i) remain true as of the Closing Date, the Petrolite Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. Under the Merger Agreement it is a condition precedent to Petrolite's obligation to consummate the Petrolite Merger (which condition may be waived by Petrolite) that an opinion dated the Closing Date to the effect of the foregoing be delivered to Petrolite.

     Under the reorganization provisions of the Code, no gain or loss will be recognized by stockholders of Petrolite upon the conversion of their shares of Petrolite Common Stock into shares of Baker Hughes Common Stock pursuant to the terms of the Petrolite Merger (except to the extent cash is received in lieu of fractional shares). The tax basis of the shares of Baker Hughes Common Stock into which shares of Petrolite Common Stock are converted pursuant to the Petrolite Merger (including any fractional shares of Baker Hughes Common Stock deemed received) will be the same as the tax basis of such Petrolite Common Stock exchanged therefor. The holding period for shares of Baker Hughes Common Stock into which shares of Petrolite Common Stock are converted pursuant to the Petrolite Merger will include the period that such shares of Petrolite Common Stock were held by the holder, provided such shares were held as a capital asset by the holder. In addition, none of Baker Hughes, Barnickel or Petrolite will recognize any taxable gain or loss as a result of the Petrolite Merger.

     A Petrolite stockholder who receives cash in lieu of a fractional share of Baker Hughes Common Stock will be treated for federal income tax purposes as if the cash was received in payment for this fractional share, and such Petrolite stockholder will therefore recognize gain or loss equal to the difference between the cash received and such stockholder's tax basis in the fractional share.

  Barnickel Merger

     Lowenhaupt & Chasnoff, L.L.C., special counsel to Barnickel, is of the opinion that, under present federal income tax law, and based upon (i) certain representations of Baker Hughes, Merger Sub, Petrolite and Barnickel, and (ii) the assumptions that the Barnickel Merger and related transactions will take place as described in the Merger Agreement, that the Petrolite Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that the representations referred to in clause (i) remain true as of the Closing Date, the Barnickel Merger will constitute a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. Under the Merger Agreement it is a condition precedent to Barnickel's obligation to consummate the Barnickel Merger (which condition may be waived by Barnickel) that an opinion dated the Closing Date to the effect of the foregoing be delivered to Barnickel.

     Under the reorganization provisions of the Code, no gain or loss will be recognized by stockholders of Barnickel upon the conversion of their shares of Barnickel Common Stock into shares of Baker Hughes Common Stock pursuant to the terms of the Barnickel Merger (except to the extent cash is received in lieu of fractional shares). The tax basis of the shares of Baker Hughes Common Stock into which shares of Barnickel Common Stock are converted pursuant to the Barnickel Merger (including any fractional shares of Baker Hughes Common Stock deemed received) will be the same as the tax basis of such Barnickel Common Stock exchanged therefor. The holding period for shares of Baker Hughes Common Stock into which shares of Barnickel Common Stock are converted pursuant to the Barnickel Merger will include the period that such shares of Barnickel Common Stock were held by the holder, provided such shares were held as a capital asset by the holder. In addition, neither Baker Hughes nor Barnickel will recognize any taxable gain or loss as a result of the Barnickel Merger.

     A Barnickel stockholder who receives cash in lieu of a fractional share of Baker Hughes Common Stock will be treated for federal income tax purposes as if the cash was received in payment for this fractional share, and such Barnickel stockholder will therefore recognize gain or loss equal to the difference between the cash received and such stockholder's tax basis in the fractional share.

     A dissenting Barnickel stockholder who receives cash for such stockholder's Barnickel Common Stock pursuant to the exercise of dissenters' rights will be treated as having had the Barnickel Common Stock redeemed in exchange for cash. Generally, such dissenting stockholder will recognize gain or loss measured by the difference between the amount of cash received (other than amounts, if any, which are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and the tax basis of the shares of Barnickel Common Stock redeemed. If Barnickel Common Stock was held as a capital asset, such gain or loss will be long-term capital gain or loss if such stock was held for more than one year as of the Barnickel Effective Time. However, any such dissenting stockholder that constructively owns shares of Barnickel Common Stock that are exchanged for Baker Hughes Common Stock in the Barnickel Merger or actually or constructively owns Baker Hughes Common Stock after the Barnickel Merger may, in certain circumstances, be required to treat the cash received as dividend income if the receipt of cash by such dissenting stockholder has the effect of the distribution of a dividend. Whether the receipt of cash has the effect of the distribution of a dividend would depend upon the dissenting stockholder's particular circumstances. Barnickel stockholders are urged to consult their tax advisors regarding the tax treatment of any payments they may receive as a result of the exercise of their dissenters' rights.

  General

     Although Fried, Frank, Harris, Shriver & Jacobson and Lowenhaupt & Chasnoff, L.L.C., counsel to Petrolite and Barnickel, respectively, have delivered the tax opinions described above to Petrolite and Barnickel, which are based upon certain representations and assumptions being true as of the Closing Date, to the effect that the Petrolite Merger and the Barnickel Merger, respectively, will qualify as reorganizations for federal income tax purposes within the meaning of Section 368(a) of the Code, receipt of new opinions to such effect dated the Closing Date is a condition to the obligations of Petrolite and Barnickel to consummate the Mergers. This condition may be waived by the Board of Directors of the applicable company. In the event that one or both of the opinions could not be provided on the Closing Date, the decision whether to waive the receipt of such opinion or to delay or terminate the Merger Agreement would be made by the Board of Directors of the applicable company. While neither company has any reason to believe that the respective opinions could not be provided on the Closing Date (or that the respective Mergers would not qualify as reorganizations for federal income tax purposes within the meaning of Section 368(a) of the Code), it is impossible at this time to determine what either Board of Directors would decide in the event the respective opinion could not be provided because its decision will depend on the facts and circumstances existing at the time it is faced with the decision. Petrolite and Barnickel stockholders who are voting to approve the Mergers are also authorizing their Board of Directors to decide whether to delay or terminate the Merger Agreement or to consummate the Mergers without the receipt of such tax opinion. In such circumstances, stockholders of Petrolite and Barnickel would not have the opportunity to vote to approve the decision of their respective Board of Directors (unless their Board were to decide to resubmit the matter to a vote of stockholders). ACCORDINGLY, STOCKHOLDERS SHOULD VOTE TO APPROVE THE MERGER AGREEMENT ONLY IF THEY ARE WILLING TO ALLOW THEIR BOARD OF DIRECTORS THE DISCRETION TO PROCEED WITH THE APPLICABLE MERGER AS A TAXABLE TRANSACTION.

     In the event that it was determined that either the Petrolite Merger or the Barnickel Merger did not qualify as a reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, a stockholder of such company generally would recognize capital gain (or loss) equal to the amount by which the value of the Baker Hughes Common Stock received by such stockholder (including any fractional shares deemed received) exceeds (or is exceeded by) such stockholder's basis in the shares exchanged for Baker Hughes Common Stock.

     THE DISCUSSION SET FORTH ABOVE IS BASED ON CURRENTLY EXISTING PROVISIONS OF THE CODE, EXISTING AND PROPOSED TREASURY REGULATIONS THEREUNDER AND CURRENT ADMINISTRATIVE RULINGS AND COURT DECISIONS. ALL OF THE FOREGOING ARE SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. NO INFORMATION IS PROVIDED HEREIN WITH

RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGERS UNDER APPLICABLE FOREIGN, STATE AND LOCAL LAWS. PETROLITE AND BARNICKEL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE POSSIBLE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

REGULATORY APPROVALS

     Under the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Mergers may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division"), and specified waiting period requirements have been satisfied. Each of Baker Hughes, Petrolite and Barnickel filed a premerger notification and report forms with the FTC and the Antitrust Division, and the waiting period under the HSR Act expired on April 6, 1997.

     At any time before or after the Petrolite Effective Time, the Justice Department, FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Mergers or to cause Baker Hughes to divest itself, in whole or in part, of Petrolite or of other businesses conducted by Baker Hughes. There can be no assurance that a challenge to the Mergers will not be made or that, if such a challenge is made, Baker Hughes will prevail. The obligations of Baker Hughes, Petrolite and Barnickel to consummate the Mergers are subject to the condition that there be no decree, order or injunction of a court of competent jurisdiction which prohibits the consummation of the Mergers. Each party has agreed to use its commercially reasonable efforts to have any such decree, order or injunction lifted or vacated; provided that none of Baker Hughes, Petrolite and Barnickel is required to take any action that would have a material adverse effect on the U.S. oilfield production chemicals business of Baker Hughes or Petrolite, including any of their respective subsidiaries. See "Certain Provisions of the Merger
Agreement -- Conditions to the Merger" and "-- Termination" and "-- Expenses and Termination Fees." For additional information see "The Mergers -- Background of the Mergers" and "-- Reasons for the Mergers."

ACCOUNTING TREATMENT

     The Mergers will be accounted for using the purchase method of accounting with Baker Hughes acquiring Petrolite and Barnickel. Under this method of accounting, Baker Hughes will record the assets and liabilities of Petrolite and Barnickel at fair market value as of the Closing Date, with the remaining purchase price reflected as goodwill. Baker Hughes' results of operations will include the results of Petrolite and Barnickel from the Closing Date. See the notes to Unaudited Pro Forma Condensed Combined Financial Statements included elsewhere in this Joint Proxy Statement/Prospectus.

EMPLOYEE MATTERS

     Pursuant to the Merger Agreement, Baker Hughes has agreed to honor certain agreements between Petrolite and Petrolite's present and former employees and executives, as well as Petrolite's employee benefit plans (the "Petrolite Benefit Plans"). The consummation of the Petrolite Merger will result in a "change of control" under the above-referenced employee and executive agreements. Baker Hughes has agreed to cause the Petrolite Surviving Corporation to (a) assume Petrolite's obligations under the Petrolite Benefit Plans to cover all Petrolite employees who are participants prior to the Petrolite Effective Time and who remain eligible to participate in such plans; provided, that the Petrolite Surviving Corporation may amend such plans, other than the Petrolite Corporation Vacation Plan and the Petrolite Corporation Severance Plan, at any time following the Petrolite Effective Time to provide benefits to Petrolite employees which, in the aggregate, are comparable to those applicable to similarly situated Baker Hughes employees, or (b) in lieu thereof, provide benefits to such Petrolite employees under Baker Hughes' benefit plans so that the aggregate benefits to such Petrolite employees are comparable to those applicable to similarly situated Baker Hughes employees. After the Petrolite Effective Time, any Petrolite employee entitled (or who becomes entitled) to continued medical

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

coverage pursuant to one of the above-referenced agreements will be entitled to participate under any Baker Hughes or Petrolite Surviving Corporation medical plan under the same terms as those specified in his or her Petrolite agreement. Baker Hughes and the Petrolite Surviving Corporation shall not be obligated under such provisions to cover employees hired by Petrolite after the Petrolite Effective Time. With respect to Baker Hughes' benefit plans, Baker Hughes and the Petrolite Surviving Corporation will grant to all Petrolite employees credit for all service with Petrolite prior to the Petrolite Effective Time for seniority, eligibility to participate, eligibility for benefits and vesting purposes. In addition, Baker Hughes has agreed to maintain the Petrolite Corporation Severance Plan for a period of one year following the Petrolite Effective Time for the benefit of Petrolite employees. Baker Hughes also has agreed that any Petrolite employee who continues to be employed by Baker Hughes or the Petrolite Surviving Corporation on November 1, 1997 will continue to be entitled to take the same paid vacation during the period ending October 31, 1998 he or she would have earned under the Petrolite Corporation Vacation Policy. Baker Hughes intends that, for the two-year period following the Petrolite Effective Time, any workforce reductions will be made on a fair and equitable basis and that any Petrolite employee whose employment is terminated by Baker Hughes be entitled to participate in Baker Hughes' job placement programs.

     Baker Hughes has agreed to cause the Petrolite Surviving Corporation to amend the Petrolite Corporation Retirement Plan following the Petrolite Effective Time to provide that any Petrolite employee who continues in employment for three months following the Petrolite Effective Time or whose employment is terminated during such period without cause (as defined) shall be provided one additional year of service under such retirement plan. With respect to the Petrolite Annual Bonus Plan and Division Cash Incentive Bonus Plans (the "Incentive Plans"), the determination of whether performance targets thereunder have been met for the fiscal year ending October 31, 1997 shall be made based upon actual performance for such fiscal year or an applicable portion thereof. Such determination will disregard certain fees and expenses incurred by Petrolite or certain other parties in connection with the Petrolite Merger. Bonuses payable in connection with the Incentive Plans from November 1, 1996 to October 31, 1997 will be determined and paid pursuant to the terms of such plans. Petrolite shall determine and pay to each participant the bonus amount due from November 1, 1996 through the Closing Date, which amount shall not exceed a certain calculated maximum amount for each such participant. Baker Hughes has agreed that prior to December 1, 1997, it will determine and the Petrolite Surviving Corporation will pay to each participant the bonus amount due from the Closing Date through October 31, 1997, based on criteria established by Baker Hughes which amount shall not be less than a certain calculated minimum amount for each such participant. The Petrolite Surviving Corporation also will pay the same minimum amount to each participant whose employment is terminated without cause after the Closing Date and before payments are made by the Petrolite Surviving Corporation to participants as described above.

     The Merger Agreement provides that at the Petrolite Effective Time, all options (individually, a "Petrolite Option" and collectively, the "Petrolite Options") then outstanding under Petrolite's 1987 Incentive Stock Option Plan (the "1987 Plan"), 1993 Stock Incentive Option Plan (the "1993 Plan") and the Stock Option Agreement, dated August 11, 1995, between Petrolite and Paul H. Hatfield (collectively, the "Petrolite Stock Option Plans") shall remain outstanding following the Petrolite Effective Time. At the Petrolite Effective Time, the Petrolite Options shall, by virtue of the Petrolite Merger and without any further action on the part of the Petrolite or the holder of any Petrolite Option, be assumed by Baker Hughes. Each Petrolite Option assumed by Baker Hughes shall be exercisable upon the same terms and conditions as under the applicable Petrolite Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each Petrolite Option shall be exercisable for that whole number of shares of Baker Hughes Common Stock (rounded to the nearest whole share) determined by multiplying the number of shares of the Petrolite Common Stock subject to such Petrolite Option immediately prior to the Petrolite Effective Time by the Petrolite Exchange Ratio, and (ii) the option price per share of Baker Hughes Common Stock shall be an amount equal to the option price per share of Petrolite Common Stock subject to such Petrolite Option in effect immediately prior to the Petrolite Effective Time divided by the Petrolite Exchange Ratio. Pursuant to certain change of control provisions of the 1987 Plan and the 1993 Plan, all Petrolite Options (as adjusted pursuant to the foregoing sentence) granted under such Petrolite Stock Options Plans, including those held by directors and executive officers of Petrolite, will immediately become exercisable upon consummation of the

Petrolite Merger and will remain exercisable in full for a period of 12 months following consummation of the Petrolite Merger; provided, however, no Petrolite Option granted under the 1987 Plan may be exercised more than 11 years after the date of grant thereof and no Petrolite Option granted under the 1993 Plan may be exercised more than 10 years after the date of grant thereof. Upon the expiration of the aforementioned 12-month period, any unexpired Petrolite Options issued under the 1987 Plan or the 1993 Plan held by holders who continue to be employed by Baker Hughes or its subsidiaries shall, pursuant to the terms of such Petrolite Stock Option Plans, no longer be governed by such change of control provisions, but shall continue to be and become exercisable pursuant to the other provisions of the applicable Petrolite Stock Option Plan and the applicable option agreements issued thereunder.

INTERESTS OF CERTAIN PERSONS

  Potential Conflict of Interest between Petrolite and Barnickel

     From time to time over the past three years, Barnickel has actively explored a possible sale, merger or reorganization involving Barnickel. During this period, various efforts to effect a tax-free reorganization between Barnickel and Petrolite were made but could not be agreed to or, for tax reasons, implemented.

     In September 1996, the Special Committee declined to pursue two third-party indications of interests for the acquisition of Petrolite (at initial prices ranging from $40 to $44 per share of Petrolite Common Stock) that had been obtained by Barnickel. The Special Committee believed that the value that could be returned to all of Petrolite's stockholders through implementation of Petrolite's Strategic Business Plan was substantially greater than the values expressed in the indications of interest. In addition, the Special Committee was concerned that the Three-Party Transaction structure proposed by Barnickel in order to effect a tax-free transaction for itself and its stockholders had the potential to create a conflict of interest between Petrolite and Barnickel. The Special Committee understood from its advisors that such a transaction structure might affect the treatment of a stock acquisition of Petrolite as a pooling-of-interests for accounting purposes and, consequently, might negatively impact the price an acquiror might be willing to pay for Petrolite.

     On November 12, 1996, Barnickel filed preliminary consent solicitation materials with the SEC to remove and replace five members of the Board of Directors of Petrolite and indicated that its nominees would consider a merger or sale of Petrolite. After taking into account Barnickel's stated intentions and share ownership position, the Special Committee directed management to explore a possible business combination with third parties to determine whether any such transaction would maximize stockholder value. The Special Committee believed that any process to explore a transaction should be conducted by the independent directors of Petrolite acting in the best interests of all stockholders.

     On November 27, 1996, Barnickel and Petrolite entered into a Memorandum of Understanding pursuant to which, among other things, Barnickel agreed not to take any implementing action with respect to any consent solicitation for 90 days, two designees of Barnickel were added to the Special Committee as non-voting members and the Special Committee was directed, subject to applicable fiduciary duties, to explore a process for the sale or merger of Petrolite on the most advantageous terms for all stockholders. The Special Committee was to take into account, among other stockholders' concerns, Barnickel's strong preference for a transaction structured as a tax-free reorganization involving Barnickel directly.

     In approving the Petrolite Merger, the Board of Directors of Petrolite took into account the fact that while Baker Hughes had indicated a preference for the Mergers to be accounted for as a pooling of interests, neither the consummation of the Petrolite Merger, nor the $61 in value of Baker Hughes Common Stock (which was the highest value offered by any bidder) to be received for each share of Petrolite Common Stock, is conditioned on such treatment being available. The Board of Directors of Petrolite considered this fact to substantially diminish the Special Committee's previous concerns regarding the potential for a conflict of interest between the stockholders of Barnickel and the stockholders of Petrolite in connection with the sale or merger of Petrolite in a three-party transaction structure. See "The Mergers -- Background of the Mergers" and "The Mergers -- Reasons for the Mergers -- Petrolite's Reasons for the Petrolite Merger").

  Assumption of Certain of Barnickel's Expenses.

     Pursuant to the Merger Agreement, Baker Hughes effectively has agreed to assume up to $950,000 of certain legal, financial advisory and other fees and expenses incurred by Barnickel in connection with Barnickel's solicitation of third party acquirors of Petrolite, its proposed consent solicitation of Petrolite's stockholders and the consummation of the Mergers. See "The Mergers -- Background of the Mergers."

  Compensation of Certain Individuals in Connection With the Mergers

     Fairfax F. Pollnow, V. Raymond Stranghoener and John Sexton, all of whom are directors (and, in the cases of Messrs. Pollnow and Stranghoener, officers) of Barnickel, have been since the latter part of 1993, and are expected to continue to be until the Closing, instrumental in assisting Barnickel in pursuing its goals of liquidity, diversification, value maximization and equality of treatment of all Barnickel's stockholders. In recognition of the substantial time and effort expended in connection therewith, on April 16, 1997, the Board of Directors of Barnickel unanimously agreed to compensate such individuals in approximate after-tax amounts equal to $1,000,000, $500,000 and $100,000 (or, as grossed up to provide for estimated Federal and state taxes, $1,851,852, $925,926 and $185,185), respectively, for those approximately four years of service. Barnickel anticipates paying all such amounts prior to the Closing Date and accordingly such payments will reduce the Barnickel Exchange Ratio. Pursuant to the terms of his employment with BTC, an investment advisor to Barnickel, the amount payable with respect to Mr. Stranghoener's services will be paid to BTC. Barnickel has requested that such payment be taken into account by BTC in determining the amount of compensation payable to Mr. Stranghoener. Such payment is in addition to other amounts to be received by BTC for investment advisory services provided by it to Barnickel. Additionally, at the request of Barnickel, Mr. Pollnow also is a director of Petrolite. See "The Mergers -- Reasons for the Mergers -- Barnickel's Reasons for the Barnickel Merger."

  Severance Arrangements and Other Benefits

     Certain executive officers of Petrolite, one of whom also is a member of the Board of Directors of Petrolite, have interests in the Petrolite Merger that are in addition to the interests of Petrolite's stockholders generally. Petrolite has entered into Executive Agreements with such executive officers which provide, among other things, severance compensation and certain other benefits in the event of the executive's involuntary termination within two years immediately following a change in control of Petrolite or voluntary termination within one year immediately following a change of control of Petrolite. This compensation would be in the form of a lump sum payment equal to two times the executive's annual base salary and target incentive payment, and continuation of certain other executive benefits for a period specified in the agreement. The consummation of the Petrolite Merger will result in a change of control under these Executive Agreements. The following executive officers of Petrolite each have entered into an Executive Agreement: John M. Casper; Hugh B. Chare; Ralph J. Churchill; Toby R. Graves; Paul H. Hatfield; John F. McCartney; Charles R. Miller; Stuart Monro; Jeffrey R. Pullen; Derek Redmore and David Winslett. Mr. Hatfield also serves on the Board of Directors of Petrolite. See "Election of Directors of Petrolite -- Executive Officers and Certain Significant Employees of Petrolite" and "-- Executive Agreements."

     In addition, pursuant to the change of control provisions of Petrolite's stock option plans, outstanding options, including those held by executive officers of Petrolite, will become exercisable immediately for shares of Baker Hughes Common Stock as a result of the consummation of the Petrolite Merger and, generally, will remain exercisable for a period of at least 12 months following such consummation. See "-- Employee Matters" and "Election of Directors of Petrolite -- Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values."

  Indemnification

     From and for six years following the Petrolite Effective Time, Baker Hughes has agreed to indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who was as of the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, an officer or director of Petrolite or Barnickel (or any subsidiary or division thereof) (an "Indemnified Party"), against all losses, claims, damages, liabilities, costs or expenses, judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Petrolite Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Baker Hughes shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Baker Hughes, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) the Petrolite Surviving Corporation and the Barnickel Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Baker Hughes will not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld), and provided further, that Baker Hughes shall not be obligated to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the opinion of counsel for any of the Indemnified Parties, there is a conflict of interests between two or more of such Indemnified Parties.

     Pursuant to the Merger Agreement, Baker Hughes has agreed to cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, under existing officers' and directors' liability insurance policies maintained by Petrolite or Barnickel, as applicable for a period of six years from the Petrolite Effective Time, on terms substantially no less advantageous to the Indemnified Parties than such existing insurance. Baker Hughes also has agreed to pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity.

RESALES OF BAKER HUGHES COMMON STOCK

     The issuance of Baker Hughes Common Stock to stockholders of Petrolite and Barnickel in the Mergers has been registered under the Securities Act. All shares of Baker Hughes Common Stock received by stockholders of Petrolite and (except as set forth under "The Mergers -- Procedures for Exchange of Certificates; Barnickel Continuity Custodian") Barnickel upon consummation of the Mergers will be freely transferable by those holders who are not deemed to be "affiliates" (as defined under the Securities Act but generally including executive officers, directors and ten percent or more stockholders) of Petrolite or Barnickel, as applicable.

     Pursuant to the Merger Agreement, each of Petrolite and Barnickel has agreed to use its best efforts to cause each person identified by Petrolite or Barnickel, as applicable, as an affiliate for purposes of Rule 145 of the Securities Act (the "Rule 145 Affiliates") on the date of the Meetings to deliver to Baker Hughes a written agreement that such person will not sell, pledge, transfer or otherwise dispose of any shares of Baker Hughes Common Stock issued to such Rule 145 Affiliates in the Mergers, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Baker Hughes will be entitled to place restrictive legends on any shares of Baker Hughes Common Stock received by Rule 145 Affiliates.

NYSE LISTING OF COMMON STOCK

     It is a condition to the Mergers that the shares of Baker Hughes Common Stock to be issued pursuant to the Mergers be authorized for listing on the NYSE, subject to official notice of issuance. Baker Hughes' Common Stock is traded on the NYSE, the Pacific Stock Exchange and the Swiss Stock Exchange under the symbol "BHI."

DISSENTERS' RIGHTS OF BARNICKEL STOCKHOLDERS

     Holders of Barnickel Common Stock are entitled to dissenters' rights under
Section 351.455 of the Missouri General Business Corporation Law ("MGBCL"). The following summary of the applicable provisions of Section 351.455 of the MGBCL is not intended to be a complete statement of such provisions

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

and is qualified in its entirety by reference to the full text of Section
351.455 of the MGBCL, which is attached as Appendix E to this Joint Proxy Statement/Prospectus. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF BARNICKEL COMMON STOCK THAT ARE HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW THE STEPS SUMMARIZED BELOW PROPERLY AND IN A TIMELY MANNER IF SUCH PERSON WISHES TO PERFECT ANY APPRAISAL RIGHTS SUCH PERSON MAY HAVE.

     THIS DISCUSSION AND APPENDIX E SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, AS FAILURE TO STRICTLY COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTION 351.455 OF THE MGBCL MAY RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTION 351.455 OF THE MGBCL.

     Any holder of record of Barnickel Common Stock who makes the demand prescribed below with respect to such shares, who otherwise complies with the statutory requirements of Section 351.455, who files a written objection with Barnickel to the Merger Agreement, and who neither votes in favor of the Merger Agreement nor consents thereto in writing may be entitled under Section 341.455 of the MGBCL to an appraisal of the fair value of his or her shares of stock (the "Dissenting Shares").

     Under Section 351.455 of the MGBCL, a holder of Barnickel Common Stock may dissent to the Merger Agreement, and the Barnickel Surviving Corporation will pay to such stockholder the fair value of such stockholder's shares of Barnickel Common Stock as of the day prior to the Barnickel Special Meeting (as an alternative to payment of the consideration to be received by holders of Barnickel Common Stock pursuant to the Barnickel Merger) if such stockholder:
(i) files with Barnickel prior to or at the Barnickel Special Meeting a written objection to the Merger Agreement; (ii) does not vote in favor thereof; and
(iii) within 20 days after the Barnickel Effective Time, makes written demand on the Barnickel Surviving Corporation for payment of the fair value of the shares held by such stockholder as of the day prior to the date of the Barnickel Special Meeting. Such demand must state the number and class of shares owned by such dissenting stockholder. Any Barnickel stockholder failing to make such demand within the 20-day period will be conclusively presumed to have consented to the Barnickel Merger and will be bound by the terms of the Merger Agreement and the shares of Barnickel Common Stock held by such stockholder will thereupon be treated in the same manner as other shares of Barnickel Common Stock pursuant to the Merger Agreement. Promptly after the Barnickel Effective Time, the Barnickel Surviving Corporation will notify all Barnickel stockholders of the Barnickel Effective Time. A proxy or vote against the Merger Agreement will not, by itself, be sufficient to meet the written objection and demand requirements for purposes of asserting dissenters' rights.

     If within 30 days after the Barnickel Effective Time the value of the Dissenting Shares is agreed upon between the dissenting stockholder and the Barnickel Surviving Corporation, payment therefor must be made within 90 days after the Barnickel Effective Time, upon the surrender by such dissenting stockholder of the certificate or certificates representing the Dissenting Shares. Upon payment of the agreed value, the dissenting stockholder will cease to have any interest in such shares or in the Barnickel Surviving Corporation, Baker Hughes or Barnickel.

     If within such period of 30 days, the dissenting stockholder and the Barnickel Surviving Corporation do not agree as to the value of the Dissenting Shares, then the dissenting stockholder may, within 60 days after the expiration of the 30-day period, file a complaint in any court of competent jurisdiction within the county in which the registered office of the Barnickel Surviving Corporation is situated (St. Louis County, Missouri), asking for a finding and determination of the fair value of the Dissenting Shares, and will be entitled to judgment against the Barnickel Surviving Corporation for the amount of such fair value as of the day prior to the date of the Barnickel Special Meeting, together with interest thereon to the date of such judgment. The "fair value" determined by the court may be more or less than the value of the Baker Hughes securities offered to Barnickel stockholders under the Merger Agreement. The judgment shall be payable only upon and simultaneously with the surrender to the Barnickel Surviving Corporation of the certificate or certificates representing the Dissenting Shares. Upon the payment of the judgment, the dissenting stockholder shall cease to have any interest in such shares or in the Barnickel Surviving Corporation, Baker Hughes or Barnickel.

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

Unless the dissenting stockholder files such complaint within the 60-day period, such stockholder and all persons claiming under him or her shall be conclusively presumed to have approved and ratified the Merger Agreement and shall be bound by the terms thereof, and the shares of Barnickel Common Stock held by such dissenting stockholder and all persons claiming under such stockholder will thereupon be treated in the same manner as other shares of Barnickel Common Stock pursuant to the Merger Agreement.

     The right of a dissenting stockholder to be paid the fair value of such holder's shares of Barnickel Common Stock as herein provided will cease if and when Barnickel abandons the Barnickel Merger. All notices of election to dissent should be addressed to Wm. S. Barnickel & Company, c/o Lowenhaupt & Chasnoff, 10 South Broadway, Suite 600, St. Louis, Missouri 63102-1733, Attention: Jules Chasnoff.

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

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

     The detailed terms of and conditions to the Mergers are contained in the Merger Agreement, which is included in full as Appendix A to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The following summary description of certain provisions of the Merger Agreement is subject to the more complete information set forth in the Merger Agreement.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties by each of Baker Hughes, Petrolite and Barnickel relating to, among other things:
(i) the organization, good standing and foreign qualification of such parties and their respective subsidiaries; (ii) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (iii) each of their capital structures; (iv) the absence of violations of law and noncompliance with permits; (v) the absence of conflicts, violations of or defaults under the charters or bylaws of each of such party, or any material agreement or applicable law, or resulting from the execution or delivery of the Merger Agreement or the consummation of the Mergers; (vi) the documents and reports filed by them with the SEC, their financial statements and the accuracy of the information contained therein; (vii) the absence of litigation against such party; (viii) the absence of certain events, changes or effects; (ix) taxes; (x) retirement and other employee plans and matters relating to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (xi) with respect to Petrolite and Barnickel, labor matters; (xii) environmental matters;
(xiii) intellectual property matters; (xiv) maintenance of insurance; (xv) brokerage and similar fees; (xvi) receipt of fairness opinions; (xvii) beneficial ownership of another party's common stock; (xviii) the stockholder vote required to approve the Merger Agreement; (xix) with respect to Petrolite, amendments to the Rights Agreement; (xx) qualification of the Mergers as reorganizations for federal income tax purposes; and (xxi) with respect to Baker Hughes, the absence of interim operations of Merger Sub and Merger Grandsub.

CERTAIN COVENANTS -- CONDUCT OF BUSINESS OF PETROLITE AND BARNICKEL

     Each of Petrolite and Barnickel has agreed (except as contemplated by the Merger Agreement, or to the extent that the other parties have otherwise consented in writing) that, prior to the Petrolite Effective Time, it shall, among other things: (i) conduct its business in the ordinary course in substantially the same manner as previously conducted; (ii) use its best efforts to preserve its business organizations and goodwill, keep available the services of its officers and employees and maintain satisfactory business relationships;
(iii) not amend its charter or by-laws; (iv) promptly notify the other parties of any material change in its condition or business or any material litigation or material governmental complaints, investigations or hearings, or the material breach of any of the representations and warranties of the Merger Agreement; (v) promptly deliver to the other parties any SEC filings made subsequent to the date of the Merger Agreement; (vi) (A) except upon exercise of options, warrants and other rights existing on the date of the Merger Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization, (B) grant any new options, warrants or other rights not existing on the date of the Merger Agreement, except for automatic grants to nonemployee directors under the Petrolite 1993 Stock Incentive Plan, (C) increase the compensation or enter into or amend any employment agreement with any officer or director, except as consistent with past practice and as provided in the Merger Agreement or (D) adopt any new employee benefit plan or materially amend any existing employee benefit plan; (vii) not declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, or redeem, purchase or otherwise acquire any shares of its capital stock, except
(A) in the case of Petrolite, the declaration and payment of regular, quarterly dividends, consistent with past practice, not to exceed $0.28 per share of Petrolite Common Stock per quarter and (B) in the case of Barnickel, except for the declaration and payment of cash dividends consistent with past practice and the Merger Agreement; (viii) not acquire or sell, lease or otherwise dispose of any material assets, except in the ordinary course of business, and except in the case of Barnickel, investments in cash equivalents and investment-grade securities and sales of portfolio securities; (ix) not acquire or agree to acquire any material business or entity; (x) not change any material accounting principle or practice except as required by a change in law or generally accepted accounting principles; (xi) use reasonable efforts to maintain insurance in such

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

amounts and against such risks and losses customary for its businesses; (xii) not make or rescind any material tax election, settle or compromise any material tax liability or materially change its methods of reporting income or deductions for federal income tax purposes except as may be required by applicable law;
(xiii) in the case of Petrolite, not (A) incur any indebtedness for borrowed money, except for working capital under existing credit facilities, refinancings of existing debt and other immaterial borrowings, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, (B) except in the ordinary course of business, enter into any material lease or create any material encumbrance on any of its property in connection with any indebtedness or (C) make capital expenditures in excess of $3 million over its fiscal 1997 capital budget; (xiv) in the case of Barnickel, not (A) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any of its debt securities or warrants or rights to acquire any of its debt securities or guarantee any debt securities of others, (B) enter into any lease or create any encumbrance on any of its property in connection with any indebtedness or (C) commit to capital expenditures in excess of $10,000; (xv) not purchase any shares of Baker Hughes Common Stock and, in the case of Barnickel, not sell, dispose of or encumber or purchase or otherwise acquire any shares of Petrolite Common Stock; (xvi) not take any action likely to delay materially or adversely affect the ability of any of the parties to obtain required consents, authorizations, orders or approvals of governmental or other regulatory authorities; and (xvii) not take any action inconsistent with the foregoing.

CERTAIN COVENANTS -- CONDUCT OF BUSINESS OF BAKER HUGHES

     Baker Hughes has agreed (except as contemplated by the Merger Agreement, or to the extent that the other parties have otherwise consented in writing) that prior to the Petrolite Effective Time it shall, among other things, (i) not amend its Restated Certificate of Incorporation or By-laws in any way that materially and adversely affects the rights of holders of Baker Hughes Common Stock; (ii) promptly notify the other parties of any material change in its condition or business or any material litigation or material governmental complaints, investigations or hearings, or the material breach of any of the representations and warranties of the Merger Agreement; (iii) during the period beginning five business days prior to the commencement of the period of time used to determine the Baker Hughes Share Value and ending at the Petrolite Effective Time (the "Cessation Period"), not (and shall cause its subsidiaries not to) issue or sell any shares of Baker Hughes' capital stock or the capital stock of any of its subsidiaries (or securities convertible into or exchangeable for capital stock) for less than the fair market value thereof, except under employee benefit plans or outstanding options, warrants or convertible securities existing on the date of the Merger Agreement in accordance with their terms; (iv) not (and shall cause its subsidiaries not to) engage in any substantial repurchase at a material premium, recapitalization, restructuring or reorganization with respect to shares of Baker Hughes Common Stock; (v) during the period beginning five business days prior to the mailing of this Joint Proxy Statement/Prospectus and ending at the Petrolite Effective Time, not (and shall cause its subsidiaries not to) redeem, repurchase or otherwise acquire any shares of Baker Hughes Common Stock, except pursuant to existing employee benefit plans; (vi) not declare, set aside or pay any dividend or make any other distributions in respect of Baker Hughes Common Stock, or make any commitment for any such action, except regular, quarterly cash dividends in amounts consistent with past practice; (vii) not (and shall not permit any of its subsidiaries to) acquire or agree to acquire a substantial equity interest in, or substantial portion of the assets of, any business or entity if (A) such business or entity is engaged in the U.S. oilfield production chemicals business with revenues in Standard Industrial Codes in which either Baker Hughes or Petrolite has revenues or (B) such action is likely to (1) have a material adverse effect on the ability of Baker Hughes to consummate the Mergers or (2) delay materially the Petrolite Effective Time or the Barnickel Effective Time;
(viii) other than any acquisition involving a purchase price of $200 million or less, not (and shall not permit any of its subsidiaries to) acquire or agree to acquire any business or entity the principal business of which is not related to the oilfield services industry, the manufacture and sale of products for use in, or the provision of services relating to the exploration, development or production of oil or natural gas or other minerals or other businesses engaged in by Baker Hughes on the date of the Merger Agreement; and (ix) except as provided in the Merger Agreement, not take any action likely to delay materially or adversely

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

affect the ability of any of the parties to obtain required consents, authorizations, orders or approvals of governmental or other regulatory authorities.

CONDITIONS TO THE MERGERS

  Conditions to Each Party's Obligation to Effect the Mergers

     The respective obligations of each party to effect the Mergers are subject to the satisfaction at or prior to the Closing Date of the following conditions:

     Stockholder Approval. The Merger Agreement, the Petrolite Merger and the transactions contemplated by the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of Petrolite Common Stock entitled to vote thereon. The Merger Agreement, the Barnickel Merger and the transactions contemplated by the Merger Agreement shall have been approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Barnickel Common Stock entitled to vote thereon. The issuance of the shares of Baker Hughes Common Stock pursuant to the Mergers shall have been approved by the holders of issued and outstanding shares of Baker Hughes Common Stock as and to the extent required by the rules of the NYSE. As of the date of this Joint Proxy Statement/Prospectus, Baker Hughes does not anticipate that the issuance of shares of Baker Hughes Common Stock pursuant to the Mergers will require approval by Baker Hughes' stockholders.

     HSR Act Waiting Period. The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

     No Injunctions or Restraints. None of the parties shall be subject to any decree, order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by the Merger Agreement; provided, however, that prior to invoking this condition each party has agreed to comply with Section 8.4 of the Merger Agreement (see "-- Additional Agreements"), and with respect to other matters, to use its commercially reasonable efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of either of the Mergers.

     Registration Statement. The Form S-4 Registration Statement of which this Joint Proxy Statement/Prospectus is a part shall have become effective and no stop order with respect thereto shall be in effect.

     NYSE Listing. The shares of Baker Hughes Common Stock to be issued pursuant to the Mergers shall have been authorized for listing on the NYSE subject to official notice of issuance.

  Additional Conditions to Obligations of Petrolite to Effect the Petrolite
Merger

     The obligations of Petrolite to effect the Petrolite Merger are subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any or all of which may be waived in whole or in part by Petrolite:

     Covenants, Representations and Warranties. Baker Hughes shall have performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Baker Hughes, Merger Sub and Merger Grandsub contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Petrolite shall have received a certificate of the President or a Vice President of Baker Hughes to such effect.

     Tax Opinion. Petrolite shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to Petrolite, in form and substance reasonably satisfactory to Petrolite, dated the Closing Date, to the effect that the Petrolite Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

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

     Approval by Petrolite's Stockholders Other Than Barnickel. The Merger Agreement, the Petrolite Merger and the transactions contemplated by the Merger Agreement shall have been approved by the holders of a majority of the outstanding shares of Petrolite Common Stock voting on such matter, excluding for these purposes shares of Petrolite Common Stock owned by Barnickel.

     Consummation of the Barnickel Merger. The Barnickel Merger shall have been consummated.

  Additional Conditions to Obligations of Barnickel to Effect the Barnickel
Merger

     The obligations of Barnickel to effect the Barnickel Merger are subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any or all of which may be waived in whole or in part by Barnickel:

     Covenants, Representations and Warranties. Baker Hughes shall have performed in all material respects its covenants and agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Baker Hughes, Merger Sub and Merger Grandsub contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Barnickel shall have received a certificate of the President or a Vice President of Baker Hughes to such effect.

     Tax Opinion. Barnickel shall have received the opinion of Lowenhaupt & Chasnoff, L.L.C., special counsel to Barnickel, in form and substance reasonably satisfactory to Barnickel, dated the Closing Date, to the effect that the Barnickel Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     Petrolite Conditions Satisfied. All conditions to the Petrolite Merger (other than the condition that the Barnickel Merger shall have been previously consummated) shall have been satisfied or waived.

  Additional Conditions to Obligations of Baker Hughes, Merger Sub and Merger Grandsub to Effect the Mergers

     The obligations of Baker Hughes, Merger Sub and Merger Grandsub to effect the Mergers are subject to the satisfaction at or prior to the Closing Date of the following additional conditions, any or all of which may be waived in whole or in part by Baker Hughes:

     Covenants, Representations and Warranties. Each of Petrolite and Barnickel shall have performed in all material respects its respective covenants and agreements contained in the Merger Agreement required to be performed on or prior to the Closing Date and the representations and warranties of each of Petrolite and Barnickel contained in the Merger Agreement and in any document delivered in connection therewith shall be true and correct in all material respects as of the date of the Merger Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Baker Hughes shall have received a certificate of the President and the Chief Financial Officer of Petrolite and the President or a Vice President of Barnickel, as the case may be, to such effect.

     Antitrust Matters. No decree, order or injunction of a court of competent jurisdiction, and no order of any governmental authority and no other legal restraint or prohibition in any such case arising under any Antitrust Law (as defined in the Agreement) ("Injunction") shall be in effect (i) imposing any limitation upon the ability of Baker Hughes or any of its subsidiaries effectively to control the business or operations of Petrolite, Barnickel or any of their respective subsidiaries or (ii) prohibiting or imposing any limitation upon Baker Hughes' or any of its subsidiaries' ownership or operation of all or any portion of the business or assets or properties of Baker Hughes, Petrolite or Barnickel or any of their respective subsidiaries or compelling Baker Hughes, Petrolite or Barnickel or any of their respective subsidiaries to divest or hold separate all or any portion of the business or assets or properties of Baker Hughes, Petrolite or Barnickel or any of their respective subsidiaries, or imposing any other limitation upon any of them in the conduct of their businesses, which in the case of (i) or (ii) would have a material adverse effect on the U.S. oilfield production chemicals business of Baker Hughes or Petrolite (including any subsidiaries thereof), and no suit or proceeding by a governmental authority seeking such an Injunction or an Injunction preventing or making illegal the consummation of any of the Mergers shall be pending; provided, however, prior to invoking this condition, Baker Hughes shall comply with Section 8.4 of the Merger Agreement (see "-- Additional Agreements").

     Dissenting Shares. At the Barnickel Effective Time, the aggregate number of Dissenting Shares shall not exceed 10% of the total number of issued and outstanding shares of Barnickel Common Stock.

ADDITIONAL AGREEMENTS

     Pursuant to the Merger Agreement, Baker Hughes, Petrolite and Barnickel have agreed, among other things, that: (i) Petrolite and Barnickel will each call meetings of their respective stockholders to be held as promptly as practicable to consider and vote upon the approval of the Merger Agreement and the transactions contemplated thereby, and Baker Hughes will call a meeting of its stockholders if required by the rules of the NYSE to consider and vote upon the issuance of shares of Baker Hughes Common Stock pursuant to the Mergers;
(ii) they will each afford to the other parties access to their respective officers, properties, records, files and other information as the other parties may reasonably request; (iii) each will consult with the other parties and mutually agree upon any press releases and other announcements regarding the Mergers; (iv) they will prepare and Baker Hughes will file the Registration Statement, and Baker Hughes will use its reasonable best efforts to (A) have the Registration Statement declared effective as promptly as practicable and (B) obtain all necessary state securities laws or "blue sky" permits, approvals, and registrations; (v) Baker Hughes will prepare and submit to the NYSE a listing application covering the shares of Baker Hughes Common Stock issuable in the Mergers, and shall use its best efforts to obtain approval for the listing of such shares prior to the Barnickel Effective Time, subject to official notice of issuance; (vi) each will use its reasonable best efforts to have timely delivered to the other parties a "comfort" letter from its independent public accountants; (vii) Petrolite and Barnickel will provide a list of persons who may be Rule 145 Affiliates of such companies and use their respective best efforts to obtain from each such person an undertaking not to transfer shares of Baker Hughes Common Stock issued to such person pursuant to the Mergers except pursuant to an effective registration statement or in compliance with Rule 145 (see "The Mergers -- Resales of Baker Hughes Common Stock"); (viii) each party will pay its own expenses incurred in connection with the Mergers and the transaction contemplated thereby, except as provided in the Merger Agreement;
(ix) Baker Hughes will, subject to certain limits, indemnify the officers and directors of each of Petrolite and Barnickel and will maintain directors' and officers' liability insurance for such officers and directors for six years after the effective time of the Mergers; (x) Baker Hughes will assume certain employee benefit obligations of Petrolite (see "-- Employee Benefit Plans");
(xi) they will not take any action that would cause the Mergers not to qualify as a reorganization under Section 368(a) of the Code; and (xii) Petrolite will take appropriate action to prevent the Mergers or any other transaction contemplated by the Merger Agreement from causing the rights issued pursuant to the Rights Agreement to be exercised.

     In addition, pursuant to Section 8.4 of the Merger Agreement, Baker Hughes, Petrolite and Barnickel have agreed to: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Mergers; (b) use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Petrolite Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Petrolite Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of the Merger Agreement and the consummation of the Mergers and the transactions contemplated thereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) furnish the others with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental or regulatory authority or members or their respective staffs, on the other hand, with respect to the Merger Agreement and the transactions contemplated by the Merger Agreement; (d) furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in

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

connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation any filings necessary under the provisions of the HSR Act; (e) use their commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Mergers and the transactions contemplated by the Merger Agreement including, without limitation, the resolution of objections, if any, as may be asserted by any governmental authority with respect to the Mergers and the transactions contemplated thereby under any antitrust or trade or regulatory laws or regulations of any governmental authority and (f) use their commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated by the Merger Agreement and use their commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Mergers or the transactions contemplated thereby or seeking material damages. In complying with the foregoing, Baker Hughes, Petrolite and Barnickel shall each use all commercially reasonable measures available to them to consummate the transactions contemplated by the Merger Agreement, so long as such measures would not have a material adverse effect on the U.S. oilfield production chemicals businesses of Baker Hughes or Petrolite (including any subsidiaries thereof), but shall not be required to take measures that would have such a material adverse effect.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Mergers by the stockholders of the parties, but, after any such approval, no amendment which by law requires further approval by such stockholders shall be made without obtaining such further approval.

     At any time prior to the Petrolite Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Barnickel Effective Time, before or after the approval of the Merger Agreement by the stockholders of Petrolite or Barnickel or, if required by the rules of the NYSE, the approval of the issuance of shares of Baker Hughes Common Stock in the Mergers by the stockholders of Baker Hughes:

          (1) by the mutual consent of Baker Hughes, Petrolite and Barnickel;

          (2) by Baker Hughes, Petrolite or Barnickel if:

             (a) the Mergers shall not have been consummated by September 5, 1997; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under the Merger Agreement in any manner shall have been the cause of, or resulted in, the failure of the Mergers to occur on or before such date; provided, further, if approval by Baker Hughes' stockholders of the issuance of Baker Hughes Common Stock pursuant to the Mergers is required by the rules of the NYSE and such approval has not yet been obtained, that such date may be extended from time to time by Petrolite by written notice to Baker Hughes and Barnickel for up to an additional 120 days in the aggregate, but in no event to a date earlier than the earliest date on which Baker Hughes may obtain such approval under SEC regulations, NYSE rules and the DGCL;

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

             (b) the approval of Petrolite's stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof;

             (c) the approval of Barnickel's stockholders shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof;

             (d) the approval of Baker Hughes' stockholders if required by the rules of the NYSE shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or

             (e) a United States federal or state court or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate the Merger Agreement pursuant to this clause (e) shall have complied with Section 8.4 of the Merger Agreement (see "-- Additional Agreements") and with respect to other matters shall have used its commercially reasonable efforts to remove such injunction, order or decree.

          (3) by Petrolite after consultation with its legal advisors and Barnickel, if:

             (a) the Board of Directors of Petrolite determines that proceeding with the transactions contemplated by the Merger Agreement would be inconsistent with its fiduciary obligations by reason of a Petrolite Acquisition Proposal (as defined under "-- No Solicitation of Acquisition Proposals" below); provided that Petrolite may not effect such termination unless and until Baker Hughes receives at least one week's prior written notice from Petrolite of its intention to effect such termination and during such week, Petrolite shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of the Merger Agreement that Baker Hughes may propose; and provided, further, that any termination of the Merger Agreement pursuant to this section shall not be effective until Petrolite has paid to Baker Hughes the termination fee of $27 million (see "-- Expenses and Termination Fees");

             (b) (i) there has been a material breach by Baker Hughes, Merger Sub or Merger Grandsub of any representation, warranty, covenant or agreement set forth in the Merger Agreement or if any representation or warranty of Baker Hughes, Merger Sub or Merger Grandsub shall have become materially untrue and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Baker Hughes by Petrolite or Barnickel; provided, however, that the right to terminate the Merger Agreement pursuant to this section shall not be available to Petrolite if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement; or

             (c) the approval of the holders of a majority of the outstanding shares of Petrolite Common Stock (other than Barnickel) voting on the Merger Agreement provided for in the Merger Agreement shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof.

          (4) by Barnickel after consultation with its legal advisors and Petrolite, if:

             (a) the Board of Directors of Barnickel determines that proceeding with the transactions contemplated by the Merger Agreement would be inconsistent with its fiduciary obligations by reason of a Barnickel Acquisition Proposal (as defined under "-- No Solicitation of Acquisition Proposals" below); provided that Barnickel may not effect such termination pursuant to this section unless and until Baker Hughes receives at least one week's prior written notice from Barnickel of its intention to effect such termination pursuant to this section and during such week, Barnickel shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of the Merger Agreement that Baker Hughes may propose; and provided, further, that any termination of the Merger Agreement pursuant to this section shall not be effective until

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

        Barnickel has paid to Baker Hughes the termination fee of $20 million (see " -- Expenses and Termination Fees"); or

             (b) (i) there has been a material breach by Baker Hughes, Merger Sub or Merger Grandsub of any representation, warranty, covenant or agreement set forth in the Merger Agreement or if any representation or warranty of Baker Hughes, Merger Sub or Merger Grandsub shall have become materially untrue and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Baker Hughes by Petrolite or Barnickel; provided, however, that the right to terminate the Merger Agreement pursuant to this section shall not be available to Barnickel if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement;

          (5) by Baker Hughes, if:

             (a) (i) there has been a material breach by Barnickel of any representation, warranty, covenant or agreement set forth in the Merger Agreement or if any representation or warranty of Barnickel shall have become materially untrue and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Baker Hughes to Barnickel;

             (b) (i) there has been a material breach by Petrolite of any representation or warranty contained in the Merger Agreement or if any representation or warranty of Petrolite shall have become materially untrue and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Baker Hughes to Petrolite;

             (c) the Board of Directors of Barnickel shall have withdrawn or materially modified, in a manner adverse to Baker Hughes, its approval or recommendation of the Barnickel Merger or recommended a Barnickel Acquisition Proposal, or resolved to do so; or

             (d) the Board of Directors of Petrolite shall have withdrawn or materially modified, in a manner adverse to Baker Hughes, its approval or recommendation of the Petrolite Merger or recommended a Petrolite Acquisition Proposal, or resolved to do so;

        provided, however, that the right to terminate the Merger Agreement pursuant to section 5(a) or (b) above shall not be available to Baker Hughes if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement such that the conditions to Petrolite's or Barnickel's obligations to consummate the Mergers are not satisfied.

EXPENSES AND TERMINATION FEES

     Whether or not the Mergers are consummated, all costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses except as expressly provided in the Merger Agreement.

     The Merger Agreement provides that:

          (1) If the Merger Agreement is terminated (i) by Petrolite pursuant to section (3)(a) in "-- Termination" above, (ii) after the public announcement of a Petrolite Acquisition Proposal, by Baker Hughes, Petrolite or Barnickel pursuant to section (2)(b) in "-- Termination" unless the stockholders of Petrolite (other than Barnickel) voting on the Merger Agreement shall have approved the Merger Agreement, or by Petrolite pursuant to section 3(c) in " -- Termination" or (iii) by Baker Hughes pursuant to section (5)(d) in "-- Termination" after receipt by Petrolite's Board of Directors or the public announcement of a Petrolite Acquisition Proposal, then Petrolite shall pay to Baker Hughes a termination fee of $27 million which may be reduced to the extent Petrolite has paid Baker Hughes' reasonable out-of-pocket expenses and fees in connection with the Merger Agreement and the transactions contemplated thereby ("Transaction Expenses") pursuant to section (4) below.

          (2) If the Merger Agreement is terminated (i) by Barnickel pursuant to section (4)(a) in "-- Termination," (ii) by Baker Hughes, Petrolite or Barnickel pursuant to section (2)(c) in "-- Termi-

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

     nation" unless the stockholders of Petrolite (other than Barnickel) voting on the Merger Agreement do not vote to approve the Merger Agreement at a duly convened meeting after the public announcement of a Petrolite Acquisition Proposal, (iii) by Baker Hughes, Petrolite or Barnickel pursuant to section (2)(b) in "-- Termination" after receipt by Barnickel's Board of Directors or the public announcement of a Petrolite Acquisition Proposal if the stockholders of Petrolite (other than Barnickel) voting on the Merger Agreement vote to approve the Merger Agreement at a duly convened meeting, or (iv) by Baker Hughes pursuant to section (5)(c) in "-- Termination" after receipt by Barnickel's Board of Directors or the public announcement of a Barnickel Acquisition Proposal or a Petrolite Acquisition Proposal, then Barnickel shall pay to Baker Hughes a termination fee of $20 million which may be reduced to the extent Barnickel has paid Baker Hughes' Transaction Expenses pursuant to section (5) below and shall reimburse Petrolite for its Transaction Expenses. The amount of any fee payable by Barnickel under this section shall be further reduced by the amount of any fee payable by Petrolite to Baker Hughes pursuant to section (1) above.

          (3) If the Merger Agreement is terminated by Baker Hughes, Petrolite or Barnickel pursuant to section (2)(d) in "-- Termination" by reason of the failure of Baker Hughes' stockholders to approve the issuance of the shares of Baker Hughes Common Stock pursuant to the Mergers, then Baker Hughes shall reimburse Petrolite and Barnickel for their respective Transaction Expenses.

          (4) If the Merger Agreement is terminated by Baker Hughes, Petrolite or Barnickel pursuant to section (2)(b) in "-- Termination" by reason of the failure of Petrolite's stockholders to approve the Merger Agreement or pursuant to section (3)(c) in "-- Termination" by reason of the failure of stockholders of Petrolite (other than Barnickel) voting on the Merger Agreement to approve the Merger Agreement, then Petrolite shall reimburse Baker Hughes and Barnickel for their respective Transaction Expenses, except that if the stockholders of Petrolite failed to approve the Merger Agreement but the stockholders of Petrolite (other than Barnickel) voting on the Merger Agreement voted to approve the Merger Agreement, then Barnickel, in lieu of Petrolite shall reimburse Baker Hughes and Petrolite for their respective Transaction Expenses.

          (5) If the Merger Agreement is terminated by Baker Hughes, Petrolite or Barnickel pursuant to section (2)(c) in "-- Termination" by reason of the failure of Barnickel's stockholders to approve the Merger Agreement, then Barnickel shall reimburse Baker Hughes and Petrolite for their respective Transaction Expenses.

          (6) If the Merger Agreement is terminated by Baker Hughes, Petrolite or Barnickel as a result of certain injunctions or other actions or delays relating to antitrust laws and neither Petrolite nor Barnickel shall have failed to perform or observe, in any material respect, any of its obligations under the Merger Agreement, then Baker Hughes shall pay to Petrolite a termination fee of $30 million.

NO SOLICITATION OF ACQUISITION PROPOSALS

     Each of Petrolite and Barnickel has agreed that prior to the Petrolite Effective Time, neither it nor any of its subsidiaries shall, and each of them shall not knowingly permit any of its officers, directors, employees, agents or representatives to, solicit or encourage, directly or indirectly, any inquiry, proposal or offer with respect to a tender offer, merger, consolidation or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of the capital stock of, Petrolite (a "Petrolite Acquisition Proposal") or Barnickel (a "Barnickel Acquisition Proposal" and, collectively with a Petrolite Acquisition Proposal, "Acquisition Proposals") or engage in any negotiations concerning an Acquisition Proposal; provided that nothing contained in the Merger Agreement shall prevent Petrolite, Barnickel or their respective Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Petrolite Acquisition Proposal or a Barnickel Acquisition Proposal, as the case may be, or (B) providing information to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Acquisition Proposal that is superior to the Petrolite Merger or the Barnickel Merger, as the case may be, and is reasonably capable of being financed, if the Board of Directors of Petrolite

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

or the Board of Directors of Barnickel, as the case may be, after consultation with such party's outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

     Prior to taking any action referred to in the preceding paragraph, if Petrolite or Barnickel intends to participate in any such discussions or negotiations or provide any such information to any such third party, Petrolite or Barnickel, as the case may be, shall give reasonable prior notice to Baker Hughes of each such action. Petrolite or Barnickel, as the case may be, will promptly notify Baker Hughes of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

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

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Baker Hughes consists of 400,000,000 shares of Baker Hughes Common Stock and 15,000,000 shares of preferred stock, par value $1.00 per share. The following description of the capital stock of Baker Hughes does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of Baker Hughes' Restated Certificate of Incorporation, and the information herein is qualified in its entirety by this reference.

BAKER HUGHES COMMON STOCK

     Baker Hughes is authorized by its Restated Certificate of Incorporation to issue 400,000,000 shares of Baker Hughes Common Stock, of which approximately 145,667,000 shares were issued and outstanding as of May 3, 1997.

     The holders of shares of Baker Hughes Common Stock are entitled to one vote for each share held on all matters submitted to a vote of holders of Baker Hughes Common Stock. The Baker Hughes Common Stock does not have cumulative voting rights, which means that the holders of a majority of the shares of Baker Hughes Common Stock outstanding can elect all the directors if they choose to do so. In such event, the holders of the remaining shares will not be able to elect any directors.

     Each share of Baker Hughes Common Stock is entitled to participate equally in dividends, as and when declared by the Board of Directors, and in the distribution of assets in the event of liquidation, subject in all cases to any prior rights of outstanding shares of preferred stock. The shares of Baker Hughes Common Stock have no preemptive or conversion rights, redemption provisions or sinking fund provisions. The outstanding shares of Baker Hughes Common Stock are duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Pursuant to Baker Hughes' Restated Certificate of Incorporation, Baker Hughes is authorized to issue 15,000,000 shares of preferred stock, and Baker Hughes' Board of Directors by resolution may establish one or more series of preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. No shares of preferred stock were issued and outstanding as of May 3, 1997.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The provisions of Baker Hughes' Restated Certificate of Incorporation summarized in the succeeding paragraphs may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares of Baker Hughes Common Stock held by stockholders.

     The Board of Directors of Baker Hughes is divided into three classes that are elected for staggered three-year terms. Stockholders may only remove a director for cause.

     Pursuant to Baker Hughes' Restated Certificate of Incorporation, Baker Hughes' Board of Directors by resolution may establish one or more series of Baker Hughes preferred stock having such number of shares, designation, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Baker Hughes.

     Baker Hughes' Restated Certificate of Incorporation contains a "fair price" provision that requires the approval of holders of not less than 75% of the outstanding shares of voting stock of Baker Hughes (including not less than 66 2/3% of the outstanding shares of voting stock not owned, directly or indirectly, by persons who are Related Persons (as defined below)) as a condition for mergers, consolidations and certain other business combinations involving Baker Hughes and any Related Person; provided that the 66 2/3% voting requirement is not applicable if the business combination is approved by the holders of not less than 90% of the outstanding shares of voting stock of Baker Hughes. Related Persons include the holder of 10% or more of Baker Hughes' outstanding voting stock and any affiliate of such person. The 75% voting requirement of the "fair price" provision is not applicable to a business combination involving a holder of 10% or more of Baker Hughes' outstanding voting stock if the acquisition by such holder of such stock or the transaction is approved in advance of such person's becoming a holder of 10% of Baker Hughes' outstanding voting stock by not less than 75% of the directors of Baker Hughes then holding office or the following conditions are met: (i) the transaction is a merger or consolidation proposed to occur within one year of time such holder acquired 10% of Baker Hughes' outstanding voting stock and the price to be paid to holders of Baker Hughes Common Stock is at least as high as the highest price paid by such holder in acquiring any of its Baker Hughes Common Stock, (ii) the consideration to be paid in the transaction is cash or the same form of consideration paid by such holder to acquire a majority of its holdings of Baker Hughes Common Stock, (iii) between the date of the acquisition by such holder of 10% of Baker Hughes' outstanding voting stock and the transaction there has been no failure to declare and pay preferred stock dividends and no reduction in common stock dividends (except as approved by a majority of the unaffiliated directors), no further acquisition of voting stock by such holder and no benefit, direct or indirect, received by such holder through loans or other financial assistance from Baker Hughes or tax credits or other tax advantages provided by Baker Hughes, and (iv) a proxy statement shall have been mailed to stockholders of record at least 30 days prior to the consummation of the transaction for the purpose of soliciting stockholder approval of such transaction.

     Baker Hughes' Restated Certificate of Incorporation further provides that
(i) stockholders may act only at an annual or special meeting of stockholders and may not act by written consent; (ii) special meetings of stockholders can be called only by the Board of Directors; (iii) a 75% vote of the outstanding voting stock is required for the stockholders to amend Baker Hughes' By-laws; and (iv) a 75% vote of the outstanding voting stock is required to amend the Restated Certificate of Incorporation with respect to certain matters, including, without limitation, the matters set forth in clauses (i) and (iii) above and the 75% voting requirement required for certain business combinations described in the preceding paragraph.

     Baker Hughes' By-laws establish advance notice procedures with regard to the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors and with regard to certain matters to be brought before an annual meeting of stockholders of Baker Hughes. These procedures provide that the notice of proposed stockholder nominations for the election of directors must be timely given in writing to the Secretary of Baker Hughes prior to the meeting at which directors are to be elected. The procedures also provide that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a stockholder who has given timely prior written notice to the Secretary of Baker Hughes of such stockholder's intention to bring such business before the meeting. In all cases, to be timely, notice must be received at the principal executive offices of Baker Hughes not less than 30 days nor more than 60 days prior to the meeting (or if fewer than 40 days' notice or prior public disclosure of the meeting date is given or made by Baker Hughes, not later than the 10th day following the day on which the notice was mailed or such public disclosure was made). The notice must contain certain information specified in the By-laws.

     Baker Hughes is a Delaware corporation and is subject to Section 203 of the DGCL. The following summary of Section 203 does not purport to be complete and is qualified in its entirety by reference thereto. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

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

                        COMPARISON OF STOCKHOLDER RIGHTS

GENERAL

     As a result of the Mergers, holders of Petrolite Common Stock and Barnickel Common Stock will become stockholders of Baker Hughes, and the rights of the former holders of Petrolite Common Stock and Barnickel Common Stock will thereafter be governed by the Baker Hughes Restated Certificate of Incorporation, the Baker Hughes By-laws and the DGCL. The rights of the Petrolite stockholders currently are governed by the Petrolite Restated Certificate of Incorporation, the Petrolite By-laws and the DGCL. The rights of the Barnickel stockholders currently are governed by the Barnickel Articles of Incorporation, the Barnickel By-laws and the MGBCL. The following summary, which does not purport to be a complete statement of the general differences among the rights of the stockholders of Baker Hughes, Petrolite and Barnickel, sets forth certain differences among the certificates and articles of incorporation and by-laws of these companies, as well as the general corporation laws applicable to them. This summary is qualified by reference to the full text of each of such documents, the DGCL and the MGBCL.

PETROLITE

     Because Baker Hughes and Petrolite are both Delaware corporations, the law governing the rights of Petrolite stockholders will not change.

     Business Combinations. Under Delaware law, approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote is generally required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets. Unless the corporate charter provides otherwise, no vote of the stockholders of a surviving corporation is required to approve a merger if (i) the merger does not amend in any respect the surviving corporation's charter, (ii) each share of the surviving corporation's stock outstanding immediately prior to the merger is to remain outstanding unchanged, and (iii) the number of shares of common stock of the surviving corporation to be issued or delivered under the plan of merger (plus those issuable upon conversion of any securities to be issued under the plan) does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the merger. Additionally, when certain conditions are met, no vote of stockholders is required for the merger of a Delaware corporation into a corporation that holds at least 90% of the outstanding shares of each class of the corporation.

     The Baker Hughes Restated Certificate of Incorporation provides that the affirmative vote of 75% of the outstanding shares of voting stock, including the affirmative vote of at least 66 2/3% of stock not owned by a Related Person, is required for the approval of an business combination between Baker Hughes and a Related Person. The Baker Hughes Restated Certificate of Incorporation and By-laws do not mention mergers without stockholder approval. The Petrolite Restated Certificate of Incorporation provides that the affirmative vote of holders of not less than 75% of the outstanding shares entitled to vote in the election of directors is required to approve a merger, consolidation or sale of all or any substantial part of the assets of Petrolite or to authorize any issuance of securities by Petrolite which issuance requires the affirmative vote of Petrolite stockholders, unless, and in which case no vote of the stockholders is required unless otherwise provided in the DGCL, (a) the Board approves any of such transactions by a vote of no less than 75% of the directors then holding office or (b) any of such transactions is solely between Petrolite and a wholly owned subsidiary of Petrolite.

     Amendments to Charter. Section 242 of the DGCL provides that an amendment to a corporation's certificate of incorporation must be adopted by a resolution of the board of directors declaring the advisability of the amendment and approved by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote thereon, and a majority of the outstanding stock of each class entitled to vote thereon, unless the certificate of incorporation requires a greater percentage. The Baker Hughes Restated Certificate of Incorporation requires the affirmative vote of not less than 75% of the total voting power of stockholders entitled to vote in the election of directors and, in certain circumstances, the affirmative vote of 66 2/3% of such total voting power excluding shares owned by a Related Person to approve certain amendments to the Baker Hughes Restated Certificate of Incorporation. The Petrolite Restated Certificate of Incorporation requires the affirmative vote of the holders of not less than 75% of all shares entitled to vote in the election of directors to repeal or amend certain provisions of the Petrolite Restated Certificate of Incorporation.

     Special Meetings of Stockholders. The Baker Hughes Restated Certificate of Incorporation and By-laws provide that special meetings of the stockholders may be called at any time by the Baker Hughes Board of Directors, or by a duly designated committee of the Baker Hughes Board of Directors authorized to call such a meeting. Special meetings of the stockholders of Baker Hughes may not be called by any other person. The Petrolite Restated Certificate of Incorporation and By-laws provide that special meetings of the stockholders of Petrolite may be called at any time by the Board of Directors, or by a majority of the members of the Board of Directors or by a duly designated committee of the Board of Directors authorized to call such a meeting.

     Cumulative Voting. Under Section 214 of the DGCL, the certificate of incorporation of a corporation may provide for cumulative voting in the election of directors. Neither the Baker Hughes Restated Certificate of Incorporation nor the Petrolite Restated Certificate of Incorporation provides for cumulative voting. Both the Baker Hughes Restated Certificate of Incorporation and the Petrolite Restated Certificate of Incorporation provide that no article imposing cumulative voting in the election of directors may be added to their respective Restated Certificates of Incorporation unless such action is approved by the affirmative vote of the holders of not less than 75% of the shares of stock entitled to vote in the election of directors of Baker Hughes and Petrolite, respectively.

     No Preemptive Rights. The DGCL does not provide for any required preemptive rights of stockholders. The Baker Hughes Restated Certificate of Incorporation and By-laws do not mention preemptive rights. The Petrolite Restated Certificate of Incorporation states that no stockholder of Petrolite shall have any preemptive or preferential right to subscribe for or purchase any shares.

     Stockholder Action by Written Consent. Under Section 228 of the DGCL, stockholders may, unless otherwise provided in the certificate of incorporation, act without a meeting, without prior notice and without a vote, by written consent of holders of outstanding stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Baker Hughes Restated Certificate of Incorporation provides that stockholders may not act by written consent. The Petrolite By-laws provide that stockholders may act by written consent.

     Classification of Board of Directors. The Baker Hughes Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Baker Hughes By-laws or an amendment thereto duly adopted by the Board of Directors or by the stockholders. The Baker Hughes By-laws provide that the Bake Hughes Board of Directors shall consist of a minimum of 12 and a maximum of 16 directors. The Baker Hughes Restated Certificate of Incorporation and By-laws provide that the directors of Baker Hughes will be divided into three classes serving staggered three-year terms such that approximately one-third of the Baker Hughes Board of Directors is elected each year. The Petrolite Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Petrolite By-laws or by a duly adopted amendment to the Petrolite By-laws. The Petrolite Restated Certificate of Incorporation and By-laws do not provide for classification of the board of directors.

     Removal of Directors. Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except
(i) in the case of a corporation having a classified board, stockholders may effect such removal only for cause, unless the certificate of incorporation otherwise provides, and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if the board is classified, at an election of the class of directors of which he is a part. The Baker Hughes Restated Certificate of Incorporation provides that no director may be removed during his term except for cause. The Baker Hughes By-laws provide that any director may be removed for cause by the holders of a majority of the shares of the Corporation entitled to vote in the election of directors and that stockholders may not remove any director without cause. Neither the Petrolite Restated Certificate of Incorporation nor the Petrolite By-laws address the removal of directors.

BARNICKEL

     Mergers and Other Fundamental Transactions. Under Delaware law, approval by the affirmative vote of the holders of a majority of the outstanding stock of a corporation entitled to vote is generally required for a merger or consolidation or sale, lease or exchange of all or substantially all of the corporation's assets, unless the certificate of incorporation requires approval by a greater number of shares. The Baker Hughes Restated Certificate of Incorporation requires approval of a greater number of shares when such transactions occur between Baker Hughes and a Related Party. Missouri law generally requires that a merger or consolidation of a corporation be approved by the holders of at least two-thirds of the outstanding shares entitled to vote. The Barnickel Articles of Incorporation and the By-laws do not contain provisions regarding mergers and other fundamental transactions.

     Merger Without Stockholder Approval. Unless the certificate of incorporation otherwise provides, Delaware law permits a corporation to consummate a merger in which a corporation is the surviving corporation without stockholder approval (and stockholders do not have the right to dissent from the merger and exercise appraisal rights) if (i) the merger does not amend in any respect to the certificate of incorporation of the corporation, (ii) each share of the corporation's stock outstanding immediately prior to the merger is to remain outstanding unchanged and (iii) the number of shares of common stock of the surviving corporation to be issued or delivered under the plan of merger (plus those issuable upon conversion of any securities to be issued under the plan) does not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the merger. Additionally, when certain conditions are met, no vote of stockholders is required for the merger of a Delaware corporation into a corporation that holds at least 90% of the outstanding shares of each class of the corporation. The Baker Hughes Restated Certificate of Incorporation provides that the affirmative vote of 75% of the outstanding shares of voting stock, including the affirmative vote of at least 66 2/3% of stock not owned by a Related Person, is required for the approval of an business combination between Baker Hughes and a Related Person. The Baker Hughes Restated Certificate of Incorporation and By-laws do not mention mergers without stockholder approval.

     Under Missouri law, when a corporation owns at least 90% of the outstanding shares of each class of another corporation, and one of the corporations is a Missouri corporation (and the laws of the other corporations permit them to merge with a corporation of another jurisdiction), the corporation with the share ownership may merge with the other corporation without any vote of the stockholders of any Missouri corporation. Otherwise, the vote of two-thirds of the outstanding shares entitled to vote is required before the merger may occur. The Barnickel Articles of Incorporation and the By-laws do not discuss mergers and other fundamental transactions.

     Appraisal Rights. Section 262 of the DGCL provides for appraisal rights only in the case of a statutory merger or consolidation of the corporation where the petitioning stockholder does not consent to the transaction. No appraisal rights are available where the corporation is to be the surviving corporation and a vote of its stockholders is not required under Section 251(f) or (g) of the DGCL. There also are no appraisal rights, unless otherwise provided in a corporation's certificate of incorporation, for shares of stock listed on a national securities exchange or held by more than 2,000 holders of record, unless such stockholders would be required to accept anything other than (i) shares of stock of the surviving corporation, (ii) shares of another corporation so listed or held by such number of holders of record, (iii) cash in lieu of fractional shares of such stock or (iv) any combination thereof. Unless otherwise provided in the certificate of incorporation, under Delaware law stockholders are not entitled to appraisal rights upon a sale of all or substantially all of the assets of the corporation not made in the usual and regular course of its business, as they are under Missouri law. The Baker Hughes Restated Certificate of Incorporation and By-laws do not mention appraisal rights.

     Section 351.444 of the MGBCL provides that a stockholder of a corporation which is party to a merger or consolidation who (1) files a written objection to the plan of merger submitted to the vote of the stockholders and (2) does not vote in favor of such plan of merger may, within 20 days after the merger or consolidation is effected, submit a written demand to receive the fair value of his shares as of the day prior to the date on which the stockholders voted to approve the merger or consolidation; the surviving or new corporation must pay to such stockholder the fair value thereof. If, within 30 days after the date on which the merger or consolidation was effected, the stockholder and the surviving or new corporation do not agree on the value of the shares, the stockholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding as to the fair value of the shares. Such appraisal rights are also available in the event that a sale or exchange of all or substantially all of the assets of a corporation is authorized by a vote of the stockholders of a corporation. The Barnickel Articles of Incorporation and the By-laws do not discuss appraisal rights.

     Amendments to Charter. Section 242 of the DGCL provides that an amendment to a corporation's certificate of incorporation must be adopted by a resolution of the board of directors declaring the advisability of the amendment and approved by the affirmative vote of the holders of at least a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of each class entitled to vote thereon. The Baker Hughes Restated Certificate of Incorporation requires the affirmative vote of not less than 75% of the total voting power of stockholder entitled to vote in the election of directors and, in certain circumstances, the affirmative vote of 66 2/3% of such total voting power excluding shares owned by a Related Person to approve certain amendments to the Baker Hughes Restated Certificate of Incorporation. Section 351.085 of the MGBCL provides that an amendment to a corporation's articles of incorporation must be approved by the board of directors and by the affirmative vote of a majority of the outstanding shares entitled to vote thereon, unless any class of shares is entitled to vote thereon as a class, in which event the proposed amendment shall be adopted upon receiving the affirmative vote of a majority of the outstanding shares of each class of shares entitled to vote thereon as a class and of the total shares entitled to vote thereon. The Barnickel Articles of Incorporation and By-laws do not discuss amendments to the Barnickel Articles of Incorporation.

     Special Meetings of Stockholders. The Baker Hughes Restated Certificate of Incorporation and By-laws provide that special meetings of the stockholders may be called at any time by the Baker Hughes Board of Directors, or by a duly designated committee of the Baker Hughes Board of Directors authorized to call such a meeting. Special meetings of the stockholders of Baker Hughes may not be called by any other person. The Barnickel By-laws provide that a special meeting of the stockholders may be called by the President at any time, and shall be called by either the President or Secretary of Barnickel upon written request of a majority of members of the Board of Directors or at least 20% of all the outstanding shares entitled to vote.

     Cumulative Voting. Under Section 214 of the DGCL, the certificate of incorporation of any corporation may provide for cumulative voting. The Baker Hughes Restated Certificate of Incorporation does not provide for cumulative voting. Under Section 351.245 of the MGBCL, stockholders shall have the right to cumulative voting unless the articles of incorporation or by-laws provide otherwise. The Barnickel By-laws provide that there shall be no cumulative voting.

     No Preemptive Rights. The DGCL does not provide for any required preemptive rights. The Baker Hughes Restated Certificate of Incorporation and By-laws do not mention preemptive rights. Under Section 351.305 of the MGBCL, stockholders have a preemptive right of a stockholder to acquire additional shares of a corporation unless the right is limited or denied to the extent provided in the articles of incorporation. The Barnickel Articles of Incorporation do not mention preemptive rights.

     Stockholder Action by Written Consent. Under Section 228 of the DGCL, stockholders may, unless otherwise provided in the certificate of incorporation, act without a meeting, without prior notice and without a vote, by written consent of holders of outstanding stock having not less than the minimum number of votes necessary to take such action at a meeting at which all shares entitled to vote were present and voted. The Baker Hughes Restated Certificate of Incorporation provides that stockholders may not act by written consent. Under
Section 351.273 of the MGBCL, any action taken at a meeting of stockholders may be taken without a meeting if consents in writing, setting forth the action so taken shall be signed by all of the stockholders entitled to vote with respect to the subject matter at issue.

     Newly Created Directorships. Section 223 of the DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or by-laws of the corporation (the Baker Hughes Restated Certificate of Incorporation and By-laws do not otherwise provide) or (ii) the certificate of incorporation directs that a particular class is to elect such director, in which case a majority of the other directors elected by such class, or a sole remaining director so elected, shall fill such vacancy (the Baker Hughes Restated Certificate of Incorporation does not so provide). The Baker Hughes By-laws provide that vacancies on the Board of Directors, however created, shall be filled by the majority vote of the directors remaining in the class in which the vacancy occurs, or, if only one such director remains, by such director.

     Section 351.320 of the MGBCL provides that, unless otherwise provided in the articles of incorporation or by-laws of a corporation (the Barnickel Articles of Incorporation and By-laws do not provide otherwise), vacancies on the board and newly created directorships resulting from any increase in the number of directors to constitute the board of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director, until the next election of directors by the stockholders. However, if the stockholders elect directors by class, a director elected by the board pursuant to this section to fill a vacancy or to a newly created directorship need not be presented for election by stockholders until the class to which the director has been so elected by the board is presented for election by the stockholders. The Barnickel By-laws provide that, in case of any vacancy in the Board of Directors, a majority of the remaining directors (though less than a quorum) may fill such vacancy until a successor is elected at the stockholders' meeting.

     Classification of Board of Directors. The Baker Hughes Restated Certificate of Incorporation provides that the number of directors shall be fixed from time to time by the Baker Hughes By-laws or an amendment thereto duly adopted by the Board of Directors or by the stockholders. The Baker Hughes By-laws provide that the Baker Hughes Board of Directors shall consist of a minimum of 12 and a maximum of 16 directors. The Baker Hughes Restated Certificate of Incorporation and By-laws provide that the directors of Baker Hughes will be divided into three classes serving staggered three-year terms such that approximately one-third of the Baker Hughes Board of Directors is elected each year. The Barnickel By-laws provide that the number of directors shall be six unless otherwise provided in the Barnickel Articles of Incorporation. The Barnickel Articles of Incorporation state that the number of directors shall be fixed by the By-laws of the Corporation and shall in no event be less than three without amending the Barnickel Articles of Incorporation. The Board of Directors of Barnickel is not classified.

     Removal of Directors. Under Section 141 of the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors, except
(i) in the case of a corporation having a classified board, stockholders may effect such removal only for cause unless the certificate of incorporation otherwise provides, and (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors or, if the board is classified, at an election of the class of director of which he is part. The Baker Hughes Restated Certificate of Incorporation provides that no director may be removed during his term except for cause. The Baker Hughes By-laws provide that any director may be removed for cause by the holders of a majority of the shares of the Corporation entitled to vote in the election of directors, and that stockholders may not remove any director without cause.

     Under Section 351.317 of the MGBCL, any director of the corporation may be removed for cause by action of a majority of the entire board of directors if the director to be removed shall, at the time of removal, fail to meet the qualifications stated in the articles of incorporation or by-laws for election as a director or shall be in breach of any agreement between such director and the corporation relating to such director's services as a director or employee of the corporation. The Barnickel Articles of Incorporation and By-laws do not discuss removal of directors.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     The following tables set forth certain unaudited pro forma condensed combined financial information for Baker Hughes giving effect to the Mergers accounted for as a purchase by Baker Hughes. The information presented is derived from, should be read in conjunction with, and is qualified in its entirety by reference to, the separate historical financial statements and the notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus or incorporated in this Joint Proxy Statement/Prospectus by reference.

     The unaudited pro forma condensed combined balance sheet was prepared as if the Mergers had occurred on March 31, 1997. The unaudited pro forma condensed combined statements of operations were prepared as if the Mergers had occurred on October 1, 1995, the beginning of Baker Hughes' fiscal year ended September 30, 1996. For purposes of preparing the unaudited pro forma condensed combined balance sheet, the financial information for Petrolite and Barnickel is as of January 31, 1997. For purposes of preparing the unaudited pro forma condensed combined statements of operations for the six months ended March 31, 1997 and for the year ended September 30, 1996, the financial information for Petrolite and Barnickel is for the six months ended January 31, 1997 and for the year ended October 31, 1996, respectively. As such, the results of operations for Petrolite and Barnickel for the three months ended October 31, 1996 are included in both the unaudited pro forma condensed combined statements of operations for the six months ended March 31, 1997 and the unaudited pro forma condensed combined statement of operations for the year ended September 30, 1996. Revenues and income before accounting change for the three months ended October 31, 1996 were $95.8 million and $6.1 million, respectively, for Petrolite and $1.8 million and $1.2 million, respectively, for Barnickel.

     The unaudited pro forma condensed consolidated balance sheet and statements of operations are not necessarily indicative of the consolidated financial position or results of operations as they might have been had the Mergers actually occurred on the dates indicated. The pro forma adjustments are based on preliminary assumptions and estimates made by Baker Hughes and do not reflect adjustments for anticipated operating efficiencies and cost savings Baker Hughes expects to achieve as a result of the Mergers. The actual allocation of the consideration paid by Baker Hughes for Petrolite and Barnickel may differ from the allocation reflected in the unaudited pro forma condensed combined financial statements after a more extensive review of the fair market values of the assets acquired and liabilities assumed has been completed. Amounts allocated will be based upon the estimated fair values at the effective time of the Mergers, which could vary significantly from the amounts as of March 31, 1997.

     The unaudited pro forma condensed combined financial information are based on an assumed Baker Hughes Share Value of $37.00 per share and the issuance of
19.5 million shares of Baker Hughes Common Stock. The unaudited pro forma condensed combined financial information has been included for comparative purposes only and does not purport to be indicative of the results of operations or financial position which actually would have been obtained if the Mergers had been effected at the dates indicated or of the financial position or results of operations which may be obtained in the future. See "Incorporation of Certain Documents by Reference," "Summary -- Selected Historical Financial Data,"
"-- Comparative Per Share Data," and "-- Summary Pro Forma Combined Financial Information."

                           BAKER HUGHES INCORPORATED

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                                 (IN MILLIONS)

                                                  HISTORICAL                        PRO FORMA
                                       --------------------------------   -----------------------------
                                        BAKER
                                        HUGHES    PETROLITE   BARNICKEL   ADJUSTMENTS         COMBINED
                                       --------   ---------   ---------   -----------         ---------
Current assets:
  Cash and cash equivalents..........  $    7.2    $ 52.6      $  2.4                         $    62.2
  Accounts receivable, net...........     826.1      66.5                                         892.6
  Inventories........................     879.1      35.5                   $  39.9(A)            954.5
  Other current assets...............     124.2      12.5         1.4                             138.1
                                       --------    ------      ------       -------           ---------
          Total current assets.......   1,836.6     167.1         3.8          39.9             2,047.4
  Property, net......................     639.8      97.5                     100.0(B)            837.3
  Investments........................      60.1      13.4       256.2        (226.5)(C)           103.2
  Other assets.......................     129.6      25.1        49.8          72.3(D)            276.8
  Goodwill...........................     745.6                               406.4(E)          1,152.0
                                       --------    ------      ------       -------           ---------
          Total Assets...............  $3,411.7    $303.1      $309.8       $ 392.1           $ 4,416.7
                                       ========    ======      ======       =======           =========
Current liabilities:
  Notes payable......................  $    1.1    $  9.3                                     $    10.4
  Accounts payable...................     343.0      30.6                                         373.6
  Other current liabilities..........     299.2      29.6      $   .1       $  37.6(F)            366.5
                                       --------    ------      ------       -------           ---------
          Total current
            liabilities..............     643.3      69.5          .1          37.6               750.5
                                       --------    ------      ------       -------           ---------
  Long-term debt.....................     695.2      31.7                                         726.9
                                       --------    ------                                     ---------
  Deferred income taxes..............     172.1       9.0       103.2          (9.5)(G)           274.8
                                       --------    ------      ------       -------           ---------
  Other long-term liabilities........     143.2      19.2                                         162.4
                                       --------    ------                                     ---------
Stockholders' equity:
  Common stock.......................  $  145.6    $ 10.8      $   .9       $   7.8(H)(I)     $   165.1
  Capital in excess of par value.....   1,417.3                               724.7(I)          2,142.0
  Retained earnings..................     313.4     188.7         5.4        (194.1)(H)           313.4
  Foreign currency translation
     adjustment......................    (133.3)     (7.1)                      7.1(H)           (133.3)
  Unrealized gain on securities
     available for sale..............      14.9                 200.2        (200.2)(H)            14.9
  Treasury stock.....................               (18.7)                     18.7(H)
                                       --------    ------      ------       -------           ---------
          Total Stockholders'
            Equity...................   1,757.9     173.7       206.5         364.0             2,502.1
                                       --------    ------      ------       -------           ---------
          Total Liabilities and
            Stockholders' Equity.....  $3,411.7    $303.1      $309.8       $ 392.1           $ 4,416.7
                                       ========    ======      ======       =======           =========

    (The accompanying notes are an integral part of the Pro Forma Financial
                                  Statements.)

                           BAKER HUGHES INCORPORATED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                        SIX MONTHS ENDED MARCH 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     HISTORICAL                       PRO FORMA
                                         ----------------------------------    -----------------------
                                          BAKER
                                          HUGHES     PETROLITE    BARNICKEL    ADJUSTMENTS    COMBINED
                                         --------    ---------    ---------    -----------    --------
Revenues:
  Sales................................  $1,098.5     $189.9        $3.6         $ (3.6)(J)   $1,288.4
  Services and rentals.................     543.3                                                543.3
                                         --------     ------        ----         ------       --------
          Total........................   1,641.8      189.9         3.6           (3.6)       1,831.7
                                         --------     ------        ----         ------       --------
Costs and Expenses:
  Cost of sales........................     643.5      113.5                        1.1(K)       758.1
  Cost of services and rentals.........     256.8                                                256.8
  Research and engineering.............      49.7        8.0                                      57.7
  Marketing and field service..........     387.6       38.4                                     426.0
  General and administrative...........      90.8       10.3         1.7                         102.8
  Amortization of goodwill and other
     intangibles.......................      14.8                                   6.3(L)        21.1
                                         --------     ------        ----         ------       --------
          Total........................   1,443.2      170.2         1.7            7.4        1,622.5
                                         --------     ------        ----         ------       --------
  Operating income.....................     198.6       19.7         1.9          (11.0)         209.2
  Interest income......................        .9        1.3          .1             .6(J)         2.9
  Interest expense.....................     (23.3)      (1.4)                                    (24.7)
  Equity income........................                  3.2                       (1.0)(M)        2.2
  Gain on sale of Singapore facility...                  8.6                                       8.6
  Other expense, net...................                  (.3)                                      (.3)
                                         --------     ------        ----         ------       --------
  Income before income taxes and
     accounting change.................     176.2       31.1         2.0          (11.4)         197.9
  Income taxes.........................     (67.8)     (10.4)         .3            1.1(N)       (76.8)
                                         --------     ------        ----         ------       --------
  Income before accounting change......  $  108.4     $ 20.7        $2.3         $(10.3)      $  121.1
                                         --------     ------        ----         ------       --------
  Income before accounting change per
     share.............................  $    .75                                             $    .74
  Weighted average number of common
     shares outstanding................     145.2                                  19.5(O)       164.7

    (The accompanying notes are an integral part of the Pro Forma Financial
                                  Statements.)

                           BAKER HUGHES INCORPORATED

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FISCAL YEAR ENDED SEPTEMBER 30, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                     HISTORICAL                      PRO FORMA
                                          --------------------------------   -------------------------
                                           BAKER
                                           HUGHES    PETROLITE   BARNICKEL   ADJUSTMENTS      COMBINED
                                          --------   ---------   ---------   -----------      --------
Revenues:
  Sales.................................  $2,046.8    $360.7       $ 7.1       $ (7.1)(J)     $2,407.5
  Services and rentals..................     980.9                                               980.9
                                          --------    ------       -----       ------         --------
          Total.........................   3,027.7     360.7         7.1         (7.1)         3,388.4
                                          --------    ------       -----       ------         --------
Costs and Expenses:
  Cost of sales.........................   1,186.8     215.9                     23.1(K)       1,425.8
  Cost of services and rentals..........     496.0                                               496.0
  Research and engineering..............      87.0      15.3                                     102.3
  Marketing and field service...........     682.1      85.4                                     767.5
  General and administrative............     199.9      22.7         1.7                         224.3
  Amortization of goodwill and other
     intangibles........................      29.6                               12.8(L)          42.4
  Unusual charge, net...................      39.6       5.1                                      44.7
                                          --------    ------       -----       ------         --------
          Total.........................   2,721.0     344.4         1.7         35.9          3,103.0
                                          --------    ------       -----       ------         --------
  Operating income......................     306.7      16.3         5.4        (43.0)           285.4
  Interest income.......................       3.4       2.2          .4          1.1(J)           7.1
  Interest expense......................     (55.5)     (2.8)                                    (58.3)
  Sale of investments...................      44.3                   4.8                          49.1
  Equity income.........................                 5.9                     (2.0)(M)          3.9
                                          --------    ------       -----       ------         --------
  Income before income taxes............     298.9      21.6        10.6        (43.9)           287.2
  Income taxes..........................    (122.5)     (2.6)       (1.7)         9.4(N)        (117.4)
                                          --------    ------       -----       ------         --------
  Net income............................  $  176.4    $ 19.0       $ 8.9       $(34.5)        $  169.8
                                          --------    ------       -----       ------         --------
  Net income per share..................  $   1.23                                            $   1.04
  Weighted average number of common
     shares outstanding.................     143.3                               19.5(O)         162.8

    (The accompanying notes are an integral part of the Pro Forma Financial
                                  Statements.)

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

     The Mergers will be accounted for using the purchase method of accounting with Baker Hughes acquiring Petrolite and Barnickel. Under this method of accounting, Baker Hughes will record the assets and liabilities of Petrolite and Barnickel at fair market value as of the Closing Date, with the remaining purchase price reflected as goodwill.

     The total consideration paid in connection with the Mergers is determined as follows:

                                                              (MILLIONS, EXCEPT
                                                              PRICE PER SHARE)
                                                              -----------------
Petrolite Common Stock outstanding at January 31, 1997,
  including shares held by Barnickel........................            11.377
Purchase price per share....................................           $    61
Consideration for Petrolite Common Stock....................             694.0
Consideration for Petrolite's outstanding employee stock
  options...................................................              21.0
Consideration for Barnickel's non-Petrolite assets, net of
  liabilities...............................................              29.1
                                                                       -------
Total value of Baker Hughes consideration...................           $ 744.1
                                                                       =======

     Total consideration is calculated assuming a purchase price of $61 per share of Petrolite Common Stock, a net after-tax value of $29.1 million for Barnickel's non-Petrolite assets, net of liabilities, a Baker Hughes Share Value of $37.00 (the average of the per share closing price of Baker Hughes Common Stock as reported on the NYSE for the ten consecutive trading days immediately prior to May 29, 1997), a fair market value of $21.0 million for the assumption by Baker Hughes of Petrolite's outstanding vested and unvested employee stock options to purchase an aggregate of approximately 615,000 shares of Petrolite Common Stock (see "The Mergers -- Employee Matters" for a discussion of the assumption of the outstanding Petrolite options, which will become options to purchase shares of Baker Hughes Common Stock) and the number of shares of Petrolite Common Stock outstanding on the Closing Date being equal to the number outstanding on January 31, 1997.

     Total consideration is dependent upon the number of shares of Petrolite Common Stock outstanding as of the Closing Date, the value of Barnickel's non-Petrolite assets, net of liabilities, the fair market value of Petrolite's outstanding employee stock options and the Baker Hughes Share Value. The calculation of the value of Barnickel's non-Petrolite assets, net of liabilities, takes into account Barnickel's expenses in connection with the Merger Agreement as well as the approximately $3.0 million to be paid to certain directors of Barnickel (see "The Mergers -- Interests of Certain
Persons -- Compensation of Certain Individuals in Connection With the Mergers"). Such nonrecurring expenses are not included in the unaudited pro forma condensed combined statements of operations but are included in the severance and transaction costs associated with the Mergers (see Note (F) below). The actual number of shares of Baker Hughes Common Stock issued will depend upon the average of the closing prices of Baker Hughes Common Stock on the NYSE for the ten consecutive trading days ending immediately prior to the second trading day prior to the Closing Date.

     The excess of the total purchase price over the allocation of fair value to the net assets of Petrolite and Barnickel will be recorded as goodwill. Baker Hughes' calculation of goodwill is based on the following assumptions and calculations:

                                                              (MILLIONS)
                                                              ----------
Total value of Baker Hughes consideration -- see above......    $ 744.1
Severance and transaction costs.............................       37.6
Historical net asset values at January 31, 1997:
  Petrolite.................................................     (173.7)
  Barnickel, net of its investment in Petrolite.............      (37.0)
                                                                -------
Initial purchase price in excess of historical net asset
  values....................................................      571.0
Increase (decrease) from fair value allocations:
  Inventory.................................................      (39.9)
  Property..................................................     (100.0)
  Investments...............................................      (29.7)
  Unrecognized pension asset................................      (51.9)
  Other assets..............................................      (20.4)
  Deferred income tax on fair value allocation
     adjustments............................................       77.3
                                                                -------
          Total goodwill....................................    $ 406.4
                                                                =======

     The following adjustments were made to the unaudited pro forma condensed combined balance sheet:

          (A) Adjust Petrolite's inventories to fair market value which consists of increasing last-in, first-out ("LIFO") inventories by $18.9 million and increasing total inventories by $21.0 million to estimated selling price less a reasonable profit allowance for the selling effort of Baker Hughes.

          (B) Adjust Petrolite's property to fair market value.

          (C) Eliminate Barnickel's investment in Petrolite ($256.2 million) and adjust Petrolite's equity investments to fair market value ($29.7 million).

          (D) Adjust Petrolite's prepaid pension costs to the excess of the plan assets at fair value over the accumulated benefit obligation ($51.9 million), identifiable intangible assets to fair market value ($14.0 million) and property held for sale to fair market value ($6.4 million).

          (E) Reflect goodwill associated with the Mergers.

          (F) Reflect severance and transaction costs directly associated with the Mergers, which were not considered in the unaudited pro forma condensed combined statements of operations.

          (G) Eliminate the deferred tax effect of Barnickel's investment in Petrolite ($86.8 million) and record deferred taxes related to the fair market value adjustments of the assets and liabilities of Petrolite ($77.3 million).

          (H) Eliminate Petrolite and Barnickel equity accounts.

          (I) Record the Mergers under purchase accounting and reflect the issuance of 19.5 million shares of Baker Hughes Common Stock.

     The following adjustments were made to the unaudited pro forma condensed combined statements of operations:

          (J) To eliminate dividends received by Barnickel from Petrolite. There is no tax effect to the adjustment since taxes were paid by Barnickel on dividends from Petrolite. In addition, dividend income received by Barnickel from investments in marketable securities is reclassified from revenue to interest income.

          (K) Record an increase in depreciation expense arising from the depreciation of the fair market value of property over an average of 12 years ($17.6 million and $8.8 million for the year ended September 30, 1996 and for the six months ended March 31, 1997, respectively, netted against actual depreciation of $15.5 million and $7.7 million, respectively, recorded by Petrolite). Additionally, the unaudited pro forma condensed combined statement of operations for the year ended September 30, 1996 includes the $21.0 million inventory fair market value adjustment for increasing total inventories to estimated selling price less a reasonable profit allowance for the selling effort of Baker Hughes since it is assumed that the purchased inventories will be sold within the first three months after the Closing Date. The $18.9 million fair market value adjustment for increasing LIFO inventories is not reflected in the unaudited pro forma condensed combined statements of operations because the adjustment will be part of the base year layer of LIFO inventories on a prospective basis and it is assumed that LIFO inventories will not be liquidated.

          (L) Record an increase in goodwill amortization arising from the amortization over 40 years of the excess of the purchase price over the fair market value of the net assets acquired ($10.9 million for the year ended September 30, 1996 and $5.4 million for the six months ended March 31, 1997) and the increase in the amortization of identifiable intangible assets over an average life of seven years ($1.9 million for the year ended September 30, 1996 and $.9 million for the six months ended March 31,
     1997).

          (M) Amortize the increase in the fair value of the Petrolite equity investees over 15 years.

          (N) Record the tax effect at the federal statutory rate of all pretax adjustments after excluding nondeductible goodwill amortization and the dividend adjustment -- See (J) above.

          (O) Reflect the issuance of Baker Hughes Common Stock to be issued in the Mergers.

                INFORMATION REGARDING WM. S. BARNICKEL & COMPANY

BUSINESS OF BARNICKEL

     Barnickel is a private company whose primary asset is 5,337,360 shares of Petrolite Common Stock. In addition, Barnickel owns various other investment securities having a market value, as of May 28, 1997, of approximately $53 million. The business address of Barnickel is Wm. S. Barnickel & Company, c/o Mr. Jules Chasnoff, Esq., Lowenhaupt & Chasnoff, L.L.C., 10 South Broadway, Suite 600, St. Louis, Missouri 63102.

     Barnickel's relationship with Petrolite and its predecessors dates back to the 1920s, when William S. Barnickel and John Lehmann established a business to pursue a process that Mr. Barnickel had patented for removing salt water from crude petroleum. Following a series of reorganizations in the 1920s and 1930s, Barnickel became the owner of approximately 47.1% of the then outstanding shares of Petrolite Common Stock and cash, which the Barnickel directors and officers invested in a portfolio of equity securities and oil and gas properties. Barnickel's holding in Petrolite has been unchanged (other than as a result of stock splits and stock dividends) since then. Barnickel is the largest holder of outstanding shares of Petrolite Common Stock. Until 1993, 90% of the Barnickel Common Stock was owned by the Barnickel Trust, which was formed in 1923 following the death of Mr. Barnickel. (The other 10% of the stock of Barnickel was, and still is, owned by two trusts established by Mr. Lehmann.)

     Also until 1993, Barnickel's directors and officers actively managed Barnickel's Petrolite investment by serving as directors of Petrolite. Barnickel adopted an operating strategy of participating actively in the development of Petrolite's strategic direction to maximize the value of Barnickel's investment in Petrolite Common Stock. In 1993, the death of the then income beneficiary resulted in the termination of the Barnickel Trust pursuant to its terms. The two co-trustees of the Barnickel Trust proceeded to analyze how to effectuate the termination. In June 1995, the Barnickel Common Stock owned by the Barnickel Trust was distributed to the approximately 90 beneficiaries of the Barnickel Trust. The Board of Directors of Barnickel continued to explore ways to maximize liquidity, minimize taxes and provide for impartial treatment, for the benefit of the holders of the Barnickel Common Stock. Those efforts led to the development described under "The Mergers -- Background of the Mergers."

     Since 1993, Barnickel's business activities have included the management of its portfolio of equity securities and oil and gas interests and its efforts to pursue a transaction to maximize value and liquidity of its Petrolite investment for all Barnickel stockholders. Revenues of Barnickel consist of dividend income from Petrolite Common Stock and its portfolio of the equity securities. In addition, Barnickel earned a profit on its oil and gas investments until their sale in December 1995.

NO PUBLIC TRADING MARKET

     The Barnickel Common Stock is not now nor has it ever been admitted to trading on any national stock exchange or quotation system. There has been no public market for the Barnickel Common Stock, and there is no assurance that an active public market would develop if the Mergers are not consummated. If a public market were to develop, future trading prices of such securities would depend on many factors, including, among other things, Barnickel's results of operations and the market for similar securities.

     As of March 12, 1997, there were approximately 96 holders of record of Barnickel Common Stock.

DIVIDENDS

     The following table sets forth the per share quarterly dividends declared during the calendar quarters indicated:

                             BARNICKEL COMMON STOCK

                                                              DIVIDEND
                                                              DECLARED
                                                              PER SHARE
                                                              ---------
1994
Third Quarter...............................................  $  200.00
Fourth Quarter..............................................     200.00
1995
First Quarter...............................................  $  200.00
Second Quarter..............................................   1,007.24*
Third Quarter...............................................     200.00
Fourth Quarter..............................................     200.00
1996
First Quarter...............................................  $  200.00
Second Quarter..............................................     200.00
Third Quarter...............................................     200.00
Fourth Quarter..............................................     200.00
1997
First Quarter...............................................  $  200.00
Second Quarter..............................................     200.00

---------------

* Includes a special dividend of $807.24 per share which was distributed by Barnickel to all of its stockholders in order to enable the Barnickel Trust, which then owned 90% of the outstanding shares of Barnickel Common Stock, to cover certain out-of-pocket expenses incurred in connection with the final distribution of the Barnickel Trust (including legal expenses and trustee fees).

SELECTED FINANCIAL DATA

     The following selected financial information has been derived from the historical financial statements of Barnickel. Selected unaudited financial information for the three months ended January 31, 1997 and 1996 includes all adjustments (consisting only of normally recurring adjustments) that Barnickel considers necessary for a fair presentation of operating results and financial position for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year. The financial information set forth below should be read in conjunction with Barnickel financial statements, related notes and other financial information appearing elsewhere in this Joint Proxy Statement/Prospectus.

                           WM S. BARNICKEL & COMPANY
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                 THREE MONTHS
                               ENDED JANUARY 31,              FISCAL YEAR ENDED OCTOBER 31,
                               -----------------   ----------------------------------------------------
                                1997     1996(1)    1996(1)    1995(2)(3)    1994      1993      1992
                               -------   -------   ---------   ----------   -------   -------   -------
                                  (UNAUDITED)
Operations:
  Revenues -- dividend
     income..................  $  1.8    $  1.8    $    7.1     $   7.2     $  7.3    $  7.4    $  7.4
  Profit from oil and gas
     investments.............    --        --            .1         1.2        1.1       1.1       1.4
  Income before income
     taxes...................      .9       6.5        10.6        18.4        7.9       8.5       8.8
  Net income.................     1.1       5.7         8.9        14.3        7.3       7.7       8.0
Per share of common stock:
  Net income.................  $124.39   $642.05   $1,010.68    $1,622.05   $827.58   $879.82   $914.71
  Dividends..................   200.00    200.00      800.00    1,607.24     868.00    885.00    911.00
Financial position:
  Cash and cash
     equivalents.............  $  2.4    $  6.7    $    3.6     $   2.2     $  1.7    $  1.4    $  1.5
  Working capital............     3.7       6.4         4.4         2.3        1.8       1.2       1.3
  Total assets...............   309.8     190.9       220.7       161.9        5.7       5.5       5.6
  Long-term debt.............    --        --          --          --         --        --        --
  Stockholders' equity.......   206.5     128.6       147.6       108.4        4.9       5.3       5.3

---------------

(1) In 1996, Barnickel realized a gain from the sale of investments in oil and gas properties of $4.8 million ($4.7 million in the three months ended January 31, 1996).

(2) On October 31, 1995, Barnickel adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which required that Barnickel's investments in common stock be reported at fair market value. Prior to the adoption of SFAS No. 115, such investments in common stock were reported at the lower of cost or market.

(3) In 1995, Barnickel realized a gain from the sales of investments in common stocks of $10.4 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF BARNICKEL

  Overview

     Barnickel is a private company whose primary asset is 5,337,360 shares of Petrolite Common Stock. In addition, Barnickel owns various investment securities having a market value, as of May 28, 1997, of approximately $53 million.

  Results of Operations -- Three Months Ended January 31, 1997 and 1996

     Revenues from dividend income were unchanged at $1.8 million from the first quarter of fiscal 1996 to the first fiscal quarter of 1997 as the make up of the investment portfolio did not change significantly from the prior year.

     In December 1995, the first quarter of fiscal 1996, Barnickel sold substantially all of its investments in oil and gas properties for $4.9 million in cash and generated a pretax gain of $4.7 million. The decision to sell the oil and gas investments was because of increasing expenses associated with the growing water production in certain properties.

     General and administrative expenses, which consists primarily of investment advisory, banking and legal fees, increased to $900,000 in the first quarter of fiscal 1997 from $100,000 in the first fiscal quarter of 1996 due to Barnickel's activities in exploring opportunities to maximize the value of its investment in Petrolite, including the costs associated with Preliminary Consent Materials and the Barnickel Litigation.

     Barnickel's effective tax rates of (16.4)% and 12.5% in the first fiscal quarter of 1997 and 1996, respectively, differ from the statutory federal income tax rate applied to pretax income as a result of state taxes, the dividends received deduction and the depletion allowance.

  Results of Operations -- Fiscal Years Ended October 31, 1996, 1995 and 1994

     Revenues from dividend income have remained relatively unchanged over the last three fiscal years, declining slightly from $7.3 million in 1994 to $7.1 million in 1996. In 1995, Barnickel sold certain common stocks from its portfolio for $10.8 million and realized a pretax gain of $10.4 million. In 1995, Barnickel stockholders received a special dividend, which included the after-tax net proceeds from these sales, in order to enable the Barnickel Trust (whose only asset was stock of Barnickel) to pay certain legal expenses and trustee fees associated with termination of the Barnickel Trust.

     Profit from oil and gas investments declined from $1.2 million in 1995 and $1.1 million in 1994 to $100,000 in 1996 due to the sales of the investments in 1996. The sale provided $5.0 million in cash and generated a pretax gain of $4.8 million.

     General and administrative expenses increased to $1.6 million in 1996 from $700,000 in 1995 and 1994 due to Barnickel's increased activities in exploring opportunities to maximize the value of its investment in Petrolite.

     Barnickel's effective tax rates of 16.1%, 22.5% and 7.5% in 1996, 1995 and 1994, respectively, differ from the statutory federal income tax rate applied to pretax income as a result of state taxes, the dividends received deduction and the depletion allowance.

  Financial Condition

     Barnickel's investment in Petrolite and other equity securities, which are reported at fair value, increased $90.3 million from October 31, 1996 to January 31, 1997. The market value of Petrolite Common Stock rose from $32.25 per share on October 31, 1996 to $48.00 per share on January 31, 1997. Accordingly, stockholders' equity increased from $147.6 million at October 31, 1996 to $206.5 million at January 31, 1997, as the unrealized investment gain, net of deferred taxes increased by $59.6 million.

     Barnickel's investment in Petrolite and other equity securities increased $56.6 million in 1996 due to rising prices in the equity markets. The market value of Petrolite Common Stock rose from $23.50 per share on October 31, 1995 to $32.25 per share on October 31, 1996. Accordingly, stockholders' equity increased $39.2 million from 1995 as the unrealized investment gain, net of deferred taxes increased by $37.4 million.

     Cash and cash equivalents were $2.4 million at January 31, 1997 and, together with funds generated from dividend income, are expected to be adequate to meet future operating needs.

                       ELECTION OF DIRECTORS OF PETROLITE

ELECTION OF DIRECTORS

     Eight Directors, comprising the entire membership of the Board of Directors of Petrolite, are to be elected at the Petrolite Annual Meeting. Unless contrary instructions are given, proxies will be voted for the following named persons, each to hold the office of Director for the ensuing year, subject to the provisions of the By-Laws of Petrolite, or until consummation of the Petrolite Merger. If any of these nominees should be unable to serve as a Director for unforeseen reasons, it is intended that proxies not limited to the contrary will be voted in favor of the election as Director of such other person as the proxy holder may determine.

     The following information is submitted with respect to nominees for election as Director. Each nominee is at present a Director of Petrolite and has agreed to continue to serve as Director if elected.

                                                                                                SERVED AS
                                                             CURRENT POSITIONS AND              DIRECTOR
                 NAME(1)                   AGE              OFFICES WITH PETROLITE                SINCE
                 -------                   ---              ----------------------              ---------
Andrew B. Craig, III.....................  66    Director                                         1989
Jerry B. Davis...........................  66    Director                                         1996
Wayne J. Grace(2)........................  56    Director                                         1995
Paul H. Hatfield(3)......................  61    Chairman of the Board, President and Chief       1994
                                                 Executive Officer
Richard L. O'Shields.....................  70    Director                                         1994
Fairfax F. Pollnow(2)....................  45    Director                                         1995
Brian M. Rushton.........................  63    Director                                         1996
Joseph T. Williams.......................  59    Director                                         1995

---------------

(1) In November 1996, Mr. William E. Maritz resigned as a Director of Petrolite and Co-Chairman of the Special Committee. For information concerning the resignation of Mr. Maritz, see "The Mergers -- Background of the Mergers." In addition, after 13 years of serving as a Director of Petrolite, Dr. Louis Fernandez will not be standing for re-election to the Board of Directors and will retire as a Director at the Petrolite Annual Meeting. Dr. Fernandez will retire in accordance with the provisions of the By-Laws of Petrolite which state that, unless otherwise determined by the Board of Directors, no Director shall stand for re-election after attaining the age of 72 years.

(2) Mr. Grace and Mr. Pollnow originally were proposed for nomination as Directors of Petrolite by the Board of Directors of Barnickel.

(3) Mr. Hatfield was elected Chairman of the Board, President, and Chief Executive Officer of Petrolite on November 20, 1995.

BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS AND DIRECTORSHIPS OF NOMINEES FOR ELECTION AS DIRECTORS

     Except as noted, each person has served in his present occupation for at least five years.

     MR. ANDREW B. CRAIG, III is Chairman of the Board of Directors of NationsBank Corporation. Previously, he was Chairman and Chief Executive Officer of Boatmen's Bancshares, Inc. He also is a Director of Laclede Gas Company.

     MR. JERRY B. DAVIS is the retired President and Chief Executive Officer of Otis Engineering Corporation, a subsidiary of The Halliburton Company. Before his election as President and Chief Executive Officer, he held several positions at Otis in international and domestic operations and manufacturing.

     MR. WAYNE J. GRACE is Managing Partner of Grace & Company, P.C., a public accounting firm he founded. He has more than 25 years of business experience in public accounting and in the private sector.

     MR. PAUL H. HATFIELD is Chairman, President and Chief Executive Officer of Petrolite. He also is a Director of DEKALB Genetics Corporation and Penwest, Ltd. Additional information concerning Mr. Hatfield is presented below under "-- Executive Officers and Certain Significant Employees of Petrolite."

     MR. RICHARD L. O'SHIELDS is the retired Chairman and Chief Executive Officer of PanEnergy Corp (formerly Panhandle Eastern Corporation), operator of one of the major interstate gas pipeline systems in the nation. He previously served as Chairman of the Board of Daniel Industries, Inc.

     MR. FAIRFAX F. POLLNOW is engaged in private investments and is President of Arbor Land Company, a real estate development and investment firm. He also is a Director and Officer of Wm. S. Barnickel & Co. and a Director of The Churchill School.

     DR. BRIAN M. RUSHTON is a former President of the American Chemical Society. He previously served as Senior Vice President, Research and Development, for Air Products and Chemicals, Inc., and as President of Celanese Research Company and Vice President of Technology for Celanese Corporation (now Hoechst Celanese). He also is a Director of Mallinckrodt Group Inc.

     MR. JOSEPH T. WILLIAMS previously served as Vice Chairman and Chief Executive Officer of Enserch Exploration, Inc., a NYSE-listed company. He previously served as President and Chief Executive Officer of PG & E Resources Company.

EXECUTIVE OFFICERS AND CERTAIN SIGNIFICANT EMPLOYEES OF PETROLITE

     Executive Officers. Executive officers of Petrolite, their ages and positions held, are as follows:

                                                                                DATE ELECTED      AGE AT
                                                                                 TO PRESENT     OCTOBER 31,
         NAME                                    TITLE                             OFFICE          1996
         ----                                    -----                          -------------   -----------
Paul H. Hatfield.......  Chairman, President and Chief Executive Officer           11/20/95         60
John M. Casper.........  Vice President and Chief Financial Officer                02/14/94         51
Hugh B. Chare..........  Vice President, Market Operations                         05/01/96         47
Ralph J. Churchill.....  Vice President, General Manager, Tretolite Division       08/09/89         52
Toby R. Graves.........  Vice President, General Manager, Polymers Division        06/08/88         50
William F.               Controller                                                03/04/91         46
  Haberberger..........
John F. McCartney......  Vice President, General Counsel                           08/09/90         60
Charles R. Miller......  Corporate Secretary, Associate General Counsel            08/12/92         41
Jeffrey A. Pullen......  Vice President, Business Systems                          03/04/96         41
Derek Redmore..........  Vice President, Technology                                12/08/93         58
Steven F. Schaab.......  Treasurer                                                 01/01/93         44
David Winslett.........  Vice President, Process and Additives Technologies        03/04/96         51

     Officers are elected to serve until removed, or until a successor has been elected or appointed. Except as noted below, each of the officers listed above has served in his present office for at least five years. The following is a brief description of past positions of those officers who were elected to their present position within the last five years.

     MR. PAUL H. HATFIELD joined Petrolite in November 1995 as Chairman, President and Chief Executive Officer. Mr. Hatfield previously served as chief executive officer of Protein Technologies International, a subsidiary of Ralston Purina Company from which he retired after 34 years of service in 1994. During his career at Ralston Purina, he progressed through a wide range of management positions which included significant international experience and 17 years as an officer. He holds a B.S. degree in agricultural economics and an M.S. in economics/marketing, both from Kansas State University.

     MR. JOHN M. CASPER joined Petrolite in February 1994 as Vice President and Chief Financial Officer. He has 27 years of experience in financial and operations management, most recently as Executive Vice President with Mitek, Inc., where he was Chief Financial Officer and responsible for overseas operations in Southeast Asia, Japan, Australia/New Zealand, Africa and Canada. He holds a B.S. degree from Drexel Institute of Technology and an M.B.A. from Oklahoma State University.

     MR. HUGH B. CHARE joined Petrolite in May 1996 as Vice President, Market Operations. He has 25 years of experience in operations management, most recently as President of BP Chemicals (Hitco) Inc., where he was responsible for four aerospace operations. He is a graduate of London University, with a B.Sc. (Honors) in mining engineering.

     DR. RALPH J. CHURCHILL returned to Petrolite in July 1989 as Vice President, Corporate Development. In June 1990, he became Vice President of Technology and, in January 1993, he also was named to the position of Vice President, Marketing. In December 1993, he was appointed Vice President, Special Projects and, in June 1994, he was appointed General Manager of the Tretolite Division. He holds a Ph.D. in engineering.

     MR. JOHN F. MCCARTNEY was appointed Assistant General Counsel in 1973. He managed legal aspects of Petrolite's international operations, primarily working to establish subsidiaries, affiliates and joint-venture companies worldwide. He was named Vice President in August 1989. During July 1992, he also assumed responsibility for the administration of the Law Department and now is Vice President, General Counsel.

     MR. CHARLES R. MILLER joined Petrolite as an attorney in May 1990, and was elected Secretary on August 12, 1992. His title now is Corporate Secretary, Associate General Counsel. He has 17 years experience in the public and private practice of law.

     MR. JEFFREY A. PULLEN joined Petrolite in March 1996. Mr. Pullen has over 18 years of diversified financial and operational management experience. Prior to joining Petrolite, Mr. Pullen was a partner in the Financial Advisory Services practice of Coopers & Lybrand L.L.P. where he specialized in consulting with clients regarding financial, economic and business issues related to mergers and acquisition transactions, corporate reorganizations, business valuations and litigation matters. He holds a BA degree from the University of Nebraska in Business Administration/Accounting.

     DR. DEREK REDMORE joined Petrolite as a research chemist in 1965 and was promoted to Group Leader in 1966. From 1972 to 1993, he held various managerial positions with increasing responsibility in Research and Development, most recently Director of Technology Support. In December 1993, he was elected Vice President, Technology. Redmore earned B.Sc. and Ph.D. degrees in organic chemistry at the University of Nottingham.

     MR. STEVEN F. SCHAAB joined Petrolite in November 1992 and was elected Treasurer effective January 1, 1993. He has 21 years of experience in financial and treasury management, most recently with Peabody Holding Company, Inc. A certified public accountant, he holds a B.S.B.A. degree in accounting from the University of Missouri-Columbia.

     MR. DAVID WINSLETT joined Petrolite in December 1982 with 15 years of refinery and specialty chemical experience. From 1982 to 1989, he was Operations Manager for the European Industrial Chemicals business based in Kirkby, England. Since 1989, he has served in various capacities in Petrolite's St. Louis office, including Vice President in the Industrial Chemicals Division. On June 16, 1993, he was promoted to General Manager of the Industrial Chemicals Division and in March 1996, he was elected Vice President, Process and Additives Technologies. He is a graduate of the University of Wales with a B.Sc. (Honors) in chemistry.

     Identification of Certain Significant Employees. Mr. Stuart Monro joined Petrolite in January 1978. After having served in various sales and managerial positions within international operations, he was appointed Managing Director of Petrolite Ltd. in March of 1989. In June 1991, he was also appointed General Manager of the newly created EuroChem Division. He holds various diplomas and degrees, including a chartered chemist (C.Chem), a chartered engineer (C.Eng) and an M.B.A. degree in management from the City University of London.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held nine meetings during fiscal year 1996. The Board has established the following standing committees: Executive Committee, Audit Committee, Compensation Committee, Nominating Committee and Environment, Health and Safety Committee. All Directors attended at least 75% or more of the aggregate of the meetings of the Board of Directors and Committees on which they serve.

     The Executive Committee did not meet in fiscal year 1996. The Committee exercises the powers of the Board in directing the management of the business and affairs of Petrolite between meetings of the Board (except for certain matters reserved to the Board).

     The Audit Committee met three times in fiscal year 1996. Among other things, the Committee reviews the scope and procedures of the audit activities of both the independent accountants and Petrolite's internal auditors, and subsequently, the reports on their examinations, together with any recommendations concerning internal controls. It also reviews reports from Petrolite's financial management, general counsel, independent auditors and internal auditors on compliance with corporate policies and the adequacy of Petrolite's internal accounting controls. In order to assure complete independence, the Committee meets with the independent accountants, both prior to and subsequent to the annual audit. The Committee also reviews the scope of the non-audit professional services provided by the independent accountants. The Committee also is responsible for recommending to the full Board the firm of independent accountants to be retained each year.

     The Compensation Committee met five times in fiscal year 1996. The Committee, which is composed solely of outside Directors, reviews the competency and effectiveness of the management of Petrolite and its subsidiaries, reviews the soundness and adequacy of Petrolite's compensation programs, reviews compensation for senior officers of Petrolite, reviews the adequacy of compensation of senior management of Petrolite's subsidiaries, and formulates and administers Petrolite's special compensation programs. The Committee members are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act and administer Petrolite's stock incentive plans.

     The Nominating Committee met twice in fiscal year 1996. The Committee recommends individuals for election to the Board.

     The Environment, Health and Safety Committee was created in March 1996 and met one time in fiscal year 1996. The Committee reviews and assesses Petrolite's policies, procedures and practices relating to the environment and to the health and safety of employees, customers and the public, and oversees the development of Petrolite's environmental, health and safety goals and objectives.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

     The Compensation Committee of the Board of Directors (the "Committee") reviews the effectiveness of Petrolite's management and the adequacy of Petrolite's compensation and benefit programs. The Committee administers Petrolite's stock incentive plans on behalf of the Board of Directors. In fulfilling these responsibilities the Committee evaluates the performance and determines the compensation level of the Chief Executive Officer, and reviews the performance and compensation levels of Petrolite's other executive officers, all subject to Board approval.

  Compensation Philosophy

     Petrolite's base and variable incentive compensation programs emphasize individual and team performance and link pay to individual performance that is formally assessed by an employee and his or her supervisor. Petrolite's philosophy of total compensation combines a competitive base salary with variable incentive plans linked to defined performance goals for each executive's area of responsibility.

     Regular performance appraisals permit an individual's total compensation to be based on specified performance that relates directly to stockholder value. The total compensation of Petrolite's executive officers, including variable incentive compensation payments when Petrolite performance warrants them, is targeted to fall between the 60th and 90th percentile of ranges identified by independent industry surveys.

     Petrolite's base salaries reflect an internal evaluation of the functions and responsibilities for each position and a review of market rates published in industry surveys. Increases to base salaries reflect both relative position against market rates and annual performance appraisals, and are intended to recognize individual performance that contributes to Petrolite performance.

  1996 Base Salary

     In reviewing base salaries, Petrolite relies on independent industry surveys to assess Petrolite's salary competitiveness. The base salaries of Petrolite's executive officers are targeted at the 60th percentile of the market as identified by these independent industry surveys, subject to individual performance. The Committee believes Petrolite's competitors for executive talent are not limited to those that would be included in a peer group reviewed to compare stockholders returns. For this reason, the companies analyzed for compensation purposes are not necessarily the same as the peer group index in the Comparison of Five-Year Cumulative Total Return graph included in this Joint Proxy Statement/Prospectus.

  1996 Annual Incentive Plan

     Participants in this Plan, including Petrolite's executive officers, were recommended by the Chief Executive Officer and approved by the Committee from officers and key employees of Petrolite and its affiliates. Annual incentive compensation payments for the fiscal year were based on target amounts recommended by the Chief Executive Officer and approved by the Committee. For 1996 the target incentive amounts ranged from 10% to 100% of a participant's base salary.

     Petrolite's Annual Incentive Plan for the year placed strong recognition on superior individual performance linked directly to Petrolite performance essential to improve Petrolite's industry status and build stockholder value. An individual's bonus award (except for Mr. Hatfield's) was established by the Chief Executive Officer through a regular quantitative and qualitative assessment of the participant's performance against the established key jobs for him/her and the opportunity for greater performance. The total bonus payout was determined by the sum of individual bonuses earned and a quantitative and qualitative assessment of overall Petrolite financial performance.

     Based on the criteria outlined above, Petrolite paid a cash bonus to 59 employees throughout Petrolite for Fiscal Year 1996. Amounts paid to the Named Executive Officers are shown in the Summary Compensation Table.

  1993 Petrolite Stock Incentive Plan

     During the fiscal year the Committee authorized an exchange of stock options with several executive officers of Petrolite, including two of the Named Executive Officers (as defined under the heading "-- Summary Compensation Table"). Pursuant to the exchange, which is discussed in further detail under the heading "-- Stock Option Repricings/Exchanges," the optionees were authorized to exchange two existing stock option awards for one new award made pursuant to the 1993 Petrolite Stock Incentive Plan.

  Compensation of the Chief Executive Officer

     Mr. Paul H. Hatfield was elected Chairman, Chief Executive Officer and President of Petrolite on November 20, 1995. In view of Mr. Hatfield's outstanding senior management record including experience related to the specialty chemicals industry with proven management and leadership skills, the Committee approved compensation essentially the same as that which had been paid to Petrolite's previous Chairman, Chief Executive Officer, and President. The Committee also approved a target incentive bonus amount equal to Mr. Hatfield's annual base salary.

     In determining the bonus amount to be paid to Mr. Hatfield for the fiscal year ending October 31, 1996, the Committee considered, among other factors, Mr. Hatfield's success during the fiscal year in restructuring Petrolite's management, overhauling Petrolite's internal business systems, and implementing a strategic selling system, all of which resulted in four consecutive quarters of earnings growth, an increase in gross profit margins and stockholders' equity, and earnings for the year which significantly increased stockholder value.

     This Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this Joint Proxy Statement/Prospectus into any filing under the Exchange Act, except to the extent Petrolite specifically incorporates this report by reference, and otherwise shall not be deemed filed under the Exchange Act.

                                            COMPENSATION COMMITTEE

                                            ANDREW B. CRAIG, III, Chairman
                                            JERRY B. DAVIS

SUMMARY COMPENSATION TABLE

     The following table shows information concerning the compensation for services to Petrolite in all capacities for the fiscal years ended October 31, 1996, October 31, 1995, and October 31, 1994, of (i) those persons who served at any time during the fiscal year ended October 31, 1996 as Chief Executive Officer, and (ii) the four other most highly compensated Executive Officers of Petrolite on October 31, 1996 (collectively the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                                                        ------------------------
                                                                          AWARDS        PAYOUT
                                        ANNUAL COMPENSATION             ----------    ----------
                                ------------------------------------    SECURITIES
       NAME AND                                         OTHER ANNUAL    UNDERLYING       LTIP          ALL OTHER
  PRINCIPAL POSITION    YEAR     SALARY     BONUS(1)    COMPENSATION    OPTIONS(2)    PAYOUTS(3)    COMPENSATION(4)
  ------------------    ----    --------    --------    ------------    ----------    ----------    ---------------
Paul H. Hatfield......  1996    $352,474(5) $375,018           --        220,000            --         $  6,994
Chairman of the Board,  1995          --         --            --          8,000            --         $ 23,973
President and Chief     1994          --         --            --                                            --
Executive Officer
John M. Casper........  1996    $198,000    $80,000            --         75,000            --         $  2,500
Vice President and      1995    $196,000         --            --             --            --         $  2,500
Chief Financial
  Officer               1994    $139,444(5)      --            --         75,000            --         $  2,370
Toby R. Graves........  1996    $178,750    $75,000            --         60,000            --         $  2,500
Vice President,         1995    $173,250    $85,502            --             --            --         $  2,500
General Manager,        1994    $166,000    $84,000            --             --       $24,699         $  2,500
Polymers Division
Jeffrey A. Pullen.....  1996     130,000(5) $65,000       $30,000(6)      20,000            --               --
Vice President,         1995          --         --            --             --            --               --
Business Systems        1994          --         --            --             --            --               --
Hugh B. Chare.........  1996    $ 97,500(5) $65,000       $30,000(6)      20,000            --               --
Vice President          1995          --         --            --             --            --               --
Market Operations       1994          --         --            --             --            --               --
William E.
  Nasser(7)...........  1996    $154,166(5)      --            --             --            --         $218,333
                        1995    $370,300         --            --             --            --         $  2,500
                        1994    $347,750         --            --                      $51,525         $  2,500

---------------

(1) Payment under Petrolite's Annual Bonus Plan for the fiscal years noted.

(2) Options awarded to Messrs. Casper and Graves in 1996 replace options previously awarded to them. See the "Options Granted in Fiscal Year 1996" table below for additional information.

(3) Reflects the value of awards made pursuant to Petrolite's Long-Term Incentive Plan for a performance period beginning November 1, 1990, and ending October 31, 1994.

(4) Reflects the cash value of contributions by Petrolite to the Employee's Savings Plan (a defined contribution savings plan) as a match to a portion of the employee's contributions under the Savings Plan. For Messrs. Hatfield and Nasser, reflects amounts paid pursuant to a Management Agreement and Consulting Agreement, respectively.

(5) Partial year.

(6) Amount paid in connection with relocation to St. Louis, Missouri.

(7) Mr. Nasser resigned as Chairman, Chief Executive Officer and President on November 20, 1995.

OPTIONS GRANTED IN FISCAL YEAR 1996

     The following table shows information with respect to the Named Executive Officers concerning individual grants of stock options made during the fiscal year ending October 31, 1996:

                                                           INDIVIDUAL GRANTS
                                 ---------------------------------------------------------------------
                                    NUMBER OF       PERCENT OF
                                   SECURITIES      TOTAL OPTIONS   EXERCISE                 GRANT DATE
                                   UNDERLYING       GRANTED IN       PRICE     EXPIRATION    PRESENT
             NAME                OPTIONS GRANTED    FISCAL YEAR    PER SHARE      DATE       VALUE(1)
             ----                ---------------   -------------   ---------   ----------   ----------
Paul H. Hatfield..............     220,000(2)          38.6%        $24.31     12/31/2000   $1,148,508
John M. Casper................      75,000(3)          13.1%        $27.00      1/09/2006   $  533,977
Toby R. Graves................      60,000(3)          10.5%        $27.00      1/09/2006   $  427,182
Jeffrey A. Pullen.............      20,000(4)           3.5%        $27.25      3/01/2006   $  146,160
Hugh B. Chare.................      20,000(4)           3.5%        $32.00      5/01/2006   $  180,073

---------------

(1) Calculated in accordance with the Black-Scholes option pricing model. The assumptions used were within the following ranges, depending on the date of the option award: Expected volatility, .310 to .313; risk-free rate of return, 5.54% to 6.84%; dividend yield, 4.11% to 4.12%; time of exercise, mid-point through the option term. No adjustment was made for non-transferability or risk of forfeiture.

(2) The option becomes exercisable in annual installments of 73,334, 73,333, and 73,333 shares, beginning on the first anniversary of the grant date, which was December 13, 1995. Under the terms of the 1993 Petrolite Stock Incentive Plan, the option becomes fully exercisable upon a change in control of Petrolite and remains exercisable for a period of at least one year. The consummation of the Petrolite Merger will result in a change in control of Petrolite under the Plan.

(3) The option replaced two previous option awards totaling the same number of shares. The option becomes exercisable in five equal annual installments beginning on the first anniversary of the grant date, which grant date was January 9, 1996. Under the terms of the 1993 Petrolite Stock Incentive Plan, the option becomes fully exercisable and remains exercisable for a period of at least one year upon a change in control of Petrolite. The consummation of the Petrolite Merger will result in a change in control of Petrolite under the Plan.

(4) The option becomes exercisable in five equal annual installments beginning on the first anniversary of the grant date, which grant date was March 1, 1996 for Mr. Pullen and May 1, 1996 for Mr. Chare. Under the terms of the 1993 Petrolite Stock Incentive Plan, the option becomes fully exercisable and remains exercisable for a period of at least one year upon a change in control of Petrolite. The consummation of the Petrolite Merger will result in a change in control of Petrolite under the Plan.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table shows information with respect to the Named Executive Officers concerning unexercised options held as of October 31, 1996. No Named Executive Officer exercised a stock option during fiscal year 1996.

                    OPTION VALUES AT END OF FISCAL YEAR 1996

                                                         NUMBER OF               VALUE OF UNEXERCISED
                                                    UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                    AT OCTOBER 31, 1996         AT OCTOBER 31, 1996(1)
                                                ---------------------------   ---------------------------
                     NAME                       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                       -----------   -------------   -----------   -------------
Paul H. Hatfield..............................     8,000         220,000        $79,700      $1,746,800
John M. Casper................................       -0-          75,000             --         393,750
Toby R. Graves................................     1,000          60,000             --         315,000
Jeffrey A. Pullen.............................       -0-          20,000             --         100,000
Hugh B. Chare.................................       -0-          20,000             --           5,000
William E. Nasser.............................     5,000              --             --              --

---------------

(1) Calculated on the basis of the fair market value of the underlying securities as of October 31, 1996 ($32.25 per share) minus the exercise price. The terms under which the options become exercisable are set out in the footnotes to the "Options Granted in Fiscal Year 1996" table above.

COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

     On March 1, 1993, Petrolite's stockholders approved the Petrolite 1993 Stock Incentive Plan, which provides for the issuance of stock options to key employees of Petrolite. The Plan is administered by the Compensation Committee of the Board of Directors.

     The Plan is part of Petrolite's compensation strategy that combines competitive base salaries with incentive opportunities that link employee performance to stockholder value. The Plan creates this link by tying a portion of the compensation of Petrolite's key managers directly to their success in building value for Petrolite's stockholders.

     On June 9, 1993, the Board awarded two groups of stock options under the Plan. The first group of options was tied to an annual specified minimum growth in the value of Petrolite Common Stock. The second group of options was tied to the growth in the value of Petrolite Common Stock over a five-year period. A similar award was made to Mr. Casper when he joined Petrolite in February 1994.

     In reviewing these option awards with Paul H. Hatfield, who was elected Chief Executive Officer of Petrolite in November 1995, the Committee and Mr. Hatfield noted that Petrolite's competitive markets had changed significantly since the options were awarded. As a result of these changes, Mr. Hatfield and the Committee determined that the options no longer provided the direct link between the compensation of Petrolite management and the growth in stockholder value they were intended to provide. They were tied rigidly to minimum targets that were too susceptible to market volatility. In addition, they offered no incentive for increases in stockholder value below the specified minimum targets.

     In light of these market changes, the Committee determined that a replacement of the options was necessary to reestablish the link between management performance and stockholder value. For this reason, the Committee approved a management proposal to allow optionees to replace their existing options with new options granted under the Plan.

     The replacement options have an exercise price equal to the value of Petrolite Common Stock on January 9, 1996, which was the award date. The option has value only to the extent that the value of Petrolite Common Stock increases after the award date -- an increase that will benefit management and stockholders alike.

     The replacement options became exercisable with respect to 20% of the shares on and after January 9, 1997, and become exercisable with respect to an additional 20% of such shares on and after each of the second, third, fourth, and fifth anniversaries of the grant date. The replacement options may be exercised in part from time to time within these percentage limitations. Pursuant to the terms of the Plan as approved by the stockholders, the replacement options will become fully exercisable and remain exercisable for a period of at least one year upon a change in control of Petrolite. Consummation of the Petrolite Merger will result in a change in control of Petrolite under the Plan.

     This restructuring linked directly the compensation of Petrolite's key managers to their success in building value for Petrolite's stockholders. We believe that re-establishing this link was in the best interests of Petrolite's stockholders.

     The award of the replacement options was ratified unanimously by the Board of Directors on January 9, 1996. Members of the Committee on that date were:
Paul F. Cornelsen, William E. Maritz, Thomas P. Reidy, and Andrew B. Craig, III.

                                            COMPENSATION COMMITTEE

                                            ANDREW B. CRAIG, III, Chairman
                                            JERRY B. DAVIS

TEN-YEAR OPTION REPRICINGS

     The following table contains information concerning the repricing of options held by executive officers of Petrolite during the last ten completed fiscal years:

                           TEN-YEAR OPTION REPRICINGS

                                                                                              LENGTH OF
                                         NUMBER OF                                             ORIGINAL
                                         SECURITIES   MARKET PRICE   EXERCISE                OPTION TERM
                                         UNDERLYING   OF STOCK AT    PRICE AT       NEW       REMAINING
                                          OPTIONS       TIME OF       TIME OF    EXERCISE     AT DATE OF
        NAME                DATE          REPRICED     REPRICING     EXCHANGE      PRICE     REPRICING(1)
        ----                ----         ----------   ------------   ---------   ---------   ------------
John M. Casper.......  January 9, 1996     75,000       $27.00        $32.50      $27.00      8 years
Vice President                                         per share     per share   per share     2 months
Chief Financial
  Officer
Toby R. Graves.......  January 9, 1996     60,000       $27.00        $32.875     $27.00      7 years
Vice President,                                        per share     per share   per share     6 months
General Manager
Polymers Division
Ralph J. Churchill...  January 9, 1996     30,000       $27.00        $32.875     $27.00      7 years
Vice President,                                        per share     per share   per share     6 months
General Manager
Tretolite Division
John F. McCartney....  January 9, 1996     15,000       $27.00        $32.875     $27.00      7 years
Vice President,                                        per share     per share   per share     6 months
General Counsel
Derek Redmore........  January 9, 1996     20,000       $27.00        $32.875     $27.00      7 years
Vice President,                                        per share     per share   per share     6 months
Technology
David Winslett.......  January 9, 1996     15,000       $27.00        $32.875     $27.00      7 years
Vice President,                                        per share     per share   per share     6 months
General Manager
Process & Additive
Technologies

---------------

(1) The option awarded January 9, 1996 expires January 9, 2006.

EXECUTIVE AGREEMENTS

     Petrolite has entered into Executive Agreements with several executive officers, including the Named Executive Officers. The agreements, which include confidentiality and non-competition provisions, provide severance compensation to each covered executive in the event of the executive's involuntary termination from employment. This severance compensation would be in the form of a continuation of the executive's base salary for one year (two years for Messrs. Pullen and Chare). No severance compensation payment would be made if the executive's termination from employment is due to death, disability or normal retirement or is for cause, as defined in the agreement. The agreements also provide severance compensation in the event of the executive's involuntary termination within two years immediately following a "change of control" of Petrolite or a voluntary termination within one year immediately following a "change of control" of Petrolite. This compensation would be in the form of a lump sum payment equal to two times the executive's annual base salary and target incentive payment, and continuation of certain other executive benefits for a period specified in the agreement. The consummation of the Petrolite Merger will result in a "change of control" under the agreements.

     Mr. Nasser retired as Chairman of the Board, President and Chief Executive Officer of Petrolite on November 20, 1995. He and the Company have entered into an agreement under which Mr. Nasser will provide consulting services to Petrolite through March 31, 1997. That agreement, which terminated the Executive Agreement between Mr. Nasser and Petrolite, includes: a monthly retirement benefit beginning April 1, 1996, equal to the benefit to which Mr. Nasser would be entitled at his normal retirement date under Petrolite's Retirement Plan assuming an additional five years of service; continuation of certain other executive benefits for a specified period; surrender of stock options granted under the Petrolite 1993 Stock Incentive Plan; and a consulting payment of $370,000, payable in monthly installments through March 31, 1997. Amounts paid to Mr. Nasser, except for benefits paid through Petrolite's Retirement and Supplemental Retirement Plans, are shown in the Summary Compensation Table.

RETIREMENT BENEFITS

     Petrolite's Retirement Plan is a defined benefit plan with benefits determined on the basis of years of service and the average covered remuneration for the five highest consecutive years of service in the last ten years. Covered remuneration is the annual compensation of an individual, which includes annual base salary and certain amounts paid under Petrolite's bonus plans. Estimated annual benefits payable upon retirement (assuming normal retirement date) to persons participating in the Plan are shown below:

                     APPROXIMATE ANNUAL RETIREMENT BENEFIT

                                                YEARS OF PARTICIPATION IN PLAN
           FINAL AVERAGE              --------------------------------------------------
          ANNUAL EARNINGS             10 YEARS      20 YEARS      30 YEARS      40 YEARS
------------------------------------  --------      --------      --------      --------
  $100,000..........................  $13,250       $ 26,500      $ 39,750      $ 51,875
  $150,000..........................  $21,000       $ 42,000      $ 63,000      $ 81,750
  $200,000..........................  $28,750       $ 57,500      $ 86,250      $111,625
  $250,000..........................  $36,500       $ 73,000      $109,500      $141,500
  $300,000..........................  $44,250       $ 88,500      $132,750      $171,375
  $350,000..........................  $52,000       $104,000      $156,000      $201,250
  $400,000..........................  $59,750       $119,500      $179,250      $231,125
  $450,000..........................  $67,500       $135,000      $202,500      $261,000
  $500,000..........................  $75,250       $150,500      $225,750      $290,875

     The benefits shown above are based on a straight-life annuity with a five-year guaranty and are paid in addition to any Social Security benefits to which the individual may be entitled. The compensation covered by the Plan for the Named Executive Officers is shown in the Summary Compensation Table under the headings "Salary", "Bonus" and "Long-Term Incentive Plan Payments". Years of credited service to October 31, 1996, for the Named Executive Officers are: Mr. Hatfield, 0; Mr. Casper, 2; Dr. Graves, 24; Mr. Pullen, 0; Mr. Chare, 0; Mr. Nasser, 33.

     The Code limits the amount of annual benefits which may be payable under the Retirement Plan; the limit currently is $125,000 per year, subject to annual cost of living adjustments. The Code also limits the compensation that may be considered in calculating benefits payable under the Retirement Plan. Petrolite has established a Supplemental Retirement Plan for the payment of supplemental benefits for certain highly compensated employees to whom these limits apply, or will apply in the future, so that these employees will obtain the benefit of the Retirement Plan formula that would have applied in the absence of the limitations. These benefits are reflected in the foregoing table. Mr. Nasser receives a benefit from the Supplemental Retirement Plan.

COMPENSATION OF DIRECTORS

     Directors who are not full-time salaried employees of Petrolite receive an annual retainer of $18,000, except that Directors who serve as chairman of a committee of the Board receive an annual retainer of $21,000. Directors receive a fee of $1,000 per meeting for each board meeting attended, and directors who serve on committees of the Board receive a fee of $750 per meeting for each committee meeting attended.

     Under the Petrolite 1993 Stock Incentive Plan approved by the stockholders of Petrolite on March 1, 1993, each Director who has been a member of the Board of Directors for at least six months receives an option to purchase 2,000 shares of Petrolite Common Stock on account of his or her election by the stockholders at an annual meeting of Petrolite. Each such Director who is re-elected to the Board of Directors at a subsequent annual meeting of Petrolite receives an option to purchase an additional 2,000 shares at the time of each such re-election. The exercise price for each option is the fair market value of a share of Petrolite Common Stock on the date of such annual meeting. No options may be granted under the Plan after October 31, 1998. Directors who are employees of Petrolite receive no additional compensation for service on the Board of Directors or its committees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On November 27, 1996, Barnickel and Petrolite entered into the Memorandum of Understanding which, among other things, directed the Special Committee to explore a process for the sale or merger of Petrolite on the most advantageous terms for all stockholders of Petrolite, taking into account, among other stockholders' concerns, Barnickel's strong preference for a transaction structured as a tax-free reorganization involving Barnickel directly. On February 25, 1997, Petrolite, Barnickel, Baker Hughes, Merger Sub and Merger Grandsub entered into the Merger Agreement. For information concerning the Memorandum of Understanding, the Mergers contemplated by the Merger Agreement and certain interests of Barnickel in the Mergers, see "The Mergers" generally, "The Mergers -- Background of the Mergers" and "The Mergers -- Interests of Certain Persons -- Barnickel Interests."

     Certain Directors and executive officers of Petrolite have certain interests in the Petrolite Merger relating to severance arrangements and other benefits that are in addition to the interests of stockholders of Petrolite generally. For information concerning such interests, see "The
Mergers -- Interests of Certain Persons -- Severance Arrangements and Other Benefits." In addition, Mr. Pollnow, a director of Petrolite and a director and officer of Barnickel, will receive from Barnickel compensation for certain services provided to Barnickel, including services provided in connection with the Barnickel Merger. For information concerning such compensation, see "The Mergers -- Interests of Certain Persons -- Compensation of Certain Individuals in Connection with the Mergers."

     During fiscal year 1996, Petrolite and its subsidiaries engaged, in the ordinary course of business, in various types of transactions with other corporations with which Directors of Petrolite are associated either as officers or directors. It is expected that Petrolite and its subsidiaries will continue to engage in such transactions. Petrolite does not believe the amounts involved in such transactions are material in relation to the businesses of such other corporations or the interests of the Directors involved.

     Petrolite and Mr. Hatfield entered into a Management Agreement and a Stock Option Agreement effective August 11, 1995, pursuant to which Mr. Hatfield agreed to provide certain management services to Petrolite with regard to Petrolite's Chemicals Group. Both agreements were terminated effective November 20, 1995, upon Mr. Hatfield's election as Chairman, President and Chief Executive Officer of Petrolite. Under the Management Agreement, Mr. Hatfield was to be paid $125,000 in 12 monthly installments; under the Stock Option Agreement, Mr. Hatfield was granted an option to purchase 36,000 shares of Petrolite's capital stock at a price of $21.03 per share. The option, which was to become exercisable in 12 monthly installments beginning September 29, 1995, became exercisable with respect to 6,000 shares before the Stock Option Agreement was terminated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the holdings of each person who is known by Petrolite to own beneficially more than 5% of the outstanding shares of Petrolite Common Stock. Petrolite Common Stock constitutes the only class of voting securities of Petrolite. Except as indicated otherwise, these beneficial owners possess sole voting and sole dispositive power with respect to the total number of shares reported.

                   NAME AND ADDRESS OF                     AMOUNT AND NATURE OF    PERCENT
                     BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP    OF CLASS
                   -------------------                     --------------------    --------
Wm. S. Barnickel & Company................................      5,337,360(1)        47.1%
  c/o Mr. Jules Chasnoff, Esq.
  Lowenhaupt & Chasnoff, L.L.C.
  10 South Broadway, Suite 600
  St. Louis, MO 63102
T. Rowe Price Associates, Inc.............................        944,850(2)         8.3%
  100 E. Pratt Street
  Baltimore, MD 21202
American Century Companies, Inc...........................        918,500(3)         8.1%
  (formerly known as Twentieth Century Companies, Inc.)
  4500 Main Street
  P.O. Box 418210
  Kansas City, MO 64141

---------------

(1) Prior to June 6, 1995, 90% of the outstanding capital stock of Barnickel was held by the Barnickel Trust, established under the will of William S. Barnickel, deceased, of which Michael V. Janes and Boatmen's Trust Company, a subsidiary of Boatmen's Bancshares, Inc., served as co-trustees. The Barnickel Trust terminated on the death of Genevieve B. Janes on August 27, 1993, and on June 6, 1995, the Barnickel Trust distributed its assets, consisting primarily of shares of Barnickel Common Stock, to its beneficiaries. NationsBank Corporation merged with Boatmen's Bancshares, Inc., on January 7, 1997, and acquired Boatmen's Trust Company.

    The remaining 10% of the outstanding capital stock of Barnickel is held by two other trusts, The John S. Lehmann Trust f/b/o John S. Lehmann, Jr. and The John S. Lehmann Trust f/b/o Frederick W. Lehmann III. Boatmen's Trust Company serves as trustee of both of the Lehmann Trusts.

    On February 27, 1997, Barnickel, NationsBank Corporation, Boatmen's Trust Company, The John S. Lehmann Trust f/b/o John S. Lehmann, Jr., The John S. Lehmann Trust f/b/o Frederick W. Lehmann III, Michael V. Janes, Genevieve J. Brown, William B. Janes, and Fairfax F. Pollnow (collectively, the "Reporting Persons") filed a ninth amendment to a previously amended
    Schedule 13D. The ninth amendment reported ownership of Petrolite Common Stock by the Reporting Persons as follows: The Reporting Persons disclosed aggregate beneficial ownership of 5,590,778 shares of Petrolite Common Stock, or 49.19% of the outstanding shares of Petrolite Common Stock.

    NationsBank Corporation reported sole voting and dispositive power over no shares, shared voting power over 5,558,332 shares, and shared dispositive power over 5,547,702 shares. BTC reported sole voting power over 124,101 shares, shared voting power over 5,434,231 shares, sole dispositive power over 16,167 shares, and shared dispositive power over 5,531,535 shares.

    Barnickel reported sole voting and dispositive power over 5,337,360 shares and shared voting and dispositive power over no shares.

    The John S. Lehmann Trust f/b/o John S. Lehmann, Jr. and The John S. Lehmann Trust f/b/o Frederick W. Lehmann III reported no sole or shared voting or dispositive power over any shares.

    Genevieve J. Brown, a director of Barnickel, reported sole voting and dispositive power over 5,846 shares and shared voting and dispositive power over 5,375,850 shares.

    Michael V. Janes, a director of Barnickel, reported sole voting and dispositive power over 200 shares, shared voting power over 5,375,063 shares and shared dispositive power over 5,425,463 shares.

    William B. Janes, a director of Barnickel, reported sole voting and dispositive power over 23,400 shares and shared voting and dispositive power over 5,337,360 shares.

    Fairfax F. Pollnow, a director of Barnickel and Petrolite, reported sole voting and dispositive power over 3,000 shares, including presently exercisable options to acquire 2,000 shares and shared voting and dispositive power over 5,337,360 shares.

(2) T. Rowe Price Associates reported in Amendment No. 1 to its Schedule 13G dated February 14, 1997 that it possessed sole voting power over 110,150 shares, sole dispositive power over 944,850 shares and shared voting and dispositive power over no shares.

(3) As reported by American Century Companies, Inc. in Amendment No. 1 to its
    Schedule 13G dated February 3, 1997.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table shows the number of shares of Petrolite Common Stock beneficially owned, directly or indirectly, by each of Petrolite's Directors, Director Nominees and Named Executive Officers, and by the Directors and Executive Officers as a group. Except as noted otherwise, these persons possess sole voting and sole dispositive power with respect to the entire number of shares reported. The number shown includes shares deemed to be outstanding pursuant to stock options that are presently exercisable or will become exercisable within 60 days of May 30, 1997, as follows: Mr. Craig, 8,000 shares; Dr. Fernandez, 8,000 shares; Mr. Grace, 2,000 shares; Mr. O'Shields, 2,000 shares; Mr. Pollnow, 2,000 shares.

DIRECTORS AND DIRECTOR NOMINEES

                                                        AMOUNT AND NATURE
                       NAME OF                            OF BENEFICIAL          PERCENT
                   BENEFICIAL OWNER                         OWNERSHIP            OF CLASS
                   ----------------                     -----------------        --------
Andrew B. Craig, III..................................        9,000                  *
Jerry B. Davis........................................          500                  *
Louis Fernandez.......................................        9,000                  *
Wayne J. Grace........................................        3,700                  *
Paul H. Hatfield......................................       95,199(2)(3)            *
Richard L. O'Shields..................................        4,500                  *
Fairfax F. Pollnow(1).................................        3,000                 (1)
Brian M. Rushton......................................          200                  *
Joseph T. Williams....................................        1,000                  *

NAMED EXECUTIVE OFFICERS

                                                        AMOUNT AND NATURE
                       NAME OF                            OF BENEFICIAL          PERCENT
                   BENEFICIAL OWNER                         OWNERSHIP            OF CLASS
                   ----------------                     -----------------        --------
John M. Casper........................................        22,035(3)              *
Toby R. Graves........................................        17,350(3)              *
Jeffrey A. Pullen.....................................         4,000(3)              *
Hugh B. Chare.........................................         4,000(3)              *
William E. Nasser.....................................        15,933(2)(3)           *
All Directors and officers as a group (21 persons)....       231,899(4)              2%

---------------

 *  Less than 1%

(1) See Note (1) under the heading "-- Security Ownership of Certain Beneficial Owners."

(2) Mr. Nasser retired, and Mr. Hatfield was elected Chairman of the Board, President and Chief Executive Officer of Petrolite on November 20, 1995.

(3) The number shown includes shares which are deemed to be outstanding pursuant to stock options that are presently exercisable, or will become exercisable within 60 days of May 30, 1997, as follows: Mr. Hatfield, 81,334 shares; Mr. Casper, 15,000 shares; Dr. Graves, 13,000 shares; Mr. Pullen, 4,000 shares; Mr. Chare, 4,000 shares. The number shown includes shares of capital stock held in trust through the Employees' Savings Plan, as follows: Mr. Hatfield, 365 shares; Mr. Casper, 755 shares; Dr. Graves, 3,099 shares; Mr. Nasser, 7,933 shares. (Savings Plan information presented as of September 30, 1996.)

(4) The number shown includes 163,334 shares which are deemed to be outstanding pursuant to stock options that are presently exercisable, or will become exercisable within 60 days of May 30, 1997, and 23,884 shares held through the Employees' Savings Plan. (Savings Plan information presented as of September 30, 1996.)

STOCK PRICE PERFORMANCE GRAPH

     The graph below compares cumulative total return on Petrolite Common Stock, the S&P 500 Index and the Specialty Chemical Value Line Index. The graph assumes $100 was invested on October 31, 1991, in Petrolite Common Stock, the S&P 500 Index and the Specialty Chemical Value Line Index.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*

Petrolite Corporation, Standard & Poors 500 and Value Line Chemicals: Specialty
                                     Index

          *Cumulative total return assumes reinvestment of dividends.

                 (Performance Results Through October 31, 1996)

        Measurement Period              PETROLITE      Standard & Poors
      (Fiscal Year Covered)               CORP                500         Chemicals:Special.
1991                                     100.00              100.00             100.00
1992                                     122.02              110.10             120.98
1993                                     194.35              126.55             136.59
1994                                     152.61              131.87             144.57
1995                                     125.65              166.71             160.49
1996                                     178.89              214.40             191.20

Petrolite does not make or endorse any predictions as to future stock performance.

INDEPENDENT ACCOUNTANTS

     Petrolite's independent accountants for the fiscal year ended October 31, 1996 are Price Waterhouse LLP, who were selected by the Board of Directors upon the recommendation of the Board's Audit Committee. A representative of Price Waterhouse LLP will be in attendance at the Petrolite Annual Meeting and will be available to respond to appropriate questions of the stockholders and to make such statements as the representative may wish to make.

STOCKHOLDER PROPOSALS FOR PETROLITE 1998 ANNUAL MEETING

     In the event the Petrolite Merger is not consummated, any proposal of a stockholder of Petrolite intended to be presented at Petrolite's 1998 Annual Meeting of Stockholders must be received by the Secretary of Petrolite at its executive offices no earlier than December 2, 1997, but in any event no later than January 1, 1998 to be included in Petrolite's proxy statement and form of proxy relating to such meeting.

OTHER MATTERS

     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE. Petrolite executive officers, directors and persons who own beneficially more than 10% of the outstanding shares of Petrolite Common Stock are required under Section 16(a) of the Exchange Act to file certain reports of ownership, and changes in ownership, of Petrolite Common Stock with the SEC and the National Association of Securities Dealers, Inc. Copies of such reports must be furnished to Petrolite. Petrolite assists these persons in complying with the Exchange Act and with the regulations promulgated thereunder.

     Based solely on a review of the copies of such forms furnished to Petrolite, and on written representations of the executive officers and directors, Petrolite believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners have been complied with.

     ANNUAL REPORT. A copy of Petrolite's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, including financial statements certified by Petrolite's independent accountants, is being mailed with this Joint Proxy Statement/Prospectus. Additional copies of this Report are available on request to Petrolite.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in the Baker Hughes Annual Report on Form 10-K for the year ended September 30, 1996, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such Baker Hughes Form 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

     The consolidated financial statements of Petrolite incorporated herein by reference from the Petrolite Annual Report on Form 10-K for the year ended October 31, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Barnickel as of October 31, 1995 and 1996 and for each of the three years in the period ended October 31, 1996, included herein, have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Mergers and the shares of Baker Hughes Common Stock issued in connection with the Mergers are being passed on for Baker Hughes by Baker & Botts, L.L.P., Houston, Texas. Fried, Frank, Harris, Shriver & Jacobson, New York, New York, is acting as special counsel for Petrolite in connection with certain legal matters, including certain United States federal income tax matters, relating to the Petrolite Merger. Bryan Cave LLP, St. Louis, Missouri, is acting as special counsel to Barnickel in connection with certain legal matters, including certain securities matters, relating to the Barnickel Merger. Lowenhaupt & Chasnoff, L.L.C., St. Louis, Missouri, is acting as special counsel for Barnickel in connection with certain legal matters, including certain United States federal income tax matters, relating to the Barnickel Merger.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Wm. S. Barnickel & Company
  Report of Independent Accountants.........................  F-2
  Balance Sheet as of January 31, 1997 (unaudited) and as of
     October 31, 1996 and 1995..............................  F-3
  Statement of Income and Retained Earnings for the Three
     Months Ended January 31, 1997 and 1996 (unaudited) and
     for the Years Ended October 31, 1996, 1995 and 1994....  F-4
  Statement of Cash Flows for the Three Months Ended January
     31, 1997 and 1996 (unaudited) and for the Years Ended
     October 31, 1996, 1995 and 1994........................  F-5
  Notes to Financial Statements.............................  F-6

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of
Wm. S. Barnickel & Company

     In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Wm. S. Barnickel & Company at October 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended October 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Wm. S. Barnickel & Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the financial statements, the Company changed its method of accounting for investments in equity securities in 1995.

PRICE WATERHOUSE LLP
St. Louis, Missouri
January 17, 1997, except as to Note 7,
which is as of February 26, 1997.

                           WM. S. BARNICKEL & COMPANY

                                 BALANCE SHEET

                                     ASSETS

                                                                            OCTOBER 31,
                                                     JANUARY 31,    ---------------------------
                                                         1997           1996           1995
                                                     ------------   ------------   ------------
                                                     (UNAUDITED)
Cash and cash equivalents..........................  $  2,397,100   $  3,641,324   $  2,235,124
Other receivables..................................           200         10,768          1,408
Refundable income taxes (Note 6)...................       603,825        708,825
Deferred income taxes (Note 6).....................       879,517        620,522        284,580
Interest receivable................................                       18,745         12,341
                                                     ------------   ------------   ------------
          Total current assets.....................     3,880,642      5,000,184      2,533,453
                                                     ------------   ------------   ------------
Investments in capital stock:
  Petrolite Corporation (Notes 2 and 3)............   256,193,280    172,129,860    125,427,960
  Other stocks (Note 3)............................    49,771,293     43,547,118     33,643,621
                                                     ------------   ------------   ------------
                                                      305,964,573    215,676,978    159,071,581
                                                     ------------   ------------   ------------
Investments in oil and gas properties (Note 5):
  Royalties........................................                                     209,987
  Leaseholds, equipment and development costs......                                     734,966
                                                                                   ------------
                                                                                        944,953
Accumulated depletion, depreciation and
  amortization.....................................                                    (682,653)
                                                                                   ------------
                                                                                        262,300
                                                     ------------   ------------   ------------
                                                     $309,845,215   $220,677,162   $161,867,334
                                                     ============   ============   ============

                                            LIABILITIES AND STOCKHOLDERS' EQUITY

Income taxes payable (Note 6)......................                                $    252,063
Accrued professional fees..........................  $    179,186   $    633,384         30,857
                                                     ------------   ------------   ------------
          Total current liabilities................       179,186        633,384        282,920
                                                     ------------   ------------   ------------
Deferred income taxes (Note 6).....................   103,155,960     72,458,177     53,212,338
                                                     ------------   ------------   ------------
Capital stock:
  Authorized and issued, 8,800 shares of $100 par
     value.........................................       880,000        880,000        880,000
Net unrealized investment gains (Note 3)...........   200,243,921    140,654,109    103,294,542
Retained earnings..................................     5,386,148      6,051,492      4,197,534
                                                     ------------   ------------   ------------
                                                      206,510,069    147,585,601    108,372,076
                                                     ------------   ------------   ------------
                                                     $309,845,215   $220,677,162   $161,867,334
                                                     ============   ============   ============

                 See accompanying Notes to Financial Statements

                           WM. S. BARNICKEL & COMPANY

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                              THREE MONTHS ENDED
                                 JANUARY 31,                     YEAR ENDED OCTOBER 31,
                          --------------------------    -----------------------------------------
                             1997           1996           1996           1995           1994
                          -----------    -----------    -----------    -----------    -----------
                                 (UNAUDITED)
Dividend income:
  Petrolite Corporation
     stock..............  $ 1,494,461    $ 1,494,461    $ 5,977,843    $ 5,977,843    $ 5,977,843
  Other stocks..........      292,084        270,584      1,117,179      1,221,534      1,352,987
                          -----------    -----------    -----------    -----------    -----------
                            1,786,545      1,765,045      7,095,022      7,199,377      7,330,830
Profit from oil and gas
  investments (Note
  4)....................                      72,581         99,459      1,249,828      1,145,735
Interest income.........       30,586         43,346        276,927        230,810         69,767
Gain from sale of
  investments (Note
  5)....................                   4,677,729      4,775,646     10,387,026         21,068
                          -----------    -----------    -----------    -----------    -----------
                            1,817,131      6,558,701     12,247,054     19,067,041      8,567,400
General and
  administrative
  expenses..............      876,470        104,178      1,647,749        652,591        697,680
                          -----------    -----------    -----------    -----------    -----------
Income before taxes.....      940,661      6,454,523     10,599,305     18,414,450      7,869,720
Income taxes (Note 6)...      153,995       (804,501)    (1,705,347)    (4,140,443)      (587,000)
                          -----------    -----------    -----------    -----------    -----------
Net income..............    1,094,656      5,650,022      8,893,958     14,274,007      7,282,720
Retained earnings at
  beginning of year.....    6,051,492      4,197,534      4,197,534      4,067,239      4,422,919
Dividends declared......   (1,760,000)    (1,760,000)    (7,040,000)   (14,143,712)    (7,638,400)
                          -----------    -----------    -----------    -----------    -----------
Retained earnings at end
  of year...............  $ 5,386,148    $ 8,087,556    $ 6,051,492    $ 4,197,534    $ 4,067,239
                          ===========    ===========    ===========    ===========    ===========
Per Common Share:
  Net income............  $    124.39    $    642.05    $  1,010.68    $  1,622.05    $    827.58
  Dividends declared....       200.00         200.00         800.00       1,607.24         868.00

                 See accompanying Notes to Financial Statements

                           WM. S. BARNICKEL & COMPANY

                            STATEMENT OF CASH FLOWS

                                          THREE MONTHS ENDED
                                              JANUARY 31,                   YEAR ENDED OCTOBER 31,
                                       -------------------------   ----------------------------------------
                                          1997          1996          1996           1995          1994
                                       -----------   -----------   -----------   ------------   -----------
                                              (UNAUDITED)
Cash flows from investing activities:
  Net income.........................  $ 1,094,656   $ 5,650,022   $ 8,893,958   $ 14,274,007   $ 7,282,720
                                       -----------   -----------   -----------   ------------   -----------
  Adjustments to reconcile net income
    to net cash provided by investing
    activities:
    Depletion, depreciation and
      amortization...................                      7,548        14,179         90,577        18,598
    Deferred income taxes............     (258,995)                   (335,942)       (97,580)     (187,000)
    Gain on sale of investments in
      capital stock..................                                             (10,387,026)      (21,068)
    Gain on sale of investments in
      oil and gas properties.........                 (4,667,729)   (4,775,613)
    Changes in assets and
      liabilities:
      Other receivables..............       10,568       (83,792)       (9,360)       699,747      (701,155)
      Interest receivable............       18,745        12,341        (6,404)       (10,549)          (20)
      Mutual funds...................                                                  37,756       958,484
      Income taxes payable and
         refundable income taxes.....      105,000       396,377      (960,888)        19,218        68,430
      Accrued professional fees......     (454,198)      (23,646)      602,527       (519,144)      550,000
    Investments in oil and gas
      properties.....................                                   (5,977)      (290,686)      (44,199)
    Proceeds from sale of investments
      in oil and gas properties,
      net............................                  4,921,250     5,029,720
    Proceeds from sale of investments
      in capital stock...............                                              10,836,049        41,955
                                       -----------   -----------   -----------   ------------   -----------
         Total adjustments...........     (578,880)      562,349      (447,758)       378,362       684,025
                                       -----------   -----------   -----------   ------------   -----------
         Net cash provided by
           investing activities......      515,776     6,212,371     8,446,200     14,652,369     7,966,745
                                       -----------   -----------   -----------   ------------   -----------
Cash flows from financing activities:
  Dividends paid.....................   (1,760,000)   (1,760,000)   (7,040,000)   (14,143,712)   (7,638,400)
                                       -----------   -----------   -----------   ------------   -----------
Net increase (decrease) in cash and
  equivalents........................   (1,244,224)    4,452,371     1,406,200        508,657       328,345
Cash and cash equivalents at
  beginning of year..................    3,641,324     2,235,124     2,235,124      1,726,467     1,398,122
                                       -----------   -----------   -----------   ------------   -----------
Cash and cash equivalents at end of
  year...............................  $ 2,397,100   $ 6,687,495   $ 3,641,324   $  2,235,124   $ 1,726,467
                                       -----------   -----------   -----------   ------------   -----------
Supplemental disclosure of cash flow
  information:
  Cash paid during the year for
    income taxes.....................           --   $   400,000   $ 3,010,000   $  3,826,000   $   707,533
                                       -----------   -----------   -----------   ------------   -----------
Supplemental disclosure of noncash
  activity:
  Net unrealized investment gains....  $90,287,595   $24,765,129   $37,359,568   $103,294,542            --
  Deferred income taxes..............   30,697,783     8,420,145    19,245,837     53,212,338            --
                                       -----------   -----------   -----------   ------------   -----------
  Net increase in carrying value of
    investments......................  $59,589,812   $16,344,984   $56,605,405   $156,506,880            --
                                       ===========   ===========   ===========   ============   ===========

                 See accompanying Notes to Financial Statements

                           WM. S. BARNICKEL & COMPANY

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     Wm. S. Barnickel & Company ("Barnickel"), founded in 1922, was 90 percent owned by the Trust of Wm. S. Barnickel (the "Trust") and 10 percent owned by John S. Lehmann and the trusts established under his will. Following the death of Genevieve Barnickel Janes in 1993, the Trust terminated resulting in a terminating distribution of the Trust's shares of Barnickel to a large group of beneficiaries. Barnickel trades in various securities and purchases mineral rights.

UNAUDITED FINANCIAL STATEMENTS

     The financial statements as of and for the three months ended January 31, 1997 and for the three months ended January 31, 1996 are unaudited; however, they include all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position of Barnickel at January 31, 1997 and the results of operations and cash flows for the three months ended January 31, 1997 and 1996. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year end. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for the entire year.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS

     Cash equivalents are comprised of highly liquid debt instruments with an original maturity of three months or less.

INVESTMENTS

     On October 31, 1995, Barnickel adopted Statement of Financial Accounting Standards No. 115, "Accounting For Certain Investments in Debt and Equity Securities" ("FAS 115"). This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings if the securities are purchased and held principally for the purpose of selling them in the near term. Otherwise, such unrealized gains and losses are charged or credited to a separate component of shareholders' equity. FAS 115 was adopted prospectively with the cumulative effect of adoption recorded as a separate component of shareholders' equity. Prior to the adoption of this statement, such securities were carried at the lower of cost or market.

     Management determines the proper classifications of investments in obligations with fixed maturities and marketable equity securities at the time of purchase and reevaluates such designations as of each balance sheet date. At October 31, 1996 and 1995, all securities covered by FAS 115 were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in a separate component of shareholders' equity. Realized gains and losses on sales of investments are included in the Statement of Income.

                           WM. S. BARNICKEL & COMPANY

OIL AND GAS PROPERTIES

     Oil and gas properties represent Barnickel's proportionate share (working interest) in the capitalized costs incurred in successful oil and gas ventures. Depletion of royalties and development costs, amortization of leaseholds and depreciation of equipment are computed using the units-of-production method based on estimated recoverable oil and gas reserves.

     All oil and gas properties were sold by Barnickel on December 1, 1995, except for the LaGloria royalty interests and the M. M. Garcia Land Trust, which had effective sale dates of March 1, 1996 and July 1, 1996, respectively.

INCOME TAXES

     Barnickel accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under FAS 109, the deferred tax provision is determined using the liability method, whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax bases of assets and liabilities using presently enacted tax rates.

2. INVESTMENT IN PETROLITE CORPORATION

     The investment in Petrolite Corporation ("Petrolite") represents 47.06% and 47.10% of the issued and outstanding capital stock of Petrolite at October 31, 1996 and 1995, respectively. The financial statements of Petrolite, as examined by Price Waterhouse LLP, reflect net assets of $166,835,000 at October 31, 1996 and $159,464,000 at October 31, 1995 and net income of $19,033,000, $6,230,000 and $9,044,000 for each of the three years in the period ended October 31, 1996. Barnickel's equity in Petrolite's net assets totals $78,506,726 at October 31, 1996 and $75,101,092 at October 31, 1995 and its equity in net income totals $8,956,265, $2,934,078 and $4,262,280 for each of the three years in the period ended October 31, 1996.

3. SECURITIES AVAILABLE FOR SALE

     Securities available for sale as of October 31, 1996 and 1995 are summarized as follows:

                                                          OCTOBER 31, 1996
                                             -------------------------------------------
                                                               GROSS
                                                            UNREALIZED         MARKET
                                                COST       HOLDING GAINS       VALUE
                                             ----------    -------------    ------------
Common stock:
  Petrolite Corporation....................  $  876,726    $171,253,134     $172,129,860
  Other stocks.............................   1,687,966      41,859,152       43,547,118
                                             ----------    ------------     ------------
                                             $2,564,692    $213,112,286     $215,676,978
                                             ==========    ============     ============

                                                          OCTOBER 31, 1995
                                             -------------------------------------------
                                                               GROSS
                                                            UNREALIZED         MARKET
                                                COST       HOLDING GAINS       VALUE
                                             ----------    -------------    ------------
Common stock:
  Petrolite Corporation....................  $  876,726    $124,551,234     $125,427,960
  Other stocks.............................   1,687,975      31,955,646       33,643,621
                                             ----------    ------------     ------------
                                             $2,564,701    $156,506,880     $159,071,581
                                             ==========    ============     ============

                           WM. S. BARNICKEL & COMPANY

     Differences between cost and market at October 31, 1996 and 1995 of $213,112,286 and $156,506,880 (less deferred taxes of $72,458,177 and
$53,212,338), respectively, were credited to a separate component of shareholders' equity called "Net Unrealized Investment Gains." Market value is determined by the most recently traded price of the security at the balance sheet date. Because Barnickel's investment represents a significant portion of Petrolite's outstanding stock, this value may be only an approximation of the realizable value of the investment. See subsequent event at Note 7.

4. OIL AND GAS INVESTMENTS

     Profit from oil and gas investments is summarized below:

                                                         YEAR ENDED OCTOBER 31,
                                                  ------------------------------------
                                                    1996         1995          1994
                                                  --------    ----------    ----------
Income:
  Leases........................................  $234,266    $1,522,337    $1,476,225
  Royalties.....................................    17,480        62,576        39,838
                                                  --------    ----------    ----------
                                                   251,746     1,584,913     1,516,063

Expenses:
  Field, royalty and other......................   138,108       244,506       351,731
  Depletion, depreciation and amortization......    14,179        90,579        18,597
                                                  --------    ----------    ----------
          Profit from oil and gas investments...  $ 99,459    $1,249,828    $1,145,735
                                                  ========    ==========    ==========

5. SALE OF INVESTMENTS

     On April 4, 1995, certain investments in common stocks were sold resulting in proceeds from sales of securities available for sale of $10,836,049 and a pretax gain on such sales of $10,387,026.

     On December 1, 1995, Barnickel sold all oil and gas properties except for the LaGloria royalty interests and the M. M. Garcia Land Trust which had effective sales dates of March 1, 1996 and July 1, 1996, respectively. Total proceeds from the sale of the oil and gas investments were $5,029,720 and resulted in a pretax gain on the sale of such investments of $4,775,613.

6. INCOME TAXES

     The provision for income taxes for the years ended October 31, 1996, 1995 and 1994 is summarized as follows:

                                                              OCTOBER 31,
                                                 -------------------------------------
                                                    1996          1995         1994
                                                 ----------    ----------    ---------
Current........................................  $2,041,289    $4,238,023    $ 774,000
Deferred.......................................    (335,942)      (97,580)    (187,000)
                                                 ----------    ----------    ---------
                                                 $1,705,347    $4,140,443    $ 587,000
                                                 ==========    ==========    =========

     The deferred tax provision results in the recognition of certain income and expense items for financial statement purposes in periods different than those recognized for tax purposes. The temporary differences included in deferred tax assets are related to accrued advisory and legal fees.

     Barnickel has recorded a deferred tax liability at October 31, 1996 and 1995 of $72,458,177 and $53,212,338, respectively, on the unrealized gain reported as a separate component of stockholders' equity until realized resulting from carrying Barnickel's equity securities at fair value. The income tax rate of 34%

                           WM. S. BARNICKEL & COMPANY
used to record the deferred tax liability may not reflect the actual amount of income taxes owed if Barnickel disposes of its investment in Petrolite and other investments.

     The effective income tax rates of 16.1%, 22.5% and 7.5% for the years ended October 31, 1996, 1995 and 1994, respectively, differ from the amount of income tax determined by applying the U.S. statutory federal income tax rate to pretax income as a result of state taxes, the dividends received deduction and the depletion allowance.

7. SUBSEQUENT EVENT

     On February 26, 1997, Barnickel and Petrolite announced that they reached an agreement to be acquired by Baker Hughes Incorporated ("Baker Hughes"). The agreement, which is subject to regulatory and stockholder approval, calls for a tax-free exchange of stock in which Barnickel's stockholders will receive Baker Hughes common stock in exchange for their Barnickel common stock. The Barnickel exchange ratio will be based on the market value of Barnickel's assets other than its 5,337,360 shares of Petrolite common stock and on $61 per share of Petrolite common stock owned by Barnickel.

                                                                      APPENDIX A

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                           BAKER HUGHES INCORPORATED,

                          BAKER HUGHES MISSOURI, INC.,

                          BAKER HUGHES DELAWARE, INC.,

                             PETROLITE CORPORATION,

                                      AND

                           WM. S. BARNICKEL & COMPANY

                         DATED AS OF FEBRUARY 25, 1997

================================================================================

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
1.    The Mergers.........................................................  A-1
      1.1.    The Mergers.................................................  A-1
      1.2.    The Closing.................................................  A-1
      1.3.    Effective Times.............................................  A-2
2.    Charter and Bylaws of the Surviving Corporations....................  A-2
      2.1.    Charter.....................................................  A-2
      2.2.    Bylaws......................................................  A-2
3.    Directors and Officers of the Surviving Corporations................  A-2
      3.1.    Directors...................................................  A-2
      3.2.    Officers....................................................  A-3
4.    Conversion of the Common Stock......................................  A-3
      4.1.    Certain Definitions.........................................  A-3
      4.2.    Conversion of the Barnickel Stock...........................  A-4
      4.3.    Conversion of the Company Stock.............................  A-4
      4.4.    Exchange of Certificates Representing Barnickel Common Stock
              and Company Common Stock....................................  A-6
      4.5.    Adjustment of Company Share Value...........................  A-8
      4.6.    Dissenting Stockholders.....................................  A-8
5.    Representations and Warranties of the Company.......................  A-8
      5.1.    Existence; Good Standing; Corporate Authority...............  A-8
      5.2.    Authorization, Validity and Effect of Agreements............  A-9
      5.3.    Capitalization..............................................  A-9
      5.4.    Subsidiaries................................................  A-9
      5.5.    No Violation of Law.........................................  A-9
      5.6.    No Conflict.................................................  A-10
      5.7.    SEC Documents...............................................  A-10
      5.8.    Litigation..................................................  A-11
      5.9.    Absence of Certain Changes..................................  A-11
      5.10.   Taxes.......................................................  A-11
      5.11.   Employee Benefit Plans......................................  A-12
      5.12.   Labor Matters...............................................  A-13
      5.13.   Environmental Matters.......................................  A-13
      5.14.   Trademarks, Patents and Copyrights..........................  A-13
      5.15.   Insurance...................................................  A-13
      5.16.   No Brokers..................................................  A-13
      5.17.   Opinion of Financial Advisor................................  A-14
      5.18.   Parent Stock Ownership......................................  A-14
      5.19.   Reorganization..............................................  A-14
      5.20.   Vote Required...............................................  A-14
      5.21.   Amendment to the Company Rights Agreement...................  A-14
6.    Representations and Warranties of Barnickel.........................  A-14
      6.1.    Existence; Good Standing; Corporate Authority...............  A-14
      6.2.    Authorization, Validity and Effect of Agreements............  A-15
      6.3.    Capitalization..............................................  A-15
      6.4.    Subsidiaries................................................  A-15
      6.5.    No Violation of Law.........................................  A-15
      6.6.    No Conflict.................................................  A-15
      6.7.    Financial Statements........................................  A-16

                                                                            PAGE
                                                                            ----
      6.8.    Litigation..................................................  A-16
      6.9.    Absence of Certain Changes..................................  A-16
      6.10.   Taxes.......................................................  A-16
      6.11.   Employee Benefit Plans......................................  A-17
      6.12.   Labor Matters...............................................  A-17
      6.13.   Environmental Matters.......................................  A-18
      6.14.   Trademarks, Patents and Copyrights..........................  A-18
      6.15.   Insurance...................................................  A-18
      6.16.   No Brokers..................................................  A-18
      6.17.   Opinion of Financial Advisor................................  A-18
      6.18.   Parent Stock Ownership......................................  A-18
      6.19.   Reorganization..............................................  A-18
      6.20.   Vote Required...............................................  A-19
7.    Representations and Warranties of Parent, Merger Sub and Merger       A-19
      Grandsub............................................................
      7.1.    Existence; Good Standing; Corporate Authority...............  A-19
      7.2.    Authorization, Validity and Effect of Agreements............  A-19
      7.3.    Capitalization..............................................  A-19
      7.4.    Subsidiaries................................................  A-20
      7.5.    No Violation of Law.........................................  A-20
      7.6.    No Conflict.................................................  A-20
      7.7.    SEC Documents...............................................  A-20
      7.8.    Litigation..................................................  A-21
      7.9.    Absence of Certain Changes..................................  A-21
      7.10.   Taxes.......................................................  A-21
      7.11.   Employee Benefit Plans......................................  A-22
      7.12.   Environmental Matters.......................................  A-22
      7.13.   Trademarks, Patents and Copyrights..........................  A-23
      7.14.   Insurance...................................................  A-23
      7.15.   No Brokers..................................................  A-23
      7.16.   Opinion of Financial Advisor................................  A-23
      7.17.   Barnickel and Company Stock Ownership.......................  A-23
      7.18.   Reorganization..............................................  A-23
      7.19.   Vote Required...............................................  A-23
8.    Covenants...........................................................  A-24
      8.1.    Acquisition Proposals.......................................  A-24
      8.2.    Conduct of the Company and Barnickel's Businesses...........  A-24
      8.2A    Conduct of Parent's Business................................  A-26
      8.3.    Meetings of Stockholders....................................  A-27
      8.4.    Filings; Other Action.......................................  A-28
      8.5.    Inspection of Records.......................................  A-28
      8.6.    Publicity...................................................  A-29
      8.7.    Registration Statement......................................  A-29
      8.8.    Listing Application.........................................  A-29
      8.9.    Letters of Accountants......................................  A-29
      8.10.   Agreements of Rule 145 Affiliates...........................  A-30
      8.11.   Expenses....................................................  A-30
      8.12.   Indemnification and Insurance...............................  A-30
      8.13.   Certain Benefits............................................  A-31
      8.14.   Reorganization; Pooling.....................................  A-33
      8.15.   Certain Tax Agreements......................................  A-34

                                                                            PAGE
                                                                            ----
      8.16.   Obligations of Merger Sub and Merger Grandsub...............  A-34
      8.17.   Rights Agreement............................................  A-34
      8.18.   Mutuality of Mergers........................................  A-34
9.    Conditions..........................................................  A-34
      9.1.    Conditions to Each Party's Obligation to Effect the
              Mergers.....................................................  A-34
      9.2.    Conditions to Obligation of the Company to Effect the
              Company Merger..............................................  A-35
      9.3.    Conditions to Obligation of Barnickel to Effect the
              Barnickel Merger............................................  A-35
      9.4.    Conditions to Obligation of Parent, Merger Sub and Merger
              Grandsub to Effect the Mergers..............................  A-36
10.   Termination.........................................................  A-37
      10.1.   Termination by Mutual Consent...............................  A-37
      10.2.   Termination by Parent, Barnickel or the Company.............  A-37
      10.3.   Termination by the Company..................................  A-37
      10.4.   Termination by Barnickel....................................  A-38
      10.5.   Termination by Parent.......................................  A-38
      10.6.   Effect of Termination.......................................  A-39
      10.7.   Extension; Waiver...........................................  A-40
11.   General Provisions..................................................  A-41
      11.1.   Nonsurvival of Representations, Warranties and Agreements...  A-41
      11.2.   Notices.....................................................  A-41
      11.3.   Assignment; Binding Effect; Benefit.........................  A-42
      11.4.   Entire Agreement............................................  A-42
      11.5.   Amendments..................................................  A-42
      11.6.   Governing Law...............................................  A-42
      11.7.   Counterparts................................................  A-43
      11.8.   Headings....................................................  A-43
      11.9.   Interpretation..............................................  A-43
      11.10.  Waivers.....................................................  A-43
      11.11.  Incorporation of Exhibits...................................  A-43
      11.12.  Severability................................................  A-43
      11.13.  Enforcement of Agreement....................................  A-43
      11.14.  Obligation of Parent........................................  A-43
      11.15.  Subsidiaries................................................  A-43

EXHIBITS

A.  Form of Custodial Agreement (sec. 1.2)
B.  Form of Certificate of the Company
C.  Form of Certificate of Barnickel
D.  Form of Certificate of Parent

                             INDEX OF DEFINED TERMS

                          (Not Part of This Agreement)

1987 Plan...................................................  Section 4.3(e)(i)
1993 Plan...................................................  Section 4.3(e)(i)
Acquisition Proposals.......................................  Section 8.1
Action......................................................  Section 8.12(a)
Additional Barnickel Assets.................................  Section 4.1(b)
Affiliates..................................................  Section 8.10(a)
Agreement...................................................  Preamble
Antitrust Laws..............................................  Section 10.6(d)
Articles of Merger..........................................  Section 1.3(a)
Barnickel...................................................  Preamble
Barnickel Acquisition Proposal..............................  Section 8.1
Barnickel Benefit Plans.....................................  Section 6.11
Barnickel Certificate.......................................  Section 4.2(c)
Barnickel Common Stock......................................  Section 4.2(b)
Barnickel Disclosure Letter.................................  Section 6
Barnickel Effective Time....................................  Section 1.3(a)
Barnickel Estimate..........................................  Section 4.1(b)(v)
Barnickel Exchange Ratio....................................  Section 4.1(e)
Barnickel Financial Statements..............................  Section 6.7
Barnickel Material Adverse Effect...........................  Section 6.1
Barnickel Merger............................................  Recitals
Barnickel Share Value.......................................  Section 4.1(a)
Barnickel Surviving Corporation.............................  Section 1.1(a)
Barnickel Value.............................................  Section 4.1(b)
Benefit Continuation Period.................................  Section 8.13(a)
Cause.......................................................  Section 8.13(b)(ii)
Certificate of Merger.......................................  Section 1.3(b)
Certificates................................................  Section 4.4(b)(i)
Closing.....................................................  Section 1.2
Closing Date................................................  Section 1.2
Code........................................................  Recitals
Company.....................................................  Preamble
Company Acquisition Proposal................................  Section 8.1
Company Benefit Plans.......................................  Section 5.11
Company CEO.................................................  Section 8.13(b)(ii)
Company Certificate.........................................  Section 4.3(c)
Company Common Stock........................................  Section 4.3(b)
Company Disclosure Letter...................................  Section 5
Company Effective Time......................................  Section 1.3(b)
Company Employees...........................................  Section 8.13(d)
Company Exchange Ratio......................................  Section 4.1(f)
Company Material Adverse Effect.............................  Section 5.1
Company Merger..............................................  Recitals
Company Option..............................................  Section 4.3(e)(i)
Company Options.............................................  Section 4.3(e)(i)
Company Permits.............................................  Section 5.5
Company Reports.............................................  Section 5.7
Company Rights..............................................  Section 5.3
Company Rights Agreement....................................  Section 5.3
Company Share Value.........................................  Section 4.1(c)

Company Stock Options Plan................................  Section 4.3(e)(i)
Company's Expenses........................................  Section 8.13(b)(i)
Confidentiality Agreements................................  Section 11.4
Continuity Custodian......................................  Section 1.2
Continuity Fraction.......................................  Section 4.4(b)
Custodial Agreement.......................................  Section 1.2
Delaware Courts...........................................  Section 11.6
DGCL......................................................  Section 1.1(b)
Dissenting Stockholders...................................  Section 4.6(a)
Environmental Law.........................................  Section 5.13(a)
ERISA.....................................................  Section 5.11
Exchange Act..............................................  Section 5.6(b)
Exchange Agent............................................  Section 4.4(a)
Exchange Fund.............................................  Section 4.4(a)
Executive and Employment Agreements.......................  Section 8.13(a)
Form S-4..................................................  Section 8.7(a)
HSR Act...................................................  Section 5.6(b)
Incentive Plans...........................................  Section 8.13(b)
Indemnified Parties.......................................  Section 8.12(a)
Indemnified Party.........................................  Section 8.12(a)
Injunction................................................  Section 9.4(c)
Interim Bonus Percentage..................................  Section 8.13(b)(ii)
IRS.......................................................  Section 5.11
Letter of Transmittal.....................................  Section 4.4(b)(i)
Liens.....................................................  Section 5.4
Merger Grandsub...........................................  Preamble
Merger Sub................................................  Preamble
Mergers...................................................  Recitals
MGBCL.....................................................  Section 1.1(a)
NYSE......................................................  Section 4.1(d)
Parent....................................................  Preamble
Parent Benefit Plans......................................  Section 7.11
Parent Common Stock.......................................  Section 4.2(b)
Parent Material Adverse Effect............................  Section 7.1
Parent Preferred Stock....................................  Section 7.3
Parent Pricing Period.....................................  Section 4.1(d)
Parent Reports............................................  Section 7.7
Parent Share Value........................................  Section 4.1(d)
Price Waterhouse..........................................  Section 8.9(a)
Proxy Statement/Prospectus................................  Section 8.7(a)
Regulatory Filings........................................  Section 5.6(b)
retained earnings.........................................  Section 5.7
Rule 145 Affiliates.......................................  Section 8.10
SEC.......................................................  Section 4.3(e)(ii)
Securities Act............................................  Section 4.4(d)
Subsidiary................................................  Section 11.15
Surviving Corporation.....................................  Section 1.1(b)
tax.......................................................  Section 5.10
taxes.....................................................  Section 5.10
Third Party Provisions....................................  Section 11.3
Transaction Expenses......................................  Section 10.6(c)(iii)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 25, 1997 among Baker Hughes Incorporated, a Delaware corporation ("Parent"), Baker Hughes Missouri, Inc., a Missouri corporation and a wholly owned subsidiary of Parent ("Merger Sub"), Baker Hughes Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Merger Sub ("Merger Grandsub"), Petrolite Corporation, a Delaware corporation (the "Company") and Wm. S. Barnickel & Company, a Missouri corporation ("Barnickel").

                                    RECITALS

     WHEREAS, Parent desires to acquire all of the outstanding capital stock of the Company.

     WHEREAS, Barnickel holds approximately 47.1% of the outstanding Company Common Stock (as defined in Section 4.3(b)) and certain other assets that Parent desires to acquire.

     WHEREAS, the parties hereto desire to merge Merger Sub with and into Barnickel (the "Barnickel Merger"), with Barnickel surviving as a wholly owned subsidiary of Parent, pursuant to which each share of Barnickel Common Stock (as defined in Section 4.2(b)) will be converted into the right to receive Parent Common Stock (as defined in Section 4.2(b)), and then to merge Merger Grandsub with and into Company (the "Company Merger", and together with the Barnickel Merger, the "Mergers"), with the Company surviving as a wholly owned subsidiary of Barnickel, pursuant to which each share of Company Common Stock will be converted into the right to receive Parent Common Stock, in each case, as more fully provided for herein.

     WHEREAS, the respective Boards of Directors of Parent, Merger Sub, Merger Grandsub, the Company and Barnickel have determined the Mergers, in the manner contemplated herein, to be desirable and in the best interests of their respective corporations and stockholders and, by resolutions duly adopted, have approved and adopted this Agreement.

     WHEREAS, it is intended that the Mergers provided for herein shall qualify as reorganizations within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes.

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

     1. The Mergers.

     1.1. The Mergers. (a) Subject to the terms and conditions of this Agreement, at the Barnickel Effective Time (as defined in Section 1.3(a)), Merger Sub shall be merged with and into Barnickel in accordance with this Agreement, and the separate corporate existence of Merger Sub shall thereupon cease. Barnickel shall be the surviving corporation in the Barnickel Merger (sometimes hereinafter referred to as the "Barnickel Surviving Corporation"). The Barnickel Merger shall have the effects specified in the General and Business Corporation Law of the State of Missouri (the "MGBCL").

     (b) Subject to the terms and conditions of this Agreement, at the Company Effective Time (as defined in Section 1.3(b)), Merger Grandsub shall be merged with and into the Company in accordance with this Agreement, and the separate corporate existence of Merger Grandsub shall thereupon cease. The Company shall be the surviving corporation in the Company Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Company Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

     1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the "Closing") shall take place (a) at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana,

Houston, Texas, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 9 (excluding Section 9.2(d)) shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Parent, Barnickel and the Company may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." At the Closing, Barnickel will enter into an agreement (the "Custodial Agreement") substantially in the form attached hereto as Exhibit A. The Custodial Agreement will name a custodian (the "Continuity Custodian") who will hold shares of Parent Common Stock under the terms of the Custodial Agreement. Custodial Agreement fees shall be paid by the Barnickel Surviving Corporation out of its own funds and no funds will be supplied, directly or indirectly (including through Merger Sub), by Parent for payment of such fees.

     1.3. Effective Times. (a) If all the conditions to the Barnickel Merger set forth in Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated in accordance with Article 10, Parent, Merger Sub and Barnickel shall cause articles of merger (the "Articles of Merger") meeting the requirements of sections 351.430 and 351.435 of the MGBCL to be properly executed and filed in accordance with such sections on the Closing Date. The Barnickel Merger shall become effective at the time of filing of the Articles of Merger with the Secretary of State of the State of Missouri in accordance with the MGBCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Barnickel Merger (the "Barnickel Effective Time").

     (b) If all the conditions to the Company Merger set forth in Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, Parent, Merger Grandsub and the Company shall cause a certificate of merger (the "Certificate of Merger") meeting the requirements of section 251 of the DGCL to be properly executed and filed in accordance with such section on the Closing Date. The Company Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, which shall be immediately after the filing of the Articles of Merger in accordance with Section 1.3(a) hereof, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Company Merger (the "Company Effective Time"), but in any case shall be after the Barnickel Effective Time.

                                   ARTICLE 2

     2. Charter and Bylaws of the Surviving Corporations.

     2.1. Charter. (a) The articles of incorporation of Barnickel in effect immediately prior to the Barnickel Effective Time shall be the articles of incorporation of the Barnickel Surviving Corporation, until duly amended in accordance with applicable law.

     (b) The certificate of incorporation of the Company in effect immediately prior to the Company Effective Time shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

     2.2. Bylaws. (a) The bylaws of Merger Sub in effect immediately prior to the Barnickel Effective Time shall be the bylaws of the Barnickel Surviving Corporation, until duly amended in accordance with applicable law.

     (b) The bylaws of Merger Grandsub in effect immediately prior to the Company Effective Time shall be the bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

     3. Directors and Officers of the Surviving Corporations.

     3.1. Directors. (a) The directors of Merger Sub immediately prior to the Barnickel Effective Time shall be the directors of the Barnickel Surviving Corporation as of the Barnickel Effective Time.

     (b) The directors of Merger Grandsub immediately prior to the Company Effective Time shall be the directors of the Surviving Corporation as of the Company Effective Time.

     3.2. Officers. (a) The officers of the Merger Sub immediately prior to the Barnickel Effective Time shall be the officers of the Barnickel Surviving Corporation as of the Barnickel Effective Time.

     (b) The officers of the Company immediately prior to the Company Effective Time shall be the officers of the Surviving Corporation as of the Company Effective Time.

                                   ARTICLE 4

     4. Conversion of the Common Stock.

     4.1. Certain Definitions. For purposes of this Article 4, the following terms shall have the following meanings:

          (a) "Barnickel Share Value" shall mean the Barnickel Value (as defined in Section 4.1(b)) divided by the number of shares of Barnickel Common Stock issued and outstanding at the Barnickel Effective Time.

          (b) "Barnickel Value" shall mean the sum of (x) the product of the Company Share Value (as defined in Section 4.1(c)) on the Closing Date multiplied by the number of shares of Company Common Stock owned by Barnickel on the Closing Date (5,337,360 shares as of the date hereof) plus
     (y) the net after-tax value of the remainder of Barnickel's assets (the "Additional Barnickel Assets") as of the Closing Date. For purposes of calculating the net after-tax value referred to in clause (y) of the first sentence of this Section 4.1(b):

             (i) All cash and cash equivalents will be valued at face value and all investment securities will be valued at their average closing price for the 10 consecutive trading days ending immediately prior to the second trading day prior to the Closing Date, as reported on the principal exchange on which each such investment security trades, less 40% of the aggregate net taxable gain (taking into account taxable losses only to the extent of taxable gains) which would have been realized by Barnickel were it to have sold all such assets at such value on the Closing Date.

             (ii) All other assets will be valued at their book value as recorded on Barnickel's books as of the Closing Date.

             (iii) The book value of the liabilities (excluding deferred income taxes relating to shares of Company Common Stock, cash equivalents and investment securities) of Barnickel as recorded on Barnickel's books as of the Closing Date (including all fees and expenses of financial, legal, tax, accounting and other advisors and any compensation to be paid to directors and officers of Barnickel in connection with this Agreement or otherwise in excess of $950,000) will be deducted from the sum of items (i) and (ii) above. All calculations made pursuant to this
        Section 4.1(b) shall be made in accordance with generally accepted accounting principles, applied on a consistent basis with prior periods, except as otherwise provided herein.

             (iv) No later than five days prior to the scheduled Closing Date, Barnickel shall deliver to Parent a good faith estimate of the net after-tax value of the Additional Barnickel Assets calculated in accordance with this Section 4.1(b) (the "Barnickel Estimate"). Barnickel shall permit Parent's independent public accountants and other representatives to observe and participate in the preparation of the Barnickel Estimate and agrees to incorporate to the extent appropriate their input into the determination of the Barnickel Estimate. The net after-tax value of the Additional Barnickel Assets referred to in clause
        (y) of the first sentence of this Section 4.1(b) shall be based upon the Barnickel Estimate, adjusted as mutually agreed to by Parent and Barnickel, after good faith consultation, to reflect any change in the value of the Additional Barnickel Assets as of, and as computed immediately prior to, the Closing Date and although the Barnickel Surviving Corporation has the right to sell any or all of the Additional Barnickel Assets at any time after the Company Effective Time, any such sales shall not affect the net after-tax value.

          (c) "Company Share Value" shall mean $61.00; provided, however, if subsequent to the date of this Agreement, but prior to the Company Effective Time, Parent or any Subsidiary of Parent purchases any shares of Company Common Stock at a per share price in excess of the Company Share Value, the Company Share Value shall be increased to equal such higher per share price.

          (d) "Parent Share Value" shall mean the average of the per share closing prices of Parent Common Stock as reported on the consolidated transaction reporting system for securities traded on the New York Stock Exchange, Inc. ("NYSE") (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the ten consecutive trading days ending immediately prior to the second trading day prior to the Closing Date (the "Parent Pricing Period"), appropriately adjusted for any stock splits, reverse stock splits, stock dividends, recapitalizations or other similar transactions.

          (e) "Barnickel Exchange Ratio" shall mean the quotient of the Barnickel Share Value divided by the Parent Share Value (rounded to four decimal places).

          (f) "Company Exchange Ratio" shall mean the quotient of the Company Share Value divided by the Parent Share Value (rounded to four decimal places).

     4.2. Conversion of the Barnickel Stock. (a) At the Barnickel Effective Time, each share of the common stock, $.01 par value per share, of Merger Sub outstanding immediately prior to the Barnickel Effective Time shall be converted into and become one fully paid and non-assessable share of common stock, $100.00 par value per share, of the Barnickel Surviving Corporation.

     (b) At the Barnickel Effective Time, each share of the common stock, $100.00 par value per share (the "Barnickel Common Stock"), of Barnickel issued and outstanding immediately prior to the Barnickel Effective Time (other than shares of Barnickel Common Stock (i) held in Barnickel's treasury, (ii) owned by Parent, Merger Sub or any other wholly owned Subsidiary (as defined in Section 11.15) of Parent or Barnickel or (iii) held by Dissenting Stockholders (as defined in Section 4.6(a)) shall, by virtue of the Barnickel Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of common stock, $1.00 par value per share (the "Parent Common Stock"), of Parent equal to the Barnickel Exchange Ratio.

     (c) As a result of the Barnickel Merger and without any action on the part of the holder thereof, each share of the Barnickel Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder (other than Dissenting Stockholders) of a certificate representing any shares of the Barnickel Common Stock (a "Barnickel Certificate") shall thereafter cease to have any rights with respect to such shares of the Barnickel Common Stock, except the right to receive, without interest, Parent Common Stock and cash for fractional shares of Parent Common Stock in accordance with Sections 4.2(b) and 4.4(e) upon the surrender of such Barnickel Certificate.

     (d) Each share of the Barnickel Common Stock issued and held in Barnickel's treasury, and each share of the Barnickel Common Stock owned by Parent, Merger Sub or any other wholly owned Subsidiary of Parent or Barnickel, shall, at the Barnickel Effective Time and by virtue of the Barnickel Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or any other consideration shall be delivered in exchange therefor.

     4.3. Conversion of the Company Stock. (a) At the Company Effective Time, each share of the common stock, $.01 par value per share, of Merger Grandsub outstanding immediately prior to the Company Effective Time shall be converted into and become one fully paid and non-assessable share of capital stock, without par value, of the Surviving Corporation.

     (b) At the Company Effective Time, each share of the capital stock, without par value (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the Company Effective Time (other than shares of Company Common Stock (i) held in the Company's treasury or (ii) owned by Parent,

Merger Grandsub, Barnickel Surviving Corporation or any other wholly owned Subsidiary of Parent or the Company) shall, by virtue of the Company Merger and without any action on the part of the holder thereof, be converted into the right to receive a number of shares of Parent Common Stock equal to the Company Exchange Ratio.

     (c) As a result of the Company Merger and without any action on the part of the holder thereof, each share of the Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Company Certificate") representing any shares of the Company Common Stock shall thereafter cease to have any rights with respect to such shares of the Company Common Stock, except the right to receive, without interest, Parent Common Stock and cash for fractional shares of Parent Common Stock in accordance with Sections 4.3(b) and 4.4(e) upon the surrender of such Company Certificate.

     (d) Each share of the Company Common Stock issued and held in the Company's treasury, and each share of the Company Common Stock owned by Parent, Merger Grandsub, Barnickel Surviving Corporation or any other wholly owned Subsidiary of Parent or the Company (other than shares issued pursuant to Section 4.3(a)), shall, at the Company Effective Time and, by virtue of the Company Merger, cease to be outstanding and shall, be canceled and retired without payment of any consideration therefor and no stock of Parent or other consideration shall be delivered in exchange therefor.

     (e) (i) At the Company Effective Time, all options (individually, a "Company Option" and collectively, the "Company Options") then outstanding under the Company's 1987 Incentive Stock Option Plan (the "1987 Plan"), 1993 Stock Incentive Option Plan (the "1993 Plan") and the Stock Option Agreement, dated August 11, 1995, between the Company and Paul H. Hatfield (collectively, the "Company Stock Option Plans") shall remain outstanding following the Company Effective Time. At the Company Effective Time, the Company Options shall, by virtue of the Company Merger and without any further action on the part of the Company or the holder of any Company Option, be assumed by Parent in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which [s]ection 424(a) applied" within the meaning of section 424 of the Code or
(ii) to the extent that section 424 of the Code does not apply to any Company Option, would be such a corporation were section 424 of the Code applicable to such option. Each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as under the applicable Company Stock Option Plan and the applicable option agreement issued thereunder, except that (i) each Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded to the nearest whole share) into which the number of shares of the Company Common Stock subject to such Company Option immediately prior to the Company Effective Time would be converted under Section 4.3(b), and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such Company Option in effect immediately prior to the Company Effective Time divided by the Company Exchange Ratio (the price per share, as so determined, being rounded upward to the nearest full cent). Pursuant to Section 2.9 of each of the 1987 Plan and the 1993 Plan and Section 5.8 of the 1993 Plan, all Company Options (as adjusted pursuant to this Section 4.3(e)) granted under such Company Stock Options Plans will immediately become exercisable upon consummation of the Company Merger and will remain exercisable in full for a period of 12 months following consummation of the Company Merger; provided, however, no Company Option granted under the 1987 Plan may be exercised more than 11 years after the date of grant thereof and no Company Option granted under the 1993 Plan may be exercised more than 10 years after the date of grant thereof. Upon the expiration of the aforementioned 12 month period, any unexpired Company Options issued under the 1987 Plan or the 1993 Plan held by holders who continue to be employed by Parent or its Subsidiaries shall, pursuant to the terms of such Company Stock Option Plans, no longer be governed by Section 2.9 thereof, but shall continue to be and become exercisable pursuant to the other provisions of the applicable Company Stock Option Plan and the applicable option agreements issued thereunder.

     (ii) Parent shall take all corporate action necessary to reserve for issuance a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of the Company Options assumed by Parent pursuant to this Section 4.3(e). From and after the date of this Agreement, except as provided in Section 8.2(f), no additional options shall be granted by the Company or its

Subsidiaries under the Company Stock Option Plans or otherwise. As soon as practicable following the Company Effective Time, Parent shall file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 covering all shares of Parent Common Stock to be issued upon exercise of the Company Options and shall cause such registration statement to remain effective for as long as there are outstanding any Company Options.

     4.4. Exchange of Certificates Representing Barnickel Common Stock and Company Common Stock. (a) As of the Barnickel Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, which shall be Parent's transfer agent for the Parent Common Stock or such other party reasonably satisfactory to Barnickel and the Company (the "Exchange Agent"), for the benefit of the holders of shares of Barnickel Common Stock and Company Common Stock, for exchange in accordance with this Article 4, certificates representing the shares of Parent Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Sections 4.2 and 4.3 and paid pursuant to this Section 4.4 in exchange for outstanding shares of Barnickel Common Stock or Company Common Stock.

     (b) (i) Promptly after the Barnickel Effective Time and the Company Effective Time, respectively, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Barnickel Certificates or Company Certificates (collectively, the "Certificates") (other than to holders of Barnickel Common Stock or Company Common Stock that, pursuant to Sections 4.2(d) and 4.3(d), respectively, are canceled without payment of any consideration therefor): (A) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent, the Company and Barnickel may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled; provided, however, that in the case of surrenders of Barnickel Certificates, the Parent Common Stock issued in exchange therefor shall be delivered as set forth in paragraph (ii) of this Section 4.4(b). No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Barnickel Common Stock or Company Common Stock which is not registered in the transfer records of Barnickel or the Company, respectively, a certificate representing the proper number of shares of Parent Common Stock, together with a check for the cash to be paid in lieu of fractional shares, may be issued to such a transferee if the Certificate representing such Barnickel Common Stock or Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          (ii) Certificates representing shares of Parent Common Stock issued in exchange for Barnickel Certificates shall be delivered to or for the benefit of each of the holders of such Barnickel Certificates as follows:

             (A) a certificate representing a fraction of such shares (rounded up to the next largest share) equal to the Continuity Fraction (as hereinafter defined) shall be delivered to the Continuity Custodian, to be held for the account of such holder pursuant to the terms of the Custodial Agreement; and

             (B) a certificate representing the remainder of such shares shall be delivered to such holder, as specified in the Letter of Transmittal.

     "Continuity Fraction" shall mean the fraction derived by dividing (x) one-half of the total number of shares of Barnickel Common Stock outstanding as of the date of this Agreement by (y) the total number of shares of Barnickel Common Stock so outstanding less the number of shares of Barnickel Common Stock held by Dissenting Stockholders.

     (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Barnickel Effective Time or the Company Effective Time, as applicable, with respect to Parent Common Stock with a record date after the Barnickel Effective Time or the Company Effective Time, as applicable, shall be paid with respect to the shares to be issued upon conversion of any Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Barnickel Effective Time or the Company Effective Time, as applicable, theretofore payable with respect to such whole shares of Parent Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Barnickel Effective Time or the Company Effective Time, as applicable, but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock, less the amount of any withholding taxes which may be required thereon.

     (d) At or after the Barnickel Effective Time or the Company Effective Time, respectively, there shall be no transfers on the stock transfer books of Barnickel of the shares of Barnickel Common Stock which were outstanding immediately prior to the Barnickel Effective Time and no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Company Effective Time. If, after the Barnickel Effective Time, Barnickel Certificates are presented to the Barnickel Surviving Corporation, or, after the Company Effective Time, Company Certificates are presented to the Surviving Corporation, the presented Certificates shall be canceled and exchanged for certificates for shares of Parent Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of Barnickel or the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Parent has received a written agreement from such person as provided in Section 8.10.

     (e) No fractional shares of Parent Common Stock shall be issued pursuant hereto. In lieu of the issuance of any fractional share of Parent Common Stock pursuant to Section 4.2(b) or Section 4.3(b), cash adjustments will be paid to holders in respect of any fractional share of Parent Common Stock that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Parent Share Value.

     (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Parent Common Stock) that remains unclaimed by the former stockholders of Barnickel or the Company one year after the Company Effective Time shall be delivered to Parent. Any former stockholders of Barnickel or the Company who have not theretofore complied with this Article 4 shall thereafter look only to Parent for payment of their shares of Parent Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement.

     (g) None of Parent, the Barnickel Surviving Corporation, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Barnickel Common Stock or Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Barnickel Surviving Corporation or the Surviving Corporation, as the case may be, the posting by such person of a bond in such reasonable amount as the Barnickel Surviving Corporation or the Surviving

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

Corporation, as the case may be, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock as provided in Section 4.3(c), deliverable in respect thereof pursuant to this Agreement.

     4.5. Adjustment of Company Share Value. In the event that, subsequent to the date of this Agreement but prior to the Company Effective Time, the Company changes the number of shares of Company Common Stock issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the Company Share Value and other items dependent thereon shall be appropriately adjusted.

     4.6. Dissenting Stockholders. (a) Notwithstanding any provision of this Agreement to the contrary, shares of Barnickel Common Stock that are outstanding immediately prior to the Barnickel Effective Time and that are held by stockholders who (i) shall have filed with Barnickel, prior to or at the meeting of stockholders of Barnickel at which this Agreement will be submitted to a vote, a written objection to the Barnickel Merger, (ii) shall have not voted in favor of the Barnickel Merger and (iii) shall have demanded properly in writing the fair value for such shares of Barnickel Common Stock in accordance with section 351.455 of the MGBCL ("Dissenting Stockholders"), shall not be converted into or represent the right to receive the Parent Common Stock or cash for fractional shares of Parent Common Stock in accordance with Sections 4.2(b) and 4.4(e) but shall become the right to receive payment of the fair value of such shares of Barnickel Common Stock in accordance with the provisions of section
351.455 of the MGBCL, provided, however, that any Dissenting Stockholder who shall have failed to comply with the requirements of Section 351.455 of the MGBCL shall be conclusively presumed to have consented to the Barnickel Merger and shall be bound by the terms thereof and the shares of Barnickel Common Stock held by such Dissenting Stockholder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Barnickel Effective Time, the right to receive the Parent Common Stock and cash for fractional shares of Parent Common Stock, if any, in accordance with Sections 4.2(b) and 4.4(e), without any interest thereon, upon surrender in the manner provided in Section 4.4(b) of the Barnickel Certificate or Certificates that formerly evidenced such Barnickel Common Stock. The right of a Dissenting Stockholder to be paid the fair value of his or her shares pursuant to Section
351.455 of the MGBCL shall cease if and at such time Barnickel shall abandon the Barnickel Merger. Any payments to Dissenting Stockholders shall be paid by Barnickel Surviving Corporation out of its own funds and no funds will be supplied, directly or indirectly, by Parent for payment to Dissenting Stockholders, nor will Parent directly or indirectly (including through Merger
Sub) reimburse Barnickel Surviving Corporation for any payments to Dissenting Stockholders.

     (b) Barnickel shall give Parent (i) prompt notice and copies of any written objections to this Agreement received by Barnickel, any demands for fair value of shares of Barnickel Common Stock or other instruments served pursuant to the MGBCL and received by Barnickel and withdrawals of such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for fair value under the MGBCL. Barnickel shall not, except with the prior written consent of Parent, make any payment (except to the extent that any such payment is made pursuant to a final, nonappealable court order) with respect to any demands for the fair value of Barnickel Common Stock or offer to settle or settle any such demands.

                                   ARTICLE 5

     5. Representations and Warranties of the Company. Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the "Company Disclosure Letter") or as disclosed with reasonable specificity in the Company Reports (as defined in Section 5.7), the Company represents and warrants to Parent that:

     5.1. Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of the Company's certificate of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof. As used in this Agreement, the phrase "Company Material Adverse Effect" shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries on a consolidated basis or (b) the ability of the Company to consummate the transactions contemplated by this Agreement.

     5.2. Authorization, Validity and Effect of Agreements. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by the Company of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Company Merger, the approval and adoption of this Agreement by the Company's stockholders. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. The Company has taken all action necessary to render the restrictions set forth in Section 203 of the DGCL inapplicable to this Agreement and the Company Merger.

     5.3. Capitalization. The authorized capital stock of the Company consists of 35,000,000 shares of Company Common Stock and, as of January 3, 1997, there were 11,364,948 shares of Company Common Stock issued and outstanding and 663,100 shares of Company Common Stock reserved for issuance upon exercise of outstanding Company Options. All such issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. One capital stock purchase right (each, a "Company Right") issued pursuant to the Rights Agreement, dated as of March 28, 1994 (the "Company Rights Agreement"), as amended, between the Company and Society National Bank is associated with and attached to each outstanding share of Company Common Stock. As of the date of this Agreement, except as set forth in this Section 5.3 and except for any shares of Company Common Stock issued pursuant to Company Options outstanding as of January 3, 1997, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of the Company or any of its Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

     5.4. Subsidiaries. Each of the Company's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Liens"). Schedule 5.4 to the Company Disclosure Letter sets forth the following information for each Subsidiary of the Company, as applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the number of issued and outstanding shares of capital stock or share capital.

     5.5. No Violation of Law. To the Company's knowledge (as defined in Section 11.9), neither the Company nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Company or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "Company Permits"), except where the failure so to hold would not have a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply would not have a Company Material Adverse Effect. As of the date of this Agreement, to the knowledge of the Company, no investigation by any governmental authority with respect to the Company or any of its Subsidiaries is pending or threatened, other than those the outcome of which would not have a Company Material Adverse Effect.

     5.6. No Conflict. (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of the Company; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or
(iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1 and (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws ((i) and (ii) collectively, the "Regulatory Filings"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Company Material Adverse Effect.

     5.7. SEC Documents. The Company has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by the Company with the SEC since October 31, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and changes in stockholders' equity ("retained earnings") of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, cash flows or retained earnings, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of the Company and its Subsidiaries at October 31, 1996, including all notes thereto, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which would not have, individually or in the aggregate, a Company Material Adverse Effect and liabilities and obligations arising in the ordinary course of business since such date.

     5.8. Litigation. There are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Company Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against the Company or any of its Subsidiaries that are likely to have, individually or in the aggregate, a Company Material Adverse Effect. Schedule 5.8 of the Company Disclosure Letter contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries.

     5.9. Absence of Certain Changes. Since October 31, 1996, there has not been
(i) any change in the financial condition or business of the Company or its Subsidiaries which has had or is likely to have an adverse effect which is material to the financial condition or business of the Company and its Subsidiaries on a consolidated basis, other than any adverse change resulting from adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the oil services or specialty chemical industries generally, (ii) any material change by the Company in its accounting methods, principles or practices or its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, except dividends on the Company Common Stock at a rate of not more than $.28 per share per quarter, or
(iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

     5.10. Taxes. (a) The Company and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) on a timely basis with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms required to be filed by them, on or prior to the date hereof, except to the extent that any failure to file would not have, individually or in the aggregate, a Company Material Adverse Effect and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on their behalf) for the payment of all taxes required to be paid by the Company or its Subsidiaries for all periods ending through the date hereof, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (b)(i) The federal income tax returns of the Company and each of its Subsidiaries have been examined by the IRS (as defined in Section 5.11) (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including October 31, 1994; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of the Company and its Subsidiaries by any taxing authority have been paid, fully settled or adequately provided for in the financial statements contained in the Company Reports; (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries is a party to any tax sharing or tax indemnity agreement; and (v) neither the

Company nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

     For purposes of this Agreement, "tax" or "taxes" means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

     5.11. Employee Benefit Plans. Schedule 5.11 of the Company Disclosure Letter contains a list of all material employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees of the Company and its Subsidiaries (the "Company Benefit Plans"). True and complete copies of the Company Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to Parent. All applicable reporting and disclosure requirements have been met with respect to the Company Benefit Plans except for any noncompliance that would not result in a material liability to the Company. There has been no "reportable event," as that term is defined in Section 4043 of ERISA, with respect to the Company Benefit Plans subject to Title IV of ERISA, which event is likely to result in a material liability to the Company. To the extent applicable, the Company Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Company Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified. The Company Benefit Plans have been maintained and operated, in all material respects, in accordance with their terms and there is no material liability for breaches of fiduciary duty in connection with the Company Benefit Plans. To the Company's knowledge, there are no pending or anticipated claims against or otherwise involving any Company Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which would not have a Company Material Adverse Effect. All material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or provided for. The Company does not maintain or contribute to any material plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and the Company has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. With respect to the Company Benefit Plans or any "employee pension benefit plans," as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Company Effective Time by the Company, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under Sections 414(b), (c), (m), or (o) of the Code, (i) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with any termination thereof or withdrawal therefrom; (ii) there does not exist any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) the actuarial value of the assets equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, based upon reasonable actuarial assumptions and asset valuation principles, except, in each case, for any liability or any excise tax which would not have a Company Material Adverse Effect. No prohibited transaction has occurred with respect to any Company Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA which would have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under Sections 414(b),
(c), (m), or (o) of the Code, contributes to, or has an obligation to contribute to, and has not within six years prior to the Company Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

     5.12. Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

     5.13. Environmental Matters. To the knowledge of the Company, and except as would not have, individually or in the aggregate, a Company Material Adverse
Effect:

          (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of the Company and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

          (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of the Company or any Subsidiary of the Company, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

          (c) neither the Company nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

     5.14. Trademarks, Patents and Copyrights. Except as previously disclosed to Parent in writing, to the knowledge of the Company, the Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Company Material Adverse Effect, and to the knowledge of the Company, there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there is no material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Company Material Adverse Effect.

     5.15. Insurance. The Company has previously delivered to Parent a schedule listing the officers' and directors' liability insurance policies, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation insurance policies maintained by the Company and its Subsidiaries. The Company and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

     5.16. No Brokers. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this

Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Goldman, Sachs & Co. as its financial advisor and A.G. Edwards & Sons, Inc. as financial advisor to the Special Committee to the Company's board of directors, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

     5.17. Opinion of Financial Advisor. The Company has received (a) the opinion of Goldman, Sachs & Co. to the effect that, as of the date thereof, the Company Exchange Ratio is fair to the holders of the Company Common Stock (other than Barnickel) and (b) the opinion of A.G. Edwards & Sons, Inc. to the effect that, as of the date thereof, the Company Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Barnickel); it being understood and acknowledged by Parent that such opinions have been rendered for the benefit of the Board of Directors of the Company, and are not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries.

     5.18. Parent Stock Ownership. Neither the Company nor any of its Subsidiaries owns any shares of Parent Common Stock or other securities convertible into or otherwise exercisable to acquire Parent Common Stock.

     5.19. Reorganization. To the Company's knowledge, neither the Company nor any of its stockholders has taken or failed to take any action, as a result of which the Company Merger would not qualify as a reorganization within the meaning of section 368(a) of the Code (and comparable provisions of applicable state or local law).

     5.20. Vote Required. Except as provided by Section 9.2(c), the affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     5.21. Amendment to the Company Rights Agreement. The Board of Directors of the Company has resolved to amend the Company Rights Agreement so that none of the execution and delivery of this Agreement, the conversion of shares of Company Common Stock and Barnickel Common Stock into the right to receive Parent Common Stock in accordance with Article 4 of this Agreement, and the consummation of the Company Merger and the Barnickel Merger or any other transaction contemplated hereby will cause (i) the Company Rights to become exercisable under the Company Rights Agreement, (ii) Barnickel, Parent or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement), (iii) any such event to be deemed a "flip-over transaction or event" or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the Company Rights Agreement) to occur upon any such event, and so that the "Expiration Date" (as defined in the Company Rights Agreement) of the Company Rights will occur immediately prior to the Barnickel Effective Time. The Company has delivered to Parent a true and complete copy of the Company Rights Agreement, as amended to date.

                                   ARTICLE 6

     6. Representations and Warranties of Barnickel. Except as set forth in the disclosure letter delivered to Parent concurrently with the execution hereof (the "Barnickel Disclosure Letter"), Barnickel represents and warrants to Parent that:

     6.1. Existence; Good Standing; Corporate Authority. Barnickel is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Barnickel is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Barnickel Material Adverse Effect (as defined below). Barnickel has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Barnickel's articles of incorporation and bylaws previously made available to Parent are true and correct and contain all amendments as of the date hereof. As used in this Agreement, the phrase "Barnickel Material Adverse Effect" shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of Barnickel or (b) the ability of Barnickel to consummate the transactions contemplated by this Agreement.

     6.2. Authorization, Validity and Effect of Agreements. Barnickel has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Barnickel of the transactions contemplated hereby has been duly authorized by all requisite corporate action, other than, with respect to the Barnickel Merger, the approval and adoption of this Agreement by Barnickel's stockholders. This Agreement constitutes the valid and legally binding obligation of Barnickel, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     6.3. Capitalization. The authorized capital stock of Barnickel consists of 8,800 shares of Barnickel Common Stock and, as of December 31, 1996 and the date hereof, there were 8,800 shares of Barnickel Common Stock issued and outstanding. All such issued and outstanding shares of Barnickel Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. As of the date of this Agreement, except as set forth in this
Section 6.3, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Barnickel to issue, transfer or sell any shares of capital stock or other voting securities of Barnickel. Barnickel has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Barnickel on any matter.

     6.4. Subsidiaries. Barnickel has no Subsidiaries. As of the date of this Agreement, Barnickel owns beneficially 5,337,360 shares of Company Common Stock, free and clear of all Liens. As of October 31, 1970, Barnickel was the sole beneficial owner of 667,170 shares of Company Common Stock, and the only change in Barnickel's ownership of Company Common Stock since such date has been receipt of shares as a result of three two-for-one stock splits.

     6.5. No Violation of Law. To Barnickel's knowledge, Barnickel is not in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Barnickel or any of its properties or assets is subject, except as would not have, individually or in the aggregate, a Barnickel Material Adverse Effect.

     6.6. No Conflict. (a) Neither the execution and delivery by Barnickel of this Agreement nor the consummation by Barnickel of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of Barnickel; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Barnickel under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Barnickel under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Barnickel is a party, or by which Barnickel or any of its properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Barnickel, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Barnickel Material Adverse Effect.

     (b) Neither the execution and delivery by Barnickel of this Agreement nor the consummation by Barnickel of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Barnickel Material Adverse Effect.

     6.7. Financial Statements. Barnickel has made available to Parent its audited balance sheets at October 31, 1996 and 1995 and audited statements of income, retained earnings and cash flows for the years then ended (the foregoing financial statements being collectively referred to herein as the "Barnickel Financial Statements"). The Barnickel Financial Statements are complete and correct in all material respects. Each of the balance sheets of Barnickel included in Barnickel Financial Statements (including the related notes and schedules) fairly presents the financial position of Barnickel as of its date and each of the statements of income, retained earnings and cash flows of Barnickel included in the Barnickel Financial Statements (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Barnickel for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the balance sheet of Barnickel at October 31, 1996, including all notes thereto, Barnickel has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Barnickel or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which would not have, individually or in the aggregate, a Barnickel Material Adverse Effect and liabilities and obligations arising in the ordinary course of business since such date.

     6.8. Litigation. Except as disclosed in the Barnickel Financial Statements, there are no actions, suits or proceedings pending against Barnickel or, to Barnickel's knowledge, threatened against Barnickel, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Barnickel Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Barnickel that are likely to have, individually or in the aggregate, a Barnickel Material Adverse Effect. Schedule
6.8 of the Barnickel Disclosure Letter contains, as of the date of this Agreement, an accurate and complete list of all actions, suits and proceedings pending or, to the knowledge of Barnickel, threatened against Barnickel.

     6.9. Absence of Certain Changes. Since October 31, 1996, there has not been
(i) any change in the financial condition or business of Barnickel which has had or is likely to have an adverse effect which is material to the financial condition or business of Barnickel, other than any adverse change resulting from adverse changes in general economic conditions or stock market fluctuations,
(ii) any material change by Barnickel in its accounting methods, principles or practices or its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Barnickel or any redemption, purchase or other acquisition of any of its securities, except dividends on the Barnickel Common Stock disclosed in the Barnickel Disclosure Letter and dividends after the date hereof permitted by Section 8.2, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

     6.10. Taxes. (a) Barnickel has (i) duly filed (or there has been filed on its behalf) on a timely basis with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms required to be filed by it, on or prior to the date hereof, except to the extent that any failure to file would not have, individually or in the aggregate, a Barnickel Material Adverse Effect and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by Barnickel for all periods ending through the date hereof, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Barnickel Material Adverse Effect.

     (b)(i) The federal income tax returns of Barnickel have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including October 31, 1993; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Barnickel by any taxing authority have been paid fully, settled or adequately provided for in the Barnickel Financial Statements;
(iii) as of the date hereof, Barnickel has not granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of Barnickel; (iv) Barnickel is not a party to any tax sharing or tax indemnity agreement; and (v) Barnickel is not a party to an agreement which provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

     6.11. Employee Benefit Plans. Schedule 6.11 of the Barnickel Disclosure Letter contains a list of all material employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in ERISA, covering employees of Barnickel (the "Barnickel Benefit Plans"). True and complete copies of the Barnickel Benefit Plans and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to Parent. All applicable reporting and disclosure requirements have been met with respect to the Barnickel Benefit Plans except for any noncompliance that would not result in a material liability to Barnickel. There has been no "reportable event," as that term is defined in Section 4043 of ERISA, with respect to the Barnickel Benefit Plans subject to Title IV of ERISA, which event is likely to result in a material liability to Barnickel. To the extent applicable, the Barnickel Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Barnickel Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified. The Barnickel Benefit Plans have been maintained and operated, in all material respects, in accordance with their terms and there is no material liability for breaches of fiduciary duty in connection with the Barnickel Benefit Plans. To Barnickel's knowledge, there are no pending or anticipated material claims against or otherwise involving any Barnickel Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Barnickel Benefit Plan activities) has been brought against or with respect to any such Barnickel Benefit Plan, except for any of the foregoing which would not have a Barnickel Material Adverse Effect. All material contributions required to be made as of the date hereof to Barnickel Benefit Plans have been made or provided for. Barnickel does not maintain or contribute to any material plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Barnickel has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. With respect to the Barnickel Benefit Plans or any "employee pension benefit plans," as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Barnickel Effective Time by Barnickel or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Barnickel under Sections 414(b), (c), (m), or (o) of the Code, (i) Barnickel has not incurred any direct or indirect liability under title IV of ERISA in connection with any termination thereof or withdrawal therefrom; (ii) there does not exist any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) the actuarial value of the assets equal or exceed the actuarial present value of the benefit liabilities, within the meaning of
Section 4041 of ERISA, based upon reasonable actuarial assumptions and asset valuation principles, except, in each case, for any liability or any excise tax which would not have a Barnickel Material Adverse Effect. No prohibited transaction has occurred with respect to any Barnickel Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA which would have a Barnickel Material Adverse Affect. Neither Barnickel nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Barnickel under Sections 414(b), (c), (m), or (o) of the Code, contributes to, or has an obligation to contribute to, and has not within six years prior to the Barnickel Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

     6.12. Labor Matters. Barnickel is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To Barnickel's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Barnickel.

     6.13. Environmental Matters. To the knowledge of Barnickel, and except as would not have, individually or in the aggregate, a Barnickel Material Adverse
Effect:

          (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Barnickel in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

          (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of Barnickel, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

          (c) Barnickel has not (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

     6.14. Trademarks, Patents and Copyrights. Except as previously disclosed to Parent in writing, to the knowledge of the Barnickel, Barnickel owns or possesses adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with its business as currently being conducted, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Barnickel Material Adverse Effect, and to the knowledge of Barnickel, there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Barnickel Material Adverse Effect. To the knowledge of Barnickel, the conduct of Barnickel's business as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Barnickel Material Adverse Effect. To the knowledge of Barnickel, there is no material infringement of any proprietary right owned by or licensed by or to Barnickel which is likely to have, individually or in the aggregate, a Barnickel Material Adverse Effect.

     6.15. Insurance. Barnickel has previously delivered to Parent a schedule listing the officers' and directors' liability insurance policies, primary and excess casualty insurance policies providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation insurance policies maintained by the Barnickel. Barnickel maintains insurance coverage reasonably adequate for the operation of its business (taking into account the cost and availability of such insurance).

     6.16. No Brokers. Barnickel has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Barnickel or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Barnickel has retained Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to Parent prior to the date hereof.

     6.17. Opinion of Financial Advisor. Barnickel has received the opinion of Morgan Stanley & Co. Incorporated, to the effect that, as of the date thereof, the Barnickel Exchange Ratio is fair, from a financial point of view, to the holders of Barnickel Common Stock; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of Barnickel, and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries.

     6.18. Parent Stock Ownership. Barnickel owns no shares of Parent Common Stock or any other securities convertible into or otherwise exercisable to acquire Parent Common Stock.

     6.19. Reorganization. To Barnickel's knowledge, neither Barnickel nor any of its stockholders has taken or failed to take any action, as a result of which the Barnickel Merger or the Company Merger would not qualify as a reorganization within the meaning of section 368(a) of the Code (and comparable provisions of applicable state or local law).

     6.20. Vote Required. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Barnickel Common Stock is the only vote of the holders of any class or series of Barnickel capital stock necessary to approve this Agreement and the transactions contemplated hereby.

                                   ARTICLE 7

     7. Representations and Warranties of Parent, Merger Sub and Merger Grandsub. Except as disclosed with reasonable specificity in the Parent Reports (as defined in Section 7.7), Parent, Merger Sub and Merger Grandsub, jointly and severally, represent and warrant to each of the Company and Barnickel that:

     7.1. Existence; Good Standing; Corporate Authority. Parent, Merger Sub and Merger Grandsub are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. Parent is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of Parent's certificate of incorporation and bylaws previously made available to the Company and Barnickel are true and correct and contain all amendments as of the date hereof. As used in this Agreement, the phrase "Parent Material Adverse Effect" shall mean a material adverse effect on (a) the business, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries on a consolidated basis or (b) the ability of Parent, Merger Sub or Merger Grandsub to consummate the transactions contemplated by this Agreement.

     7.2. Authorization, Validity and Effect of Agreements. Each of Parent, Merger Sub and Merger Grandsub has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Parent, Merger Sub and Merger Grandsub of the transactions contemplated hereby including the issuance and delivery by Parent of shares of Parent Common Stock pursuant to the Mergers has been duly authorized by all requisite corporate action other than, if required by the rules of the NYSE, approval of the issuance of the shares of Parent Common Stock pursuant to the Mergers contemplated hereby by Parent's stockholders. This Agreement constitutes the valid and legally binding obligation of each of Parent, Merger Sub and Merger Grandsub, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

     7.3. Capitalization. The authorized capital stock of Parent consists of 400,000,000 shares of Parent Common Stock and 15,000,000 shares of preferred stock, par value $1.00 per share, of Parent ("Parent Preferred Stock"), and, as of December 27, 1996, there were 145,175,748 shares of Parent Common Stock issued and outstanding and no shares of Parent Preferred Stock issued and outstanding. All such issued and outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. The shares of Parent Common Stock to be issued in connection with the Mergers, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in this Section 7.3 and except for any shares of Parent Common Stock issued pursuant to plans described in the Parent Reports (as defined in Section 7.7), there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Parent or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Parent or any of its Subsidiaries. Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter except as described in the Parent Reports.

     7.4. Subsidiaries. (a) Each of Parent's Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Parent Material Adverse Effect.

     (b) All of the outstanding shares of capital stock of Merger Sub are owned directly by Parent and all of the outstanding shares of capital stock of Merger Grandsub are owned directly by Merger Sub. Each of Merger Sub and Merger Grandsub was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

     7.5. No Violation of Law. To Parent's knowledge, neither Parent nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Parent or any of its Subsidiaries or any of their respective properties or assets is subject, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     7.6. No Conflict. (a) Neither the execution and delivery by Parent, Merger Sub and Merger Grandsub of this Agreement, nor the consummation by Parent, Merger Sub and Merger Grandsub of the transactions contemplated hereby in accordance with the terms hereof, will: (i) conflict with or result in a breach of any provisions of the certificate of incorporation or bylaws of Parent, Merger Sub or Merger Grandsub; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b) Neither the execution and delivery by Parent, Merger Sub or Merger Grandsub of this Agreement nor the consummation by Parent, Merger Sub or Merger Grandsub of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not have a Parent Material Adverse Effect.

     7.7. SEC Documents. Parent has made available to the Company each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by Parent with the SEC since September 30, 1995, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Parent Reports"). As of their respective dates, the Parent Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income, cash flows and retained earnings included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents the results of operations, cash flows or retained earnings, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to (x) such exceptions as may be permitted by Form 10-Q of the SEC and (y) normal year-end audit adjustments), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Except as and to the extent set forth on the consolidated balance sheet of Parent and its Subsidiaries at September 30, 1996, including all notes thereto, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Parent or in the notes thereto prepared in accordance with generally accepted accounting principles consistently applied, other than liabilities or obligations which would not have, individually or in the aggregate, a Parent Material Adverse Effect and liabilities and obligations arising in the ordinary course of business since such date.

     7.8. Litigation. There are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to Parent's knowledge, threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a Parent Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against Parent or any of its Subsidiaries that would have, individually or in the aggregate, a Parent Material Adverse Effect.

     7.9. Absence of Certain Changes. Since October 31, 1996, there has not been
(i) any change in the financial condition or business of Parent or its Subsidiaries which has had or is likely to have an adverse effect which is material to the financial condition or business of Parent and its Subsidiaries, other than any adverse change resulting from adverse changes in general economic conditions, stock market fluctuations or conditions or adverse changes in or affecting the oilfield service and process industries generally, (ii) any material change by Parent in its accounting methods, principles or practices or its tax methods, practices or elections, (iii) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of Parent or any redemption, purchase or other acquisition of any of its securities, except dividends on the Parent Common Stock at a rate of not more than $0.115 per share per quarter, or (iv) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business.

     7.10. Taxes. (a) Parent and its Subsidiaries have (i) duly filed (or there has been filed on their behalf) on a timely basis with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms required to be filed by them, on or prior to the date hereof, except to the extent that any failure to file would not have, individually or in the aggregate, a Parent Material Adverse Effect and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on their behalf) for the payment of all taxes required to be paid by Parent or its Subsidiaries for all periods ending through the date hereof, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     (b)(i) The federal income tax returns of Parent and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods through and including September 30, 1991; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of Parent and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the Parent Reports; (iii) as of the date hereof, neither Parent nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of Parent or any of its Subsidiaries except that Parent and its Subsidiaries have agreed to extend the applicable federal statutory period of limitations to January 31, 1998 for the fiscal years ended September 26, 1992 and October 2, 1993; and (iv) neither Parent nor any of its Subsidiaries is a party to any tax sharing or tax indemnity agreement.

     7.11. Employee Benefit Plans. True and complete copies of all material employee benefit plans and other benefit arrangements, including all "employee benefit plans" as defined in ERISA, covering employees of Parent and its Subsidiaries (the "Parent Benefit Plans") and, if applicable, the most recent Form 5500 and annual reports for each such plan have been made available to each of the Company and Barnickel. All applicable reporting and disclosure requirements have been met with respect to the Parent Benefit Plans except for any noncompliance that would not result in a material liability to Parent. There has been no material "reportable event," as that term is defined in Section 4043 of ERISA, with respect to the Parent Benefit Plans subject to Title IV of ERISA, which event is likely to result in a material liability to Parent. To the extent applicable, the Parent Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Parent Benefit Plan intended to be qualified under section 401(a) of the Code has been determined by the IRS to be so qualified. The Parent Benefit Plans have been maintained and operated, in all material respects, in accordance with their terms and there is no material liability for breaches of fiduciary duty in connection with the Parent Benefit Plans. To Parent's knowledge, there are no pending or anticipated claims against or otherwise involving any Parent Benefit Plan and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan, except for any of the foregoing which would not have a Parent Material Adverse Effect. All material contributions required to be made as of the date hereof to the Parent Benefit Plans have been made or provided for. Parent does not maintain or contribute to any material plan or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits to any employee or former employee upon his retirement or termination of employment and Parent has not represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. With respect to the Parent Benefit Plans or any "employee pension benefit plans," as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA and have been maintained or contributed to within six years prior to the Company Effective Time by Parent, its Subsidiaries or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent or any of its Subsidiaries under Sections 414(b), (c), (m), or (o) of the Code, (i) neither Parent nor any of its Subsidiaries has incurred any direct or indirect liability under title IV of ERISA in connection with any termination thereof or withdrawal therefrom; (ii) there does not exist any accumulated funding deficiency within the meaning of section 412 of the Code or section 302 of ERISA, whether or not waived; and (iii) the actuarial value of the assets equal or exceed the actuarial present value of the benefit liabilities, within the meaning of
Section 4041 of ERISA, based upon reasonable actuarial assumptions and asset valuation principles, except, in each case, for any liability or any excise tax which would not have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with Parent or any of its Subsidiaries under Sections 414(b), (c), (m), or (o) of the Code, contributes to, or has an obligation to contribute to, and has not within six years prior to the Company Effective Time contributed to, or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA. No prohibited transaction has occurred with respect to any Parent Benefit Plan that would result in the imposition of any excise tax or other liability under the Code or ERISA which would have a Parent Material Adverse Effect. The execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any benefit plan, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee.

     7.12. Environmental Matters. To the knowledge of Parent, and except as would not have, individually or in the aggregate, a Parent Material Adverse
Effect:

          (a) there are not any past or present conditions or circumstances that interfere with the conduct of the business of Parent and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

          (b) there are not any past or present conditions or circumstances at, or arising out of, any current or former businesses, assets or properties of Parent or any Subsidiary of Parent, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which may give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources; and

          (c) neither Parent nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination.

     7.13. Trademarks, Patents and Copyrights. Except as previously disclosed to the Company and Barnickel in writing, to the knowledge of Parent, Parent and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a Parent Material Adverse Effect, and to the knowledge of Parent, there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, the conduct of Parent's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of the Parent, there is no material infringement of any proprietary right owned by or licensed by or to Parent or any of its Subsidiaries which is likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

     7.14. Insurance. Parent and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

     7.15. No Brokers. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company, Barnickel or Parent to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained Merrill Lynch & Co. as its financial advisor, the arrangements with which have been disclosed in writing to the Company and Barnickel prior to the date hereof.

     7.16. Opinion of Financial Advisor. Parent has received the opinion of Merrill Lynch & Co. to the effect that, as of the date thereof, the consideration to be paid by Parent pursuant to the Mergers is fair to Parent from a financial point of view.

     7.17. Barnickel and Company Stock Ownership. Neither Parent nor any of its Subsidiaries owns any shares of capital stock of the Company or of Barnickel or any other securities convertible into capital stock of Barnickel or of the Company.

     7.18. Reorganization. To Parent's knowledge, neither Parent nor any of its stockholders has taken or failed to take any action, as a result of which the Company Merger or the Barnickel Merger would not qualify as a reorganization within the meaning of section 368(a) of the Code (and comparable provisions of applicable state or local law).

     7.19. Vote Required. No vote of the holders of any class or series of Parent capital stock is necessary to approve the issuance of Parent Common Stock pursuant to this Agreement and the transactions contemplated hereby unless the rules of the NYSE require the vote of Parent stockholders as a result of the aggregate number of shares of Parent Common Stock to be issued in the Mergers.

                                   ARTICLE 8

     8. Covenants.

     8.1. Acquisition Proposals. (a) Each of the Company and Barnickel agrees that (i) prior to the Company Effective Time, neither it nor any of its Subsidiaries shall, and each of them shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit or encourage (including by way of furnishing material non-public information), directly or indirectly, any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a tender offer, merger, consolidation or similar transaction involving, or any purchase of 20% or more of the assets on a consolidated basis or 20% or more of the capital stock of, the Company (any such proposal or offer being hereinafter referred to as a "Company Acquisition Proposal") or Barnickel (any such proposal or offer being hereinafter referred to as a "Barnickel Acquisition Proposal" and, collectively with a Company Acquisition Proposal, "Acquisition Proposals") or engage in any negotiations concerning an Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Agreement shall prevent the Company, Barnickel or their respective Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a Company Acquisition Proposal or a Barnickel Acquisition Proposal, as the case may be, or (B) providing information (pursuant to a confidentiality agreement in reasonably customary form) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide Acquisition Proposal that is superior to the Company Merger or the Barnickel Merger, as the case may be, and is reasonably capable of being financed, if the Board of Directors of the Company or the Board of Directors of Barnickel, as the case may be, after consultation with such party's outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

     (b) Prior to taking any action referred to in Section 8.1(a), if the Company or Barnickel intends to participate in any such discussions or negotiations or provide any such information to any such third party, the Company or Barnickel, as the case may be, shall give reasonable prior notice to Parent of each such action. The Company or Barnickel, as the case may be, will promptly notify Parent of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

     (c) Nothing in this Section 8.1 shall permit the Company or Barnickel to enter into any agreement with respect to an Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, neither the Company nor Barnickel shall enter into any agreement with any person that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

     8.2. Conduct of the Company and Barnickel's Businesses. Prior to the Company Effective Time, except as set forth in the Company Disclosure Letter or the Barnickel Disclosure Letter or as contemplated by any other provision of this Agreement, unless the other parties have consented in writing thereto, each of the Company and Barnickel:

          (a) shall, and shall cause each of their respective Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

          (b) shall use their best efforts, and shall cause each of their respective Subsidiaries to use its best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

          (c) shall not amend their certificate or articles of incorporation or bylaws;

          (d) shall promptly notify the other parties of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (e) shall promptly deliver to the other parties true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

          (f) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, or referred to in clause (ii) below and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof, (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except, in the case of the Company, the automatic awards to non-employee directors pursuant to Article V of the 1993 Plan, (iii) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors, except for normal increases consistent with past practice and the payment of cash bonuses to officers pursuant to and consistent with Section 8.13(e) hereof, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

          (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or, in the case of the Company, capital stock of any of its Subsidiaries, or make any commitment for any such action, except (x) in the case of the Company, for the declaration and payment of regular, quarterly dividends, consistent with past practice, not to exceed $0.28 per share of Company Common Stock per quarter and (y) in the case of Barnickel, except for the declaration and payment of cash dividends consistent with past practice and Section 8.14;

          (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material, individually or in the aggregate, except in the ordinary course of business, and except in the case of Barnickel, sales of portfolio securities;

          (i) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case which are material, individually or in the aggregate, except in the case of Barnickel, investments in cash equivalents and investment-grade securities;

          (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (k) shall, and shall cause any of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for companies engaged in their respective businesses;

          (l) shall not (i) make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action will not materially and adversely affect the Company or Barnickel, as the case may be, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where the Company or Barnickel, as the case may be, has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not materially and adversely affect the Company or Barnickel, as the case may be, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending October 31, 1996, except as may be required by applicable law or except for such changes that are reasonably expected not to materially and adversely affect the Company or Barnickel, as the case may be;

          (m) in the case of the Company, shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except for working capital under the Company's existing credit facilities, and (x) refinancings of existing debt and (y) other immaterial borrowings that, in the case of either (x) or (y), permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of the Company or any of its Subsidiaries in connection with any indebtedness thereof, or
     (iii) make or commit to make aggregate capital expenditures in excess of $3 million over the fiscal 1997 capital expenditures budget previously disclosed to Parent by the Company;

          (n) in the case of Barnickel, shall not (i) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any of its debt securities or warrants or rights to acquire any of its debt securities or guarantee any debt securities of others, (ii) enter into any lease (whether such lease is an operating or capital lease) or create any mortgages, liens, security interests or other encumbrances on the property of Barnickel in connection with any indebtedness thereof or (iii) commit to aggregate capital expenditures in excess of $10,000;

          (o) shall not purchase any shares of Parent Common Stock and, in the case of Barnickel shall not (i) sell or dispose of or encumber any shares of Company Common Stock or (ii) purchase or otherwise acquire any shares of Company Common Stock;

          (p) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with the foregoing; and

          (q) shall not take any action that is likely to delay materially (but in any event by more than 10 business days) or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement.

     8.2A Conduct of Parent's Business. Prior to the Company Effective Time, except as expressly contemplated by any other provision of this Agreement, unless the other parties have consented in writing thereto, Parent:

          (a) shall not amend its Restated Certificate of Incorporation or Bylaws in any way that materially and adversely affects the rights of holders of Parent Common Stock;

          (b) shall promptly notify the other parties of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

          (c) during the period beginning five business days prior to the Parent Pricing Period and ending at the Company Effective Time, shall not (and shall cause its Subsidiaries not to) issue or sell any shares of Parent's capital stock or the capital stock of any of its Subsidiaries (or securities convertible into or exchangeable for capital stock) for less than the fair market value thereof, except for issuances pursuant to employee benefit plans or pursuant to outstanding options, warrants or convertible securities in accordance with their terms, in each case as in existence on the date hereof, and shall not issue to holders of Parent's capital stock any rights to purchase any shares of Parent's capital stock for less than the fair market value thereof if the ex-dividend date for such distribution would be during the period beginning five business days prior to the Parent Pricing Period and ending at the Company Effective Time;

          (d) shall not (and shall cause its Subsidiaries not to) engage in any substantial repurchase at a material premium, recapitalization, restructuring or reorganization with respect to the Parent Common Stock;

          (e) during the period beginning five business days prior to the mailing of the Proxy Statement/Prospectus and ending at the Company Effective Time, shall not (and shall cause its Subsidiaries not to) redeem, repurchase or otherwise acquire any shares of Parent Common Stock (other than pursuant to existing employee benefit plans);

          (f) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of Parent Common Stock, or make any commitment for any such action, except regular quarterly cash dividends in amounts consistent with past practice;

          (g) shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets if (i) such entity or business is engaged in the U.S. oilfield production chemicals business with revenues in SIC codes in which either Parent or the Company has revenues or
     (ii) such action is likely to (a) have a material adverse effect on the ability of Parent to consummate the transactions contemplated by this Agreement or (b) delay materially (but in any event by more than 10 business days) the Barnickel Effective Time or the Company Effective Time;

          (h) other than any acquisition as to which the purchase price is not in excess of $200 million, shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof the principal business of which is not related to the oilfield service industry, the manufacture and sale of products for use in, or the provision of services relating to the exploration, development or production of oil or natural gas or other minerals or other businesses engaged in by Parent on the date hereof; and

          (i) subject to Section 8.4, shall not take any action that is likely to delay materially (but in any event by more than 10 business days) or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the transactions contemplated by this Agreement.

     8.3. Meetings of Stockholders. (a) Each of Parent, if a vote of its stockholders is required by the rules of the NYSE, Barnickel and the Company will take all action necessary in accordance with applicable law and its certificate or articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (i) in the case of Parent, the approval of the issuance of the shares of Parent Common Stock pursuant to the Mergers contemplated hereby and (ii) in the case of Barnickel and the Company, the approval of this Agreement and the transactions contemplated hereby. Barnickel and the Company shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and in any event, the vote of the Company stockholders shall be taken prior to the vote of the Barnickel stockholders.

     (b) Parent, if a vote of its stockholders is required by the rules of the NYSE, Barnickel and the Company, through their respective Boards of Directors, shall recommend approval of such matters subject to the determination by the Board of Directors of the Company and the Board of Directors of Barnickel after consultation with their respective counsel that recommending approval of such matters would not be inconsistent with its fiduciary obligations. Additionally, the Board of Directors of the Company or the Board of Directors of Barnickel may at any time prior to the Company Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Mergers, or recommend and declare advisable any other offer or proposal, if in the opinion of such Board of Directors after consultation with its

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

counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

     8.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company, Barnickel and Parent shall: (a) promptly (but in not more than 10 business days from the date hereof) make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Mergers; (b) use their best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Company Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Company Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the transactions contemplated hereby and
(ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) furnish the others with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental or regulatory authority or members or their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby; (d) furnish the others with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation any filings necessary under the provisions of the HSR Act; (e) use their commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Mergers and the transactions contemplated by this Agreement including, without limitation, the resolution of objections, if any, as may be asserted by any governmental authority with respect to the Mergers and the transactions contemplated hereby under any antitrust or trade or regulatory laws or regulations of any governmental authority and (f) use their commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and use their commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the Mergers or the transactions contemplated hereby or seeking material damages. In complying with the foregoing, Parent, Barnickel and the Company shall each use all commercially reasonable measures available to them to consummate the transactions contemplated hereby, so long as such measures would not have a material adverse effect on the U.S. oilfield production chemicals businesses of the Company or Parent (including any Subsidiaries thereof), but shall not be required to take measures that would have such a material adverse effect.

     8.5. Inspection of Records. From the date hereof to the Company Effective Time, each of the Company and Barnickel, on the one hand, and Parent, on the other hand, shall allow all designated officers, attorneys, accountants and other representatives of Parent or the Company and Barnickel, as the case may be, access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of Parent, the Company and Barnickel and their respective Subsidiaries; provided that no investigation pursuant to this
Section 8.5 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of Parent, Barnickel and the Company agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this
Section 8.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All non-public information obtained pursuant to this Section 8.5 shall be governed by the Confidentiality Agreements (as defined in Section 11.4).

     8.6. Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

     8.7. Registration Statement. (a) Each of Parent, the Company and Barnickel shall cooperate and promptly prepare and Parent shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Parent Common Stock issuable in the Mergers, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Parent, if a vote of the stockholders of Parent is required by the rules of the NYSE, of the Company and of Barnickel in connection with the Mergers (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Parent shall use its best efforts, and the Company and Barnickel will cooperate with Parent, to have the Form S-4 declared effective by the SEC as promptly as practicable. Parent shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Parent will advise the Company and Barnickel, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     (b) Each of Parent, if a vote of its stockholders is required pursuant to the rules of the NYSE, Barnickel and the Company will each use its best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the date hereof.

     (c) Each of Parent, the Company and Barnickel agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Parent, if any, of Barnickel and of the Company, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act.

     8.8. Listing Application. Parent shall promptly prepare and submit to the NYSE a listing application covering the shares of Parent Common Stock issuable in the Mergers, and shall use its best efforts to obtain, prior to the Barnickel Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance.

     8.9. Letters of Accountants. (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Price Waterhouse LLP ("Price Waterhouse"), the Company's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to Parent with regard to certain financial information regarding the Company included in the Form S-4, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (b) Barnickel shall use its reasonable best efforts to cause to be delivered to Parent "comfort" letters of Price Waterhouse, Barnickel's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to Parent, with respect to certain financial information regarding

Barnickel included in the Form S-4, in form and substance reasonably satisfactory to Parent and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     (c) Parent shall use its reasonable best efforts to cause to be delivered to each of the Company and Barnickel "comfort" letters of Deloitte & Touche LLP, Parent's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to each of the Company and Barnickel, with regard to certain financial information regarding Parent included in the Form S-4, in form and substance reasonably satisfactory to the Company and Barnickel and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

     8.10. Agreements of Rule 145 Affiliates. Prior to the Barnickel Effective Time, each of Barnickel and the Company shall cause to be prepared and delivered to Parent a list identifying all persons who, at the time of the meeting of Barnickel's stockholders or the meeting of the Company's stockholders pursuant to Section 8.3, as the case may be, may be deemed to be "affiliates" of Barnickel or of the Company, as the case may be, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Parent shall be entitled to place restrictive legends on any shares of Parent Common Stock received by such Rule 145 Affiliates. Barnickel or the Company, as the case may be, shall use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Parent, at or prior to the Barnickel Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Parent Common Stock issued to such Rule 145 Affiliate pursuant to the Mergers, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act. Barnickel or the Company, as the case may be, shall, to the extent necessary, use its best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to sign on or prior to the thirtieth day prior to the Barnickel Effective Time, a written agreement, in the form to be approved by Barnickel or the Company, as the case may be, and Parent, that such party will not sell or in any other way reduce such party's risk relative to any shares of Parent Common Stock received in the Mergers (within the meaning of Section 201.01 of the SEC's Financial Reporting Release No. 1), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published, except as permitted by Staff Accounting Bulletin No. 76 (or any successor thereto) issued by the SEC.

     8.11. Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided herein.

     8.12. Indemnification and Insurance. (a) From and after the Company Effective Time, Parent shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now, or has been at any time prior to the date hereof, an officer or director of the Company or Barnickel (or any Subsidiary or division thereof), (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties"), against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Company Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Parent shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, upon receipt of any undertaking required by applicable law, and (ii) Barnickel Surviving Corporation and Surviving Corporation will cooperate in the defense of any such matter; provided, however, that Parent shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld), and provided further, that Parent shall not be obligated pursuant to this Section 8.12 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the opinion of counsel for any of the Indemnified Parties, there is a conflict of interests between two or more of such Indemnified Parties.

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

     (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate or articles of incorporation and bylaws of the Company and Barnickel with respect to matters occurring through the Company Effective Time, shall survive the Mergers and shall continue in full force and effect for a period of six years from the Company Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted within such period shall continue until the disposition of such Action.

     (c) (i) For a period of six years after the Company Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by the Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance.

     (ii) For a period of six years after the Barnickel Effective Time, Parent shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are currently covered, in their capacities as officers and directors, by Barnickel's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance.

     (d) Parent shall pay all expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 8.12.

     (e) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate or articles of incorporation or bylaws of the Company or Barnickel, under the DGCL or the MGBCL or otherwise. The provisions of this Section 8.12 shall survive the consummation of the Mergers and expressly are intended to benefit each of the Indemnified Parties.

     (f) In the event Parent, Surviving Corporation or Barnickel Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent, Surviving Corporation or Barnickel Surviving Corporation, as the case may be, shall assume the obligations set forth in this
Section 8.12.

     (g) Barnickel Surviving Corporation and Surviving Corporation shall be jointly and severally liable with Parent for all of Parent's obligations under this Section 8.12.

     8.13. Certain Benefits. (a) From and after the Company Effective Time, Parent and its Subsidiaries will honor in accordance with their terms and this Agreement the executive, employment and other agreements and arrangements set forth in Section 8.13(a)(i) of the Company Disclosure Letter between the Company or its Subsidiaries and certain employees and former employees thereof (the "Employment Agreements") and certain executives and former executives thereof ("Executive Agreements") and one other individual, and all of the Company Benefit Plans; provided, however, that nothing herein shall preclude any change in any Company Benefit Plan effected on a prospective basis that is permitted pursuant to this Section 8.13. Parent hereby acknowledges that the consummation of the Company Merger will result in a "change of control" under the Executive Agreements and the Employment Agreements. Parent shall cause the Surviving Corporation (i) to assume the obligations of the Company under the Company Benefit Plans set forth on Schedule 8.13(a)(ii) of the Company Disclosure Letter substantially as in effect immediately prior to the Company Effective Time, to cover all Company Employees (as defined in Section 8.13(g)) who are participants therein immediately prior to the Company Effective Time and who remain eligible to participate in such Company Benefit Plans pursuant to the terms thereof; provided, that the Surviving Corporation may amend such plans, other than the Petrolite Corporation Vacation Plan and the Petrolite Corporation Severance Plan, at any time following the Company Effective Time to provide benefits to Company Employees which in the aggregate are comparable to those applicable to similarly situated employees of Parent or, (ii) in lieu thereof, to provide benefits to such Company Employees under Parent Benefit Plans so that the aggregate benefits to such Company Employees are comparable to those that are applicable to similarly situated employees of Parent. After the Company Effective Time, any Company Employee who is or

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

becomes entitled to continued medical coverage pursuant to an agreement with the Company set forth in Section 8.13(a)(i) of the Company Disclosure Letter will be entitled to participate under any medical plan sponsored by Parent or the Surviving Corporation which covers Company Employees under the same terms and for payment of the same level of premiums as specified in his or her agreement. The Surviving Corporation and Parent shall not be obligated hereunder to cover any employee who is hired or assigned to work at a Company facility after the Company Effective Time under any employee benefit plan, program or arrangement. With respect to the Parent Benefit Plans, Parent and the Surviving Corporation shall grant to all Company Employees, from and after the Company Effective Time, credit for all service with the Company and its affiliates and predecessors prior to the Company Effective Time for seniority, eligibility to participate, eligibility for benefits and vesting purposes. To the extent Parent Benefit Plans provide medical or dental welfare benefits, such plans shall waive any pre-existing conditions and actively-at-work exclusions with respect to Company Employees (but only to the extent such Company Employees were provided coverage under the Company Benefit Plans) and shall provide that any expenses incurred on or before the Company Effective Time by or on behalf of any Company Employees shall be taken into account under the Parent Benefit Plans for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

     (b) Parent agrees to maintain the Petrolite Corporation Severance Plan as in effect on the date hereof for a period of one year from the Company Effective Time for the benefit of Company Employees.

     (c) Parent agrees that any Company Employee who continues to be employed by the Surviving Corporation or Parent or any Subsidiary thereof on November 1, 1997 will continue to be entitled to take the same paid vacation he or she would have earned under the Petrolite Corporation Vacation Policy as in effect on the date hereof to be taken during the period ending October 31, 1998.

     (d) Promptly following the Company Effective Time, Parent shall cause the Surviving Corporation to amend the Petrolite Corporation Retirement Plan (the "PCRP") to provide that any Company Employee who continues in employment for at least three (3) months following the Company Effective Time or whose employment is terminated during such period without Cause (as defined in Section 8.13(e)) shall be provided with one additional year of service under the PCRP, for all purposes for which such service is recognized under the PCRP. If required by applicable law, the additional benefits with respect thereto will be provided under a supplemental arrangement.

     (e) (i) With respect to the Company's Annual Bonus Plan and Division Cash Incentive and Bonus Plans (collectively, the "Incentive Plans"), the determination of whether the performance targets have been met for the fiscal year ending October 31, 1997, shall be made based on the actual performance for such fiscal year or applicable portion thereof; provided, however, that the impact that the Company Expenses may have on the applicable performance results used to determine whether the performance targets have been met under the Incentive Plans shall be disregarded. As used herein, "Company Expenses" shall mean all fees and expenses (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants and all printing and advertising expenses) actually incurred or accrued by the Company or incurred on the Company's behalf, or incurred by Parent, Merger Sub, Merger Grandsub or Barnickel and assumed by the Company, whether pursuant to this Agreement or as a result of the Company Merger or otherwise, in connection with this Agreement and the transactions contemplated hereby (including, without limitation, in connection with the previously announced proposed consent solicitation by Barnickel, the negotiation, preparation, execution and performance of this Agreement, the structuring of the Mergers, any agreements related hereto or thereto and any filings to be made in connection therewith) whether incurred or accrued prior to or after the Company Effective Time.

     (ii) Bonuses payable pursuant to the Incentive Plans for the period from November 1, 1996 to October 31, 1997 (the "Bonus Period") will be determined and paid pursuant to the provisions of such Incentive Plans except as provided in this Section 8.13(e). Schedule 8.13(e) lists the Incentive Plans and the sets forth the aggregate maximum bonus amount payable to participants thereunder ("Participants") for the Bonus Period. The Company shall determine the bonus amounts to be paid to each Participant for the period from November 1, 1996 through the Closing Date based on the criteria established for the applicable

Incentive Plan, and shall pay such amounts to the Participant on or before the Closing Date. The bonus amount paid to a Participant by the Company pursuant to this Section 8.13(e) shall not exceed such Participant's maximum bonus amount for the Bonus Period under the applicable Incentive Plan (the "Maximum Bonus Amount") multiplied by a fraction, the numerator of which is the number of calendar days from November 1, 1996 through and including the Closing Date and the denominator of which is 365 (the "Prorated Maximum Bonus Amount"). Before December 1, 1997, Parent shall determine the bonus amount to be paid to each Participant for the period from the Closing Date through October 31, 1997, based on criteria established by Parent, and the Surviving Corporation shall pay that amount to the Participant; provided, however, (i) the bonus so paid to each Participant shall not be less than 80% of the amount determined by multiplying the difference between such Participant's Maximum Bonus Amount and such Participant's Prorated Maximum Bonus Amount by a fraction, the numerator of which is the bonus amount paid to such Participant by the Company on or before the Closing Date pursuant to this Section 8.13(e) and the denominator of which is such Participant's Prorated Maximum Bonus Amount; and (ii) the Surviving Corporation shall pay the minimum amount determined in accordance with clause
(i) above to any Participant whose employment is terminated without Cause after the Closing Date and before payment is made by the Surviving Corporation pursuant to this Section 8.13(e). "Cause" shall mean acts of theft, unethical conduct or dishonesty affecting the assets, properties or business of the Surviving Corporation or Parent, willful misconduct or material dereliction of duty. Notwithstanding the foregoing, no payment shall be made with respect to the Bonus Period following the date hereof to any Participant who is a party to an Executive Agreement unless such Participant agrees in advance in writing that to the extent that the receipt of any such payment would cause other payments payable to such Participant pursuant to his or her Executive Agreement which would otherwise be deductible by the Company for federal income tax purposes to become non-deductible for such purposes pursuant to Section 280G of the Code, such excess payment shall reduce any severance amounts payable to such Participant pursuant to his or her Executive Agreement.

     (f) It is the intent of Parent that for a period of two years following the Company Effective Time, any reductions in workforce in respect of employees of Parent and the Surviving Corporation shall be made on a fair and equitable basis, without regard to whether employment commenced with Parent or the Company or their respective Subsidiaries, and that any Company Employee whose employment is terminated or job is eliminated by Parent or any of its Subsidiaries during such period shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent or any of its Subsidiaries.

     (g) For purposes of this Section 8.13, the term "Company Employees" shall mean all individuals employed by the Company and its Subsidiaries (including those on lay-off, disability or leave of absence, paid or unpaid) immediately prior to the Company Effective Time.

     8.14. Reorganization; Pooling. (a) From and after the date hereof and until the Company Effective Time, none of Parent, the Company, Barnickel or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any action, as a result of which the Barnickel Merger or the Company Merger would fail to qualify as a reorganization within the meaning of section 368(a) of the Code (and any comparable provisions of applicable state or local law); or
(ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Each of the parties shall use its reasonable efforts to obtain the opinions of counsel referred to in Sections 9.2(b) and 9.3(b).

     (b) From and after the date hereof and until the Company Effective Time, none of the Company, Barnickel or any of their respective Subsidiaries shall, to the extent necessary, knowingly take any action, or fail to take any action, that would prevent the treatment of the Barnickel Merger or the Company Merger as a "pooling of interests" for financial accounting purposes.

     (c) Following the Company Effective Time, neither Parent nor any of its Subsidiaries shall knowingly take any action or knowingly cause any action to be taken which would cause the Barnickel Merger or the Company Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code (and any comparable provisions of applicable state or local law).

     (d) From and after the Barnickel Effective Time and until the Company Effective Time, Parent agrees that it will not take any actions that would cause either (i) Barnickel not to be a wholly owned Subsidiary of Parent or (ii) Merger Grandsub not to be a wholly owned Subsidiary of Barnickel.

     8.15. Certain Tax Agreements. At or before the Closing, Barnickel will (i) provide to Parent a duly executed statement described in U.S. Treasury regulation section 1.897-2(h)(1), which is issued by Barnickel and is dated not more than 30 days before the Closing Date, certifying that the Barnickel Common Stock is not a United States real property interest and (ii) provide to the IRS a duly executed notice described in U.S. Treasury regulation section 1.897-2(h)(2).

     8.16. Obligations of Merger Sub and Merger Grandsub. Parent will take all action necessary to cause each of Merger Sub and Merger Grandsub to perform its obligations under this Agreement and to consummate the Barnickel Merger and the Company Merger, respectively, on the terms and conditions set forth in this Agreement. Neither Merger Sub nor Merger Grandsub will issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any option, warrant or other right to acquire its capital stock to any person or entity other than Parent.

     8.17. Rights Agreement. Prior to the Barnickel Effective Time, the Board of Directors of the Company shall take any action (including, if necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Barnickel Effective Time) the Rights Agreement) necessary so that none of the execution and delivery of this Agreement, the conversion of shares of Company Common Stock and Barnickel Common Stock into the right to receive Parent Common Stock in accordance with Article 4 of this Agreement, and the consummation of the Company Merger and the Barnickel Merger or any other transaction contemplated hereby will cause (i) the Company Rights to become exercisable under the Company Rights Agreement, (ii) Barnickel, Parent or any of its Subsidiaries to be deemed an "Acquiring Person" (as defined in the Company Rights Agreement), (iii) any such event to be deemed a "flip-over transaction or event" or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the Company Rights Agreement) to occur upon any such event, and so that the "Expiration Date" (as defined in the Company Rights Agreement) of the Company Rights will occur immediately prior to the Barnickel Effective Time. Neither the Board of Directors of the Company nor the Company shall take any other action to terminate the Company Rights Agreement, redeem the Company Rights, cause any person not to be or become an "Acquiring Person" or otherwise amend the Company Rights Agreement in a manner adverse to Parent.

     8.18. Mutuality of Mergers. Each of Parent, Merger Sub and Barnickel agrees that it shall not effect the Barnickel Merger until all conditions precedent to the obligations of Parent, Merger Grandsub and the Company to effect the Company Merger have been satisfied or waived, other than the condition to the Company Merger set forth in Section 9.2(d) hereof.

                                   ARTICLE 9

     9. Conditions.

     9.1. Conditions to Each Party's Obligation to Effect the Mergers. The respective obligation of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) (i) This Agreement, the Company Merger and the transactions contemplated hereby shall have been approved by the affirmative vote of holders of a majority of the issued and outstanding shares of Company Common Stock entitled to vote thereon.

           (ii) This Agreement, the Barnickel Merger and the transactions contemplated hereby shall have been approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Barnickel Common Stock entitled to vote thereon.

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

           (iii) The issuance of the shares of Parent Common Stock pursuant to the Mergers shall have been approved by the holders of issued and outstanding shares of Parent Common Stock as and to the extent required by the rules of the NYSE.

     (b) The waiting period applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

     (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that prior to invoking this condition each party agrees to comply with Section 8.4, and with respect to other matters, to use its commercially reasonable efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of either of the Mergers.

     (d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

     (e) The shares of Parent Common Stock to be issued pursuant to the Mergers shall have been authorized for listing on the NYSE, subject to official notice of issuance.

     9.2. Conditions to Obligation of the Company to Effect the Company Merger. The obligation of the Company to effect the Company Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Parent shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent, Merger Sub and Merger Grandsub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and the Company shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

     (b) The Company shall have received the opinion of Fried, Frank, Harris, Shriver & Jacobson, special counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, to the effect that the Company Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. In rendering such opinion, special counsel to the Company shall be entitled to rely upon representations of officers of the Company, Barnickel and Parent and stockholders of the Company substantially in the form of Exhibits B, C and D hereto and as to such other matters as such counsel may reasonably request.

     (c) This Agreement, the Company Merger and the transactions contemplated hereby shall have been approved by the holders of a majority of the outstanding shares of Company Common Stock voting on such matter, excluding for these purposes shares of Company Common Stock owned by Barnickel.

     (d)  The Barnickel Merger shall have been consummated.

     9.3. Conditions to Obligation of Barnickel to Effect the Barnickel Merger. The obligation of Barnickel to effect the Barnickel Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) Parent shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent, Merger Sub and Merger Grandsub contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date) and Barnickel shall have received a certificate of the President or a Vice President of Parent, dated the Closing Date, certifying to such effect.

     (b) Barnickel shall have received the opinion of Lowenhaupt & Chasnoff, L.L.C., special counsel to Barnickel, in form and substance reasonably satisfactory to Barnickel, dated the Closing Date, to the effect that the Barnickel Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. In rendering such opinion, special counsel to Barnickel shall be entitled to rely upon representations of officers of the Company, Barnickel and Parent and stockholders of Barnickel substantially in the form of Exhibits B, C and D hereto and as to such other matters as such counsel may reasonably request,

     (c) All conditions to the Company Merger other than the condition set forth in Section 9.2(d) hereto shall have been satisfied or waived.

     9.4. Conditions to Obligation of Parent, Merger Sub and Merger Grandsub to Effect the Mergers. The obligations of Parent and Merger Sub to effect the Barnickel Merger and the obligations of Parent and Merger Grandsub to effect the Company Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

     (a) The Company shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Parent shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, certifying to such effect.

     (b) Barnickel shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Barnickel contained in this Agreement and in any document delivered in connection herewith shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct in all material respects only as of the specified date), and Parent shall have received a certificate of the President or a Vice President of Barnickel, dated the Closing Date, certifying to such effect.

     (c) No decree, order or injunction of a court of competent jurisdiction, and no order of any governmental authority and no other legal restraint or prohibition in any such case arising under any Antitrust Law (as defined in Section 10.6(d)) ("Injunction") shall be in effect (i) imposing any limitation upon the ability of Parent or any of its Subsidiaries effectively to control the business or operations of the Company, Barnickel or any of their respective Subsidiaries or (ii) prohibiting or imposing any limitation upon Parent's or any of its Subsidiaries' ownership or operation of all or any portion of the business or assets or properties of Parent, the Company or Barnickel or any of their respective Subsidiaries or compelling Parent, the Company or Barnickel or any of their respective Subsidiaries to divest or hold separate all or any portion of the business or assets or properties of Parent, the Company or Barnickel or any of their respective Subsidiaries, or imposing any other limitation upon any of them in the conduct of their businesses, which in the case of (i) or (ii) would have a material adverse effect on the U.S. oilfield production chemicals business of the Company or Parent (including any Subsidiaries thereof), and no suit or proceeding by a governmental authority seeking such an Injunction or an Injunction preventing or making illegal the consummation of any of the Mergers shall be pending; provided, however, prior to invoking this condition, Parent agrees to comply with Section 8.4.

     (d) At the Barnickel Effective Time, the aggregate number of shares of Barnickel Common Stock held by Dissenting Stockholders shall not exceed 10% of the total number of issued and outstanding shares of Barnickel Common Stock.

                                   ARTICLE 10

     10. Termination.

     10.1. Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Company Effective Time, before or after the approval of this Agreement by the stockholders of the Company, Barnickel or, if applicable, Parent by the mutual written consent of the Company, Barnickel and Parent.

     10.2. Termination by Parent, Barnickel or the Company. This Agreement may be terminated by action of the Board of Directors of Parent, of Barnickel or of the Company if:

     (a) the Mergers shall not have been consummated by September 5, 1997; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Mergers to occur on or before such date; provided, further, if approval by Parent's stockholders of the issuance of Parent Common Stock pursuant to the Mergers is required by the rules of the NYSE and such approval has not yet been obtained, that such date may be extended from time to time by the Company by written notice to Parent and Barnickel for up to an additional 120 days in the aggregate, but in no event to a date earlier than the earliest date on which the Parent may obtain such approval under SEC regulations, NYSE rules and the DGCL; or

     (b) the approval of the Company's stockholders required by Section 9.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or

     (c) the approval of Barnickel's stockholders required by Section 9.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or

     (d) the approval of Parent's stockholders if required by Section 9.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof; or

     (e) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (e) shall have complied with Section 8.4 and with respect to other matters shall have used its commercially reasonable efforts to remove such injunction, order or decree.

     10.3. Termination by the Company. This Agreement may be terminated at any time prior to the Barnickel Effective Time, before or after the adoption and approval by the stockholders of the Company referred to in Section 9.1(a)(i), by action of the Board of Directors of the Company after consultation with its legal advisors and Barnickel, if:

     (a) the Board of Directors of the Company determines that proceeding with the transactions contemplated hereby would be inconsistent with its fiduciary obligations by reason of a Company Acquisition Proposal; provided that the Company may not effect such termination pursuant to this Section 10.3(a) unless and until (i) Parent receives at least one week's prior written notice from the Company of its intention to effect such termination pursuant to this Section 10.3(a); (ii) during such week, the Company shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose; and provided, further, that any termination of this Agreement pursuant to this Section 10.3(a) shall not be effective until the Company has made the payment required by Section 10.6(a)(i); or

     (b) (i) there has been a breach by Parent, Merger Sub or Merger Grandsub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent, Merger Sub or Merger Grandsub shall have become untrue, in either case such that the conditions set forth in Section 9.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within

30 days after written notice of such breach is given to Parent by the Company or Barnickel; provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(b) shall not be available to the Company if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in
Section 9.4(a) shall not be satisfied; or

     (c) the approval of the Company's stockholders required by Section 9.2(c) shall not have been obtained at a meeting duly convened therefor or at any adjournment thereof.

     10.4. Termination by Barnickel. This Agreement may be terminated at any time prior to the Barnickel Effective Time, before or after the adoption and approval by the stockholders of Barnickel referred to in Section 9.1(a)(ii), by action of the Board of Directors of Barnickel after consultation with its legal advisors and the Company, if:

     (a) the Board of Directors of Barnickel determines that proceeding with the transactions contemplated hereby would be inconsistent with its fiduciary obligations by reason of a Barnickel Acquisition Proposal; provided that Barnickel may not effect such termination pursuant to this Section 10.4(a) unless and until (i) Parent receives at least one week's prior written notice from Barnickel of its intention to effect such termination pursuant to this
Section 10.4(a); (ii) during such week, Barnickel shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that Parent may propose; and provided, further, that any termination of this Agreement pursuant to this Section 10.4(a) shall not be effective until Barnickel has made the payment required by Section 10.6(b)(i); or

     (b) (i) there has been a breach by Parent, Merger Sub or Merger Grandsub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent, Merger Sub or Merger Grandsub shall have become untrue, in either case such that the conditions set forth in Section 9.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company or Barnickel; provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(b) shall not be available to Barnickel if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 9.4(b) shall not be satisfied.

     10.5. Termination by Parent. This Agreement may be terminated at any time prior to the Barnickel Effective Time, before or after any approval by the stockholders of Parent referred to in Section 9.1(a)(iii), by action of the Board of Directors of Parent, if:

     (a) (i) there has been a breach by Barnickel of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Barnickel shall have become untrue, in either case such that the conditions set forth in Section 9.4(b) would not be satisfied and
(ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to Barnickel; or

     (b) (i) there has been a breach by the Company of any representation or warranty contained in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 9.4(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; or

     (c) the Board of Directors of Barnickel shall have withdrawn or materially modified, in a manner adverse to Parent, its approval or recommendation of the Barnickel Merger or recommended a Barnickel Acquisition Proposal, or resolved to do so; or

     (d) the Board of Directors of the Company shall have withdrawn or materially modified, in a manner adverse to Parent, its approval or recommendation of the Company Merger or recommended a Company Acquisition Proposal, or resolved to do so;

provided, however, that the right to terminate this Agreement pursuant to
Section 10.5(a) or (b) shall not be available to Parent if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in either Section 9.2(a) or 9.3(a) shall not be satisfied.

     10.6. Effect of Termination. (a) If this Agreement is terminated

           (i)  by the Company pursuant to Section 10.3(a); or

           (ii) after the public announcement of a Company Acquisition Proposal, by Barnickel, the Company or Parent pursuant to Section 10.2(b) (unless the condition Section 9.2(c) shall have been satisfied)or by the Company pursuant to Section 10.3(c); or

           (iii) after receipt by the Company's Board of Directors or the public announcement of a Company Acquisition Proposal, by Parent pursuant to
Section 10.5(d);

then the Company shall pay Parent a fee of $27 million in cash by wire transfer to an account designated by Parent; provided, however, that the fee payable under this Section 10.6(a) shall be reduced by the amount of any Transaction Expenses paid to Parent pursuant to Section 10.6(c).

     (b)  If this Agreement is terminated

           (i)  by Barnickel pursuant to Section 10.4(a); or

           (ii) by Barnickel, the Company or Parent pursuant to Section 10.2(c) (unless the stockholder vote required by Section 9.1(a)(i) shall have been taken and the condition specified in Section 9.2(c) shall not have been satisfied after the public announcement of a Company Acquisition Proposal); or

           (iii) after receipt by the Barnickel Board of Directors or the public announcement of a Company Acquisition Proposal, by Barnickel, the Company or Parent pursuant to Section 10.2(b), if the condition specified in Section 9.2(c) shall have been satisfied; or

           (iv) after receipt by Barnickel's Board of Directors or the public announcement of a Barnickel Acquisition Proposal or a Company Acquisition Proposal, by Parent pursuant to Section 10.5(c);

then Barnickel shall (x) pay Parent a fee of $20 million in cash by wire transfer to an account designated by Parent; provided, however, that the fee payable under this Section 10.6(b), shall be reduced by the amount of any Transaction Expenses paid to Parent pursuant to Section 10.6(c) and (y) reimburse the Company for all of its Transaction Expenses (as defined in clause
(c)(iv) below) upon receipt of reasonable documentation therefor. The amount of any fees payable by Barnickel to Parent pursuant to this Section 10.6(b) shall be further reduced by the amount of any fees payable by the Company to Parent pursuant to Section 10.6(a).

     (c) (i) If this Agreement is terminated pursuant to Section 10.2(d) by reason of the failure of Parent's stockholders to approve the issuance of the shares of Parent Common Stock pursuant to the Mergers contemplated hereby (other than in a circumstance requiring the payment of the amount provided for in
Section 10.6(d)), then Parent shall, upon receipt of reasonable documentation therefor, reimburse each of the Company and Barnickel for all of their respective Transaction Expenses.

           (ii) If this Agreement is terminated (x) pursuant to Section 10.2(b) by reason of the failure of the Company's stockholders to approve and adopt this Agreement and the transactions contemplated hereby or (y) pursuant to Section 10.3(c), by reason of the failure of the holders of a majority of the outstanding shares of Company Common Stock voting on such matter (excluding for these purposes Company Common Stock owned by Barnickel) to approve this Agreement and the transactions contemplated hereby, then the Company shall, upon receipt of reasonable documentation therefor, reimburse each of Parent and Barnickel for all of their respective Transaction Expenses, except that if the stockholder vote required by Section 9.2(c) shall have been obtained, but the stockholder vote required by Section 9.1(a)(i) shall not have been obtained, then Barnickel, in lieu of the Company, shall reimburse each of Parent and the Company for all of their respective Transaction Expenses.

           (iii) If this Agreement is terminated pursuant to Section 10.2(c) by reason of the failure of the Barnickel stockholders to approve and adopt this Agreement and the transactions contemplated hereby, then Barnickel shall, upon receipt of reasonable documentation therefor, reimburse each of Parent and the Company for all of its Transaction Expenses.

           (iv) "Transaction Expenses" shall mean all reasonable out-of-pocket expenses and fees (including, without limitation, all fees and expenses of counsel, financial advisors, accountants, environmental and other experts and consultants and all printing and advertising expenses) actually incurred or accrued by a party or incurred on such party's behalf in connection with this Agreement and the transactions contemplated hereby (including, without limitation, in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Mergers, any agreements related hereto or thereto and any filings to be made in connection therewith) to the extent incurred or accrued prior to the termination of this Agreement.

     (d) If this Agreement is terminated (A) by Parent, the Company or Barnickel pursuant to Section 10.2(e) as a result of an Injunction or other action relating to any antitrust, trade, or regulatory laws or regulations of any governmental, regulatory or administrative authority, agency or commission (U.S. or foreign) ("Antitrust Laws") or (B) by Parent, the Company or Barnickel pursuant to (i) Section 10.2(a) at a time when the nonconsummation of the Mergers is a result of the failure to satisfy the conditions set forth in Sections 9.1(b) or (c) or Section 9.4(c) by reason, in any such case, of any Antitrust Law or (ii) Section 10.2(d) at a time when the conditions set forth in Sections 9.1(b) or (c) or Section 9.4(c) shall not have been satisfied by reason, in any such case, of any Antitrust Law, and neither the Company nor Barnickel shall have failed to perform or observe, in any material respect, any of its obligations under this Agreement (including, without limitation, Section 8.4), then Parent shall, on the day of such termination, pay to the Company a fee of $30 million in cash by wire transfer of immediately available funds to an account designated by the Company.

     (e) In the event of termination of this Agreement and the abandonment of the Mergers pursuant to this Article 10, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
10.6 and Section 8.11 and except for the provisions of Sections 11.3, 11.4, 11.6, 11.8, 11.9, 11.12, 11.13 and 11.14. Moreover, in the event of termination of this Agreement pursuant to Section 10.2(a), 10.2(e), 10.3, 10.4 or 10.5, nothing herein shall prejudice the ability of a non-breaching party from seeking damages from any other party for any willful breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity; provided, that (i) in the event Parent receives any fee pursuant to Section 10.6(a) or (b), as the case may be, it shall not assert or pursue in any manner, directly or indirectly, any claim or cause of action against either of the Company or Barnickel or any of its officers or directors based in whole or in part upon a breach of this Agreement by them or their receipt, consideration, negotiation, recommendation, or approval of a Barnickel Acquisition Proposal or a Company Acquisition Proposal or the exercise (x) by the Company of its right of termination under Section 10.3(a) or (y) by Barnickel of its right of termination under Section 10.4(a); and (ii) in the event the Company receives the payment pursuant to Section 10.6(d), such payment shall not prejudice the ability of the Company to seek damages against Parent for any breach of the provisions of Section 8.4. Any payment received by the Company pursuant to Section 10.6(d) shall be credited against any such damages awarded to the Company.

     10.7. Extension; Waiver. At any time prior to the Company Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11

11. General Provisions.

     11.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Mergers; provided, however, that the agreements contained in Article 4 and in Sections 8.10, 8.11, 8.12, 8.13, 8.14, and this Article 11 and the agreements delivered pursuant to this Agreement shall survive the Mergers. The Confidentiality Agreements shall survive any termination of this Agreement, and the provisions of such Confidentiality Agreements shall apply to all information and material delivered by any party hereunder.

     11.2. Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

          (a) if to Parent, Merger Sub, or Merger Grandsub:

              Lawrence O'Donnell, III
              Baker Hughes Incorporated
              3900 Essex Lane
              Houston, Texas 77027
              Facsimile: (713) 439-8472

              with a copy to:

              J. David Kirkland, Jr., Esq.
              Baker & Botts, L.L.P.
              One Shell Plaza
              910 Louisiana
              Houston, Texas 77002-4995
              Facsimile: (713) 229-1522

          (b) if to the Company:

              Charles R. Miller
              Petrolite Corporation
              369 Marshall Avenue
              St. Louis, Missouri 63119-1897
              Facsimile: (314) 968-6045

              with a copy to:

              Stuart Z. Katz, Esq.
              Fried, Frank, Harris, Shriver & Jacobson
              One New York Plaza
              New York, New York 10004-1980
              Facsimile: (212) 859-4000

          (c) if to Barnickel:

              Jules Chasnoff
              Lowenhaupt & Chasnoff, L.L.C.
              105 Broadway, Suite 600
              St. Louis, MO 63102
              Facsimile: (314) 436-2667

              with a copy to:

              Don G. Lents, Esq.
              Bryan Cave LLP
              One Metropolitan Square
              211 North Broadway, Suite 3600
              St. Louis, Missouri 63102-2750
              Facsimile: (314) 259-2020

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of
Article 4 and Sections 8.12 and 8.13 (a) through (e) and 10.6(e) and except as provided in any agreements delivered pursuant hereto (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

     11.4. Entire Agreement. This Agreement, the exhibits to this Agreement, the Company Disclosure Letter, the Barnickel Disclosure Letter, the confidentiality agreement dated January 9, 1997, between Parent and the Company, the confidentiality agreement, dated July 19, 1996, between Barnickel and Parent and the Confidentiality Agreement dated February 23, 1997 among Parent, the Company and Barnickel (collectively, the "Confidentiality Agreements"), and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto. During the term of this Agreement, no party hereto shall terminate any of the foregoing Confidentiality Agreements.

     11.5. Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Mergers by the stockholders of the Company, Barnickel or Parent, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     11.6. Governing Law. Except to the extent that Missouri law is mandatorily applicable to the Barnickel Merger, the obligations of the members of Barnickel's Board of Directors and the rights of the stockholders of Barnickel, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Barnickel and Parent hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Barnickel hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid to Barnickel (with a copy as specified in Section 11.2) at its address for notice specified in Section 11.2.

     11.7. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     11.8. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

     11.9. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. In this agreement, the phrase "to the knowledge of" and similar phrases relating to knowledge of the Company, Barnickel or Parent, as the case may be, shall mean the actual knowledge of its executive officers and with respect to the Company, its Director of Safety, Health and Environmental Affairs.

     11.10. Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

     11.11. Incorporation of Exhibits. The Company Disclosure Letter, the Barnickel Disclosure Letter, and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     11.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.13. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

     11.14. Obligation of Parent. Whenever this Agreement requires Merger Sub or Merger Grandsub (or their respective successors) to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub or Merger Grandsub, as the case may be, to take such action and a guarantee of the performance thereof.

     11.15. Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                            BAKER HUGHES INCORPORATED

                                            By: /s/ ERIC L. MATTSON
                                              ----------------------------------
                                              Name: Eric L. Mattson
                                              Title: Senior Vice President
                                                 and Chief Financial Officer

                                            BAKER HUGHES MISSOURI, INC.

                                            By: /s/ ERIC L. MATTSON
                                              ----------------------------------
                                              Name: Eric L. Mattson
                                              Title: President

                                            BAKER HUGHES DELAWARE, INC.

                                            By: /s/ ERIC L. MATTSON
                                              ----------------------------------
                                              Name: Eric L. Mattson
                                              Title: President

                                            PETROLITE CORPORATION

                                            By: /s/ PAUL H. HATFIELD
                                              ----------------------------------
                                              Name: Paul H. Hatfield
                                              Title: Chairman, President and
                                                 Chief Executive Officer

                                            WM. S. BARNICKEL & COMPANY

                                            By: /s/ V. RAYMOND STRANGHOENER
                                              ----------------------------------
                                              Name: V. Raymond Stranghoener
                                              Title: Vice President

                                   EXHIBIT A

                              CUSTODIAL AGREEMENT

     This Custodial Agreement ("Agreement") is dated as of             , 1997 by
and between Wm. S. Barnickel & Company, a Missouri corporation ("Barnickel"), Baker Hughes Incorporated, a Delaware corporation ("Parent"), and Boatmen's Trust Company (and any successor thereto, "Continuity Custodian"). The parties enter into this Agreement on behalf of certain third-party beneficiaries referred to in the Agreement and Plan of Merger dated as of February 25, 1997 ("Merger Agreement") involving Barnickel and Parent, as holders of Barnickel Common Stock.

                                    RECITALS

     A. Barnickel and Parent are parties to the Merger Agreement with respect to the Barnickel Merger which is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

     B. As part of the Barnickel Merger, Parent will issue to each holder of Barnickel Common Stock the number of shares of Parent Common Stock to which such holder is entitled under the Merger Agreement.

     C. In order to facilitate qualification of the Barnickel Merger as a reorganization within the meaning of Section 368(a) of the Code, certificates representing the Continuity Fraction of the shares of Parent Common Stock issued to each holder of Barnickel Common Stock shall be delivered by Parent on behalf of such holder to the Continuity Custodian for deposit in a custody account ("Continuity Account").

     D. All capitalized terms used herein and not otherwise defined herein shall have the respective meaning ascribed thereto in the Merger Agreement.

     Now, therefore, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I

                               CONTINUITY ACCOUNT

     SECTION 1.01. Appointment. Barnickel hereby appoints the Continuity Custodian to act for the benefit of the holders of Barnickel Common Stock in accordance with the terms of this Agreement.

     SECTION 1.02. Deposit of Parent Common Stock. Promptly upon surrender of any Barnickel Certificate for cancellation to the Exchange Agent together with a Letter of Transmittal with respect thereto, Parent, on behalf of the holder of record of such Barnickel Certificate, shall deliver to the Continuity Custodian for deposit a certificate standing in the name of such holder representing the Continuity Fraction of the shares of Parent Common Stock issued to such holder (less any fractional share) ("Continuity Shares"). Such Continuity Shares shall remain titled on Parent's books in the name of such holder (individually, "Continuity Shareholder" and together with other such holders, "Continuity Shareholders"), and such holder shall have all other rights of a shareholder, including the right to vote the Continuity Shares, during the term of this Agreement.

     SECTION 1.03. Continuity Custodian's Duties and Authority. Subject to the terms and conditions set forth on Annex I attached hereto, which is incorporated herein by reference, the Continuity Custodian shall perform the following duties and shall have the following authority:

          (a) The Continuity Custodian shall hold and safely keep all Continuity Shares in the Continuity Account until the fifth anniversary of the Closing Date ("Termination Date"), unless earlier delivered to the Continuity Shareholders in accordance with Section 1.03(b) of this Agreement, and shall take reasonable steps to provide for the physical safety of such Continuity Shares from theft, disappearance or destruction.

          (b) If, at any time, or from time to time, before the Termination Date, the Continuity Custodian receives written notice from Lowenhaupt & Chasnoff, L.L.C. (or any successor counsel appointed by a majority in interest of the Continuity Shareholders) that such counsel is of the opinion that a sale or other transfer of all or a portion of the Continuity Shares by a Continuity Shareholder, which sale or transfer is described in reasonable detail in a written notice provided to such counsel, would not violate the "continuity of shareholder interest" requirements then imposed under Section 368 of the Code and the U.S. Treasury regulations thereunder with respect to the Barnickel Merger, the Continuity Custodian shall deliver certificates representing any such Continuity Shares to the appropriate Continuity Shareholder or in accordance with written instructions from such shareholder.

          (c) As soon as practicable following the Termination Date (and in any event within 90 days thereafter), the Continuity Custodian shall deliver certificates representing any Continuity Shares remaining in the Continuity Account to the appropriate Continuity Shareholders or in accordance with written instructions from them.

     SECTION 1.04. Parent's duties. Parent shall perform the following duties:

          (a) Parent shall cause all certificates representing Continuity Shares to be endorsed with the following legend during the term of this Agreement:

           THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND TRANSFERABLE ONLY IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF A
           CUSTODIAL AGREEMENT DATED AS OF           , 1997; PROVIDED, THAT THIS
           LEGEND SHALL BE VOID AND OF NO FURTHER EFFECT NOT LATER THAN THE FIFTH ANNIVERSARY OF SUCH DATE. A COPY OF THE AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

          (b) Parent shall not issue any new certificate representing any Continuity Share in lieu of any such certificate purportedly lost, stolen, destroyed or mutilated without the written consent of the Continuity Custodian.

          (c) Parent shall direct all dividend payments and proxy and other shareholder materials to each Continuity Shareholder at the address indicated in such Continuity Shareholder's Letter of Transmittal or as subsequently instructed by such Continuity Shareholder; provided, however, that dividends paid with respect to Continuity Shares in the form of additional shares of Parent Common Stock shall be delivered to the Continuity Custodian and held in the Continuity Account.

     SECTION 1.05. Fees and Expenses.

          (a) The Continuity Custodian shall be entitled to an annual fee for its services under this Agreement at the rate of $5,000 and to reimbursement for all reasonable expenses, including reasonable attorney's fees.

          (b) Lowenhaupt & Chasnoff, L.L.C. (or any successor counsel appointed by the Continuity Custodian) shall be entitled to reasonable attorney's fees for services rendered prior to the Termination Date or, if earlier, the date that no Continuity Shares remain in the Continuity Account for any services provided by it in accordance with Section 1.03(b) of this Agreement; provided, however, that Barnickel Surviving Corporation's obligation to pay for such services shall not exceed $25,000 in any 12-month period.

          (c) All fees and expenses payable pursuant to clauses (a) and (b) of this Section 1.05 shall be paid by Barnickel Surviving Corporation out of its own funds and no funds will be supplied, directly or indirectly, by Parent for payment of such fees and expenses and Parent will not, directly or indirectly, reimburse Barnickel Surviving Corporation for payment of such fees and expenses.

     SECTION 1.06. Resignation. The Continuity Custodian may resign from such position upon notice of such resignation to the Continuity Shareholders and written acceptance of such position under the terms of this Agreement by Mercantile Trust Company N.A., (or any successor thereto) or if it is unable or unwilling to serve, Commerce Bank, N.A., (or any successor thereto) or if it is unable or unwilling to serve, United Missouri Bank (or any successor thereto).

     SECTION 1.07. Assignment. Except in accordance with Section 1.03(b) of this Agreement or upon death, no Continuity Shareholder shall have any power to sell, assign, transfer, encumber or in any other manner dispose of any interest in any of the Continuity Shares or the Continuity Account before the Termination Date.

                                   ARTICLE II

                                 MISCELLANEOUS

     SECTION 2.01. Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if (i) delivered personally, (ii) mailed by certified or registered mail, return receipt requested; or (iii) transmitted by facsimile. The address for notice to each party is as shown on the signature page of this Agreement, or as subsequently modified by written notice. The address for notice to each Continuity Shareholder shall be as indicated in such Continuity Shareholder's Letter of Transmittal, or as subsequently modified by written notice.

     SECTION 2.02. Amendments and Waivers. No amendment of this Agreement shall be valid unless (i) written; (ii) agreed to by Continuity Shareholders representing a majority of the Continuity Shares; and (iii) consented to by Parent and the Continuity Custodian, which consent shall not be unreasonably withheld if such amendment would not have an adverse effect on Parent or the Continuity Custodian. No waiver by a party of any covenant shall be deemed to extend to any prior or subsequent covenant.

     SECTION 2.03. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of the parties.

     SECTION 2.04. Governing Law. This Agreement shall be governed by and construed in accordance with Missouri law.

     SECTION 2.05. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original.

     SECTION 2.06. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior oral or written understandings, agreements or representations by or between the parties with respect thereto.

     SECTION 2.07. Headings. The section headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 2.08. Severability. Each provision of this Agreement is distinct and severable and if any such provision shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Agreement shall not be affected thereby.

     SECTION 2.09. Tax Reporting. Unless otherwise required by U.S. Treasury regulations to be issued in the future, the parties to this Agreement will treat the Continuity Shares and any other shares of Parent Common Stock deposited with the Continuity Custodian hereunder for purposes of Section 468B(g) of the Code and for all other income tax purposes as being owned by the Continuity Shareholders during the period such shares are held by the Continuity Custodian hereunder. The parties to this Agreement will make any elections or filings required to characterize such shares in a manner consistent with the preceding sentence.

     The parties have executed this Agreement as of the date first above written.

                                            BAKER HUGHES INCORPORATED
                                            3900 Essex Lane
                                            Houston, Texas 77027
                                            Attn: Lawrence O'Donnell, III

                                            By:

                                              ----------------------------------

                                            Title:

                                               ---------------------------------

                                            WM. S. BARNICKEL & COMPANY
                                            c/o Jules Chasnoff
                                            Lowenhaupt & Chasnoff, L.L.C.
                                            10 S. Broadway Suite 600
                                            St. Louis, MO 63102

                                            By:

                                              ----------------------------------

                                            Title:

                                               ---------------------------------

                                            BOATMEN'S TRUST COMPANY
                                            510 Locust Street
                                            St. Louis, MO 63101
                                            Attn: Corporate Trust Division

                                            By:

                                              ----------------------------------

                                            Title:

                                               ---------------------------------

                                    ANNEX I

                          GENERAL TERMS AND CONDITIONS

     The following provisions shall be part of the Agreement to which this exhibit is attached:

          1) The duties of Boatmen's Trust Company or any successor thereto, (the "Custodian") shall be as expressed under the Agreement and the Custodian shall have no implied duties. The permissive right or power to take any action shall not be construed as a duty to take action under any circumstances and the Custodian shall not be liable except in the event of its gross negligence or willful misconduct.

          2) The Custodian shall not be obligated to risk its own funds in the administration of the account and shall have a lien against any funds, securities or other property in its possession or control (the "Account") for its fees, expenses and advancements. The Custodian need not take any action under the Agreement which may involve it in any expense or liability until indemnified to its satisfaction for any expense or liability it reasonably believes it may incur.

          3) Any recitals contained in the Agreement shall be deemed to be those of the parties thereto and not the Custodian.

          4) Unless specifically required by the Agreement, the Custodian shall not be required to give any bond or surety or report to any Court despite any statute, custom or rule to the contrary.

          5) The Custodian shall be protected in acting upon any notice, request, consent, certificate, order, affidavit, letter, telegram, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person and persons.

          6) The Custodian may execute any of the duties under the Agreement by or through agents or receivers.

          7) The Custodian shall not be required to take notice or be deemed to have notice of any default or other fact or event under the Agreement unless the Custodian shall be specifically notified in writing of such default, fact or event.

          8) The Custodian may engage legal counsel, who may be counsel for any party to the Agreement, and shall not be liable for any act or omission taken or suffered pursuant to the opinion of such counsel. The fees and expenses of such counsel shall be deemed to be a proper expense for which the Custodian will have a lien against the Account.

          9) Unless specifically required by the terms of the Agreement, the Custodian need not take notice of or enforce any other document or relationship, including, without limiting the generality of the foregoing, any contract, settlement, arrangement, plan, assignment, pledge, release, decree or the like, but its duties shall be solely as set out in the Agreement.

          10) Acquiror hereby agrees to indemnify and save harmless the Custodian from and against any loss, liability or expense reasonably incurred, without negligence or bad faith on its part, arising out of or in connection with the Agreement, including the expense of defending itself against any claim or liability in the premises. This indemnity agreement shall survive the termination of the Agreement.

                                   EXHIBIT B

                                    COMPANY
                             OFFICER'S CERTIFICATE

     The undersigned officer of Petrolite Corporation (the "Company") hereby certifies that as of (i) the date hereof, (ii) the Barnickel Effective Time and
(iii) the Company Effective Time:

          1. Unless otherwise specified, capitalized terms shall have the meanings assigned to them in the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 25, 1997 among the Company, Baker Hughes Incorporated ("Parent"), Baker Hughes Missouri, Inc. ("Merger Sub"), Baker Hughes Delaware, Inc. ("Merger Grandsub"), and Wm. S. Barnickel & Company ("Barnickel").

          2. To the best knowledge of the management of the Company, the Company has no shareholder that owns, directly or beneficially, 5% or more of the Company Common Stock, other than Barnickel and those shareholders listed on Schedule A hereto. To the best knowledge of the management of the Company, there is no plan or intention on the part of shareholders of the Company to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Company Merger that would reduce the Company shareholders' ownership of Parent Common Stock (excluding shares owned by Barnickel and the 5% shareholders listed on Schedule A) to a number of shares having a value, as of the date of the Company Merger, of less than 50 percent(1) of the value of all of the formerly outstanding stock of the Company (other than stock held by Barnickel) as of the same date. For purposes of this representation, shares of the Company Common Stock exchanged for cash in lieu of fractional shares of Parent Common Stock in the Company Merger will be treated as outstanding Company Common Stock on the date of the Company Merger. Moreover, shares of Company Common Stock and shares of Parent Common Stock held by the Company shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Company Merger will be considered in making this representation.

          3. The Company and the shareholders of the Company will pay their respective expenses, if any, incurred in connection with the Company Merger.

          4. On the date of the Company Merger, the Company will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the Company that, if exercised or converted, would affect Barnickel's acquisition or retention of control of the Company, as defined in Section 368(c).(2)

          5. Less than 50% of the value of the Company's total assets are invested in stocks and securities within the meaning of Section 368(a)(2)(F)(iii) and (iv).

          6. The formula set forth in the Merger Agreement for the exchange of Parent Common Stock for the stock of the Company is the result of arm's-length bargaining. The fair market value of the Parent Common Stock received by each Company shareholder in the Company Merger, plus the cash received in lieu of a fractional share of Parent Common Stock, will be approximately equal to the fair market value of the Company stock surrendered in the Company Merger. Company shareholders will not receive any consideration in exchange for the Company stock other than Parent Common Stock and cash in lieu of fractional shares of Parent Common Stock.

          7. At the time of the Company Merger, the fair market value of the assets of the Company will exceed the sum of its liabilities and the liabilities to which its assets are subject.

          8. No Company shareholder will receive Parent Common Stock as separate consideration for, or allocable to, any employment agreement. No shareholder of the Company who is also an employee of Barnickel or the Company will receive compensation as separate consideration for, or allocable to, any of his or her stock.

---------------

1 Such percentage may be reduced to such lower amount as satisfactory to special counsel to the Company.

2 All references to "Section" are to the Internal Revenue Code of 1986, as presently in force.

          9. The Company is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A).

          10. In the Company Merger, shares of Company Common Stock will be exchanged solely for shares of Parent Common Stock. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent or a direct or indirect subsidiary of Parent (excluding cash received in lieu of fractional shares of Parent Stock) will be treated as Company Common Stock outstanding at the time of the Company Merger.

          11. No liabilities of the Company or its shareholders will be assumed by Parent in the Company Merger nor will any of the Company stock acquired in the Company Merger be subject to any liabilities.

          12. There will be no dissenters' rights in connection with the Company Merger.

                                            PETROLITE CORPORATION


Dated:                                      By:
---------------------------------------         -------------------------------
                                                Name:
                                                Title:

                                   EXHIBIT C

                                   BARNICKEL
                             OFFICER'S CERTIFICATE

     The undersigned officer of Wm. S. Barnickel & Company ("Barnickel") hereby certifies that as of (i) the date hereof, (ii) the Barnickel Effective Time and
(iii) the Company Effective Time:

          1. Unless otherwise specified, capitalized terms shall have the meanings assigned to them in the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 25, 1997 among Barnickel, Baker Hughes Incorporated ("Parent"), Baker Hughes Missouri, Inc. ("Merger Sub"), Baker Hughes Delaware, Inc. ("Merger Grandsub"), and Petrolite Corporation (the "Company").

          2. To the best knowledge of the management of Barnickel, Barnickel has no shareholder that owns, directly or beneficially, 1% or more of the Barnickel Common Stock, other than those shareholders listed on Schedule A hereto. To the best knowledge of the management of Barnickel, there is no plan or intention on the part of shareholders of Barnickel to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Barnickel Merger that would reduce the Barnickel shareholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Barnickel Merger, of less than 50 percent of the value of all of the formerly outstanding stock of Barnickel as of the same date. For purposes of this representation, shares of Barnickel Common Stock exchanged in the Barnickel Merger for cash in lieu of fractional shares of Parent Common Stock or surrendered by Dissenting Stockholders will be treated as outstanding Barnickel stock on the date of the Barnickel Merger. Moreover, shares of Barnickel Stock and shares of Parent Common Stock held by Barnickel shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Barnickel Merger will be considered in making this representation.

          3. Barnickel and the shareholders of Barnickel will pay their respective expenses, if any, incurred in connection with the Barnickel Merger, subject to the terms of the Custodial Agreement.

          4. There is no intercorporate indebtedness existing between Parent and Barnickel or between Merger Sub and Barnickel that was issued, acquired, or will be settled at a discount.

          5. On the date of the Barnickel Merger, Barnickel will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Barnickel that, if exercised or converted, would affect Parent's acquisition or retention of control of Barnickel, as defined in Section 368(c).(1)

          6. At the Barnickel Effective Time, Barnickel will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Barnickel Merger. For purposes of this representation, there shall be included as assets of Barnickel held immediately prior to the Barnickel Merger amounts originating with Barnickel that are used (i) to pay Dissenting Stockholders, (ii) to pay Barnickel shareholders who receive cash in lieu of fractional shares of Parent Stock in the Barnickel Merger, (iii) to pay reorganization expenses, (iv) to pay creditors of Barnickel (other than amounts paid in the course of ordinary business), and (v) to make redemptions and distributions (except for regular, normal dividends). [This representation will be deleted if it can not be given.]

          7. In the Barnickel Merger, shares of Barnickel Common Stock will be exchanged solely for shares of Parent Common Stock. For purposes of this representation, shares of Barnickel stock exchanged for cash or other property originating with Parent or a direct or indirect subsidiary of Parent (including cash received in lieu of fractional shares of Parent Common Stock) will be treated as Barnickel stock outstanding at the time of the Barnickel Merger.

---------------

1 All references made to "Section" are to the Internal Revenue Code of 1986, as presently in force.

          8. The formula set forth in the Merger Agreement for the exchange of Parent Common Stock for the stock of Barnickel is the result of arm's-length bargaining. The fair market value of the Parent Common Stock received by each Barnickel shareholder in the Barnickel Merger, plus the cash received in lieu of a fractional share of Parent Common Stock, will be approximately equal to the fair market value of the Barnickel stock surrendered in the Barnickel Merger. Barnickel shareholders will not receive any consideration in exchange for the Barnickel stock other than Parent Common Stock, cash in lieu of fractional shares of Parent Stock, and cash or other property received by Dissenting Stockholders.

          9. At the time of the Barnickel Merger, the fair market value of the assets of Barnickel will exceed the sum of its liabilities and the liabilities to which its assets are subject.

          10. No Barnickel shareholder will receive Parent Common Stock as separate consideration for, or allocable to, any employment agreement. No shareholder of Barnickel who is an employee of Barnickel or the Company will receive compensation as separate consideration for, or allocable to, any of his or her stock.

          11. Barnickel is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A).

          12. Barnickel directly owns 5,337,360 shares of Company Common Stock, none of which was acquired either (i) after February 23, 1992 (other than through a stock split) or (ii) in contemplation of the Mergers.

                                            WM. S. BARNICKEL & COMPANY


Dated:                                      By:
------------------------------------          ----------------------------------
                                              Name:
                                              Title:

                                   EXHIBIT D

                                     PARENT
                             OFFICER'S CERTIFICATE

     The undersigned officer of Baker Hughes Incorporated, a Delaware corporation ("Parent") hereby certifies as of (i) the date hereof, (ii) the Barnickel Effective Time and (iii) the Company Effective Time that:

          1. Unless otherwise specified, capitalized terms shall have the meanings assigned to them in the Agreement and Plan of Merger (the "Merger Agreement") dated as of February 25, 1997 among Parent, Baker Hughes Missouri, Inc. ("Merger Sub"), Baker Hughes Delaware, Inc. ("Merger Grandsub"), Petrolite Corporation (the "Company") and Wm. S. Barnickel & Company ("Barnickel").

          2. Immediately prior to the Barnickel Merger, Parent will own all of the issued and outstanding stock of Merger Sub, and Merger Sub will own all of the issued and outstanding stock of Merger Grandsub.

          3. Neither Parent nor any of its affiliates has any plans or intention to reacquire any of the Parent Common Stock issued in the Barnickel Merger or the Company Merger.

          4. Parent has no plan or intention to liquidate Barnickel or to cause Barnickel to liquidate the Company; to merge Barnickel with and into another corporation or to cause Barnickel to merge the Company with or into another corporation; to cause Barnickel to sell or otherwise dispose of the stock of Barnickel; to cause Barnickel to sell or otherwise dispose of the stock of the Company or to cause either of Barnickel or the Company to sell or otherwise dispose of any of its assets or any of the assets acquired from Merger Sub, except for (i) dispositions of assets of Barnickel other than its stock of the Company or (ii) dispositions made in the ordinary course of business.

          5. Following the Mergers, Parent will cause Barnickel to continue to hold its stock of the Company and will cause the Company to continue its historical business or use a significant portion of its historic business assets in a business.

          6. Parent and Merger Sub will pay their respective expenses, if any, incurred in connection with the Mergers.

          7. There is no intercorporate indebtedness existing between Parent and Barnickel or between Merger Sub and Barnickel that was issued, acquired, or will be settled at a discount.

          8. With respect to each of Parent (as of the Barnickel Effective Time and the Company Effective Time) and Merger Sub (as of the Barnickel Effective Time), less than 50 percent of the value of its total assets are invested in stocks and securities within the meaning of Section 368(a)(2)(F)(iii) and (iv).(1)

          9. Parent does not own, nor has it owned during the past five years, any shares of Barnickel Common Stock or the Company Common stock.

          10. Merger Sub will have no liabilities assumed by Barnickel, and will not transfer to Barnickel any assets subject to liabilities, in the Barnickel Merger.

          11. Parent has no plan or intention as part of the plan of the Mergers to cause Barnickel or the Company to issue after the Barnickel Effective Time or the Company Effective Time, respectively, additional shares of stock of Barnickel or the Company, or any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Barnickel or the Company.

          12. Immediately following the Barnickel Merger, Barnickel will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets held immediately prior to the Barnickel Merger.

---------------

1 All references to "Section" are to the Internal Revenue Code of 1986, as presently in force.

          13. In the Barnickel Merger, shares of Barnickel stock will be exchanged solely for shares of Parent Common Stock. For purposes of this representation, shares of Barnickel Common Stock exchanged for cash or other property originating with Parent or a direct or indirect subsidiary of Parent (including cash received in lieu of fractional shares of Parent Common Stock) will be treated as Barnickel stock outstanding at the time of the Barnickel Merger.

          14. The formula set forth in the Merger Agreement for the exchange of Parent Common Stock for the stock of Barnickel is the result of arm's-length bargaining. The fair market value of the Parent Common Stock received by each Barnickel shareholder in the Barnickel Merger, plus the cash received in lieu of a fractional share of Parent Common Stock, will be approximately equal to the fair market value of the Barnickel stock surrendered in the Barnickel Merger. Barnickel shareholders will not receive any consideration in exchange for the Barnickel stock other than Parent Stock, cash in lieu of fractional shares of Parent Stock, and cash or other property received by Dissenting Stockholders.

          15. No Barnickel shareholder will receive Parent Stock as separate consideration for, or allocable to, any employment agreement. No shareholder of Barnickel who is also an employee of Barnickel or the Company will receive compensation as separate consideration for, or allocable to, any of his or her stock.

          16. In the Company Merger, shares of Company Common Stock will be exchanged solely for shares of Parent Common Stock. For purposes of this representation, shares of Company stock exchanged for cash or other property originating with Parent or a direct or indirect subsidiary of Parent (excluding cash received in lieu of fractional shares of Parent Stock) will be treated as Company stock outstanding at the time of the Company Merger.

          17. No liabilities of the Company or its shareholders will be assumed by Parent in the Company Merger nor will any of the Company stock acquired in the Company Common Stock be subject to any liabilities.

          18. The formula set forth in the Merger Agreement for the exchange of Parent Common Stock for the stock of the Company is the result of arm's-length bargaining. The fair market value of the Parent Common Stock received by each Company shareholder in the Company Merger, plus the cash received in lieu of a fractional share of Parent Common Stock, will be approximately equal to the fair market value of the Company stock surrendered in the Company Merger. Company shareholders will not receive any consideration in exchange for the Company stock other than Parent Common Stock, and cash in lieu of fractional shares of Parent Common Stock.

          19. No Company shareholder will receive Parent Common Stock as separate consideration for, or allocable to, any employment agreement. No shareholder of the Company who is also an employee of Barnickel or the Company will receive compensation as separate consideration for, or allocable to, any of his or her stock.

                                                            BAKER HUGHES INCORPORATED

Dated:
  -------------------------------------------------         By: -------------------------------------------------
                                                            Name:
                                                            Title:

                                                                      APPENDIX B

                           [GOLDMAN SACHS LETTERHEAD]

PERSONAL AND CONFIDENTIAL

February 25, 1997

Board of Directors
Petrolite Corporation
369 Marshall Avenue
St. Louis, Missouri 63119

Gentlemen:

     You have requested our opinion as to the fairness to the holders, other than Wm. S. Barnickel & Company ("Barnickel"), of the outstanding shares of Capital Stock, without par value (the "Petrolite Common Stock"), of Petrolite Corporation ("Petrolite") of the Petrolite Exchange Ratio (as hereinafter defined) in the proposed merger of Petrolite with Baker Hughes Delaware, Inc. ("Merger Grandsub"), a wholly owned subsidiary of Baker Hughes Missouri, Inc. ("Merger Sub"), a wholly owned subsidiary of Baker Hughes Incorporated ("Baker Hughes"), pursuant to the Agreement and Plan of Merger dated as of February 25, 1997 among Baker Hughes, Merger Sub, Merger Grandsub, Petrolite and Barnickel (the "Merger Agreement"). The Merger Agreement provides, among other things, for the merger of Merger Grandsub with and into Petrolite (the "Petrolite Merger"), with Petrolite surviving as an indirect wholly owned subsidiary of Baker Hughes. As a result of the Petrolite Merger, each shares of Petrolite Common Stock issued and outstanding immediately prior to the effective time of the Petrolite Merger (other than shares owned by Barnickel, Baker Hughes or any of its wholly owned subsidiaries) will be converted into the right to receive shares of Common Stock, par value $1.00 per share (the "Baker Hughes Common Stock"), of Baker Hughes having a value of $61.00, based on the average of the per share closing prices of Baker Hughes Common Stock as reported on the New York Stock Exchange, Inc. for the ten consecutive trading days ending immediately prior to the second trading day prior to the closing date of the Petrolite Merger (the "Petrolite Exchange Ratio").

     Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with Petrolite having provided certain investment banking services to Petrolite from time to time and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement. We also have provided certain investment banking services from time to time to Baker Hughes, including having acted as sole underwriter of the public offering of $169 million aggregate principal amount of Baker Hughes Common Stock in July 1992 and as co-manager of a $100 million 12-year notes offering in May 1992 and of a $150 million 7-year notes offering in February 1992. Goldman Sachs may provide investment banking services to Baker Hughes and its subsidiaries in the future.

     In connection with this opinion, we have reviewed, among other things, the Merger Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of Petrolite for the five fiscal years ended October 31, 1995 and a draft of the Annual Report on Form 10-K of Petrolite for the fiscal year ended October 31, 1996; Annual Reports to Stockholders and Annual Reports on Form 10-K of Baker Hughes for the five fiscal years ended September 30, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Petrolite and Baker Hughes; certain other communications from Petrolite and Baker Hughes to their respective stockholders; and certain internal financial analyses and forecasts for Petrolite prepared by its management. We also have held discussions with members of the senior managements of Petrolite and Baker Hughes regarding the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have reviewed the reported price and trading activity for the

Petrolite Common Stock and the Baker Hughes Common Stock, compared certain financial and stock market information for Petrolite and Baker Hughes with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the specialty chemicals and oilfield services industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

     We have relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion. As you are aware, Baker Hughes did not make available in writing to us its projections of expected future performance. Accordingly, our review with respect to such information was limited to discussions with senior managers of Baker Hughes of their estimates for fiscal 1997 and 1998 and the estimates of research analysts for such periods. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Petrolite or Baker Hughes or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. Finally, in rendering our opinion we took into account, with the consent of the Board of Directors of Petrolite, the risks and uncertainties associated with Petrolite achieving management's projections in the amounts and at the times indicated therein. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of Petrolite in connection with its consideration of the transaction contemplated by the Merger Agreement and does not constitute a recommendation as to how any holder of the Petrolite Common Stock would vote with respect to the Petrolite Merger. Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Petrolite Exchange Ratio pursuant to the Merger Agreement is fair to the holders of the Petrolite Common Stock, other than Barnickel.

                                            Very truly yours,

                                            GOLDMAN, SACHS & CO.

                                                                      APPENDIX C

                           [A.G. EDWARDS LETTERHEAD]

                                                               February 25, 1997

Board of Directors
Petrolite Corporation
369 Marshall Avenue
St. Louis, MO 63119

Members of the Board:

     You have requested the opinion of A.G. Edwards & Sons, Inc. ("Edwards") as to the fairness, from a financial point of view, to the holders other than Wm.
S. Barnickel & Company ("WSB") (the "Non Barnickel Stockholders"), of the outstanding shares of common stock (the "Shares") of Petrolite Corporation ("Petrolite" or the "Company"), of the Company Exchange Ratio (as hereinafter defined) in the proposed merger (the "Merger") of Baker Hughes Delaware, Inc. a wholly owned subsidiary of Baker Hughes Missouri, Inc. (a wholly owned subsidiary of Baker Hughes Incorporated ("Baker Hughes")) with and into Petrolite pursuant to the Agreement and Plan of Merger and Exhibits attached thereto (the "Agreement"), dated as of February 25, 1997.

     Pursuant to the Agreement, each share of the Company will be converted into the right to receive Baker Hughes common stock, the number of shares of which will equal $61.00 per share (the "Company Share Value") divided by the average of the per share closing prices (the "Parent Share Value") of Baker Hughes common stock for the ten consecutive trading days ending immediately prior to the second trading day prior to the closing of the Merger. The Company Exchange Ratio equals the quotient of the Company Share Value divided by the Parent Share Value.

     Edwards is a nationally recognized securities and investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company through our engagement as financial advisor to the Special Committee of the Board of Directors of Petrolite (the "Special Committee") with respect to the sale of the Company, and through previous financial advisory engagements, including acting as the Company's financial advisor in the Company's April 1993 acquisition of Welchem, Inc. Edwards will receive a fee for its services, a significant portion of which is contingent upon the consummation of the Merger. We are not aware of any present or contemplated relationship between Edwards, the Company, the Company's directors and officers or its shareholders, or Baker Hughes Missouri, Inc., Baker Hughes Delaware, Inc., or Baker Hughes Incorporated, which, in our opinion, would affect our ability to render a fair and independent opinion in this matter.

     In connection with its opinion, Edwards reviewed, among other things:

          (i) the Agreement;

          (ii) publicly available information concerning Petrolite and Baker Hughes, respectively, which Edwards deemed relevant, including the Company's and Baker Hughes' annual, quarterly and other relevant filings with the SEC through the fiscal years ended October 31, 1996 for Petrolite and September 30, 1996 for Baker Hughes, which contained, among other things, financial information;

          (iii) financial projections for Petrolite for fiscal years 1997 through 2000, as provided by Petrolite's management;

          (iv) certain other internal operating and financial information regarding Petrolite and Baker Hughes, respectively, supplied to Edwards by the management of Petrolite and Baker Hughes, respectively, concerning the business, operations and financial prospects of Petrolite and Baker Hughes, respectively;

          (v) the reported price and trading activity for the common stock of Petrolite and Baker Hughes, respectively;

          (vi) certain publicly available information concerning certain other companies that Edwards believes to be relevant in evaluating Petrolite and Baker Hughes, respectively, and the trading of such companies' securities;

          (vii) information relating to the nature and financial terms of certain other mergers or acquisitions that Edwards considers relevant in evaluating the Merger; and,

          (viii) other information that Edwards considers relevant to its analysis.

     In rendering its opinion, Edwards has relied upon and assumed, without independent verification, the accuracy and completeness of all financial and other information, publicly available or furnished to, or otherwise discussed with, Edwards for the purpose of this opinion as described above. With respect to financial forecasts and/or other information provided to or otherwise discussed with Edwards, Edwards assumed, and it has been advised by the senior management of Petrolite and Baker Hughes, respectively, that such forecasts and other information were reasonably prepared on a basis that reflects the best currently available estimates and business judgments of the senior management of Petrolite and Baker Hughes, respectively. The Special Committee has not specifically engaged Edwards to, and therefore it has not, verified the accuracy or completeness of any such information nor has Edwards made any evaluation or appraisal of any assets or liabilities of Petrolite, or Baker Hughes. Edwards did not express an opinion as to what the value of the Baker Hughes common stock will be when issued to the holders of Petrolite common stock pursuant to the Petrolite Merger or the price at which Baker Hughes common stock will trade subsequent to the Mergers. Edwards' opinion is necessarily based upon financial and other conditions and circumstances existing and disclosed to it as of February 25, 1997. Edwards was not asked to, nor did it, participate with Goldman, Sachs & Co. or Morgan Stanley & Co. Incorporated in the solicitation of any third party indications of interest in acquiring the Company.

     Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion as expressed herein, is limited to the fairness, from a financial point of view, to the Non Barnickel Stockholders, of the Company Exchange Ratio, pursuant to the Agreement and does not constitute a recommendation to any stockholder of Petrolite as to how such stockholder should vote at the meeting of the Company's stockholders held in connection with the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Company Exchange Ratio pursuant to the Agreement is fair, from a financial point of view, to the Non Barnickel Stockholders.

                                            Very truly yours,

                                            A.G. EDWARDS & SONS, INC.

                                            By:
                                              ----------------------------------
                                              Gregory J. Porto
                                              Vice President -- Investment
                                                Banking

                                                                      APPENDIX D

                          [MORGAN STANLEY LETTERHEAD]

                                                               February 25, 1997

Board of Directors
Wm. S. Barnickel & Company
c/o Boatmen's Trust Company
100 North Broadway
Post Office Box 14737
St. Louis, MO 63102

Dear Sirs:

     We understand that Wm. S. Barnickel & Company ("Barnickel"), Baker Hughes Incorporated ("Parent"), Baker Hughes Missouri, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), Petrolite Corporation ("Petrolite") and Baker Hughes Delaware, Inc., a wholly owned subsidiary of Merger Sub ("Merger Grandsub"), have entered into an Agreement and Plan of Merger, dated as of February 25, 1997 (the "Merger Agreement"), which provides, among other things, for the mergers of Merger Sub with and into Barnickel and of Merger Grandsub with and into Petrolite (together, the "Merger"). Pursuant to the Merger, Barnickel and Petrolite will each become a wholly owned direct or indirect subsidiary of Parent, and each issued and outstanding share of common stock, par value $100.00 per share, of Barnickel (the "Barnickel Common Stock"), other than shares held in treasury or owned by Parent or any wholly owned subsidiary of Parent, or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number of shares (the "Barnickel Exchange Ratio") of common stock, $1.00 par value per share, of Parent ("Parent Common Stock") pursuant to a formula set forth in the Merger Agreement. Also pursuant to the Merger, each issued and outstanding share of common stock, without par value, of Petrolite ("Petrolite Common Stock"), other than shares held in treasury or owned by Parent, Merger Grandsub, Barnickel or any wholly owned subsidiary of Parent or Petrolite, shall be converted into the right to receive a certain number of shares (the "Parent Exchange Ratio") of Parent Common Stock pursuant to a formula set forth in the Merger Agreement. The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

     You have asked for our opinion as to whether the Barnickel Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of Barnickel Common Stock.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of Petrolite and Parent, respectively;

          (ii) reviewed certain internal financial statements and other financial and operating data and analyzed certain summary financial projections concerning Petrolite prepared by the management of Petrolite;

          (iii) discussed the past and current operations and financial condition and the prospects of Barnickel with senior executives of Barnickel;

          (iv) discussed the past and current operations and financial condition and the prospects of Parent with senior executives of Parent and reviewed the estimated pro forma impact of the Merger, including information relating to the combined company's earnings per share, consolidated capitalization and financial ratios;

          (v) discussed with senior executives of Petrolite and Parent the strategic operations of the Merger and the relationship to certain strategic, financial and operational benefits expected to result from the

     Merger, including, without limitation, certain estimates of synergies and other cost savings for the combined company;

          (vi) reviewed the reported prices and trading activity for the Petrolite Common Stock and the Parent Common Stock;

          (vii) compared the financial performance of Petrolite and Parent and the prices and trading activity of the Petrolite Common Stock and the Parent Common Stock with that of certain other comparable publicly traded companies and their securities;

          (viii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

          (ix) reviewed the Merger Agreement and certain related documents; and

          (x) considered such other factors as we have deemed appropriate.

     We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purpose of this opinion. With respect to the financial projections, including estimates relating to certain strategic, financial and operational benefits and synergies expected to result from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Barnickel, Petrolite and Parent. Furthermore, we have not conducted a physical inspection of the properties or facilities of Petrolite or Parent or made any independent valuation or appraisal of the assets or liabilities of Petrolite, Barnickel or Parent, nor have we been furnished with any such valuations or appraisals. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization and/or exchange, each pursuant to the Internal Revenue Act of 1986, as amended. We have also assumed that the transactions described in the Merger Agreement will be consummated on the terms set forth therein. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     We have acted as financial advisor to the Board of Directors of Barnickel in connection with the Merger and will receive a fee for our services. Morgan Stanley & Co. Incorporated and its affiliates in the past have provided financial advisory services to Barnickel and have received fees for rendering these services.

     It is understood that this opinion letter is solely for the information of the Board of Directors of the Company, except that this opinion letter may be included in its entirety in any filing with the Securities and Exchange Commission in connection with the Merger and in the proxy statement to be sent to Barnickel's shareholders in connection with the shareholders' meeting to be held in connection with the Merger. In addition, we express no opinion or recommendation as to how the holders of Barnickel Common Stock should vote at such shareholders' meeting.

     Based upon and subject to the foregoing, we are of the opinion that as of the date hereof, the Barnickel Exchange Ratio, pursuant to the Merger Agreement, is fair from a financial point of view to the holders of Barnickel Common Stock.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:
                                            ------------------------------------
                                            James B. Stynes
                                            Managing Director

                                                                      APPENDIX E

                        SECTION 351.455 OF THE MISSOURI
                      GENERAL BUSINESS AND CORPORATION LAW

351.455 SHAREHOLDER WHO OBJECTS TO MERGER MAY DEMAND VALUE OF SHARES, WHEN.--

     1. If a shareholder of a corporation which is a party to a merger or consolidation shall file with such corporation, prior to or at the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, a written objection to such plan of merger or consolidation, and shall not vote in favor thereof, and such shareholder, within twenty days after the merger or consolidation is effected, shall make written demand on the surviving or new corporation for payment of the fair value of his shares as of the day prior to the date on which the vote was taken approving the merger or consolidation, the surviving or new corporation shall pay to such shareholder, upon surrender of his certificate or certificates representing said shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder failing to make demand within the twenty day period shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof.

     2. If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his certificate or certificates representing said shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

     3. If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation of the certificate or certificates representing said shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the merger or consideration, and shall be bound by the terms thereof.

     4. The right of a dissenting shareholder to be paid the fair value of his shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

                                  May 30, 1997

Dear Petrolite Stockholder:

     You are invited to attend the Annual Meeting of the Stockholders of Petrolite Corporation ("Petrolite"), a Delaware corporation, which will be held at 11:00 a.m., Central Time, on Tuesday, July 1, 1997, at the Doubletree Hotel and Conference Center, 16625 Swingley Ridge Road, Chesterfield, Missouri 63017, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of February 25, 1997 (the "Merger Agreement"), by and among Baker Hughes Incorporated, a Delaware corporation ("Baker Hughes"), Baker Hughes Missouri, Inc., a Missouri corporation and a wholly owned subsidiary of Baker Hughes ("Merger Sub"), Baker Hughes Delaware, Inc., a Delaware corporation and a wholly owned subsidiary of Merger Sub ("Merger Grandsub"), Wm.
           S. Barnickel & Company, a Missouri corporation ("Barnickel"), and Petrolite, and the transactions contemplated thereby, pursuant to which, among other things, Merger Sub will be merged with and into Barnickel (the "Barnickel Merger") and immediately following the Barnickel Merger, Merger Grandsub will be merged with and into Petrolite (the "Petrolite Merger").

        2. To elect eight Directors, each to hold office until his successor is elected and qualified or until the Petrolite Merger is consummated.

        3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only stockholders of record at the close of business on May 9, 1997, are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

     IF YOU DO NOT EXPECT TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND RETURN THE ATTACHED PROXY IN THE ENCLOSED POSTAGE PREPAID ENVELOPE. YOUR GRANT OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON SHOULD YOU DECIDE TO ATTEND THE MEETING.

                                         Yours very truly,
                                         LOGO
                                         Paul H. Hatfield
                                         Chairman, President and
                                         Chief Executive Officer

                            (Detach Proxy Form Here)

--------------------------------------------------------------------------------

PROXY                       PETROLITE CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING, JULY 1, 1997,
                            11:00 A.M., CENTRAL TIME

    The undersigned hereby constitutes and appoints Paul H. Hatfield, John M. Casper and Charles R. Miller, and each or any of them, attorneys with full power of substitution, with the powers the undersigned would possess if personally present, to vote all shares of Capital Stock of the undersigned in PETROLITE CORPORATION at the Annual Meeting of Stockholders to be held Tuesday, July 1, 1997, and at any adjournment or postponement thereof on all matters properly coming before the meeting.

                                             Dated: , 1997

                                             -----------------------------------

                                             -----------------------------------

                                             (THIS PROXY MUST BE SIGNED EXACTLY
                                             AS THE STOCKHOLDER'S NAME APPEARS
                                             HEREON. IF ACTING AS ATTORNEY,
                                             EXECUTOR, OR TRUSTEE, OR IN A
                                             CORPORATE OR REPRESENTATIVE
                                             CAPACITY, PLEASE SIGN NAME AND
                                             TITLE.)

                            (Detach Proxy Form Here)

-------------------------------------------------------------------------------

THIS PROXY WILL BE VOTED AS DIRECTED BELOW OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR ITEM 1 AND ITEM 2, WHICH VOTE IS RECOMMENDED BY THE BOARD OF DIRECTORS.

1. ELECTION OF DIRECTORS

   Nominees: Andrew B. Craig, III, Jerry B. Davis, Wayne J. Grace, Paul H.
             Hatfield, Richard L. O'Shields, Fairfax F. Pollnow, Brian M. Rushton, Joseph T. Williams

   (Mark only one)

   [ ] VOTE FOR all nominees listed above      [ ] VOTE WITHHELD from all
   nominees

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.

   -----------------------------------------------------------------------------

2. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY
                  [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.
     IMPORTANT -- THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.